       As filed with the Securities and Exchange Commission on January 30, 1997

                                                      Registration No. 333-17403
--------------------------------------------------------------------------------



                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                       _________

                                   AMENDMENT NO. 1
                                          TO
                                       FORM S-4
                                REGISTRATION STATEMENT
                                      under the
                                SECURITIES ACT OF 1933

                               TOUCH TONE AMERICA, INC.
                  (Exact name of registrant as specified in charter)



    California                         4813                     33-0424087
(State or jurisdiction of     (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)


                               Touch Tone America, Inc.
                          4110 N. Scottsdale Road, Suite 170
                              Scottsdale, Arizona  85251
                                    (800) 535-2211
                 (Address, including zip code, and telephone number,
                         including area code, of registrant's
                             principal executive offices)


                                   _______________


                                  Michael J. Canney
                               Touch Tone America, Inc.
                          4110 N. Scottsdale Road, Suite 170
                              Scottsdale, Arizona  85251
                                    (800) 535-2211
              (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)

                           COPIES OF ALL COMMUNICATIONS TO:

           John B. Wills, Esq.                   David M. Otto, Esq.
         410 Seventeenth Street                 Robert C. Seidel, Esq.
               Suite 1940                       John P. Stokke, Esq.
         Denver, Colorado 80202             Cairncross & Hempelmann, P.C.
             (303) 628-0747                  70th Floor, Columbia Center
           (303) 592-1846 FAX                     701 Fifth Avenue
                                            Seattle, Washington  98104-7016
                                                   (206) 587-0700
                                                 (206) 587-2308 FAX

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO PUBLIC: As soon as practicable after the effective date of this Registration Statement and after the satisfaction or waiver of all conditions to the Merger of Arcada Communications, Inc. with and into a wholly-owned subsidiary of the Registrant pursuant to the Merger Agreement described in the enclosed Joint Proxy Statement/Prospectus.

    If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box:     / /

                                                 CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


Title of each                                                     Proposed
  class of                     Amount          Proposed            maximum            Amount of
securities to                   to be           maximum           aggregate         registration
be registered                registered      offering price     offering price           fee
------------------------------------------------------------------------------------------------------------------------------
Common Stock                 12,500,000        (1)                     (1)          $102.41(1)(2)
------------------------------------------------------------------------------------------------------------------------------
Series B Preferred Stock      1,500,000        (1)                     (1)                 (1)
------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable           600,000        (1)                     (1)                 (1)
upon conversion of
Series B Preferred Stock
------------------------------------------------------------------------------------------------------------------------------
Total                                                           297,000(1)          $102.41(2)
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------



---------------------

(1) Based on the book value of the securities to be received by the Registrant as of September 30, 1996 for the purpose of computing the registration fee as required by Rule 457(f).

(2) $100 of such filing fee was paid upon filing on December 6, 1996.


                               ________________________

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.

                                CROSS REFERENCE SHEET

FORM S-4
ITEM NO.           CAPTION                            SECTIONS IN PROSPECTUS
--------------------------------------------------------------------------------
A.  INFORMATION ABOUT THE TRANSACTION

1   Forepart of the Registration Statement            Outside Front Cover Page
    and Outside Front Cover Page of
    Prospectus

2   Inside Front and Outside Back Cover               Inside Front Cover Pages (i)(ii);
    Pages of Prospectus                               Table of Contents

3   Risk Factors, Ratio of Earnings to                Risk Factors; Prospectus
    Fixed Charges and Other Information               Summary

4   Terms of the Transaction                          Terms of the Transaction

5   Pro Forma Financial Information                   Unaudited Pro Forma Condensed
                                                      Financial Information

6   Material Contracts with Company Being             Not Applicable
    Acquired

7   Additional Information Required for               Not Applicable
    Reoffering by Persons and Parties
    Deemed to Be Underwriters

8   Interest of Named Experts and Counsel             Experts

9   Disclosure of Commission Position on              Statement as to Indemnification
    Indemnification for Securities Act
    Liabilities

B.  INFORMATION ABOUT THE REGISTRANT

10  Information with Respect to S-3                   Not Applicable
    Registrants

11  Incorporation of Certain Information              Not Applicable
    by Reference

12  Information with Respect to S-2 or S-3            Not Applicable
    Registrants

13  Incorporation of Certain Information              Not Applicable
    by Reference

FORM S-4
ITEM NO.           CAPTION                            SECTIONS IN PROSPECTUS
--------------------------------------------------------------------------------------
14  Information with Respect to Registrants           Summary; Selected Consolidated Other Than
    S-3 or S-2 Registrants                            Financial Data; Business of Touch-Tone,
    Description of Securities;                        Dividend Policy; Material Changes;
    Merger Profile and Strategy;                      Touch Tone Management's Discussion and
    Analysis of                                       Financial Condition and Results of
                                                      Operations

C.  INFORMATION ABOUT COMPANY BEING
    ACQUIRED

15  Information with Respect to S-3                   Not Applicable
    Companies

16  Information with Respect to S-2 or S-3            Not Applicable
    Companies

17  Information with Respect to Companies             Summary; Selected Combined
    Other Than S-3 or S-2 Companies                   Financial Data; Business of
                                                      Arcada; Arcada Management's
                                                      Discussion and Analysis of Financial
    Condition and Results of                          Operations

D.  VOTING AND  MANAGEMENT INFORMATION

18  Information if Proxies, Consents or               The Special Meeting
    Authorizations are to be Solicited

19  Information if Proxies, Consents or               Rights of Arcada Shareholders
    Authorizations are not to be
    Solicited or in an Exchange Offer

20  Indemnification of Directors and                  Indemnification of Directors and Officers
                                                      Officers

21  Exhibits and Financial Statement                  Exhibits
    Schedules

22  Undertakings                                      Undertakings

                               TOUCH TONE AMERICA, INC.

                                                                January 28, 1997


Dear Shareholder:

    You are cordially invited to attend the Special Meeting of Shareholders of Touch Tone America, Inc. ("Touch Tone") to be held at 10:00 a.m., local time, on February 27, 1997, at 2001 Sixth Avenue, Suite 3210, Seattle, Washington 98181.



    At this meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of November 13, 1996, among Touch Tone, Touch Tone/Arcada, Inc. ("Merger Sub") and Arcada Communications, Inc. ("Arcada"), as amended November 19, 1996, December 4, 1996 and January 22, 1997 (the "Merger Agreement"), and to approve the merger (the "Merger") of Arcada with and into Merger Sub pursuant to the Merger Agreement. As a result of the Merger, Arcada shareholders will receive 250 shares of Touch Tone Common Stock and thirty (30) shares of Touch Tone Series B Preferred Stock, subject to certain resale restrictions and adjustment under certain circumstances, for each share of their Arcada Common Stock. As a result of the Merger, Merger Sub, as survivor in the Merger, will continue to be a wholly owned subsidiary of Touch Tone.

    Based upon the number of shares of Arcada Common Stock outstanding as of the date hereof, there would be approximately 12.5 million shares of Touch Tone Common Stock and an aggregate of 1.5 million shares of Touch Tone Series B Preferred Stock issued in the Merger. The Merger will constitute a reverse acquisition of Touch Tone by Arcada in that Touch Tone will continue after the Merger but it will be owned 78% by former Arcada shareholders (without giving effect to the conversion of the shares of Series B Preferred Stock issued in the Merger). Pursuant to the terms of the Merger Agreement, 11.5 million of the 12.5 million shares of Touch Tone Common Stock and any shares of Touch Tone Common Stock issued upon conversion of the Touch Tone Series B Preferred Stock issued in the Merger will be subject to resale restrictions until November, 1998.

    You will also be asked to consider and vote upon a proposal to approve a proposal to change Touch Tone's state of incorporation from California to Washington by a merger with and into a newly formed, wholly owned Washington subsidiary, which merger (the "Reincorporation Merger") will be effected immediately prior to the Merger. APPROVAL OF THE REINCORPORATION MERGER IS A CONDITION TO ARCADA'S OBLIGATION TO CONSUMMATE THE MERGER.


    THE TOUCH TONE BOARD OF DIRECTORS HAS APPROVED THE MERGER AND
REINCORPORATION MERGER AND RECOMMENDS THAT YOU VOTE FOR EACH OF SUCH PROPOSALS.

    Details of the proposed Merger and other important information concerning Arcada and Touch Tone appear in the accompanying Joint Proxy
Statement/Prospectus. Please give this material your careful attention.

    Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/Prospectus at any time before it has been voted at the Special Meeting. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                             Sincerely,



                             Michael J. Canney

                             President

                               TOUCH TONE AMERICA, INC.
                                  __________________

                      NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                  January 28, 1997


TO THE SHAREHOLDERS OF TOUCH TONE AMERICA, INC.


    NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Touch Tone America, Inc. ("Touch Tone"), a California corporation, will be held at 10:00 a.m., local time, on February 27, 1997, at 2001 Sixth Avenue, Suite 3210, Seattle, Washington, to consider and vote upon the following proposals:





         1. To approve and adopt the Agreement and Plan of Merger dated as of November 13, 1996, among Touch Tone, Touch Tone/Arcada, Inc. ("Merger Sub") and Arcada Communications, Inc. ("Arcada"), as amended November 19, 1996, December 4, 1996 and January 22, 1997 (the "Merger Agreement"), and to approve the merger (the "Merger") of Arcada with and into Merger Sub pursuant to the Merger Agreement. As a result of the Merger, Arcada shareholders will receive 250 shares of Touch Tone Common Stock and thirty (30) shares of Touch Tone Series B Preferred Stock, in each case subject to certain resale restrictions and adjustment under certain circumstances, for each share of their Arcada Common Stock. As a result of the Merger, Merger Sub, as survivor in the Merger, will remain a wholly owned subsidiary of Touch Tone.




         2. To approve a proposal to change Touch Tone's state of incorporation from California to Washington by a merger with and into a newly formed, wholly owned Washington subsidiary, which merger (the "Reincorporation Merger") will be effected immediately prior to the Merger.




         3. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

    APPROVAL OF THE REINCORPORATION MERGER IS A CONDITION TO ARCADA'S OBLIGATION TO CONSUMMATE THE MERGER.





    Only shareholders of record at the close of business on January 15, 1997 are entitled to notice of and to vote at the Special Meeting.

    All shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY SHAREHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

                             Sincerely,

                             Michael J. Canney
                             President
Scottsdale, Arizona


January 28, 1997

                             ARCADA COMMUNICATIONS, INC.

                                   January 28, 1997


Dear Shareholder:

    You are cordially invited to attend the Special Meeting of Shareholders of Arcada Communications, Inc. ("Arcada") to be held at 10:00 a.m., local time, on February 27, 1997, at 2001 Sixth Avenue, Suite 3210, Seattle, Washington 98181.



    At this meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of November 13, 1996, among Arcada, Touch Tone/Arcada, Inc. ("Merger Sub") and Touch Tone America, Inc. ("Touch Tone"), as amended November 19, 1996, December 4, 1996 and January 22, 1997 (the "Merger Agreement"), and to approve the merger (the "Merger") of Arcada with and into Merger Sub pursuant to the Merger Agreement. As a result of the Merger, Arcada shareholders will receive 250 shares of Touch Tone Common Stock and thirty (30) shares of Touch Tone Series B Preferred Stock, in each case subject to certain resale restrictions and adjustment under certain circumstances for each share of their Arcada Common Stock, and Merger Sub, as survivor in the Merger, will remain a wholly owned subsidiary of Touch Tone.


    THE ARCADA BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

    Details of the proposed Merger and other important information concerning Arcada and Touch Tone appear in the accompanying Joint Proxy
Statement/Prospectus. Please give this material your careful attention.

    Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/Prospectus at any time before it has been voted at the Special Meeting. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                             Sincerely,



                             Frank J. Bonadio
                             President



Seattle, Washington
January 28, 1997

                             ARCADA COMMUNICATIONS, INC.

                                    ______________

                      NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                                   January 28, 1997


TO THE SHAREHOLDERS OF ARCADA COMMUNICATIONS, INC.


    NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Arcada Communications, Inc. ("Arcada"), a Washington corporation, will be held at 10:00 a.m., local time, on February 27, 1997, at 2001 Sixth Avenue, Suite 3210, Seattle, Washington, to consider and vote upon the following proposals:



         1. To approve and adopt the Agreement and Plan of Merger dated as of November 13, 1996, among Arcada, Touch Tone/Arcada, Inc. ("Merger Sub") and Touch Tone America, Inc. ("Touch Tone"), as amended November 19, 1996, December 4, 1996 and January 22, 1997 (the "Merger Agreement"), and to approve the merger (the "Merger") of Arcada with and into Merger Sub pursuant to the Merger Agreement. As a result of the Merger, Arcada shareholders will receive 250 shares of Touch Tone Common Stock and thirty
    (30) shares of Touch Tone Series B Preferred Stock, in each case subject to certain resale restrictions and adjustment under certain circumstances, for each share of their Arcada Common Stock, and Merger Sub, as survivor in the Merger, will remain a wholly owned subsidiary of Touch Tone.


         2. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.


    Only holders of shares of Arcada Common Stock of record at the close of business on January 15, 1997 are entitled to notice of and to vote at the Special Meeting. Holders of Arcada Common Stock are entitled to assert dissenters' rights in connection with the Merger.


    All shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to complete, sign, date and return the enclosed proxy care as promptly as possible in the postage-prepaid envelope enclosed for that purpose. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY SHAREHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

                             Sincerely,



                             Frank J. Bonadio
                             President


Seattle, Washington
January 28, 1997

                               TOUCH TONE AMERICA, INC.
                                         AND
                             ARCADA COMMUNICATIONS, INC.
                               ________________________

                                JOINT PROXY STATEMENT
                               ________________________

                               TOUCH TONE AMERICA, INC.
                                      PROSPECTUS
                               ________________________


    This Joint Proxy Statement/Prospectus is being furnished to holders of common stock, no par value, of Touch Tone America, Inc. ("Touch Tone Common Stock"), a California corporation ("Touch Tone"), in connection with the solicitation of proxies by the Board of Directors of Touch Tone (the "Touch Tone Board") for the use at the Special Meeting of the Shareholders of Touch Tone (the "Touch Tone Shareholders"), to be held at 10:00 a.m., local time, on February 27, 1997, or at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Shareholders of Touch Tone (the "Touch Tone Special Meeting"). The Touch Tone Special Meeting will be held at 2001 Sixth Avenue, Suite 3210, Seattle, Washington.



    This Joint Proxy Statement/Prospectus is also being furnished to holders of common stock, no par value, of Arcada Communications, Inc. ("Arcada Common Stock"), a Washington corporation ("Arcada"), in connection with the solicitation of proxies by the Board of Directors of Arcada (the "Arcada Board") for use at the Special Meeting of the Shareholders of Arcada (the "Arcada Shareholders") to be held at 1:00 p.m., local time, on February 27, 1997, or at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Shareholders of Arcada (the "Arcada Special Meeting"). The Arcada Special Meeting will be held at 2001 Sixth Avenue, Suite 3210, Seattle, Washington.



    This Joint Proxy Statement/Prospectus constitutes a prospectus of Touch Tone with respect to the shares of Touch Tone Common Stock and the shares of Touch Tone Series B Preferred Stock to be issued in connection with the merger (the "Merger") of Arcada with and into Touch Tone/Arcada, Inc., a Washington corporation and wholly owned subsidiary of Touch Tone ("Merger Sub"), pursuant to the Agreement and Plan of Merger, dated as of November 13, 1996, among Touch Tone, Merger Sub and Arcada, as amended November 19, 1996, December 4, 1996 and January 22, 1997 substantially in the form attached hereto as Appendix A (the "Merger Agreement"). As a result of the Merger, Merger Sub, the survivor in the Merger, will be a wholly owned subsidiary of Touch Tone. Upon the effectiveness of the Merger, each outstanding share of Arcada Common Stock will be converted into the right to receive 250 shares of Touch Tone Common Stock and thirty (30) shares of Touch Tone Series B Preferred Stock, in each case subject to adjustment under certain circumstances. Based upon the number of shares of Arcada Common Stock outstanding as of the date hereof, there would be approximately 12.5 million shares of Touch Tone Common Stock and an aggregate of 1.5 million shares of Touch Tone Series B Preferred Stock issued in the Merger. The Merger will constitute a reverse acquisition of Touch Tone by Arcada in that Touch Tone will continue after the Merger but it will be owned 78% by former Arcada Shareholders (without giving effect to the conversion of the shares of Series B Preferred Stock issued in The Merger). Pursuant to the terms of the Merger Agreement, 11.5 million of the 12.5 million shares of Touch Tone Common Stock and any shares of Touch Tone Common Stock issued upon conversion of the Touch Tone Series B Preferred Stock issued in the Merger will be subject to resale restrictions until November, 1998. All information contained in this Joint Proxy Statement/Prospectus relating to Touch Tone has been supplied by Touch Tone, and all information contained herein relating to Arcada has been supplied by Arcada.



    On November 15, 1996, the last trading day prior to announcement of the Merger, the closing sale price on the Nasdaq SmallCap Market ("Nasdaq") of Touch Tone Common Stock and warrants was $3.00 and $1.00, respectively. On January 28, 1997, the closing sale price on Nasdaq of Touch Tone Common Stock and warrants was $3.00 and $15/16ths, respectively.


    Touch Tone is dependent on the Merger to increase revenues and operating efficiencies. If the Merger should not be consummated for any reason, Touch Tone will be in need of immediate financing to offset declining revenues and short-falls on its carrier commitment. There can be no assurance such financing would be available or on what terms. SEE "RISK FACTORS" COMMENCING ON PAGE 17 FOR A DESCRIPTION OF CERTAIN RISKS INVOLVED IN THE MERGER.

    This Joint Proxy Statement/Prospectus, the accompanying forms of proxy and the other enclosed documents are first being mailed to shareholders of Touch Tone and Arcada on or about January 28, 1997.


      THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



        The date of this Joint Proxy Statement/Prospectus is January 28, 1997.

                                  TABLE OF CONTENTS




AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . 1

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

 THE COMPANIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

 DATE AND PLACE OF THE MEETINGS. . . . . . . . . . . . . . . . . . . . . 3

 PURPOSE OF THE MEETINGS . . . . . . . . . . . . . . . . . . . . . . . . 3

 VOTE REQUIRED . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

 SECURITY OWNERSHIP OF MANAGEMENT. . . . . . . . . . . . . . . . . . . . 4

 THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

 RECOMMENDATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

 RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

 LOCK-UP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

 INTERESTS OF CERTAIN PERSONS IN THE MERGER. . . . . . . . . . . . . . . 6

 THE MERGER AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . 7

 ABSENCE OF REGULATORY FILINGS AND APPROVALS . . . . . . . . . . . . . . 8

 MANAGEMENT AND OPERATIONS AFTER THE MERGER. . . . . . . . . . . . . . . 8

 COMPARATIVE RIGHTS OF SHAREHOLDERS. . . . . . . . . . . . . . . . . . . 8

 RESALES OF TOUCH TONE COMMON STOCK. . . . . . . . . . . . . . . . . . . 9

MARKET PRICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10

SUMMARY CONSOLIDATED FINANCIAL DATA. . . . . . . . . . . . . . . . . . .12

 STATEMENT OF OPERATIONS DATA. . . . . . . . . . . . . . . . . . . . . .12

 BALANCE SHEET DATA. . . . . . . . . . . . . . . . . . . . . . . . . . .12

SUMMARY COMBINED FINANCIAL DATA OF ARCADA COMMUNICATIONS . . . . . . . .13

 STATEMENT OF OPERATIONS DATA. . . . . . . . . . . . . . . . . . . . . .13

 BALANCE SHEET DATA. . . . . . . . . . . . . . . . . . . . . . . . . . .13

SUMMARY PRO FORMA CONDENSED FINANCIAL DATA . . . . . . . . . . . . . . .14

 PRO FORMA CONDENSED STATEMENTS OF INCOME DATA . . . . . . . . . . . . .14

 PRO FORMA CONDENSED BALANCE SHEET DATA. . . . . . . . . . . . . . . . .15

 COMPARATIVE PER SHARE DATA. . . . . . . . . . . . . . . . . . . . . . .16

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18

 PAST FINANCIAL PERFORMANCE OF TOUCH TONE AND GOING CONCERN
  CONSIDERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .18

 POTENTIAL LIABILITIES TO AT&T . . . . . . . . . . . . . . . . . . . . .18

 CHANGE OF BUSINESS FOCUS. . . . . . . . . . . . . . . . . . . . . . . .19

 THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19

 GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21

 LONG DISTANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22

 INTERNET. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25

THE TOUCH TONE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . .29

 MATTERS TO BE CONSIDERED AT THE TOUCH TONE SPECIAL MEETING. . . . . . .29

 VOTING OF PROXIES . . . . . . . . . . . . . . . . . . . . . . . . . . .29

 REVOCABILITY OF PROXIES; QUORUM . . . . . . . . . . . . . . . . . . . .29

 VOTE REQUIRED FOR APPROVAL. . . . . . . . . . . . . . . . . . . . . . .30

 APPRAISAL RIGHTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .30

 SOLICITATION OF PROXIES . . . . . . . . . . . . . . . . . . . . . . . .30

THE ARCADA SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . .31

 MATTERS TO BE CONSIDERED AT THE ARCADA SPECIAL MEETING. . . . . . . . .31

 VOTING OF PROXIES . . . . . . . . . . . . . . . . . . . . . . . . . . .31

 REVOCABILITY OF PROXIES; QUORUM . . . . . . . . . . . . . . . . . . . .31

 VOTE REQUIRED FOR APPROVAL. . . . . . . . . . . . . . . . . . . . . . .32

 APPRAISAL RIGHTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .32

 SOLICITATION OF PROXIES . . . . . . . . . . . . . . . . . . . . . . . .32

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33

 GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33

 BACKGROUND OF THE MERGER. . . . . . . . . . . . . . . . . . . . . . . .33

 RECOMMENDATION OF THE BOARDS OF DIRECTORS; REASONS FOR THE MERGER . . .34

 INTERESTS OF CERTAIN PERSONS IN THE MERGER. . . . . . . . . . . . . . .36

 GOVERNMENTAL AND REGULATORY APPROVALS . . . . . . . . . . . . . . . . .37

 FEDERAL INCOME TAX CONSEQUENCES . . . . . . . . . . . . . . . . . . . .37

 ANTICIPATED ACCOUNTING TREATMENT. . . . . . . . . . . . . . . . . . . .38

 DISSENTERS' RIGHTS. . . . . . . . . . . . . . . . . . . . . . . . . . .39

 NASDAQ LISTING. . . . . . . . . . . . . . . . . . . . . . . . . . . . .40

 RESALE OF TOUCH TONE COMMON STOCK . . . . . . . . . . . . . . . . . . .40

THE MERGER AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . .42

 EFFECTIVE DATE AND TIME OF THE MERGER . . . . . . . . . . . . . . . . .42

 CONDITIONS TO THE CONSUMMATION OF THE MERGER. . . . . . . . . . . . . .42

 BUSINESS OF TOUCH TONE PENDING THE MERGER . . . . . . . . . . . . . . .43

 WAIVER AND AMENDMENT. . . . . . . . . . . . . . . . . . . . . . . . . .43

 TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .43

 BREAK-UP FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .44

 LOCK-UP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .45

 PREFERRED STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . .45

 EXCHANGE OF STOCK CERTIFICATES. . . . . . . . . . . . . . . . . . . . .45

 EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .46

 POST-MERGER DIVIDEND POLICY . . . . . . . . . . . . . . . . . . . . . .46

BUSINESS OF TOUCH TONE . . . . . . . . . . . . . . . . . . . . . . . . .47

 GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .47

 INTERNET DIVISION . . . . . . . . . . . . . . . . . . . . . . . . . . .48

 LONG DISTANCE DIVISION. . . . . . . . . . . . . . . . . . . . . . . . .51

 LOCAL ACCESS DIVISION . . . . . . . . . . . . . . . . . . . . . . . . .52

 WIRELESS DIVISION . . . . . . . . . . . . . . . . . . . . . . . . . . .52

 GOVERNMENT REGULATION . . . . . . . . . . . . . . . . . . . . . . . . .52

 EMPLOYEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .53

 LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .53

TOUCH TONE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS. . . . . . . . . . . . . . . . . . . . . . . .54

 RECENT DEVELOPMENTS; SIGNIFICANT DECREASE IN LONG DISTANCE REVENUES;
  NEED FOR ADDITIONAL FINANCING. . . . . . . . . . . . . . . . . . . . .54

 GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .55

 LIQUIDITY AND CAPITAL RESOURCES . . . . . . . . . . . . . . . . . . . .55

 THE GETNET ACQUISITION. . . . . . . . . . . . . . . . . . . . . . . . .57

 RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . . .57

 COMMITMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .60

BUSINESS OF ARCADA . . . . . . . . . . . . . . . . . . . . . . . . . . .63

 INTRODUCTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .63

 INDUSTRY BACKGROUND . . . . . . . . . . . . . . . . . . . . . . . . . .63

 COMPANY STRATEGY. . . . . . . . . . . . . . . . . . . . . . . . . . . .65

 MARKETING AND SALES . . . . . . . . . . . . . . . . . . . . . . . . . .65

 CUSTOMER SERVICE. . . . . . . . . . . . . . . . . . . . . . . . . . . .66

 WIRELESS OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . .66

 PRODUCTS AND SERVICES . . . . . . . . . . . . . . . . . . . . . . . . .67

 BILLING SYSTEM. . . . . . . . . . . . . . . . . . . . . . . . . . . . .68

 ACQUISITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .69

 SUPPLIERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .69

 ACQUISITION OF SWITCHING FACILITIES . . . . . . . . . . . . . . . . . .70

 COMPETITION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .70

 REGULATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .70

 EMPLOYEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .72

 PROPERTIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .73

 CERTAIN TRANSACTIONS. . . . . . . . . . . . . . . . . . . . . . . . . .73

 LEGAL PROCEEDINGS . . . . . . . . . . . . . . . . . . . . . . . . . . .73

ARCADA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS. . . . . . . . . . . . . . . . . . . . . . . . . .74

 GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .74

 NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED
  SEPTEMBER 30, 1995 . . . . . . . . . . . . . . . . . . . . . . . . . .75

 1995 COMPARED TO 1994 . . . . . . . . . . . . . . . . . . . . . . . . .75

 LIQUIDITY AND CAPITAL RESOURCES . . . . . . . . . . . . . . . . . . . .75

 IMPACT OF INFLATION . . . . . . . . . . . . . . . . . . . . . . . . . .76

TOUCH TONE MANAGEMENT. . . . . . . . . . . . . . . . . . . . . . . . . .77

 CHANGE OF MANAGEMENT. . . . . . . . . . . . . . . . . . . . . . . . . .79

 SUMMARY COMPENSATION TABLE. . . . . . . . . . . . . . . . . . . . . . .80

 COMPENSATION OF DIRECTORS . . . . . . . . . . . . . . . . . . . . . . .80

 OPTION/SAR GRANTS TABLE . . . . . . . . . . . . . . . . . . . . . . . .80

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS OF
ARCADA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .82

 TOUCH TONE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .82

ARCADA MANAGEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . .84

 INDEMNIFICATION OF ARCADA OFFICERS AND DIRECTORS. . . . . . . . . . . .84

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS OF
ARCADA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .85

MANAGEMENT AND OPERATIONS OF TOUCH TONE FOLLOWING THE MERGER . . . . . .86

 OPERATIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .86

 MANAGEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .86

 EMPLOYMENT AND CONSULTING AGREEMENTS. . . . . . . . . . . . . . . . . .87

REINCORPORATION OF TOUCH TONE IN WASHINGTON. . . . . . . . . . . . . . .89

 SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .89

 PRINCIPAL REASONS FOR THE PROPOSED REINCORPORATION. . . . . . . . . . .89

 PLAN OF REINCORPORATION MERGER. . . . . . . . . . . . . . . . . . . . .89

 EFFECT OF REINCORPORATION AND REINCORPORATION MERGER. . . . . . . . . .90

DESCRIPTION OF CAPITAL STOCK OF TOUCH TONE . . . . . . . . . . . . . . .91

 COMMON STOCK. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .91

 PREFERRED STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . .91

 WARRANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .92

 TRANSFER AGENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . .93

DESCRIPTION OF CAPITAL STOCK OF ARCADA . . . . . . . . . . . . . . . . .94

COMPARISON OF RIGHTS OF HOLDERS OF TOUCH TONE COMMON STOCK AND TOUCH
TONE WASHINGTON COMMON STOCK . . . . . . . . . . . . . . . . . . . . . .95

 GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .95

 VOTING RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .95

 NUMBER OF DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . . .95

 REMOVAL OF DIRECTORS. . . . . . . . . . . . . . . . . . . . . . . . . .96

 CALL OF SPECIAL SHAREHOLDER MEETINGS. . . . . . . . . . . . . . . . . .96

 SHAREHOLDERS' ACTION WITHOUT A MEETING. . . . . . . . . . . . . . . . .96

 AMENDMENTS TO CHARTER . . . . . . . . . . . . . . . . . . . . . . . . .96

 PREEMPTIVE RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . .97

 LIMITATIONS ON DIRECTORS' LIABILITY . . . . . . . . . . . . . . . . . .97

 INDEMNIFICATION OF DIRECTORS AND OFFICERS . . . . . . . . . . . . . . .97

 DISSENTERS' RIGHTS. . . . . . . . . . . . . . . . . . . . . . . . . . .97

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .99

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .99

OTHER INFORMATION AND STOCKHOLDER PROPOSALS. . . . . . . . . . . . . . .99

INDEX TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . 1

APPENDICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

 A.  MERGER AGREEMENT INCLUDING PLAN OF MERGER . . . . . . . . . . . . . 3

 B.  WASHINGTON DISSENTERS' RIGHTS STATUTE . . . . . . . . . . . . . . . 3

 C.  FORM OF AGREEMENT AND PLAN OF REINCORPORATION MERGER. . . . . . . . 3

 D.  ARTICLES OF INCORPORATION AND BYLAWS OF TOUCH TONE - WASHINGTON . . 3

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TOUCH TONE OR ARCADA. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THE JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF TOUCH TONE OR ARCADA SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                                AVAILABLE INFORMATION

     Touch Tone is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("the 1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: in Denver, 1801 California Street, Suite 4800, Denver, Colorado 80202; in Chicago, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; in New York, 7 World Trade Center, Suite 1300, New York, New York 10048; in Miami, 1401 Brickell Avenue, Suite 200, Miami, Florida 33131; and in Los Angeles, 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036. Copies of such materials can be obtained at prescribed rates by written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants, including Touch Tone, that file electronically with the Commission at http://www.sec.gov. In addition, copies of such documents and other information are provided to Nasdaq and can be inspected at the Nasdaq offices maintained at the National Association of Securities Dealers, Inc., 1735"K" Street, Washington, D.C. 20549.


     Touch Tone has filed with the Commission in Washington, D.C. a Registration Statement on Form S-4 (together with all amendments, supplements, and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933, as amended, (the "1933 Act") with respect to the Touch Tone Common Stock and Series B Preferred Stock to be issued in the Merger. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington D.C. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated in this Joint Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                                       SUMMARY

     THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO. AS USED HEREIN, UNLESS THE CONTEXT OTHERWISE REQUIRES, "TOUCH TONE" MEANS TOUCH TONE AMERICA, INC. AND ITS CONSOLIDATED SUBSIDIARY AND, AFTER GIVING EFFECT TO THE REINCORPORATION MERGER, TOUCH TONE - WASHINGTON, "ARCADA" MEANS S.V.V. SALES, INC., STELLAR COMMUNICATIONS, INC. AND LEBANCO, LTD., ALL OF WHICH COMPANIES DO BUSINESS AS ARCADA COMMUNICATIONS AND ALL OF WHICH COMPANIES WILL BE MERGED PRIOR TO THE MERGER, AND "MERGER SUB" MEANS TOUCH TONE/ARCADA, INC., A WHOLLY OWNED SUBSIDIARY OF TOUCH TONE.

                                  __________________

     TOUCH TONE AND ARCADA SHAREHOLDERS ARE URGED TO READ THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO IN THEIR ENTIRETY. SHAREHOLDERS OF EACH COMPANY SHOULD ALSO CAREFULLY CONSIDER THE INFORMATION SET FORTH BELOW UNDER THE HEADING "RISK FACTORS."

                                  __________________

                                    THE COMPANIES

TOUCH TONE AMERICA AND TOUCH TONE/ARCADA

     Touch Tone currently provides long distance and Internet services, and to a lesser extent, paging products. Touch Tone has a small long distance customer base which is primarily located in the Southwestern United States. Due to intense competition in the long distance industry and the high cost of its AT&T long distance contracts, Touch Tone has focused its efforts on the development of a national Internet "backbone." An Internet backbone consists of a centralized high-speed computer network that allows access to the Internet and connects smaller computer networks around the United States. With the continued development of the Internet backbone, Touch Tone is able to offer Internet services to Internet service providers and larger individual, dial up customer accounts. Touch Tone was organized under the laws of the State of California in 1990. Touch Tone's corporate offices are located at 4110 N. Scottsdale Road, Suite 170, Scottsdale, Arizona 85251 and its telephone number is (800) 535-2211.

     Merger Sub was organized as a Washington corporation in 1996 for the purpose of consummating the Merger and the other transactions contemplated by the Merger Agreement. Merger Sub has nominal assets or business and has not carried on any activities to date other than incident to its formation and in connection with the Merger and the other transactions contemplated by the Merger Agreement. Merger Sub's corporate offices are located at 4110 N. Scottsdale Road, Suite 170, Scottsdale, Arizona 85251.

     For additional information concerning Touch Tone, see "AVAILABLE INFORMATION," BUSINESS OF TOUCH TONE," "TOUCH TONE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS" and "TOUCH TONE MANAGEMENT."

ARCADA

     Arcada was organized under the laws of the State of Washington in 1987 as S.V.V. Sales, Inc. It is currently engaged in the provision of long-distance voice and data telecommunication services in 17 states. Arcada offers a broad array of services designed for the telecommunications needs of small and mid-sized commercial customers. Arcada believes that it can provide services to its target market at rates for long distance below those typically charged by the major carriers. Arcada also resells cellular airtime and cellular long distance telecommunications services. Arcada's executive offices are located at 2001 Sixth Avenue, Suite 3210, Seattle, Washington 98121-2516, telephone (206) 441-5022.

     For additional information concerning Arcada, see "BUSINESS OF ARCADA," "ARCADA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "ARCADA MANAGEMENT."

DATE AND PLACE OF THE MEETINGS


     TIME AND PLACE. The Touch Tone Special Meeting will be held at 10:00 a.m., Seattle, Washington time, on February 26, 1997, at the offices of Arcada, 2001 Sixth Avenue, Suite 3210, Seattle, Washington 98121-2516.






     The Arcada Special Meeting will be held at 1:00 p.m., Seattle, Washington time, on February 26, 1997 at the offices of Arcada, 2001 Sixth Avenue, Suite 3210, Seattle, Washington 98121-2516.


PURPOSE OF THE MEETINGS


     THE TOUCH TONE SPECIAL MEETING. At the Touch Tone Special Meeting, the Touch Tone Shareholders will be asked to consider the vote upon proposals (i) to approve and adopt the Merger Agreement (included as Appendix A to this Joint Proxy Statement/Prospectus incorporated herein by reference), pursuant to which, among other things, Arcada will be merged with and into Merger Sub, with Merger Sub as the surviving corporation and continuing as a wholly owned subsidiary of Touch Tone, and to approve the Merger and the issuance of shares of Touch Tone Common Stock and Touch Tone Series B Preferred Stock in the Merger, (ii) to approve a proposal to change Touch Tone's state of incorporation from California to Washington by the merger of Touch Tone with and into a newly formed, wholly owned Washington subsidiary ("Touch Tone - Washington"), which merger will be affected immediately prior to the Merger, and (iii) to transact such other business as may properly come before the Touch Tone Special Meeting.


     THE ARCADA SPECIAL MEETING. At the Arcada Special Meeting, Arcada Shareholders will consider and vote upon a proposal to approve and adopt the Merger Agreement and to approve the Merger. Arcada Shareholders will also consider and vote upon any other matter that may properly come before the Arcada Special Meeting.

VOTE REQUIRED

     TOUCH TONE. The adoption and approval of the Merger Agreement and the approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Touch Tone Common Stock entitled to vote thereon. The adoption and approval of the Reincorporation Merger requires the affirmative vote of the holders of a majority of the outstanding shares of the Touch Tone Common Stock entitled to vote thereon.

     Arcada. The adoption and approval of the Merger Agreement and the approval of the Merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of Arcada Common Stock entitled to vote thereon.

     See "THE SPECIAL MEETINGS - Vote Required."


     SHAREHOLDERS ENTITLED TO VOTE. The Record Date for the determination of holders of Touch Tone and Arcada Common Stock entitled to notice of and to vote at the Touch Tone and Arcada Special Meetings is January 15, 1997. On that date, Touch Tone had issued and outstanding 3,358,245 shares of

Touch Tone Common Stock, held by approximately 1,300 beneficial holders. As of the Record Date, Arcada has issued and outstanding 50,000 shares of Arcada Common Stock, held by four holders of record.


SECURITY OWNERSHIP OF MANAGEMENT


     TOUCH TONE. As of the Record Date, directors and executive officers of Touch Tone and their affiliates were beneficial owners of an aggregate of 114,516 shares, or approximately 3.4% of the outstanding shares of Touch Tone Common Stock (excluding 300,000 shares underlying warrants to purchase Touch Tone Common Stock at $4.00 per share held by such directors and executive officers also outstanding and exercisable on that date and options to purchase 125,000 shares at $.01 per share, which will be granted to Michael J. Canney, a director and the President and Chief Executive Officer of Touch Tone, upon consummation of the Merger as part of a consulting agreement to be entered into between Touch Tone and Mr. Canney effective upon consummation of the Merger).

     The executive officers and directors of Touch Tone who are also stockholders of Touch Tone have indicated that they intend to vote their shares in favor of the proposals submitted to shareholders at the Touch Tone special meetings. In addition, Touch Tone has agreed, pursuant to the merger agreement, to use its best efforts to have each of such directors and officers, together with its top ten (10) shareholders, to agree to vote their shares of Touch Tone common stock in favor of the merger and the reincorporation merger.


     ARCADA. As of the Record Date, directors and executive officers of Arcada and their affiliates were beneficial owners of an aggregate of 48,000 shares, or 98% of the outstanding shares of Arcada Common Stock.

     The executive officers and directors of Arcada who are also stockholders of Arcada have indicated that they intend to vote their shares in favor of the proposals submitted to shareholders at the Arcada Special Meeting. Because such executive officers and directors beneficially own 98% of the Arcada Common Stock, approval of the Merger by Arcada Shareholders is substantially certain to occur.


     Based upon the number of shares of Arcada Common Stock outstanding as of the date hereof, there would be approximately 12.5 million shares of Touch Tone Common Stock and 1.5 million shares of Touch Tone Series B Preferred Stock issued in the Merger representing 78% of the outstanding Touch Tone Common Stock (without giving effect to the conversion of the shares of Series B Preferred Stock issued in the Merger).


THE MERGER


     THE MERGER. The Merger Agreement provides for the Merger of Arcada with and into Merger Sub, with Merger Sub as the surviving entity. As a result of the Merger, each outstanding share of Arcada Common Stock will be converted into the right to receive 250 shares of Touch Tone Common Stock and thirty (30) shares of Touch Tone Series B Preferred Stock, in each case subject to adjustment under certain circumstances. Based upon the number of shares of Arcada Common Stock outstanding as of the record date (the "Record Date") for the determination of holders of Touch Tone and Arcada Common Stock entitled to notice of and to vote at the Touch Tone and Arcada Special Meeting, there would be approximately 12.5 million shares of Touch Tone Common Stock and an aggregate of 1.5 million shares of Touch Tone Series B Preferred Stock issued in the Merger, representing approximately 78% of the outstanding Touch Tone Common Stock (without giving effect to the conversion of the shares of Touch Tone Series B Preferred Stock issued in the Merger). Pursuant to the terms of the Merger Agreement, 11.5 million of the 12.5 million shares of Touch Tone Common Stock and any shares of Touch Tone Common Stock issued upon conversion of the Touch Tone Series B Preferred Stock issued in the Merger will be subject to resale restrictions until November, 1998. See "THE MERGER - General."



     The Touch Tone Series B Preferred Stock issued in the Merger will be non-voting and will pay cumulative dividends of 8% per annum, payable annually. Each share of Preferred Stock is redeemable for cash at the election of Touch Tone or convertible into shares of Touch Tone Common Stock at the election of Touch Tone or the holder of the Series B Preferred Stock at any time for a period of three years from the date of issuance. On the third anniversary of the date of issuance Touch Tone must either convert or redeem the Series B Preferred Stock. The Series B Preferred Stock is redeemable at $1.00 per share (subject to adjustment in certain circumstances) or convertible into 0.40 shares of Touch Tone Common Stock. The Series B Preferred Stock has a liquidation preference of $1.00 per share. See "RISK FACTORS - Payment of Dividends on Preferred Stock; Potential Conflicts of Interest" and "DESCRIPTION OF CAPITAL STOCK OF TOUCH TONE - Preferred Stock."

     The separate existence of Arcada will cease upon the effectiveness of the Merger. The articles of incorporation and bylaws of Merger Sub will continue to be the articles and bylaws of the surviving entity after completion of the Merger and the Merger Sub board of directors will continue to be the board of directors of the surviving entity after completion of the Merger. Upon completion of the Mergers, the Touch Tone Board will be reconstituted as described elsewhere herein. Upon consummation of the Merger, all shares of Arcada Common Stock will automatically be canceled and will cease to exist. Each holder of a certificate representing any shares of Arcada Common Stock will cease to have any rights with respect thereto, except the right to receive shares of Touch Tone Common Stock and a Promissory Note to be issued upon surrender of such certificate, as described below, or the right of dissenting Arcada Shareholders to receive fair value for their shares of Arcada Common Stock, under certain circumstances. See "THE MERGER - Dissenters' Rights."


     At the effective date of the Merger (the "Effective Date"), each outstanding share of Arcada Common Stock will be converted into the right to receive 250 shares of Touch Tone Common Stock and thirty (30) shares of Touch Tone Series B Preferred Stock. See "THE MERGER - General."



     Based on the number of shares outstanding on the Record Date, upon consummation of the Merger there will be approximately 16,070,000 shares of Touch Tone Common Stock outstanding (including 250,000 shares to be issued to a consultant) and the shares of Touch Tone Common Stock issued to stockholders of Arcada pursuant to the Merger Agreement will comprise approximately 78% of the total number of shares of Touch Tone Common Stock then outstanding (without giving effect to conversion of 1.5 million shares of Touch Tone Series B Preferred Stock issued in the Merger). See "SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS" and "RISK FACTORS - Significant Shareholders."




     No certificates for fractional shares of Touch Tone Common Stock or Touch Tone Preferred Stock will be issued as a result of the Merger. Instead, each Arcada Shareholder otherwise entitled to a fractional share will receive cash in lieu of such fractional share in an amount equal to the fraction multiplied by the closing price of Touch Tone Common Stock on the date prior to the Effective Date.


RECOMMENDATIONS


     TOUCH TONE. The Touch Tone Board believes that the terms of the Merger are fair to and advisable and in the best interests of Touch Tone Shareholders and has approved the Merger Agreement and the Reincorporation Merger. THE TOUCH TONE BOARD RECOMMENDS THAT TOUCH TONE SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND TO APPROVE THE REINCORPORATION MERGER. Four out of five Touch Tone Directors approved the Merger with one director abstaining based on a perceived conflict of interest. In considering the recommendation of the Touch Tone Board, Touch Tone Shareholders should be aware that certain officers and directors have certain interests in the Merger apart from their interest as a Touch Tone Shareholder. See "THE MERGER - Recommendations of the Board of Directors; Reasons for the Merger" and "Interests of Certain Persons in the Merger."



     ARCADA. The Arcada Board believes that the terms of the Merger are fair to and advisable and in the best interest of the Arcada Shareholders and has unanimously approved the Merger Agreement. THE ARCADA BOARD UNANIMOUSLY RECOMMENDS THAT THE ARCADA SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT. In considering the recommendation of the Arcada Board, Arcada Shareholders should be aware that certain officers and directors have interests in the Merger apart from their interest as a Shareholder. Because the Arcada Board beneficially owns 98% of the Arcada Common Stock, approval of the Merger by Arcada Shareholders is substantially certain to occur. See "THE MERGER - Recommendations of the Board of Directors; Reasons for the Merger" and "Interests of Certain Persons in the Merger."


RISK FACTORS

     In determining whether to approve the Merger Agreement, Touch Tone and Arcada Shareholders should consider the risks set forth under "RISK FACTORS." The telecommunications industry is extremely competitive and evolving rapidly. There can be no assurance that Touch Tone, Arcada or Touch Tone and Arcada as a combined company will be able to compete and operate profitably in the future.


     IN PARTICULAR, TOUCH TONE HAS EXPERIENCED SEVERE OPERATIONAL AND MANAGEMENT DIFFICULTIES AND HAS RECENTLY FOCUSED SUBSTANTIALLY ALL OF ITS RESOURCES ON ITS INTERNET-RELATED BUSINESS, AN UNPROVEN BUSINESS WHICH HAS REQUIRED SIGNIFICANT CAPITAL EXPENDITURES. BECAUSE OF TOUCH TONE'S OPERATING LOSSES FROM ITS LONG DISTANCE RESELLER BUSINESS, THE LONG DISTANCE SERVICE COMMITMENTS TO AT&T AND OTHERS, AND ITS CAPITAL EXPENDITURES ON ITS INTERNET ACTIVITIES, TOUCH TONE WILL REQUIRE SUBSTANTIAL ADDITIONAL FINANCING IN THE NEAR TERM IF IT DOES NOT COMPLETE THE MERGER.

LOCK-UP


     As part of the Merger Agreement, the Arcada Shareholders will be restricted from selling shares of Touch Tone Common Stock and any shares of Touch Tone Common Stock issued upon conversion of the Touch Tone Series B Preferred Stock received in the Merger (the "Lock-up") except as follows: (i) an aggregate of 250,000 shares of Touch Tone Common Stock may be sold prior to May 1997, (ii) an additional 250,000 shares may be sold between May 1997 and November 1997, and
(iii) an additional 500,000 shares may be sold between November 1997 and November 1998. After November 1998, there will be no further restrictions on sales of Touch Tone Common Stock pursuant to the terms of the Lock-up.


INTERESTS OF CERTAIN PERSONS IN THE MERGER


     In connection with the Merger, on the date the Merger is consummated, Michael J. Canney, a director and the President and Chief Executive Officer of Touch Tone, will resign as President and Chief Executive Officer of Touch Tone and will enter into a consulting agreement with Touch Tone providing for a $500 per day consulting fee for each day Mr. Canney renders such services to Touch Tone, and the grant of options to purchase 125,000 shares of Touch Tone Common Stock at an exercise price of $.01 per share. See "MANAGEMENT AND OPERATIONS OF TOUCH TONE FOLLOWING THE MERGER - Employment and Consulting Agreements."


     In connection with the Merger, on the date the Merger is consummated, Frank
J. Bonadio, a director and President and Chief Executive Officer of Arcada will be named President and Chief Executive Officer of Touch Tone pursuant to an employment agreement providing for an annual salary of $150,000 per annum and the grant of options to purchase 100,000 shares of Touch Tone Common Stock at an exercise price equal to the fair market value per share of Touch Tone Common Stock on the date of grant. See "MANAGEMENT AND OPERATIONS OF TOUCH TONE FOLLOWING THE MERGER - Employment and Consulting Agreements."


     In connection with the Merger, on the date the Merger is consummated, Robert C. Vaughan, a consultant to Touch Tone, will agree to terminate his present consulting agreement and will enter into a new consulting agreement with Touch Tone providing for the payment of a commission to Mr. Vaughan of $150,000 in cash and 250,000 shares of Touch Tone Common Stock in satisfaction of certain "finders fee" provisions set forth in Mr. Vaughan's current consulting agreement relating to the Merger. The new consulting agreement will provide that Mr. Vaughan will serve as consultant to Touch Tone for a period of one year following the Effective Time for an annual consulting fee of $120,000. Mr. Vaughan will also receive commissions for introducing Touch Tone to future merger and acquisition candidates, which commissions will be paid on a sliding scale formula based on the dollar value of such mergers or acquisitions.



     In connection with the Merger, on the date the Merger is consummated, Touch Tone, Arcada and Robert and Keith Leppaluoto, both Arcada Shareholders and Directors of Arcada, have agreed to exchange an aggregate of $200,000 of presently outstanding debt owed to such Shareholders by Arcada into 200,000 shares of Touch Tone Series B Preferred

Stock, which shares of Series B Preferred Stock will be in addition to the 1.5 million shares of Series B Preferred Stock issued in the Merger.



     See also "MANAGEMENT AND OPERATIONS OF TOUCH TONE FOLLOWING THE MERGER - Management," "THE MERGER - Interests of Certain Persons in the Merger" and "THE MERGER AGREEMENT."



     In connection with the Merger, on the date the Merger is consummated, each of Robert Leppaluoto and Keith Leppaluoto, currently Directors and Shareholders of Arcada, will enter into consulting agreements with Touch Tone providing for an annual consulting fee of $60,000 per annum. Robert and Keith Leppaluoto will also be named Directors of Touch Tone at the Effective Time. See "MANAGEMENT AND OPERATIONS OF TOUCH TONE FOLLOWING THE MERGER."


     DISSENTERS' RIGHTS. Arcada Shareholders who do not vote in favor of the Merger may be entitled to certain dissenters' rights under Washington law. Such dissenters' rights are described under "THE MERGER - Rights of Dissenting Arcada Shareholders." Shareholders of Touch Tone will not be entitled to appraisal rights in connection with the Merger or the Reincorporation Merger.


     FEDERAL INCOME TAX CONSEQUENCES. The Merger is intended to qualify as a nontaxable reorganization under section 368(a) of the Internal Revenue Code of 1986, as amended and in effect on the date hereof (the "Code"). Accordingly, for federal income tax purposes, neither Touch Tone, Arcada nor Merger Sub will recognize any taxable gain or loss as a result of the Merger and Arcada Shareholders will not recognize any taxable gain or loss on the conversion of their Arcada Common Stock into Touch Tone Common Stock and Touch Tone Preferred Stock pursuant to the Merger. Arcada shareholders will recognize taxable gain or loss upon Touch Tone's payment of dividends on the Touch Tone Series B Preferred Stock issued in the Merger and upon Touch Tone's redemption of such Preferred Stock for cash in an amount equal to the difference between the amount of cash received and the basis of the Arcada Common Stock attributable thereto. Arcada Shareholders who perfect their dissenters' rights will, for federal income tax purposes, recognize gain or loss on the receipt of cash in exchange for their Arcada Common Stock in an amount equal to the difference between the amount of cash received and the basis of the stock surrendered in exchange therefor. See "THE MERGER -Federal Income Tax Consequences."


     EACH HOLDER OF ARCADA COMMON STOCK SHOULD CONSULT HIS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE MERGER IN LIGHT OF SUCH HOLDER'S OWN SITUATION, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS.

     ACCOUNTING TREATMENT. The Merger will be accounted for as a "purchase" in accordance with generally accepted accounting principles. See "THE MERGER-Anticipated Accounting Treatment" and "UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION."

THE MERGER AGREEMENT


     EFFECTIVE TIME OF THE MERGER. The Merger will become effective at the time of the filing and acceptance of the Articles of Merger in Washington or such later date as is specified in such Articles (the "Effective Time"). See MERGER AGREEMENT - Conditions to the Consummation of the Merger."



     CONDITIONS TO THE MERGER. The respective obligations of Touch Tone, Merger Sub and Arcada to consummate the Merger are subject to various conditions, including, among others, (i) the approval of Touch Tone and Arcada Shareholders of the Merger and, in the case of Touch Tone Shareholders, the Reincorporation Merger, (ii) Touch Tone having at least $1,500,000 in working capital at the Effective Time, (iii) Touch Tone having settled certain pending law suits and renegotiated certain contracts, (iv) the performance by each party to the Merger Agreement of its respective covenants and obligations set forth therein, (v) the continued accuracy of each party's representations and warranties set forth in the Merger Agreement, (vi) the absence of any order or other legal restraint or prohibition preventing the consummation of the Merger and (vii) Touch Tone using its best efforts to induce its directors, officers and ten largest shareholders to agree in writing to vote their shares of Touch Tone Common Stock in favor of the Merger and the Reincorporation Merger. At November 30, 1996, Touch Tone had working capital of $563,000 and there is a substantial risk that Touch Tone will not have $1,500,000 in working capital at the Effective Time and, accordingly, that Arcada will not be obligated to consummate the Merger. See "RISK FACTORS -Non-Compliance with Closing Conditions" and "THE MERGER
AGREEMENT - Conditions to the Consummation of the Merger."


     TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (i) by mutual consent of Touch Tone and Arcada, (ii) by either Touch Tone or Arcada (a) if any court or other governmental entity shall have issued a final and nonappealable order, decree or ruling or taken any other final and nonappealable action permanently enjoining or otherwise prohibiting the Merger, (b) if the Merger shall not have been consummated on or before March 1, 1997 (other than due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations under the Merger Agreement), or (c) if, under certain circumstances, the required stockholder approval is not obtained, and (iii) by Touch Tone or Arcada in certain other situations, including in the event of certain competing transactions or a withdrawal or modification by the Touch Tone or Arcada Board of Directors of its recommendation of the Merger. See "THE MERGER AGREEMENT - Termination."

     BREAKUP FEES. To compensate Arcada for certain costs incurred in anticipation of the Merger and to induce Arcada to forego initiating discussions with other potential partners, Touch Tone has agreed to pay Arcada $200,000 if Touch Tone terminates the Merger Agreement under certain circumstances. To compensate Touch Tone for certain costs incurred in anticipation of the Merger and to induce Touch Tone to forego initiating discussions regarding other potential transactions, Arcada has agreed to pay Touch Tone $200,000 if Arcada terminates the Merger Agreement under certain circumstances. See "THE MERGER AGREEMENT - Breakup Fees."

ABSENCE OF REGULATORY FILINGS AND APPROVALS

     Other than certain filings to be made and approvals obtained under certain state securities or "Blue-Sky" laws, there are no federal or state regulatory requirements that must be complied with or obtained in connection with the Merger. See "THE MERGER - Governmental and Regulatory Approvals."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     At the Effective Time, four of Touch Tone's current directors will resign and Michael J. Canney, the remaining director of Touch Tone will elect four new directors, each of whom have been or will be designated by Arcada (the "Arcada Designees"). Arcada has informed Touch Tone that Frank Bonadio, Robert Leppaluoto, Keith Leppaluoto and an individual to be named by Arcada prior to the Effective Time will be the Arcada Designees. The individuals identified above are currently directors of Arcada. The terms of all directors of Touch Tone, including the Arcada Designees, will expire at the next annual meeting of stockholders of Touch Tone. Following the Effective Time, Frank Bonadio, currently the President and Chief Operating Officer of Arcada, will become President of Touch Tone and the other officers of Arcada will become officers of Touch Tone. See "MANAGEMENT AND OPERATIONS OF TOUCH TONE FOLLOWING THE MERGER."


     The Merger will combine the two companies' current operations, focusing substantially on Arcada's operations in the long distance switched and unswitched telecommunications markets and the cellular air time and long distance services and on Touch Tone's Internet access products. Arcada believes that as a result of the Merger, more sources of financing and acquisition opportunities will be available to it as a publicly-held company than may be available to it as a privately-held company. Touch Tone will adopt Arcada's fiscal year end of December 31.

COMPARATIVE RIGHTS OF SHAREHOLDERS

     Arcada is a Washington corporation organized under the Washington Business Corporations Act, RCW Chapter 23B ("WBCA"). Touch Tone is a California corporation organized under the California Corporations Code ("CCC"). The rights of Touch Tone Shareholders are governed by the CCC and Touch Tone's Articles of Incorporation and Bylaws. The rights of Arcada Shareholders are governed by the WBCA and

Arcada's Articles of Incorporation and Bylaws. Upon consummation of the Merger, and assuming completion of the Reincorporation Merger which is a condition to the closing of the Merger, Touch Tone and Arcada Shareholders will become shareholders of a newly formed Washington corporation Touch Tone - Washington and their rights will be governed by the WBCA and the Articles of Incorporation and Bylaws of TOUCH TONE -Washington. Certain differences arise from this change of governing law as well as the distinctions between Touch Tone's Articles of Incorporation and Bylaws and the Articles of Incorporation and Bylaws of Touch Tone -Washington. The Articles of Incorporation and Bylaws of Touch Tone -Washington are not materially different than those of Arcada and, accordingly, the rights of Arcada shareholders will not be materially affected after the Merger. For a summary of certain differences between the rights of holders of Touch Tone - Washington Common Stock and holders of Arcada and Touch Tone Common Stock and an explanation of certain possible anti-takeover effects of certain provision in Touch Tone -Washington's Articles of Incorporation and Bylaws, See "COMPARISON OF RIGHTS OF HOLDERS OF TOUCH TONE COMMON STOCK AND TOUCH TONE - WASHINGTON COMMON STOCK" and "APPENDIX E - Articles and Bylaw of Touch Tone - Washington."

RESALES OF TOUCH TONE COMMON STOCK


     The shares of Touch Tone Common Stock and Touch Tone Series B Preferred Stock to be issued to ARCADA Shareholders in connection with the Merger have been registered under the 1933 Act. However, of the 12.5 million shares issued in connection with the Merger, 11.5 million of such shares and any shares of Touch Tone Common Stock issued upon conversion of the Touch Tone Series B Preferred Stock will be subject to resale restrictions until November, 1998. See "THE MERGER - Lock-up." Subject to the foregoing restrictions, the Touch Tone Common Stock received by holders of Arcada upon consummation of the Merger will be freely transferable by those shareholders of Arcada not deemed to be "affiliates" of Arcada. "Affiliates" are generally defined as persons who control, or controlled by, or under common control with Arcada at the time of the special meeting (generally, executive officers, directors and certain beneficial owners). All Arcada Shareholders would be deemed to be "affiliates" of Arcada. In as much, such shareholders are subject to certain limitations on transfer of Touch Tone Common Stock." See "THE MERGER - Resales of Touch Tone Common Stock by Arcada Shareholders" for a discussion of the limitations on transfer of Touch Tone Common Stock held by affiliates of Arcada.

                                    MARKET PRICES


     Touch Tone Common Stock and Warrants are traded on Nasdaq under the symbols "TONE" and "TONEW," respectively. The table below sets forth, for the quarters indicated, the reported high and low bid prices of the Touch Tone Common Stock and Warrants. These prices reflect inter-dealer prices without retail markup, markdown or commissions and may not necessarily represent actual transactions. The trading volumes of Touch Tone Common Stock and Warrants have been limited and the prices below may not be indicative of the value of the Touch Tone Common Stock or Warrants.



                                 COMMON STOCK          WARRANTS
                                 ------------          --------
FISCAL 1996                   HIGH BID  LOW BID   HIGH BID  LOW BID
-----------                   --------  -------   --------  -------

Fourth Quarter (ended
May 31, 1996)                 $7.88     $5.13     $4.75     $2.00

Fiscal 1997
-----------

First Quarter (ended
August 31, 1996)              $7.00     $6.25     $4.25     $3.25

Second Quarter (ended
November 30, 1996)            $7.00     $3.00     $4.00     $0.75

Third Quarter (through
January 28, 1997              $4.00     $2.13     $0.56     $1.38



    Effective January 1, 1994 Arcada issued 50,000 shares of Arcada Common
Stock in exchange for $557,000 representing the net value of contributed assets, or a per share price of $11.14. Subsequent to that time Arcada has repurchased shares from departing employees on three occasions at $14.15 per share, pursuant to terms of buy-sell agreements. Accordingly, this price was not necessarily indicative of the fair market value of Arcada Common Stock and was instead determined pursuant to the term of the respective buy-sell agreement.


    The following table sets forth (i) the closing price per share of TOUCH TONE Common Stock as reported by Nasdaq on November 15, 1996 and January 22, 1997; (ii) the price per share of Arcada Common Stock based on the book value per share of Arcada Common Stock on September 30, 1996; and (iii) the value of the Merger Consideration received for a share of Arcada Common Stock, without making any adjustments to the Merger Consideration.

                             MARKET PRICE OF            BOOK VALUE OF
                             ---------------            -------------
VALUE PER                TOUCH TONE       ARCADA           MERGER
---------                ----------       ------           -------
SHARE AT:               COMMON STOCK   COMMON STOCK   CONSIDERATION (1)
---------               ------------   ------------   -----------------

November 15, 1996          $3.00          $8.03           $  780.00

January 28, 1997           $3.00          $8.03           $  780.00


--------------------------------

(1) Calculated based on (i) 250 shares of Touch Tone Common Stock multiplied by the market price per share, plus (ii) $30.00 representing the $1.00 per share redemption price of the thirty (30) shares of Touch Tone Series B Preferred Stock issued in exchange for each share of Arcada Common Stock.

    No assurance can be given as to what the market price of Touch Tone Common Stock will be at the Effective Time. On January 15, 1997, there were approximately 700 Touch Tone Shareholders of record and four Arcada Shareholders of record.

                         SUMMARY CONSOLIDATED FINANCIAL DATA
                             OF TOUCH TONE AMERICA, INC.


    The following table sets forth selected consolidated historical financial data of Touch Tone and has been derived from and should be read in conjunction with the audited consolidated financial statements of Touch Tone for the ten months ended May 31, 1995 and the fiscal year ended May 31,1996 and the unaudited interim consolidated financial statements of Touch Tone for the six months ended November 30, 1995 and November 30, 1996, including the respective notes thereto, included herein. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included in the unaudited interim data. Unaudited interim results are not necessarily indicative of results which may be expected for future periods.


STATEMENT OF OPERATIONS DATA:


                        FOR THE TEN      FOR THE      FOR THE SIX MONTHS
                        MONTHS ENDED   YEAR ENDED     ENDED NOVEMBER 30,
                        MAY 31, 1995   MAY 31,1996      1995         1996
                        ------------   -----------      ----         ----

Revenues                $1,952,000     $2,238,000     $1,228,000     $963,000

Net Loss                  (294,000)    (2,802,000)    (1,016,000)  (2,225,000)

Loss Per Share                (.19)         (1.81)          (.67)        (.68)

BALANCE SHEET DATA:
                                     MAY 31,         NOVEMBER 30,
                            1995           1996        1996
                            ----           ----        ----

Total assets            $1,388,000     $6,928,000    $3,837,000

Redeemable                 750,000        750,000           --
Preferred Stock

Stockholders'
equity                    (586,000)     3,842,000     2,367,000

                           SUMMARY COMBINED FINANCIAL DATA
                               OF ARCADA COMMUNICATIONS


    The following table sets forth selected combined historical financial data of Arcada and has been derived from and should be read in conjunction with the combined financial statements of Arcada as of and for each of the years ended December 31, 1994 and 1995 and the unaudited interim combined financial statements of Arcada for the nine months ended September 30, 1995 and 1996, including the notes thereto, included herein. In the opinion of Arcada management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included in the unaudited interim financial statements. Unaudited interim results are not necessarily indicative of results which may be expected for the entire fiscal year.

STATEMENT OF OPERATIONS DATA:


                                        FOR                      FOR
                                   THE YEAR ENDED      THE NINE MONTHS ENDED
                                     DECEMBER 31,           SEPTEMBER 30,
                             ________________________  ________________________
                                 1994         1995         1995         1996
                             ___________  ___________  ___________  ___________
 Revenues                     $9,060,000  $10,954,000   $8,292,000   $9,429,000

 Net Income (loss)               154,000     (559,000)    (521,000)      36,000

BALANCE SHEET DATA:

                                   DECEMBER 31,                 SEPTEMBER 30,
                                 1994         1995                  1996
                              __________   __________            __________
 Total assets                 $4,127,000   $4,858,000            $4,873,000

 Long term                       775,000    1,115,000               981,000
 debt and capital lease
 obligations, net of current
 portion

 Notes payable to                254,000      456,000               469,000
 shareholders

 Shareholders' equity          1,157,000      428,000               297,000

                      SUMMARY PRO FORMA CONDENSED FINANCIAL DATA


    AS MORE FULLY DESCRIBED IN THE PRO FORMA CONDENSED FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THE UNAUDITED PRO FORMA CONDENSED BALANCE SHEET DATA GIVES EFFECT TO (I) THE MERGER OF ARCADA INTO A WHOLLY-OWNED SUBSIDIARY OF TOUCH TONE, RESULTING FROM THE EXCHANGE OF ARCADA COMMON STOCK FOR 12.5 MILLION SHARES OF TOUCH TONE COMMON STOCK AND 1.5 MILLION SHARES OF TOUCH TONE SERIES B PREFERRED STOCK, AND (II) THE EXCHANGE OF 200,000 IN NOTES PAYABLE TO CERTAIN ARCADA SHAREHOLDERS INTO 200,000 SHARES OF TOUCH TONE SERIES B PREFERRED STOCK AND (III) THE PAYMENT OF FEES DIRECTLY ATTRIBUTABLE TO THE MERGER. THE UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS DATA FOR THE YEAR ENDED DECEMBER 31, 1995 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 INCLUDE THE RESULTS OF OPERATIONS OF ARCADA AND TOUCH TONE FOR THE RESPECTIVE PERIODS PRESENTED AND GIVE EFFECT TO PRO FORMA ADJUSTMENTS AS IF THE AFOREMENTIONED TRANSACTIONS HAD OCCURRED AT THE BEGINNING OF THE PERIOD. THESE PRO FORMA CONDENSED FINANCIAL STATEMENTS ARE NOT NECESSARILY INDICATIVE OF FUTURE FINANCIAL POSITIONS OR RESULTS OF OPERATIONS. THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH AND IS QUALIFIED IN ITS ENTIRETY BY THE FINANCIAL STATEMENTS OF TOUCH TONE AND ARCADA AND THE UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. SEE "THE MERGER -ANTICIPATED ACCOUNTING TREATMENT," AND "UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION."


PRO FORMA CONDENSED STATEMENTS OF INCOME DATA

                                               YEAR ENDED     NINE MONTHS ENDED
                                               DECEMBER 31,     SEPTEMBER 30,
                                              ______________ _________________
                                                 1995               1996
                                              ______________ _________________
Revenues. . . . . . . . . . . . . . . . . .     $13,734,000       $11,231,000

Line charges. . . . . . . . . . . . . . . .      (8,679,000)       (7,102,000)
                                                -----------       -----------

Excess of Revenues over line charges. . . .       5,055,000         4,129,000

Other operating expenses:
 Selling, general, administrative and other       5,848,000         5,691,000
 Excess circuit commitments. . . . . . . . .         779,000           489,000
 Depreciation and amortization. . . . . . .         545,000           670,000
 Provision for Severance obligations. . . .         295,000           285,000
                                                -----------       -----------

Loss from operations. . . . . . . . . . . .      (2,412,000)       (3,006,000)

Other expense . . . . . . . . . . . . . . .        (340,000)         (395,000)
                                                -----------       -----------
Net loss. . . . . . . . . . . . . . . . . .     $(2,752,000)      $(3,401,000)
                                                -----------       -----------
                                                -----------       -----------
Net loss per common share . . . . . . . . .          $(0.18)           $(0.22)
                                                -----------       -----------
                                                -----------       -----------

PRO FORMA CONDENSED BALANCE SHEET DATA


                  ASSETS                                      SEPTEMBER 30, 1996

Current Assets:

Cash . . . . . . . . . . . . . . . . . . . . . . . . .             $1,331,000

    Other current assets . . . . . . . . . . . . . . .              2,816,000
                                                                   ----------
    Total current assets . . . . . . . . . . . . . . .              4,147,000

Property and Equipment, net. . . . . . . . . . . . . .              3,025,000

Other assets . . . . . . . . . . . . . . . . . . . . .              1,138,000
                                                                   ----------

    Total assets . . . . . . . . . . . . . . . . . . .             $8,310,000
                                                                   ----------
                                                                   ----------

       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

    Notes payable. . . . . . . . . . . . . . . . . . .               $480,000

    Accounts payable and other accrued liabilities . .              3,677,000
                                                                   ----------

    Total current liabilities. . . . . . . . . . . . .              4,157,000
                                                                   ----------

Long term liabilities:

    Notes payable to stockholders. . . . . . . . . . .                269,000

    Other long term liabilities. . . . . . . . . . . .              1,420,000
                                                                   ----------

    Total long term liabilities. . . . . . . . . . . .              1,689,000
                                                                   ----------

Stockholders' equity . . . . . . . . . . . . . . . . .              2,464,000
                                                                   ----------

    Total liabilities and stockholders' equity . . . .             $8,310,000
                                                                   ----------
                                                                   ----------

COMPARATIVE PER SHARE DATA


    The following table sets forth certain historical per share data of Touch Tone and Arcada and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a "purchase" basis assuming that 250 shares of Touch Tone Common Stock and 30 shares of Touch Tone Series B Preferred Stock are issued in exchange for each share of Arcada Common Stock in the Merger. This data should be read in conjunction with the selected historical financial information, the pro forma condensed financial information and the separate historical financial statements of Touch Tone and of Arcada and the notes thereto included elsewhere in this Joint Proxy Statement/Prospectus. The unaudited pro forma condensed financial data are not necessarily indicative of the operating results or financial position that would have been achieved had the Merger been consummated at the beginning of the periods presented and should not be construed as representative of future operations.



                                          AS OF AND FOR        AS OF AND FOR
                                         THE YEAR ENDED     THE SIX MONTHS ENDED
                                          MAY 31, 1996        NOVEMBER 30, 1996
                                         ---------------    --------------------
Historical -- Touch Tone:
  Net loss per share                       $(1.81)              $(.68)
  Book value per share                       1.20                 .71
  Cash dividends per share                     --                  --


                                         AS OF AND FOR          AS OF AND FOR
                                         THE YEAR ENDED    THE NINE MONTHS ENDED
                                        DECEMBER 31, 1995    SEPTEMBER 30, 1996
                                        -----------------  ---------------------
Historical -- Arcada (1)
  Net income (loss) per share             $(11.89)              $0.90
  Book value per share                      10.19                8.03
  Cash dividends per share                   3.57                4.18


Pro forma combined Touch Tone
and Arcada (2):
  Net loss per share                        $(.18)              $(.22)
  Book value per share                       (.05)                .14
  Cash dividends per share (3)                 --                  --

Equivalent pro forma Arcada (4):
  Net income (loss) per share                (.04)                 --
  Book value per share                        .03                 .02
  Cash dividends per share                    .01                 .01


_______________________
(1) Amounts calculated on the basis of 47,000 shares outstanding for the year ended December 31, 1995 and 40,000 shares outstanding for the nine months ended September 30, 1996, and of 42,000 shares and 37,000 shares as of December 31, 1995 and September 30, 1996, respectively.


(2) Amounts calculated utilizing 16,070,800 shares on a pro-forma combined per share basis with Touch Tone financial information recast on the basis of Arcada's year end (without giving effect to conversion of the 1.5 million shares of Touch Tone Series B Preferred Stock issued in the Merger).

(3) It is assumed as a public company, the combined company would not have paid any dividends.


(4) Amounts calculated based on 12,500,000 shares of Touch Tone Common Stock exchanged for outstanding shares of Arcada Common Stock.

                                     RISK FACTORS

    In addition to the other information set forth in this Joint Proxy Statement/Prospectus, Touch Tone and Arcada Shareholders should consider the following risk factors before voting on the proposal described herein.


    WHEN USED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THE WORDS "ANTICIPATE," "ESTIMATE," "EXPECT," "PROJECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE ANTICIPATED, ESTIMATED, EXPECTED OR PROJECTED. SEVERAL KEY FACTORS THAT HAVE A DIRECT BEARING ON TOUCH TONE'S AND THE COMBINED COMPANIES' ABILITY TO ATTAIN THEIR GOALS ARE DISCUSSED BELOW. TOUCH TONE AND ARCADA WILL NOT UNDERTAKE AND SPECIFICALLY DECLINE ANY OBLIGATION TO PUBLICLY RELEASE THE RESULT OF ANY REVISIONS WHICH MAY BE MADE TO ANY FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE OF SUCH STATEMENTS OR TO REFLECT THE OCCURRENCE OF ANTICIPATED OR UNANTICIPATED EVENTS.


PAST FINANCIAL PERFORMANCE OF TOUCH TONE AND GOING CONCERN CONSIDERATIONS


    Touch Tone incurred net losses of ($2,225,000) and ($2,802,000) for the six months ended November 30, 1996, and the year ended May 31, 1996, respectively. Touch Tone expects to incur significant additional losses. There is no assurance that Touch Tone will be able to achieve or sustain profitability in the future or that Touch Tone will be able to continue to finance its losses. Touch Tone's financial statements have been prepared on the basis that Touch Tone will continue operating as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. Touch Tone's ability to continue as a going concern is dependent upon several factors, including Touch Tone's raising additional capital, meeting the terms of its service commitments and purchase commitments and achieving and maintaining profitable operations. Touch Tone's financial statements were audited by its independent certified public accountants, whose report includes an explanatory paragraph stating that the financial statements have been prepared assuming Touch Tone will continue as a going concern and that Touch Tone has incurred losses from operations and has entered into significant sales volume commitments that raise substantial doubt about its ability to continue as a going concern. Further, Touch Tone is dependent on the Merger to increase revenues and operating efficiencies. If the Merger should not be consummated for any reason, Touch Tone will be in need of immediate financing to fund expected operating losses and other working capital needs. In addition, Touch Tone must in the near term renegotiate certain non-competitive carrier commitments in order to avoid or mitigate substantial short-falls on these commitments. There can be no assurance such financing would be available or on what terms or whether such carrier commitments can be renegotiated. See "TOUCH TONE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the Financial Statements included in this Joint Proxy Statement/Prospectus.


POTENTIAL LIABILITIES TO AT&T


    Touch Tone is party to an agreement with AT&T where Touch Tone committed to purchase long distance services through July 1999 of $1.8 million annually. Touch Tone is not meeting this commitment, and pursuant to such agreement, is liable to pay to AT&T the committed amount, whether or not the services are used by Touch Tone. AT&T has the right to terminate Touch Tone's long distance service if Touch Tone fails to pay these amounts when due. Touch Tone's long distance revenues have declined from $1,952,000 for the ten months ended May 31, 1995 to $1,951,000 for the year ended May 31, 1996 to $613,000 for the six months ended November 30, 1996 and is expected to decline further. Revenues have decreased because the prices at which Touch Tone can buy long distance under its AT&T agreements are, management believes, non-competitive in the marketplace. Under its contract Touch Tone must pay AT&T $0.17 per minute and, due to its commission structure must resell this service at rates between $0.23 and $0.26 per minute to make a profit. Touch Tone believes their rates to be above prevailing market rates and in certain cases, above the rates charged by AT&T in the retail market. As a result, Touch Tone has lost agents who are able to offer their customers more competitive rates attainable with other long distance resellers. Unless this agreement can be renegotiated to allow Touch Tone to offer competitive pricing, revenue will continue to decrease. See

"TOUCH TONE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the Financial Statements included in this Joint Proxy Statement/Prospectus.


    Additionally, beginning in June 1996 and continuing into July 1996, an unknown party fraudulently charged over $1,000,000 in long distance charges on Touch Tone's account. Touch Tone has been diligently investigating the matter and has contacted the carrier, AT&T, who denies any responsibility. Touch Tone has retained counsel to represent it in this matter and together with Arcada has submitted a letter to AT&T stating its position. As of the date of this Joint Proxy/Prospectus, AT&T has not formally responded to Touch Tone's letter although discussions are ongoing between the parties. It is a condition to Arcada's obligation to consummate the Merger that Touch Tone settle this dispute with AT&T and renegotiate its contractual commitments to AT&T prior to the Effective Time in a manner satisfactory to Arcada. Touch Tone believes it has recourse against AT&T and will not be held responsible for these charges, but the outcome of this matter cannot be predicted at this time. If Touch Tone is unable to settle the foregoing matters with AT&T, it is probable that AT&T will discontinue its long distance service to Touch Tone and its customers and the parties will institute legal proceedings. If Touch Tone loses AT&T service and to some extent, long distance customers are not transferred to WilTel, long distance revenues will become insignificant, further harming Touch Tone's financial condition. See "TOUCH TONE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the Financial Statements included in this Joint Proxy Statement/Prospectus.

CHANGE OF BUSINESS FOCUS

    Touch Tone has only recently entered the Internet access market. This market has not yet generated significant revenues and Touch Tone and its prospects in this market must be considered in light of the risks, expenses and difficulties frequently encountered by companies attempting to develop anew product, particularly companies in new and evolving markets. Furthermore, the limited history of the Company's Internet access business makes projections of future results of operations extremely difficult and uncertain, and therefore there can be no assurance that Touch Tone will generate significant revenues from its Internet operations.

THE MERGER



    FAILURE TO SATISFY CLOSING CONDITIONS. Arcada's obligation to consummate the Merger is contingent upon Touch Tone's satisfaction of certain closing conditions set forth in the Merger Agreement. At November 30, 1996 Touch Tone had working capital of $563,000 and there is a substantial risk that Touch Tone will not comply with the closing condition that it have at least $1,500,000 in working capital at the Effective Time as well as a risk that it will be unable to maintain listing of the Touch Tone Common Stock and Warrants on the Nasdaq SmallCap Market, another closing condition. Although these conditions may be waived by Arcada in its sole discretion, there can be no assurance that it will do so. Accordingly, even if the Touch Tone Shareholders and the Arcada Shareholders approve the Merger Agreement, it may not be consummated. See "THE MERGER AGREEMENT - Conditions to the Consummation of the Merger."

    SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT MARKET PRICE OF STOCK; POSSIBLE VOLATILITY OF STOCK PRICE. Upon consummation of the Merger, an aggregate 12.5 million shares of Touch Tone Common Stock will be issued to the Arcada Shareholders (without giving effect to conversion of the 1.5 million shares of Touch Tone Series B Preferred Stock issued in the Merger). Although
11.5 million of the 12.5 million shares of Touch Tone Common Stock and any shares of Touch Tone Common Stock issued upon conversion of the Touch Tone Series B Preferred Stock are subject to resale restrictions until November, 1998 pursuant to the terms of the Merger Agreement, sales of unrestricted shares of Touch Tone Common Stock in the public market could adversely affect the market price of such stock. If the market price of Touch Tone Common Stock were adversely affected by such sales, Touch Tone's access to equity capital markets could be adversely affected, and issuances of stock by Touch Tone in connection with future acquisitions, or otherwise, could dilute earnings per share. See "THE MERGER -Resale of Touch Tone Common Stock."

    CONTINUED NASDAQ LISTING. Nasdaq has indicated that Touch Tone will be required to comply with Nasdaq's initial listing requirements to remain listed on the Nasdaq SmallCap Market after the Merger. Under the current rules promulgated by Nasdaq for initial listing, a company must apply to Nasdaq for listing and have at least $4,000,000 in total assets, $2,000,000 in stockholders equity and a minimum bid price of $3.00 per share. The Company believes that it will continue to be listed on the Nasdaq SmallCap Market after the Merger. However, until Nasdaq approves Touch Tone's application, there can be no assurance that Touch Tone's securities will continue to be listed on the Nasdaq SmallCap Market after the Merger. Nasdaq's acceptance of Touch Tone's application is a condition to the closing of the Merger Agreement. Even if this condition were waived by Arcada and the Merger consummated, if Touch Tone's application is rejected, trading, if any, in Touch Tone's Common Stock and Warrants would be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the Nasdaq listing requirements or in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the listed securities. See "Risk of Low Priced Stock."

    SIGNIFICANT SHAREHOLDERS. At the Effective Time, the Arcada Shareholders will own approximately 78% of the Touch Tone Common Stock then outstanding (based on the number of shares outstanding on the Record Date and without giving effect to conversion of the 1.5 million shares of Touch Tone Series B Preferred Stock issued in the Merger). Pursuant to the terms of the Merger Agreement the Arcada Shareholders are restricted in their right to sell shares of Touch Tone Common Stock and Touch Tone Series B Preferred Stock received in the Merger and any shares of Touch Tone Common Stock issued upon conversion of the Touch Tone Series B Preferred Stock. As holders of 78% of the outstanding Touch
Tone Common Stock after the Merger (without giving effect to conversion of the 1.5 million shares of Touch Tone Series B Preferred Stock issued on the Merger), the Arcada Shareholders will be able to determine voting on substantially all matters put before the Touch Tone Shareholders. See "Restrictions on Transfer" and "THE MERGER - Lock-up."

    NO FAIRNESS OPINIONS. The Touch Tone and Arcada Boards have not retained independent business valuation firms to opine to their respective shareholders as to the fairness of the Merger from a financial point of view. Inasmuch, no independent third parties have reviewed terms of the Merger for the benefit of the Touch Tone and Arcada Shareholders. See "THE MERGER - Recommendations of the Board of Directors; Reasons for the Merger."

    DETERMINATION OF NUMBER OF SHARES TO BE RECEIVED IN THE MERGER. In determining whether to vote to approve the Merger, the Touch Tone and Arcada Shareholders should consider that the number of shares of Touch Tone Common Stock and Series B Preferred Stock to be received in the Merger by the holders of Arcada Common Stock was determined by negotiations between Touch Tone and Arcada and were based on a number of factors. The number of shares to be received do not necessarily reflect the relative stock values, asset values, cash flow per share, earnings per share or other attributes of either Touch Tone or Arcada. The Merger Agreement does not provide for any adjustment in the number of shares to be received in the event that either the Touch Tone Common Stock or Arcada Common Stock should increase or decrease in value. See "THE MERGER - Recommendation of the Boards of Directors; Reasons for the Merger."

    BOARD OF DIRECTORS MAY CHANGE BUSINESS POLICIES. The Touch Tone Board of Directors may change the business objectives and policies of Touch Tone without a vote of the stockholders. In addition, as discussed elsewhere within this Joint Proxy Statement/Prospectus, upon the consummation of the Merger, four of Touch Tone's current directors will resign and the remaining director will elect four new directors, each of whom have been or will be designated by Arcada. If Touch Tone changes its business objectives and policies, the risks and potential rewards of an investment in Touch Tone may also change, and the marketplace may react favorably or unfavorably to such changes, which may affect the price at which Touch Tone's Common Stock trades in the public market. See "MANAGEMENT AND OPERATIONS OF TOUCH TONE FOLLOWING THE MERGER - Operations and Management After the Merger."

    EXPECTED BENEFITS OF COMBINED BUSINESS MAY NOT BE ACHIEVED. Touch Tone anticipates that benefits will occur as a result of the Merger as described under "THE MERGER - Recommendation of the Board of Directors; Reasons for the Merger" and "MANAGEMENT AND OPERATIONS OF TOUCH TONE FOLLOWING THE MERGER." When, if ever, the anticipated benefits of the Merger are ultimately achieved, however, will depend on a number of factors, including the ability of Touch Tone and Arcada as a combined company (the "combined companies") to achieve cost savings at projected levels within projected time frames, to obtain adequate financing to pursue its growth strategy and, generally, the ability of the combined companies to capitalize on their combined asset base and strategic position. There can be no assurance that the expected benefits of the Merger relative to the combined business will be achieved.

    FIXED NUMBER OF SHARES OFFERED TO ARCADA SHAREHOLDERS. In the Merger,
Arcada shareholders will receive an aggregate of 12,500,000 shares of Touch Tone Common Stock and 1.5 million shares of Series B Preferred Stock. Such number of shares will not be adjusted if the market price of Touch Tone Common Stock decreases or increases. Arcada Shareholders should obtain current market prices of Touch Tone Common Stock prior to voting on the Merger. See "THE MERGER - General."

    RESTRICTIONS ON TRANSFER. As part of the Merger Agreement, the Arcada Shareholders who receive shares of Touch Tone Common Stock in the Merger will be restricted from selling 11.5 million of the 12.5 million shares received, and any shares of Touch Tone Common Stock issued upon conversion of the Touch Tone Series B Preferred Stock until November, 1998. Accordingly, such Arcada Shareholders will be unable to liquidate such shares for a substantial period of time. The price per share of Touch Tone Common Stock at the end of the restricted period may be significantly higher or lower than the price per share at the Effective Time. See "THE MERGER - Lock-up."

    PAYMENT OF DIVIDENDS ON PREFERRED STOCK. The 1.5 million shares of Series B Preferred Stock to be issued to the Arcada shareholders in the Merger provides for cumulative dividends of 8% per annum, which dividends are to be paid quarterly out of Touch Tone funds legally available for such purpose. Based on Touch Tone's financial position, there can be no assurance that any dividends will be paid on the Touch Tone Series B Preferred Stock in the foreseeable future. See "THE MERGER AGREEMENT - Post Merger Dividend Policy" and "DESCRIPTION OF CAPITAL STOCK OF TOUCH TONE - Preferred Stock."


GENERAL


    DEPENDENCE ON KEY PERSONNEL. Upon the consummation of the Merger, Frank Bonadio, the President and Chief Operating Officer of Arcada, will become President of Touch Tone. The success of Arcada and of the combined companies will be dependent on the abilities of Frank Bonadio, whose loss could adversely affect Arcada or the combined companies. See "MANAGEMENT AND OPERATIONS OF TOUCH TONE FOLLOWING THE MERGER."

    NO DIVIDENDS. Touch Tone has not paid cash dividends on its common stock. Touch Tone will be required, if funds are legally available for such purpose, to pay dividends on the Touch Tone Series B Preferred Stock, until such stock is either redeemed or converted into Touch Tone Common Stock. The boards of directors of each of Touch Tone and Arcada do not anticipate paying cash dividends in excess of such dividends required to be paid on the Series B Perferred Stock in the forseeable future as they intend to retain future earnings to finance the growth of the business. Payment of cash dividends on the Touch Tone Common Stock in the future will depend, among other things, upon the future earnings, requirements for capital improvements, the operating and financial conditions and other factors deemed relevant by the combined company's Board of Directors. See "DESCRIPTION OF CAPITAL STOCK OF TOUCH TONE - Preferred Stock."





    PRICE VOLATILITY. The market for Touch Tone Common Stock is extremely illiquid. Consequently, whenever there are significantly more sellers than buyers or buyers than sellers of Touch Tone Common Stock, the market price of such stock will fluctuate significantly. The market price of the Touch Tone Common Stock could also be subject to significant fluctuations in response to various factors and events, including quarterly variations in operating results, regulatory or other changes affecting the telecommunications industry generally, announcements of business developments by Touch Tone or its competitors, the addition of customers in connection with acquisitions, the introduction of new services, changes in the cost of long distance service or other operating costs and changes in general market conditions.


    RISK OF LOW-PRICED STOCKS. If Touch Tone's listed securities were delisted from Nasdaq, and no other exclusion from the definition of a "penny stock" under applicable Securities and Exchange Commission regulations were available, such securities would be subject to the penny stock rules. A "penny stock" is defined as a stock that has a price of $5.00 or less. The rules relating to "penny stocks" impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as investors with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with a spouse). For example, the broker dealer must deliver to its customer prior to effectuating any transaction, a risk disclosure document which sets forth information as to the risks associated with "penny stocks," information as to the salesperson, information as to the bid and ask prices of the "penny stock," the importance of the bid and ask prices to the purchaser, and investor's rights and remedies under certain circumstances. Also, the broker dealer must disclose to the purchaser its aggregate commission received on the transaction, current quotations for the securities and monthly statements which provide information as to market and price information. In addition, for transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase and must have received the purchaser's written consent to the transaction prior to sale. Consequently, delisting from Nasdaq, if it were to occur, could affect the ability and willingness of broker-dealers to sell Touch Tone's securities and the ability of Touch Tone Shareholders and Warrantholders to sell their securities in the secondary market.

    LONG DISTANCE INDUSTRY CUSTOMER ATTRITION. A level of customer attrition is inherent in the long distance industry. Attrition (the average number of customers from whom revenues have terminated or been terminated as a result of non-payment or dropped to zero usage expressed as a percentage of the total number of customers) has averaged approximately 2% per month in the long distance industry. Although both Touch Tone and Arcada attempt to reduce the level of customer attrition, there can be no assurance that this level will not continue or increase and as discussed below, has substantially increased at Touch Tone. See "TOUCH TONE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."


    TOUCH TONE CUSTOMER ATTRITION. The level of Touch Tone's customer attrition is significant due to several factors including its carrier commitments at non-competitive rates, disputes with AT&T on fraudulent third-party charges, and inability to get accurate billing records. The result is that Touch Tone is not competitive with long distance companies and is unable to pay their agents, as AT&T has suspended all payments to Touch Tone until such time as the AT&T problems are resolved, if ever. Consequently, Touch Tone's customer base is rapidly declining, causing as shortfall in its long distance carrier commitments. and significantly increasing its losses from operations.

    DEPENDENCE ON SERVICES OFFERED BY OTHER CARRIERS. Neither Touch Tone nor Arcada owns any transmission facilities other than Arcada's investments in its long distance switches, and its long distance services are dependent upon WilTel, AT&T, Frontier and other carriers for the transmission of its customers' calls. Accordingly, Touch Tone's and Arcada's long distance operations are subject to their continued ability to obtain such services at bulk rates.

    COMPETITION. The telecommunications industry is intensely competitive and is significantly affected by the introduction of new services and the market activities of major industry participants. Competition in the growing telecommunications industry is based upon pricing, customer service, network quality and value-added services. Touch Tone and Arcada compete with AT&T, MCI, Sprint and other national and regional long distance carriers. Most of Touch Tone and Arcada's competitors have greater name recognition, more extensive transmission networks and greater engineering and marketing capabilities than Touch Tone or Arcada and have, or have access to, substantially greater financial and personnel resources than those of Touch Tone and Arcada. These resources may permit certain of Touch Tone and Arcada's competitors to offer pricing and incentives below those which can be offered by Arcada or Touch Tone. For example, AT&T is currently selling long distance in certain of Touch Tone's markets at rates below those which Touch Tone is able to profitably offer. Various regulatory factors can also have an impact on Touch Tone or Arcada's ability to compete. For example, the new Telecommunications Act has reduced the competitive barriers facing all telecommunications companies, especially AT&T and the regional Bell operating companies. Arcada and Touch Tone's size makes it difficult to have an impact on such regulations. Moreover, certain of Arcada and Touch Tone's larger competitors may have the ability to influence regulation of the telecommunications industry in a manner unfavorable to small or more recent market entrants such as Touch Tone and Arcada.

    In addition, Touch Tone and Arcada are customers and competitors of AT&T and other long distance suppliers. Touch Tone and Arcada are customers of AT&T and other suppliers because they use such companies' long distance telecommunications services. Touch Tone and Arcada are competitors of AT&T and other suppliers in that they directly seek customers who are, or potentially may be customers of AT&T.

    The ability of Touch Tone and Arcada to compete effectively in the telecommunications industry will depend upon their continued ability to provide high quality, market-driven services at prices generally similar to, or less than, those charged by its competitors. There can be no assurance that Touch Tone or Arcada will be able to compete successfully with existing or future companies.


    DEPENDENCE ON EFFECTIVE BILLING SYSTEM. Both Touch Tone and Arcada rely on their information and billing systems to efficiently and effectively process bills and produce information. The combined companies will rely on Arcada's current system which was installed in 1995. The successful operation of these systems is of importance to the combined companies' growth and profitability and there can be no assurance that Arcada's billing system will perform to expectations into the future or that Touch Tone's billing data can be smoothly incorporated into Arcada's billing system. See "BUSINESS OF ARCADA - Billing Systems."


    RISK OF SERVICE INTERRUPTION. Arcada does not have long-term service commitments with its long distance service providers. While short-term arrangements with long distance service providers reduces the risk of committing to minimums at pricing levels which may become above market, the risk that service providers will terminate service and interrupt Arcada customer service is increased. Arcada believes that its relations with service providers are excellent and that significant terminations will not occur; however, if terminations occur and Arcada cannot reroute telecommunications traffic, its business may be adversely affected.


    GOVERNMENT REGULATION. Federal and state regulations, regulatory actions and court decisions have had, and may have in the future both positive and negative effects on Touch Tone and Arcada and their ability to compete. Touch Tone and Arcada are subject to regulation by the FCC and various state public service or public utility commissions which typically impose obligations to file tariffs containing the rates, terms and conditions of service. Neither the FCC nor the relevant state utility commission currently regulate the company's profit levels, but they have the authority to do so. The vast majority of states require long distance service providers to apply for authority to provide telecommunications services and to make filings regarding their activities. The multiplicity of state regulations make full compliance with all such regulations a challenge for any multi-state provider. There can be no assurance that regulators or third parties will not raise material issues with regard to either Touch Tone or Arcada's compliance with applicable regulations or that regulatory activities will not have a material adverse effect on the company. See "BUSINESS OF ARCADA - Regulation."


    RISK OF LIABILITY FOR LOCAL UTILITY TAXES. Touch Tone and Arcada serve customers in numerous localities throughout their service areas. Touch Tone and Arcada currently collect and remit local utility and other taxes only in jurisdictions where they have offices or hold other assets. Arcada has made tax payments to one locality where it does not have offices or hold assets and has agreed to pay additional amounts based on a review of its billing to that locality while preserving the right to challenge its obligation to make such payments. Touch Tone and Arcada have been contacted in the past by other localities where they have customers but no other assets or operations requesting that they collect and commit local utility taxes in such jurisdictions. Neither Touch Tone nor Arcada believes such local utility taxes apply to their respective operations and they have not historically collected such taxes. There can be no assurance that such localities will not actively seek to collect taxes from Touch Tone or Arcada in the future or that Touch Tone or Arcada will be liable for failure to collect such taxes in the past. In the event Touch Tone or Arcada is found liable for such back taxes it could have a material adverse effect on Touch Tone and Arcada. See "BUSINESS OF ARCADA -Regulation."



    WORKING CAPITAL REQUIREMENTS AND LONG CASH CYCLE. Currently, customer billings for long distance services are generated by AT&T for Touch Tone from detailed call records which are generally prepared by the carrier and are available on or about the fourth day of the month following the month of customer usage. Customer invoices usually are generated within ten days thereafter and are due by the first day of the billing month. However, Touch Tone historically collects a large portion of receivables after the scheduled due date, resulting in an average cash cycle of approximately 60 days. Pursuant to the terms of the agreement with AT&T, all cash received on such accounts is paid directly to AT&T and then remitted to Touch Tone. Furthermore, AT&T retains an amount equal to customer invoices which are past due for 30 days until such time as the customer pays his bill and as noted elsewhere herein AT&T has suspended all payments to Touch Tone pending resolution of the $1,000,000 fraudulent charge. No assurances can be given that Touch Tone's temporary liquidity shortages will not occur in the future and adversely affect
Touch Tone. See "TOUCH TONE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AN RESULTS OF OPERATIONS."


    DEPENDENCE ON AGENTS. Touch Tone, and to a lesser degree, Arcada, depend on continuing relationships with their independent marketing agents to acquire new customer accounts. Substantially all of Touch Tone's current customer accounts and approximately one-quarter of Arcada's accounts have been obtained through their network of independent marketing agents. In general, Touch Tone's agreements with its independent marketing agents provide that all customers introduced to Touch Tone by the agents are the Company's customers. Most of these contracts contain restrictions on the transfer of accounts sold by the independent marketing agent, such as limitations on the selling of a competing long distance service to customers placed on Touch Tone's network by the independent marketing agent, a right of first refusal to Touch Tone on sale of residual commissions and other similar restrictions. Although Touch Tone cannot prevent an existing agent from becoming a competitor and attempting to transfer Touch Tone's customers to a competing service, these contractual limitations limit an independent marketing agent's ability to do so. Touch Tone primarily uses independent marketing agents to sell Touch Tone's services through telemarketing and direct sales efforts.



    Revenues derived from customers introduced to Touch Tone by independent marketing agents currently constitute approximately 90% of Touch Tone's total revenue for the year ended May 31, 1996 and the six months ended November 1996. These percentages represent the total revenues derived from both existing and new customers introduced to Touch Tone by independent marketing agents. The independent marketing agents receive residual commissions based on billings. Touch Tone has lost several key independent marketing agents as previously discussed herein, which has had a material adverse effect on Touch Tone's ability to develop new business. Arcada utilizes marketing agents to supplement their inside sales program. Revenues derived from such agents constituted 14% of revenues for the nine months ended September 30, 1996. See "TOUCH TONE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."


    OBSOLESCENCE DUE TO TECHNOLOGICAL CHANGE AND NEW SERVICES. The telecommunications industry has been characterized by steady technological change, frequent new service introductions and evolving industry standards. Touch Tone and Arcada believe that their future success will depend on their ability to anticipate such changes and to offer on a timely basis services that meet these evolving industry standards. There can be no assurance that Touch Tone or Arcada will have sufficient resources to make the investments necessary to acquire new technology or to introduce new services that would satisfy an expanded range of customer needs.

INTERNET


    COMPETITION. The market for Internet access services is extremely competitive. There are no substantial barriers to entry, and Touch Tone expects that competition will intensify in the future. Touch Tone believes that its ability to compete successfully depends upon a number of factors, including market presence; the capacity, reliability and security of its proposed network infrastructure; ease of access to and navigation of the Internet; the pricing policies of its competitors and suppliers; the timing of introductions of new products and services by Touch Tone and its competitors; Touch Tone's ability to support existing and emerging industry standards; and industry and general economic trends. Touch Tone's current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than Touch Tone. Touch Tone competes or expects to compete directly or indirectly with the following categories of companies: (1) other national and regional commercial Internet service providers, such as Performance Systems International ("PSI"), Bolt Beranek & Newman, Inc. ("BBN") and UUNET Technologies ("UUNET"), (2) established on-line services companies that currently offer or are expected to offer Internet access, such as American Online, Inc. ("AOL"), CompuServe Incorporated ("CompuServe") (a division of H&R Block, Inc.), Prodigy Services Company ("Prodigy") (a joint venture of International Business Machines Corp. ("IBM") and Sears, Roebuck and Co.), GEnie (a division of General Electric Information Services) ("GEnie"), and Delphi Internet Services ("Delphi") (a division of News Corp.), (3) computer hardware and software and other technology companies, such as IBM and Microsoft Corp. ("Microsoft"), (4) national long distance carriers, such at AT&T Corp. ("AT&T"), MCI Communications Corp. ("MCI") and Sprint Corp. ("Sprint") that currently offer electronic messaging services, (5) regional telephone companies, such as Pacific Bell, which recently announced a service to provide Internet access, and (6) nonprofit or educational Internet service providers.

    Although most of the established on-line services companies and telecommunications companies currently offer only limited Internet access, many of these services have announced plans to offer expanded Internet access. Touch Tone expects that all of the major on-line services companies will eventually compete fully in the Internet access market. Certain companies, including AOL, BBN, CompuServe and PSI, have obtained or expanded their Internet access products and services as a result of acquisitions. In addition, Touch Tone believes that new competitors, including large computer hardware and software, media and telecommunications companies such as the regional telephone companies, will enter the Internet access market, resulting in even greater competition for Touch Tone. For example, Microsoft has introduced an Internet access solution, including front-end software and an on-line service, called "Microsoft Network," that is expected to be competitive with Touch Tone's services. The application software for this on-line service has been bundled with Microsoft's Windows 95 operating system, which may give the service a significant advantage over the on-line and Internet services from other providers, including Touch Tone. In connection with its plans to enter the Internet access market, Microsoft recently announced a strategic alliance with UUNET (including the purchase of a minority investment in UUNET by Microsoft) that will give Microsoft customers access to the Internet through UUNET's POPs. In addition, IBM's most recent version of its OS/2 operating system software includes Internet utilities, and IBM offers Internet access through its own private communications network. The ability of these competitors or others to bundle services and products with Internet connectivity services could place Touch Tone at a significant competitive disadvantage.


    Competition in Touch Tone's markets is expected to focus increasingly on overseas traffic where Internet connectivity services are just beginning to be introduced. For example, AOL recently announced a joint venture with Bertelmann AG, a German entertainment company, to create an on-line computer service in Europe. Touch Tone does not currently compete in overseas markets, and to the extent the ability to provide connectivity services overseas becomes a competitive advantage in the Internet connectivity industry, Touch Tone may be at a competitive disadvantage relative to other competitors.

    Increased competition could result in significant price competition, which in turn could result in significant reductions in the average selling price of Touch Tone's services. In addition, competition could result in increased selling and marketing expenses and related subscriber acquisition costs which could adversely affect Touch Tone's profitability. There can be no assurance that Touch Tone will be able to offset the effects of any such price reductions through an increase in the number of its subscribers, higher revenue from enhanced services, cost reductions or otherwise. Increased competition, price or otherwise, could result in erosion of Touch Tone's market share and adversely affect Touch Tone's operating results. There can be no assurance that Touch Tone will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully.


    DEPENDENCE ON WILTEL AND OTHER SUPPLIERS. Touch Tone will rely on other companies, particularly WilTel, Inc. ("WilTel"), to provide communications capacity via leased telecommunication lines. Pursuant to an addendum to Touch Tone's existing agreement with WilTel, a majority of leased telecommunications lines that Touch Tone will lease will be provided by WilTel. If WilTel is unable or unwilling to continue providing service to Touch Tone in the future, Touch Tone's operations could be materially adversely affected. Although leased telecommunications lines are available from several alternative suppliers, including AT&T, MCI and Sprint, there can be no assurance that Touch Tone could obtain substitute services from other providers at reasonable or comparable prices, or in a timely fashion.



    In addition to the proposed use of WilTel, Touch Tone is dependent on certain third party suppliers of hardware components. Although Touch Tone attempts to maintain a minimum of two vendors for each required product, certain components used by Touch Tone in providing its networking services are currently acquired from only one source, including high performance routers manufactured by Cisco Systems, Inc. and modems manufactured by U.S. Robotics, Inc. A failure by a supplier to deliver quality products on a timely basis, or the inability to develop alternative sources if and as required, could result in delays which could materially adversely affect Touch Tone.

    SOFTWARE AND SERVICE DEVELOPMENT; TECHNOLOGICAL CHANGE. The market for
Touch Tone's services is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new software and service introductions. There can be no assurance that Touch Tone can successfully identify new service opportunities and develop and bring new services to market in a timely manner, or that software, services or technologies developed by others will not render Touch Tone's, services or technologies noncompetitive or obsolete. Touch Tone is also at risk to fundamental changes in the way Internet access services are delivered. Currently, Internet services are accessed primarily by computers and are delivered by telephone lines. If the Internet becomes accessible by screen-based telephones, television or other consumer electronic devices, or customer requirements change the way Internet access is provided, Touch Tone will have to develop new technology or modify its existing technology to accommodate these developments. There can be no assurance that Touch Tone will succeed in adapting its Internet service business to alternate access devices and technology.

    DEPENDENCE ON THE DEVELOPMENT OF A NETWORK INFRASTRUCTURE. The future success of Touch Tone's business will depend upon the capacity, reliability and security of its proposed network infrastructure. Touch Tone will attempt to adapt its network infrastructure as the number of users and the amount of information they wish to transfer increases, and so meet changing customer requirements. The development and expansion of Touch Tone's proposed network infrastructure will require substantial financial, operational and management resources. There can be no assurance that Touch Tone will be able to develop a network infrastructure to meet demand or its customers' changing requirements on a timely basis, at a commercially reasonable cost, or at all, or that Touch Tone will be able to deploy successfully any network expansion. Any failure of Touch Tone to develop its network infrastructure on a timely basis or to adapt it to changing customer requirements or evolving industry standards could have a material adverse effect on Touch Tone's business, financial condition and results of operations.

    NEW AND UNCERTAIN MARKET. The market for Internet connectivity services and related software products is in an early stage of growth. Since this market is relatively new and because current and future competitors are likely to introduce competing Internet connectivity and/or on-line services, it is difficult to predict the rate at which the market will grow or at which new or increased competition will result in market saturation. The novelty of the market for Internet access services may also adversely affect Touch Tone's ability to retain new customers, as customers unfamiliar with the Internet may be more likely to discontinue Touch Tone's services after an initial trial period than other subscribers. If demand for Internet services fails to grow, or grows more slowly than anticipated, or becomes saturated with competitors, Touch Tone's business, operating results and financial condition will be adversely affected. Although Touch Tone intends to support emerging standards in the market for Internet connectivity, there can be no assurance that industry standards will emerge or, if they become established, that Touch Tone will be able to conform to these new standards in a timely fashion and maintain a competitive position in the market.

    In order to achieve subscriber growth, Touch Tone must continue to replace terminating subscribers and attract additional subscribers. However, the sales and marketing expense and subscriber acquisition costs associated with attracting new subscribers are substantial. Accordingly, Touch Tone's ability to improve operating margins will depend in part on Touch Tone's ability to retain its subscribers. Since the Internet market is new and the utility of available services is not well understood by new and potential subscribers, Touch Tone is unable to predict future subscriber retention rates.

    POTENTIAL LIABILITY FOR CONTENT. Recent legislative proposals aimed at limiting the use of the Internet to transmit certain contents and materials could, if enacted, result in significant potential liability to Internet access providers including Touch Tone. Private suits may also be a possibility for Internet providers for messages posted by subscribers and disseminated through access providers systems. Touch Tone does not currently have the ability to regulate use of the Internet by its customers and has no plans at this time to develop software for this purpose. Accordingly, although Touch Tone carries insurance, it may not be adequate to compensate Touch Tone for any liability that may be imposed. Any imposition of liability in excess of such coverage could have a material adverse effect on Touch Tone.

    GOVERNMENT REGULATION OF INTERNET ACCESS PROVIDERS. Most recently, Congress passed the Telecommunications Bill which makes the transmission of indecent material on the Internet a crime. Under the Bill, Internet access providers will have the responsibility for the material their customers put on the Internet. At this point, Touch Tone is unable to predict the impact or the cost of compliance on its Internet operations. The law or future regulations soon to be adopted may decrease the growth of the Internet, which could in turn decrease the demand for Touch Tone's products and increase Touch Tone's cost of doing business or otherwise have an adverse effect on Touch Tone's business, operating results or financial condition. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain.

                            THE TOUCH TONE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE TOUCH TONE SPECIAL MEETING

    At the Touch Tone Special Meeting, Touch Tone Shareholders will consider and vote upon a proposal to approve and adopt the Merger Agreement, the Merger and the Reincorporation Merger. Touch Tone Shareholders entitled to vote also will consider and vote upon any other matter that may properly come before the Touch Tone Special Meeting.


    THE TOUCH TONE BOARD HAS APPROVED THE MERGER AGREEMENT, THE MERGER, THE REINCORPORATION MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, AND RECOMMENDS A VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE MERGER AND THE REINCORPORATION MERGER. See "The Merger - Recommendation of the Boards of Directors; Reasons for the Merger."

    Abstentions will be counted as shares present for purposes of determining the presence of a quorum on all matters. See "-Revocability of Proxies; Quorum." Abstentions will have the effect of votes against the approval and adoption of the Merger Agreement, the Merger, the other transactions contemplated by the Merger Agreement and the Reincorporation Merger.



    As of the Record Date directors and executive officers of Touch Tone were beneficial owners of an aggregate of 114,516 shares of Touch Tone Common Stock, or approximately 3.4% of the outstanding shares of Touch Tone Common Stock (excluding 300,000 shares underlying warrants to purchase Touch Tone Common Stock at $4.00 per share held by such directors and executive officers also outstanding and exercisable on that date and an option to Michael Canney Touch Tone's President and Chief Executive Officer to purchase 125,000 shares of common stock at $.01 per share, which will be granted as part of a consulting agreement to be entered into upon consummation of the Merger). The directors and executive officers of Touch Tone who are also stockholders of Touch Tone have advised Touch Tone that they will vote their shares of Touch Tone Common Stock in favor of the matters submitted to stockholders of Touch Tone at the Touch Tone Special Meeting or any adjournments or postponements thereof.


VOTING OF PROXIES

    A form of proxy is enclosed with this Joint Proxy Statement/Prospectus for use by Touch Tone Shareholders.

    Shares of Touch Tone Common Stock represented by all properly executed proxies received in time for the Touch Tone Special Meeting and which have not been revoked will be voted at such meeting in accordance with the instructions indicated thereon. PROXIES WHICH DO NOT CONTAIN AN INSTRUCTION TO VOTE FOR OR AGAINST OR TO ABSTAIN FROM VOTING ON A PARTICULAR MATTER DESCRIBED IN THE PROXY WILL BE VOTED IN FAVOR OF THE MERGER AGREEMENT, THE MERGER AND THE REINCORPORATION MERGER AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE TOUCH TONE SPECIAL MEETING.

REVOCABILITY OF PROXIES; QUORUM

    The grant of a proxy on the enclosed Touch Tone form of proxy does not preclude a stockholder from voting in person. A stockholder may revoke a proxy at any time prior to its exercise by submitting a later dated proxy with respect to the same shares, by filing with the Secretary of Touch Tone a duly executed revocation, or by voting in person at the meeting. Attendance at the Touch Tone Special Meeting will not in and of itself constitute are vocation of a proxy.


    Only holders of record of Touch Tone Common Stock at the close of business on the Record Date will be entitled to receive notice of and to vote at the Touch Tone Special Meeting. On the Record Date, Touch Tone had outstanding 3,320,800 shares of Touch Tone Common Stock. The holders of Touch Tone Common Stock are entitled to one vote per share on each matter submitted to a vote at the Touch Tone Special Meeting. The holders of a majority of the outstanding shares of Touch Tone Common Stock entitled to vote must be present in person or by proxy at the Touch Tone Special Meeting in order for a quorum to be present. Shares of Touch Tone Common Stock represented by proxies which are marked "abstain" or which are not marked as to any particular matter or matters will be counted as shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to "street name" shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares having voted at the Touch Tone Special Meeting as to any proposal as to which authority to vote is withheld by the broker.


    In the event a quorum is not present in person or by proxy at the Touch
Tone Special Meeting, the Touch Tone Special Meeting is expected to be adjourned or postponed.

VOTE REQUIRED FOR APPROVAL

    The affirmative vote of the holders of at least a majority of the shares of Touch Tone Common Stock outstanding as of the Record Date voting in person or by proxy is necessary to approve and adopt the Merger Agreement, the Merger and the Reincorporation Merger.

APPRAISAL RIGHTS

    Holders of Touch Tone Common Stock who vote against the Merger will not be entitled to appraisal rights under the California Corporation Code if the Merger is consummated.

SOLICITATION OF PROXIES

    Subject to the Merger Agreement, Touch Tone will bear the cost of the solicitation of proxies from its stockholders, and Arcada and Touch Tone will pay the cost of printing and mailing this Joint Proxy Statement/Prospectus. In addition to solicitation by mail, the directors, officers and employees of Touch Tone and its subsidiaries may solicit proxies from stockholders of Touch Tone by telephone or telegram or in person. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses in connection therewith. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons, and Touch Tone will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

                              THE ARCADA SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE ARCADA SPECIAL MEETING

    At the Arcada Special Meeting, holders of Arcada Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger. Holders of shares of Arcada Common Stock entitled to vote also will consider and vote upon any other matter that may properly come before the Arcada Special Meeting or any adjournments or postponements thereof.


    THE BOARD OF DIRECTORS OF ARCADA HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, AND RECOMMENDS A VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. See "THE MERGER - Recommendation of the Board of Directors; Reasons for the Merger."

    Abstentions will be counted as shares present for purposes of determining the presence of a quorum on all matters. See "- Revocability of Proxies; Quorum." Abstentions will have the effect of votes against the approval and adoption of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.


    As of the Record Date, directors and executive officers of Arcada were beneficial owners of an aggregate of 49,000 shares of Arcada Common Stock (98% of the outstanding shares of Arcada Common Stock.) The directors and executive officers of Arcada who are also stockholders of Arcada have advised Arcada that they will vote their shares of Arcada Common Stock in favor of the matters submitted to stockholders of Arcada at the Arcada Special Meeting or any adjournments or postponements thereof.

VOTING OF PROXIES

    A form of proxy is enclosed with this Joint Proxy Statement/Prospectus for use by Arcada Shareholders.


    Shares of Arcada Common Stock represented by all properly executed proxies received in time for the Arcada Special Meeting and which have not been revoked will be voted at such meeting in accordance with the instructions indicated thereon. PROXIES WHICH DO NOT CONTAIN AN INSTRUCTION TO VOTE FOR OR AGAINST OR TO ABSTAIN FROM VOTING ON A PARTICULAR MATTER DESCRIBED IN THE PROXY WILL BE VOTED IN FAVOR OF THE MERGER AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ARCADA SPECIAL MEETING.


REVOCABILITY OF PROXIES; QUORUM

    The grant of a proxy on the enclosed Arcada form of proxy does not preclude a stockholder from voting in person. A stockholder may revoke a proxy at any time prior to its exercise by submitting a later dated proxy with respect to the same shares, by filing with the Secretary of Arcada a duly executed revocation, or by voting in person at the meeting. Attendance at the Arcada Special Meeting will not in and of itself constitute are vocation of a proxy.


    Only holders of record of Arcada Common Stock at the close of business on the Record Date will be entitled to receive notice of and to vote at the Arcada Special Meeting. On the Record Date, Arcada had outstanding 50,000 shares of Arcada Common Stock. The holders of Arcada Common Stock are entitled to one vote per share on each matter submitted to a vote at the Arcada Special Meeting. The holders of a majority of the outstanding shares of Arcada Common Stock entitled to vote must be present in person or by proxy at the Arcada Special Meeting in order for a quorum to be present. Shares of Arcada Common Stock represented by proxies which are marked "abstain" or which are not marked as to any particular matter or matters will be counted as shares present for purposes of determining the presence of a quorum on all matters.

    In the event a quorum is not present in person or by proxy at the Arcada Special Meeting, the Arcada Special Meeting is expected to be adjourned or postponed.

VOTE REQUIRED FOR APPROVAL

    The affirmative vote of the holders of at least two-thirds (66 2/3%) of the shares of Arcada Common Stock outstanding as of the Record Date voting in person or by proxy is necessary to approve and adopt the Merger Agreement and the Merger.

APPRAISAL RIGHTS


    Holders of Arcada Common Stock who do not vote for the Merger will be entitled to appraisal rights under the Washington Business Corporation Act if the Merger is consummated. The Washington Business Corporation Act generally entitles a stockholder to exercise appraisal rights upon a merger or consolidation of the corporation effected pursuant to the Washington Corporation Act if the holder complies with the requirements of Washington Business Corporation Act. See "THE MERGER - Dissenters' Rights" and Appendix C attached hereto.


SOLICITATION OF PROXIES

    Subject to the Merger Agreement, Arcada will bear the cost of the solicitation of proxies from its stockholders, and Arcada and Touch Tone will pay the cost of printing and mailing this Joint Proxy Statement/Prospectus. In addition to solicitation by mail, the directors, officers and employees of Arcada may solicit proxies from stockholders of Arcada by telephone or telegram or in person. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses in connection therewith.

          HOLDERS OF ARCADA COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES
                                WITH THEIR PROXY CARDS

                                      THE MERGER

    THE DESCRIPTION OF THE MERGER AND THE MERGER AGREEMENT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS INCLUDED AS APPENDIX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE.

GENERAL

    Touch Tone, Merger Sub and Arcada have entered into the Merger Agreement, which provides that, subject to the satisfaction or waiver of the conditions set forth therein (see "THE MERGER AGREEMENT - Conditions to the Consummation of the Merger"), Arcada will be merged with and into Merger Sub, and Merger Sub will be the surviving corporation and a wholly owned subsidiary of Touch Tone. As soon as practicable after the satisfaction or waiver (where permissible) of the conditions under the Merger Agreement, the Articles of Merger will be filed with the Secretary of State of the State of Washington, and the time of such filings will be the Effective Time unless otherwise provided in the Articles of Merger.


    Upon consummation of the Merger, all shares of Arcada Common Stock will automatically be canceled and retired and will cease to exist. Each holder of a certificate representing any shares of Arcada Common Stock will cease to have any rights with respect thereto, except the right to receive shares of Touch Tone Common Stock and Series B Preferred Stock to be issued upon the surrender of such certificate, or the right of dissenting Arcada Shareholders to receive fair value for their shares of Arcada Common Stock, under certain circumstances. See "THE MERGER - Dissenters' Rights." At the Effective Time, each outstanding share of Arcada Common Stock will be converted into the right to receive 250 shares of Touch Tone Common Stock and 30 shares of Touch Tone Series B Preferred Stock, in each case subject to adjustment, resulting in the issuance of 12.5 million shares of Touch Tone Common Stock and 1.5 million shares of Series B Preferred Stock. Pursuant to the terms of the Merger Agreement, 11.5 million of the 12.5 million shares of Touch Tone Common Stock issued in the Merger will be subject to resale restrictions until November, 1998. See "THE MERGER AGREEMENT -Lock-up."



    The number of shares of Touch Tone Common Stock and Series B Preferred
Stock to be received upon conversion of the shares of Arcada Common Stock in the Merger, will be subject to further adjustment if, prior to the Effective Time, the shares of Touch Tone Common Stock are changed into a different number of shares by reason of any recapitalization, split up, combination or exchange of shares, or if a stock dividend on such shares is declared with a record date within such period, then the number of shares to be issued to Arcada Shareholders will be adjusted accordingly.



    No certificates or fractional shares of Touch Tone Common Stock or Series B Preferred Stock will be issued as a result of the Merger. Instead, each Arcada Shareholders otherwise entitled to a fractional shares will receive the cash value of such fractional share in an amount equal to the fraction multiplied the closing price of Touch Tone Common Stock on the third trading day before the Effective Time.


BACKGROUND OF THE MERGER

    The Touch Tone Board has been cognizant of increasing levels of competition in the long distance telecommunications business. The Touch Tone Board believes that it must expand in order to receive the substantial competitive benefits available to larger entities. These benefits include significant price advantages to volume purchasers provided by long distance carriers.

    In April, 1996, Touch Tone's Board retained Robert Vaughan to act as a finder to locate parties that might be interested in a business combination with Touch Tone. See "--Interests of Certain Persons in the Merger." During the period from June 10, 1996 through July 31, 1996, Touch Tone identified and performed initial due diligence on several possible candidates located in the states of South Dakota, Texas, Utah, Washington and Hawaii. After reviewed and for various reasons, the Touch Tone Board determined not to pursue any of such possible transactions.

    On August 1, 1996, Arcada was identified by Mr. Vaughan to Touch Tone as possible acquisition candidate. During August, 1996, Michael Canney, President and CEO of Touch Tone and Frank Bonadio, President and Director of Arcada met several times and discussed possible terms of such a transaction. After extensive negotiations and due diligence by Touch Tone and Arcada, a Letter of Intent dated August 22, 1996 was executed by each party. Items discussed during these negotiations included the number of shares to be issued to Arcada shareholders in connection with the proposed transaction, new management, compatibility of business philosophies and long term goals. Members of Arcada's management also conducted extensive interviews of GetNet's management to evaluate the possible integration of Arcada's long distance service with GetNet's Internet Backbone.


    After further negotiations, due diligence and meetings at each of the company's corporate offices, a draft Merger Agreement was circulated. The parties discussed the draft merger agreement and after further revisions, a substantially final draft of the Merger Agreement was circulated to all parties. The Touch Tone Board, after discussions with management and the review of legal counsel, approved the Agreement for Merger on November 1, 1996. The Arcada Board approved the Agreement for Merger on November 1, 1996. The original Merger Agreement contemplated the issuance of 12.5 million shares of Touch Tone Common Stock and $1.5 million in one year, 8% unsecured promissory notes (the "Promissory Notes").


    The Merger Agreement was amended on November 19, 1996 to provide that 11.5 million of the 12.5 million shares of Touch Tone Common Stock issued in the Merger will be subject to a two-year resale restriction and, in exchange for the restriction, that Touch Tone will use its best efforts to induce its officers, directors and ten (10) largest shareholders to agree to vote in favor of the Merger and the Reincorporation Merger.


    The Merger Agreement was amended on December 4, 1996 to provide that the term of the Promissory Notes which were to be issued in the Merger would be changed from 12 to 15 months.



    The Merger Agreement was further amended on January 22, 1997 to substitute an aggregate of 1.5 million shares of Series B Preferred stock for the Promissory Notes initially contemplated on the Merger Agreement.


    The Merger Agreement is the result of arms-length negotiations between Touch Tone and Arcada. There is no affiliation between any of the directors and officers of the respective entities.

RECOMMENDATION OF THE BOARDS OF DIRECTORS; REASONS FOR THE MERGER

    TOUCH TONE. By the vote of the Touch Tone Board of Directors at a meeting held on November 1, 1996, the Touch Tone Board determined the Merger to be fair to and advisable and in the best interests of Touch Tone and its stockholders and approved the Merger and the Merger Agreement. The Touch Tone Board's decision to declare the Merger advisable and to approve the Merger and the Merger Agreement at the meeting followed study of strategic alternatives.

    At its meeting held on August 29, 1996, the Touch Tone Board received the presentation of management with respect to Arcada, including reviews of, among other things, historical information relating to the business, financial condition and results of operations of Arcada; information provided by Arcada management and reviewed and adjusted by Touch Tone management regarding the long distance operations of Arcada; information regarding the management of Arcada; and the possible effects of the Merger on Touch Tone's financial condition and the possible market effects of the announcement of the proposed Merger and the consummation thereof on the Touch Tone Common Stock.

    During the course of its deliberations, the Touch Tone Board of Directors, with the assistance of management and its advisors, considered a number of other factors, including the following:

    (i) The strategic and financial alternatives available to Touch Tone, including remaining a separate company and pursuing its existing growth strategy;

    (ii) The exchange ratio proposed by Arcada;

    (iii) The terms and conditions of the proposed Merger, including (a) the right of Touch Tone to terminate the Merger Agreement upon the occurrence of a material adverse change in Arcada, (b) the Touch Tone Board's ability, subject to certain determinations regarding the Touch Tone Board's fiduciary duties, to withdraw or modify its recommendation to Touch Tone's stockholders and (c) the size and structure of the termination and finders fees; and

    (iv) The ability of the combined companies to generate additional long distance revenues, reduce overhead and expand the utilization of the Internet backbone.

    In the course of its deliberations, the Touch Tone Board reviewed and considered a number of other factors relevant to the Merger, including among other things: (i) information concerning Touch Tone's and Arcada's respective businesses, prospects, financial performance, financial conditions, operations and technology; (ii) an analysis of the respective contributions to revenue, operating profits and net profits of the combined company; and (iii) reports from management and legal advisors as to the results of their due diligence investigation of Arcada.


    The Touch Tone Board also considered a variety of the potentially negative factors in its deliberations of the Merger, including (i) the potential disruption of Touch Tone's business that might result from a lack of focus following the announcement of the Merger; (ii) possibilities that the Merger might not be consummated and the effects of a public announcement of the Merger on Touch Tone's business; (iii) the risk that the market price of Touch Tone stock might be adversely affected by the announcement of the Merger; (iv) the risk that the other benefits sought to be achieved in the Merger will not be achieved; and (v) the risks described under "RISK FACTORS."


    In view of the wide variety of factors, both positive and negative, considered by the Touch Tone Board, the Touch Tone Board did not find it practical, and did not quantify or otherwise assign relative weights to the specific factors considered.

    Benjamin W. Bronston, a Touch Tone Director, elected to abstain from voting on the Merger due to his perception of a conflict of interest, Mr. Bronston is a principal of Nowalsky & Bronston LLP, a law firm which was retained by Touch Tone to conduct a due diligence review of Arcada's telecommunications contracts.

    The Touch Tone Board elected not to obtain a fairness opinion because Arcada met the profile criteria established by Touch Tone's management when it initiated its search for a merger/acquisition candidate including solid management with a history of results, and proven systems and products; a profitable operation with aggressive marketing; and a long-term growth plan through further acquisitions.

    ARCADA. By the unanimous vote of the Arcada Board at a meeting held on November 8, 1996, Arcada Board determined the Merger to be fair to and advisable and in the best interests of Arcada and its shareholders and approved the Merger and the Merger Agreement. The Arcada Board believes that the following are reasons for Arcada shareholders to vote for approval and adoption of the Merger Agreement and approval of the Merger:

    (i) The strategic and financial alternatives available to Arcada, including remaining a separate company and pursuing its existing growth strategy;

    (ii) The business opportunities available by leveraging Touch Tone's Internet "backbone" to provide Internet access services;


    (iii) The exchange ratio agreed to by Touch Tone;

    (iv) The proposed terms and conditions of the proposed Merger, including
    (a) the right of Arcada to terminate the Merger Agreement upon (1) the occurrence of a material adverse change in Touch Tone (2) Touch Tone's inability to renegotiate certain of its contracts and to settle certain pending litigation matters and (3) Touch Tone's failure to maintain a minimum level of working capital, (b) the Arcada Board's ability, subject to certain determinations regarding its fiduciary duties, to withdraw or modify its recommendations to Arcada's stockholders and (c) the size and structure of the termination and finders fees;

    (v) The potential increased liquidity and access to capital markets available to Arcada as a publicly held and traded entity; and

    (vi) The potential increased ability of Arcada to pursue acquisitions through the issuance of publicly traded securities.

    In the course of its deliberations, the Arcada Board reviewed and considered a number of other factors relevant to the Merger, including, among other things: (i) information concerning Arcada's and Touch Tone's respective business, prospects, financial performance, financial conditions, operations and technology; (ii) the historical stock prices of Touch Tone common stock; (iii) an analysis of the respective contributions to revenue, operating profits and net profits of the combined company; (iv) the structure of the Merger which will permit the Arcada shareholders to exchange their shares of Arcada common stock for Touch Tone common stock on a tax-free basis; and (v) reports from management and legal advisors as to the results of their due diligence investigation of Touch Tone.


    The Arcada Board also considered a variety of the potentially negative factors in its deliberations of the Merger including: (i) the potential disruption of Arcada's business that might result from a lack of focus following announcement of the Merger; (ii) possibilities that the Merger might not be consummated and the effects of a public announcement of the Merger on Arcada's business; (iii) the risk that the market price of Touch Tone stock might be adversely affected by the announcement of the Merger; (iv) the risk that the other benefits sought to be achieved in the Merger will not be achieved; and (v) the risks described under "Risk Factors."


    In view of the wide variety of factors, both positive and negative, considered by the Arcada Board, the Arcada Board did not find it practical, and did not quantify or otherwise assign relative weights to the specific factors considered.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


    The Merger Agreement provides that from and after the Effective Time, Touch Tone will indemnify and hold harmless all past and present officers and directors of Arcada to the full extent such persons may be indemnified by Arcada pursuant to Arcada's Certificate of Incorporation and Bylaws for acts or omissions occurring at or prior to the Effective Time and will advance reasonable litigation expenses incurred by such officers and directors in connection with defending any action arising out of such acts or omissions. See "THE MERGER AGREEMENT - Indemnification."



    At the Effective Time, four of the current directors of Touch Tone will resign, and the remaining director of Touch Tone will elect the Arcada Designees to fill the four vacancies. The terms of all directors of Touch Tone, including the Arcada Designees, will expire at the next annual meeting of stockholders of Touch Tone. Also, at the Effective Time, Frank Bonadio, currently the President and Chief Operating Officer of Arcada, will enter into an employment agreement with Touch Tone and will become President and Chief Executive Officer of Touch Tone.

Michael Canney, the current President and Chief Executive Officer of Touch Tone will resign and become a consultant to Touch Tone pursuant to the terms of a consulting agreement between Mr. Canney and Touch Tone. Also, Robert Vaughan, a consultant and a shareholder and the former President of Touch Tone will receive $150,000 in cash and 250,000 shares of Touch Tone Common Stock upon consummation of the Merger.

    In addition, Robert Leppaluoto and Keith Leppaluoto will enter into consulting agreements with Touch Tone providing for consulting fees of $60,000 per annum. Touch Tone, Arcada and Robert and Keith Leppaluoto have also agreed to convert $200,000 of certain indebtedness of Arcada into 200,000 shares of Touch Tone Series B Preferred Stock. See "MANAGEMENT AND OPERATIONS OF TOUCH TONE FOLLOWING THE MERGER - Employment and Consulting Agreements."


GOVERNMENTAL AND REGULATORY APPROVALS

    Certain aspects of the Merger will require notification to, and filings with, certain securities and other authorities in certain states, including licensing and tariff restriction in jurisdictions where Arcada currently operates long distance service.

    The obligations of Touch Tone and Arcada to consummate the Merger are subject to the condition that there shall be no preliminary or permanent injunction or other order by any court or governmental or regulatory authority prohibiting the consummation of the Merger. Each party has agreed to use reasonable efforts to defend any such challenge or order and to seek to have any such order vacated or reversed.

FEDERAL INCOME TAX CONSEQUENCES


    The following discussion is based upon the Internal Revenue Code, existing and proposed regulations thereunder, reports of congressional committees, judicial decisions and current administrative rulings and practices. Any of these authorities could be repealed, overruled or modified at any time after the date hereof. Any such change could be retroactive and, accordingly, could modify the tax consequences discussed herein. No ruling from the Internal Revenue Service (the "IRS") with respect to the matters discussed herein has been requested and there is no assurance that the IRS would agree with the conclusions set forth in this discussion. The following discussion also is based upon representations made by Arcada and Touch Tone and any inaccuracy in those representations could adversely modify the tax consequences discussed herein.


    This discussion is for general information only and does not address the federal income tax consequences that may be relevant to particular stockholders of Arcada in light of their personal circumstances or to certain types of stockholders of Arcada (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions and tax-exempt entities) who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws.


    EXCHANGE OF ARCADA COMMON STOCK PURSUANT TO THE MERGER. The Merger is intended to qualify as a reorganization under section 368(a) of the Code. Accordingly, no gain or loss would be recognized by Arcada, Touch Tone or Merger Sub as a result of the Merger. Furthermore, no gain or loss would be recognized by Arcada Shareholders upon the conversion of their Arcada Common Stock into shares of Touch Tone Common Stock and Touch Tone Series B Preferred Stock pursuant to the Merger. The aggregate tax basis of the shares of Touch Tone Common Stock and Touch Tone Series B Preferred Stock received in exchange for shares of Arcada Common Stock pursuant to the Merger should be the same as the aggregate tax basis for such shares of Arcada Common Stock at the time of the Merger and the holding period for shares of Touch Tone Common Stock and Touch Tone Series B Preferred Stock received in exchange for shares of Arcada Common Stock pursuant to the Merger should include the holding period of such shares provided that they were held as capital assets as of the Effective Time.



    If the Merger does not qualify as a reorganization for federal income tax purposes, no gain or loss would be recognized by Touch Tone, Merger Sub or Arcada. However, an Arcada shareholder would recognize gain or loss upon the conversion of Arcada Common Stock into Touch Tone Common Stock and Touch Tone Series B Preferred Stock pursuant to the Merger in an amount equal to the difference between the fair market value of Touch Tone

Common Stock and Touch Tone Series B Preferred Stock received by such stockholder pursuant to the Merger and its adjusted tax basis in the Arcada Common Stock surrendered in exchange therefore. Such gain or loss would be capital gain or loss if the shares of Arcada Common Stock were held as a capital asset and would be long-term gain or loss if such shares had been held for more than one year as of the Effective Time. Arcada Shareholders will not recognize gain or loss upon Touch Tone's conversion of the Series B Preferred Stock into Touch Tone Common Stock.



    CONVERSION OR REDEMPTION OF SERIES B PREFERRED STOCK RECEIVED PURSUANT TO THE MERGER. Arcada shareholders will recognize gain or loss upon Touch Tone's redemption of the Series B Preferred Stock in an amount equal to the difference between such stockholder's adjusted basis in the Arcada Common Stock attributable to the Series B Preferred Stock and the redemption price paid. Such gain or loss would be capital gain or loss if the shares of Touch Tone Series B Preferred Stock were held as a capital asset and would be long-term gain or loss if such shares had been held for more than one year as of the Effective Time. Arcada Shareholders will not recognize gain or loss upon Touch Tone's conversion of the Series B Preferred Stock into Touch Tone Common Stock. The aggregate tax basis of the shares of Touch Tone Common Stock received in exchange for shares of Touch Tone Common Stock should be the same as the aggregate tax basis of the shares of Touch Tone Series Preferred Stock received pursuant to the Merger.


    DISSENTERS. Stockholders of Arcada who perfect their dissenters' rights should recognize gain or loss on the receipt of cash in exchange for their Arcada Common Stock in an amount equal to the difference between the amount of cash received and the basis of the stock surrendered in exchange therefore, provided that no party related to such stockholder (including such stockholder's spouse, children, parents and grandchildren and certain corporations, partnerships, estates and trusts in which such stockholder owns an interest) owns any stock in Touch Tone.


    BACKUP WITHHOLDING. Backup withholding at a rate of 31% and information reporting may apply to payments made with respect to Touch Tone Common Stock. This withholding and information reporting generally will apply only if a holder of a share of Touch Tone Common Stock, as the case may be, (i) fails to furnish a social security or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalties of perjury, that the TIN provided is correct and that the shareholder is not subject to backup withholding. Any amount withheld from a payment to a holder under the backup withholding rules is allowable as a credit against such holder's federal income tax liability, provided that certain information is furnished to the IRS. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and information reporting and the procedure for obtaining such an exemption. Holders of Touch Tone Common Stock will be required to provide the required information to Touch Tone on a completed Form W-9. A holder who does not provide Touch Tone with a correct TIN also may be subject to penalties imposed by the IRS.



    Touch Tone will report to Touch Tone Shareholders and the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payments on Touch Tone Common Stock.



    ARCADA SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE MERGER, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.

ANTICIPATED ACCOUNTING TREATMENT


    Inasmuch as Arcada shareholders are to receive 12.5 million shares of Touch Tone Common Stock, former Arcada shareholders will own approximately 78% of Touch Tone stock (without giving effect to the conversion of the 1.5 million shares of Touch Tone Series B Preferred Stock issued in the Merger), which, for accounting purposes, results in Arcada being deemed the "acquiring" corporation and Touch Tone the "acquiree." Accordingly, in accordance with generally accepted accounting principles, the recorded assets and liabilities of Arcada will be carried forward at recorded book values. The assets and liabilities of Touch Tone will be recorded through allocation of the purchase price based upon estimated fair values of such assets and liabilities. There is no goodwill recorded as a result of purchase accounting for this reverse merger business combination and costs associated with the Merger will be recorded as a period expense. See "UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION."


DISSENTERS' RIGHTS


    Arcada Shareholders have the right to dissent from the Merger and, in certain circumstances, to receive payment for their shares in accordance with the terms of Chapter 23B.13 of the Washington Business Corporation Act ("WBCA"). The following discussion is not a complete statement of the law pertaining to dissenters' rights under the WBCA and is qualified in its entirety by the full text of Chapter 23B.13 of the WBCA, which is reprinted in its entirety as Appendix C to this Joint Proxy Statement/Prospectus.


    APPENDIX C SHOULD BE REVIEWED CAREFULLY BY ANY ARCADA SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS' RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, SINCE FAILURE TO COMPLY WITH THE PROCEDURES OF THE STATUTE WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

    If the shares of Arcada Common Stock of a Dissenting Holder are held in street name, either the beneficial owner or the broker in whose name the shares are registered may dissent from the Merger by following the following procedures. In addition, the beneficial owner must provide the written consent of the registered holder to such dissent with or prior to the assertion of dissenters' right. The record shareholder may dissent with respect to all shares held by one beneficial owner and must provide written notice to Arcada of the name and address of each such dissenting beneficial owner.


    A holder of Arcada Common Stock who wishes to dissent from the Transaction (a "Dissenting Holder") must satisfy the following conditions, among others:



    (i) WRITTEN OBJECTION. Such shareholder must file a written objection to the Merger with Arcada at its offices at 2001 Sixth Avenue, Suite 3210, Seattle, Washington 98121 (Attention: Frank Bonadio, President) prior to the vote if taken at the Arcada Special Meeting; and

    (ii) NO VOTE IN FAVOR. Such shareholder must not vote in favor of the Merger.


    If the Merger is approved by the holders of Arcada Common Stock, Arcada will send written notice along with a copy of Chapter 23B.13 of the WBCA no later than 10 days after the Effective Time to each Dissenting Holder (i) stating where such shareholder must send his or her written payment demand, (ii) stating where and when certificates representing Arcada Common Stock must be deposited, (iii) containing a form for demanding payment, which requires the Dissenting Holder to certify that he or she acquired beneficial ownership before the first public announcement of the Merger, and (iv) setting a date by which such written payment demand must be received. A holder of Arcada Common Stock who does not demand payment, certify that such shareholder acquired the shares before the first public announcement, nor deposit his or her shares within the time provided by such notice will not be entitled to dissenters' rights.

    Arcada will pay to each Dissenting Holder who complies with the procedures described above, within 30 days after the Effective Time, the amount that Arcada estimates to be the fair value of such Dissenting Holder's shares immediately prior to the announcement of the Merger, plus accrued interest, excluding any appreciation or depreciation in anticipation of the Merger. Arcada will provide, along with such payment, Arcada's balance sheet, income statement and statement of changes in shareholders' equity for its last fiscal year and any recent interim financial statements, an explanation of how Arcada estimates the fair value of the shares and how the accrued interest was calculated and certain other information. Any Dissenting Holder who is dissatisfied with such payment or such offer may, within 30 days of such payment or offer for payment, notify Arcada in writing of such shareholder's estimate of fair value of his or her shares and the amount of interest due, and demand payment thereof.

    If any Dissenting Holder's demand for payment is not settled within 60 days after receipt by Arcada of such shareholder's payment demand described in the last sentence, WBCA requires that Arcada commence a proceeding in King County Superior Court to determine the fair value of the shares, naming all Dissenting Holders whose demands remain unsettled as parties to the proceeding. The court may appoint one or more persons as appraisers to receive evidence and recommend the fair value of the shares.

    Court costs and approval fees would be assessed against Arcada, except that the court may assess such costs against some or all of the Dissenting Holders to the extent that the court finds the Dissenting Holders acted arbitrarily, vexatiously or not in good faith in demanding payment or to the extent the court finds equitable.

    Any shareholder who fails to follow these procedures will lose his or her rights to dissent from the Merger. A negative vote, alone, will not constitute the written objection required prior to the Special Meeting. Any shareholder making a written demand for payment is thereafter entitled only to payment as provided in the WBCA, and is no longer entitled to vote or otherwise exercise any shareholder rights as to the shareholder's shares of Arcada Common Stock. Consent of Arcada is required for the withdrawal of demand for payment.

NASDAQ LISTING


    It is a condition to the parties' obligations under the Merger Agreement that Nasdaq shall have been notified and shall have approved the listing of the shares of Touch Tone Common Stock issuable pursuant to the Merger Agreement, and the applicable listing fee paid. Nasdaq has indicated that Touch Tone will be required to apply for and satisfy its initial listing requirement in order to continue the listing of its securities on the Nasdaq SmallCap Market. There can be no assurance that Touch Tone's application will be accepted. See "RISK FACTORS - Continued Nasdaq Listing."


RESALE OF TOUCH TONE COMMON STOCK


    The Touch Tone Common Stock and any shares of Touch Tone Common Stock obtained upon conversion of the Touch Tone Series B Preferred Stock issued pursuant to the Merger will be subject to a "lock-up" restricting sales of Touch Tone Common Stock (and Touch Tone Common Stock issued upon conversion of the Touch Tone Series B Preferred Stock) received in the Merger through November, 1998. See "THE MERGER AGREEMENT - Lock-up." In addition, shares issued to any Arcada shareholder who may be deemed to be an "affiliate" (as defined under the Securities Act and generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock) of Arcada for purposes of Rule 145 under the Securities Act will not be transferable except in compliance with the Securities Act (including Rule 145). This Joint Proxy Statement/Prospectus does not cover resales of Touch Tone Common Stock received by any person who may be deemed to be an "affiliate" of Arcada.



    In general, under Rule 145, for two years following the Effective Time, an affiliate would be entitled to sell Touch Tone Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or transactions directly with a "market maker," as such terms are defined in Rule
144. Additionally, the number of shares to be sold by an affiliate within any three-month period for purposes of Rule 145, may not exceed the greater of 1% of the outstanding shares of Touch Tone Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would remain available to affiliates, however, only if Touch Tone remained current with its informational filings with the Commission under the Exchange Act. Two years after the Effective Time, an affiliate would be able to sell such Touch Tone Common Stock without such manner of sale or volume limitations, provided that Touch Tone was current in its Exchange Act informational filings and such affiliate was not then an affiliate of Touch Tone. Three years after the Effective Time, an affiliate would be able to sell such Touch Tone Common Stock without any restrictions, so long as such affiliate had not been an affiliate of Touch Tone for at least three months prior thereto.

                                 THE MERGER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT, WHICH APPEARS AS APPENDIX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY INCLUDES THE MATERIAL TERMS OF SUCH AGREEMENT BUT IS NOT NECESSARILY COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT.

EFFECTIVE DATE AND TIME OF THE MERGER


    The Merger will become effective at the time of the acceptance of the Plan of Merger by the Secretary of State of the State of Washington. As used herein, the term "Effective Date" means the day on which the Effective Time occurs. The parties anticipate filing the Articles of Merger as soon as practicable after the approval of the Merger by the shareholders of Touch Tone and Arcada. However, the parties are unable to predict when or if the Effective Time will occur.


CONDITIONS TO THE CONSUMMATION OF THE MERGER

    The obligations of Touch Tone and Arcada to consummate the Merger are subject to, among other things, the satisfaction of the following conditions:
(i) the approval of the Merger and the Merger Agreement by the requisite vote of the shareholders of Touch Tone and Arcada; (ii) the receipt of all applicable regulatory and governmental approvals and consents and the expiration of all statutory and regulatory waiting periods; (iii) the absence of any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger; (iv) compliance with applicable pre-merger notification provisions of Section 7A of the Clayton Act and the absence of pending or threatened proceedings under any applicable antitrust law of the states of California and Washington; and (v) the effectiveness of the Registration Statement and the absence of any stop order suspending the effectiveness thereof or any proceedings for that purpose initiated by the Commission.

    The obligation of Touch Tone to consummate the Merger is subject to the satisfaction or waiver of certain additional conditions, including, without limitation, the following: (i) the continued accuracy of representations and warranties of Arcada and the performance by Arcada of its covenants and agreements made in the Merger Agreement, except where the failure of such representations and warranties to be accurate or the failure to perform such covenants or agreements would not have a material adverse affect on Touch Tone;
(ii) the receipt of all regulatory and governmental consents, waivers, clearances, approvals and authorizations required in connection with the transactions contemplated by the Merger Agreement without the imposition of any condition that has not normally been imposed in such transactions and would have a material adverse effect on Arcada or Touch Tone; (iii) the receipt of an opinion, dated the date of the closing, from Cairncross & Hempelmann, counsel to Arcada; (iv) the absence of any material adverse change in the overall financial condition, businesses or results of operations of Arcada; (v) evidence that dissenters' rights have not been preserved with respect to more than five percent of the outstanding shares of Arcada Common Stock: and (vi) the receipt of a certificate of officers of Arcada and such other documents necessary to evidence fulfillment of the conditions precedent to the closing of the Merger.


    The obligation of Arcada to consummate the Merger is subject to the satisfaction or waiver of certain additional conditions, including, without limitation, the following: (i) the continued accuracy of the representations and warranties of Touch Tone and Merger Sub and the performance by each of Touch Tone and Merger Sub, of its covenants and agreements made in the Merger Agreement, except where the failure of such representations and warranties to be accurate or the failure to perform such covenants and agreements would not have a material adverse effect on Touch Tone, (ii) the receipt of an opinion, dated the date of closing, from John B. Wills, Esq., counsel to Touch Tone and Merger Sub; (iii) Touch Tone having working capital of at least $1,500,000 at the Effective Time; (iv) Touch Tone having settled certain pending litigation matters to the satisfaction Of Arcada; (v) Touch Tone having renegotiated certain contractual commitments to the satisfaction of Arcada; (vi) the receipt of resignations from each of Matthew J. Barletta, Norman B. Walko, Stephen P. Shearin and Benjamin W. Bronston as directors of Touch Tone and the appointment of Frank Bonadio, Robert Leppaluoto, Keith Leppaluoto and an individual to be named by Arcada prior to the Effective Time and to fill the vacancies on the Touch Tone board of directors resulting from the foregoing resignations, (vii) the resignations of all of the executive officers of Touch Tone; (viii) the absence of any material adverse change in the overall financial condition, businesses or results of operations of Touch Tone; and (ix) Touch Tone having used its best efforts to induce its directors, officers and ten largest shareholders to agree in writing to vote their shares of TTA Common Stock in favor of the Merger and the Reincorporation Merger and (x) the receipt of a certificate of officers of Touch Tone and Merger Sub, and other such other documents necessary to evidence fulfillment of the conditions precedent to the closing of the Merger. See "RISK FACTORS - Failure to Satisfy Closing Conditions."


BUSINESS OF TOUCH TONE PENDING THE MERGER

    Under the Merger Agreement, until the Effective Time, Touch Tone is generally obligated to conduct its business in the ordinary course and consistent with past practice and prudent business practice. In addition, Touch Tone has agreed to use its best efforts to preserve its business organizations, keep available the present services of its employees and preserve the goodwill of its customers and other business relationships. The Merger Agreement also provides that, prior to the Effective Time, except as otherwise consented to by Arcada, as permitted by the Merger Agreement or as required by law, Touch Tone will not: (i) change any provisions of its articles of incorporation or bylaws;
(ii) change the number of shares of its authorized or issued capital stock, except upon the exercise of certain existing stock options; (iii) issue, grant or amend any options, warrants or other rights to purchase capital stock; (iv) split, combine or reclassify any shares of its capital stock; (v) declare, set aside or pay any dividends or other distributions on its capital stock; (vi) redeem or otherwise acquire any shares of its capital stock; (vii) grant any severance or termination pay to or enter into or amend any employment agreement with or increase the amount of payments or fees to its employees, officers or directors; (viii) make capital expenditures in excess of $40,000 per project or $200,000 in the aggregate; (ix) change in any material manner its pricing policies or any other business or customer policies; (x) guarantee the obligations of any other person except in the ordinary course of business consistent with past practice; (xi) acquire, sell, transfer, assign, encumber or otherwise dispose of assets other than in the ordinary course of business; (xii) enter into, amend or terminate certain contracts having a term of one year or more or calling for the payment of $25,000 or more; (xiii) engage or participate in any material transaction or incur or sustain any material obligation except as one in the ordinary course of business consistent with past practice; (xiv) make any contributions to any benefit plans except in amount consistent with past practice; (xv) increase the number of Touch Tone's full-time employees above 30; (xvi) acquire any real property; (xvii) renegotiate any debts or take any action to change the characteristics of any short term or long term debt or (xviii) agree to do any of the foregoing.

WAIVER AND AMENDMENT

    At any time prior to the consummation of the Merger, the parties to The Merger Agreement may (i) amend the Merger Agreement, (ii) extend the time for the performance of any of the obligations or other acts of any other party thereto, (iii) waive any inaccuracies in the representations and warranties of any other party contained therein or in any document delivered pursuant thereto, or (iv) waive compliance with any of the agreements or conditions contained therein; provided, however, that after any approval of the Merger by the Touch Tone and Arcada Shareholders, there may not be, without further approval of such shareholders, any amendment or waiver of the Merger Agreement that reduces the amount or changes the form of the Merger Consideration to be delivered to the Touch Tone Shareholders or Arcada Shareholders, respectively.

TERMINATION

    The Merger Agreement may be terminated at any time prior to The Effective Time, whether before or after approval of the Merger by the Touch Tone and Arcada Shareholders:

    (a)  by mutual written consent of all the parties to the Merger Agreement;

    (b) by any party to the Merger Agreement (i) if the Effective Time has not occurred on or prior to March 1, 1997 unless the failure of such occurrence is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its agreements and conditions set forth in the Merger Agreement; or (ii) 10 days after written certification of the vote of the Touch Tone Shareholders is delivered to Arcada indicating that the Touch Tone Shareholders failed to approve the Merger at the Special Meeting (or any adjournment thereof); or (iii) 10 days after written certification of the vote of the Arcada Shareholders is delivered to Touch Tone indicating that the Arcada Shareholders failed to approve the Merger at the Special Meeting (or any adjournment thereof);

    (c) by Arcada if (i) at the time of such termination there has been a material adverse change in the consolidated financial condition of Touch Tone from that set forth in Touch Tone's financial statements for the year ended May 31, 1996 and the quarter ended August 31, 1996 (except for changes resulting from market and economic conditions that generally affect the telecommunications industry as a whole, including changes in regulation); (ii) there has been any material breach of any covenant of Touch Tone or Touch Tone - Washington under the Merger Agreement and such breach has not been remedied within 45 days after receipt by Touch Tone or Touch Tone -Washington of notice in writing from Arcada specifying the nature of such breach and requesting that it be remedied; or
(iii) the directors of Arcada, after receiving advice of counsel, determine in their good faith judgment, in order to discharge their fiduciary duties, to withdraw or modify or resolve to withdraw or modify their recommendation that Arcada Shareholders vote in favor of the Merger; or

    (d) by Touch Tone if (i) at the time of such termination there has been a material adverse change in the consolidated financial condition of Arcada from that set forth in Arcada's financial statements for the year ended December 31, 1995 (except for changes resulting from market and economic conditions that generally affect the telecommunications industry as a whole, including changes in regulations); (ii) there has been any material breach of any covenant of Arcada under the Merger Agreement and such breach has not been remedied within 45 days after receipt by Arcada of notice in writing from Touch Tone specifying the nature of such breach and requesting that it be remedied; or (iii) the directors of Touch Tone, after receiving advice of counsel, determine in their good faith judgment, in order to discharge their fiduciary duties, to withdraw or modify or resolve to withdraw or modify their recommendation that Touch Tone Shareholders vote in favor of the Merger.

BREAK-UP FEES

    As part of the Merger Agreement, Touch Tone and Arcada agreed to pay liquidated damages to each other under certain circumstances.

    To compensate Touch Tone for certain costs incurred in connection with the Merger and to induce Touch Tone to forego initiating discussions with other potential acquirors Arcada will pay to Touch Tone $200,000, on demand, if (i) Arcada terminates the Merger Agreement for any reason other than the mutual consent of the parties, expiration of the term for the occurrence of the Effective Time for the Merger Agreement, or any material change in the financial condition of Touch Tone; (ii) the Merger Agreement terminates because Arcada did not use all reasonable efforts to consummate the Merger; (iii) the Arcada Board withdraws its recommendation that Arcada Shareholders vote for approval of the Merger; or (iv) Touch Tone terminates the Merger Agreement because of a material breach of any covenant of Arcada and such breach is not remedied within 45 days after receipt by Arcada of written notice from Touch Tone of such breach.

    To compensate Arcada for certain costs incurred in connection with The Merger and to induce Arcada to forego initiating discussions with other potential acquirors Touch Tone will pay to Arcada $200,000 on demand if:
(i) Touch Tone terminates the Merger Agreement for any reason other than the mutual consent of the parties, expiration of the term for the occurrence of the Effective Time for the Merger Agreement or any material change in the financial condition of Arcada; (ii) the Merger Agreement terminates because Touch Tone or Merger Sub did not use all reasonable efforts to consummate the Merger; (iii) the Touch Tone Board withdraws its recommendation that Touch Tone Shareholders vote for approval of the Merger; or (iv) Arcada terminates the Merger Agreement because of a material breach of any covenant by Touch Tone or Merger Sub that is not remedied within 45 days after receipt by Touch Tone or Merger Sub as the case may be, of written notice from Arcada of such breach.

    The liquidated damages described above could increase the likelihood that the Merger will be consummated on the terms set forth in the Merger Agreement.

LOCK-UP


    As part of the Merger Agreement, the Arcada Shareholders will be restricted from selling shares of Touch Tone Common Stock received in the Merger (the "Lock-up") except as follows: (i) an aggregate of 250,000 shares of Touch Tone Common Stock may be sold prior to May 1997, (ii) an additional 250,000 shares may be sold between May 1997 and November 1997 and (iii) an additional 500,000 shares may be sold between November 1997 and November 1998. After November 1998, there will be no further restrictions under the terms of the Lock-up. See "RISK FACTORS - Restrictions on Transfer."


    The Touch Tone Series B Preferred Stock issued in the Merger will be non-voting and will pay cumulative dividends of 8% per annum, payable annually. Each share of Preferred Stock is redeemable for cash at the election of Touch Tone or convertible into shares of Touch Tone Common Stock at the election of Touch Tone or the holder of the Series B Preferred Stock at any time for a period of three years from the date of issuance. On the third anniversary of the date of issuance Touch Tone must either convert or redeem the Series B Preferred Stock. The Series B Preferred Stock is redeemable at $1.00 per share (subject to adjustment in certain circumstances) or convertible into 0.40 shares of Touch Tone Common Stock. The Series B Preferred Stock has a liquidation preference of $1.00 per share. See "RISK FACTORS - Payment of Dividends on Preferred Stock; Potential Conflicts of Interest" and "DESCRIPTION OF CAPITAL STOCK OF TOUCH TONE - Preferred Stock."

EXCHANGE OF STOCK CERTIFICATES

    Promptly after the Effective Date, an agreed upon exchange agent (the "Exchange Agent") will mail written transmittal materials concerning the exchange of stock certificates to each record holder of shares of Arcada Common Stock outstanding at the Effective Date. The transmittal materials will contain instructions with respect to the proper method of surrender of certificates that immediately prior to the Effective Date represented shares of Arcada Common Stock. ARCADA SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES AT THIS TIME.


    Upon surrender to the Exchange Agent of Certificates formerly representing shares of Arcada Common Stock for cancellation, together with properly completed transmittal material, an Arcada Shareholder will be entitled to receive the number of shares of Touch Tone Common Stock and Series B Preferred Stock (and cash in lieu of any fractional shares of Touch Tone Common Stock) to which such holder is entitled as merger consideration. Arcada Shareholders will not be entitled to receive interest on any cash payment received in the Merger.


    Until surrendered, each certificate that, prior to the Effective Date, represented Arcada Common Stock (other than shares delivered to Touch Tone after the Effective Date pursuant to the exercise of dissenters' rights) will be deemed for all corporate purposes to evidence ownership of the number of whole shares of Touch Tone Common Stock into which the shares of Arcada Common Stock formerly represented thereby were converted. All certificates so surrendered will be canceled. However, until surrendered, no dividends payable to holders of record of Touch Tone common Stock will be paid to any holder of such unsurrendered certificates. Upon surrender and exchange for such outstanding certificates, the holder thereof will be paid, without interest, the amount of any dividend or other distributions with a record date occurring on or after the Effective Date, theretofore paid with respect to whole shares of Touch Tone Common Stock, but withheld with respect to such shares. After the Effective Date, there will be no further registration or transfers on the records of Arcada of outstanding certificates representing shares of Touch Tone Common Stock.

    If any new certificate for Touch Tone Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefore is registered, the new certificate will not be issued unless the certificate surrendered in exchange is properly endorsed and otherwise in proper form for transfer. In addition, the person requesting such transfer must pay any transfer or other taxes required by the issuance of a new certificate for shares of Touch Tone Common Stock to a person other than the registered holder of the certificate surrendered, or must establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

    Fractional shares of Touch Tone Common Stock will not be issued in the Merger. Instead, each Arcada Shareholder who would otherwise be entitled to a fractional share will receive cash in lieu thereof.

EXPENSES

    All legal and other costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be borne by the party incurring such costs and expenses unless otherwise specified in the Merger Agreement.

POST-MERGER DIVIDEND POLICY


    Dividends may be paid out on the Touch Tone Common Stock as and when declared by the Touch Tone Board out of funds legally available for the payment of dividends. Touch Tone has not ever paid cash dividends on its Common Stock. Arcada, as a closely held corporation, has paid dividends from time to time to its shareholders. However, the boards of directors of each of Touch Tone and Arcada do not anticipate paying cash dividends in excess of such dividends required to be paid on the Series B Preferred Stock issued in connection with the Merger in the foreseeable future after the Merger as they intend to retain future earnings to finance the growth of the business. See "Preferred Stock."


    According to Washington Law, Touch Tone dividends may be paid only if, after giving effect to the dividend, Touch Tone will be able to pay its debts as they become due in the ordinary course of business and Touch Tone's total assets will not be less than the sum of its total liabilities plus the amount that would be needed, if Touch Tone were to be dissolved at the time of the dividend, to satisfy the preferential rights of persons whose right to payment is superior to those receiving the dividend. There are no other limitations on the ability of Touch Tone to pay dividends to its shareholders. The payment of future cash dividends will depend on such factors as earnings levels, anticipated capital requirements, the operating and financial conditions of Touch Tone and other factors deemed relevant by the Touch Tone Board.

                                BUSINESS OF TOUCH TONE


    Touch Tone currently provides long distance and Internet services, and to a limited degree, paging products. Touch Tone has a small long distance customer base which is primarily located in the Southwestern United States. Due to intense competition in the long distance industry and the high cost of its AT&T long distance contracts, Touch Tone focused its efforts on the development of a national Internet "backbone." An Internet backbone consists of a centralized high-speed computer network that allows access to the Internet and connects smaller computer networks around the United States. With the continued development of the Internet backbone, Touch Tone is able to offer Internet services to Internet Service Providers ("ISPs") and individual, dial up customer accounts. Touch Tone was organized under the laws of the State of California in 1990.


GENERAL

    In its early operations, Touch Tone concentrated solely on reselling long distance services provided pursuant to agreements with AT&T as a long distance provider. Long distance providers have a network of fiber optic or copper lines connected to switching equipment, regionally or nationally, that carries long distance traffic. Touch Tone, as a long distance reseller, buys or leases network capacity from a long distance provider such as AT&T and then resells the long distance service to its own customers under its own name through independent sales agents. Profits, if any, are derived from the difference between the cost per minute of access bought from the carrier and the cost per minute sold to the customer.


    Touch Tone's long distance revenues have declined from $1,952,000 for the ten months ended May 31, 1995 to $1,951,000 for the year ended May 31, 1996 to $613,000 for the six months ended November 30, 1996 and is expected to decline further. Revenues have decreased because the prices at which Touch Tone can buy long distance under its AT&T agreements are, management believes, non-competitive in the marketplace. Under its contract Touch Tone must pay AT&T $0.17 per minute and, due to its commission structure must resell this service at rates between $0.23 and $0.26 per minute to make a profit. Touch Tone believes their rates to be above prevailing market rates and in certain cases, above the rates charged by AT&T in the retail market. As a result, Touch Tone has lost agents who are able to offer their customers more competitive rates attainable with other long distance resellers. Unless this agreement can be renegotiated to allow Touch Tone to offer competitive pricing, revenue will continue to decrease. See "TOUCH TONE'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."



    In November 1995, Touch Tone acquired all the outstanding stock of GetNet International, Inc. of Phoenix, Arizona ("GetNet"). GetNet is a provider of Internet access services to individuals and businesses in Arizona and other parts of the United States. GetNet currently offers subscribers complete Internet access which is comprised of front-end software, integrated with high quality access service and 24-hour customer support. GetNet's high-speed digital telecommunications network provides subscribers with direct access to the full range of Internet applications and resources including E-mail, file transfer, World Wide Web sites, USENET news groups and database information (including graphics, data and public domain software). See "Internet Services" and "Internet Backbone" below.

INTERNET DIVISION


    GENERAL. As is more fully described below, Touch Tone has shifted its emphasis to becoming an Internet service provider and to developing an Internet backbone. A backbone connects to the Internet as a gateway carrying computer-generated and stored digital information across the United States and connects with other major backbone networks. Although monthly revenues attributed to the Internet Division currently are approximately $65,000 per month, of which approximately $49,000 is attributable to Touch Tone's "dial up" base, $4,000 is attributable to web page design and maintenance and $12,000 is attributable to the backbone. Touch Tone believes it can increase revenues from the backbone network by providing access to the Internet to numerous ISPs and their customers. As of October 1996, the backbone has been completed to five cities.


    INTERNET OVERVIEW AND COMPETITION. Use of the Internet has grown rapidly since the commercialization of the Internet in the early 1990s. According to industry sources, there were approximately 37 million Internet users in the United States and Canada in 1995. The rapid growth in popularity of the Internet, Touch Tone believes, is in large part due to the continuing penetration of computers into U.S. households. Touch Tone also believes an increasing percentage of computer owners also own modems, which are now pre-installed in a growing number of new computers. Other industry sources note that it is estimated in 1995, approximately 70 million people own computers worldwide and approximately 39% of all households in the United States own computers. Touch Tone believes that this growth is accompanied by increasing use of the computer for communications such as facsimile transmissions and E-mail.


    In addition, there has been substantial growth of the informational, entertainment and commercial applications and resources of the Internet and the growing awareness of such resources among individuals. Many computers connected to the Internet are repositories of vast amounts of information, graphics and public domain software. Through an Internet connection, users can access commercial, educational and governmental databases, entertainment software, photographs and videos, newspapers, magazines, library card catalogs, industry newsletters, weather updates and other information. Traditional and emerging Internet applications are also increasing in popularity, including E-mail, File Transfer Protocol ("FTP"), web sites on the World Wide Web and USENET news groups. Finally, new applications are being created by individuals, educational institutions and companies and are made available at little or no cost through the Internet.


    The increased availability of user-friendly navigational and utility programs provides easier access to the Internet's resources. Internet use is also being promoted by the development of software tools that simplify access to the Internet's applications and resources. Navigational and search tools such as Gopher, Archie, Veronica and WAE, as well as new browsing programs and search tools such as Mosaic, help users access information from the Internet. The foregoing navigational and utility programs are not products of Touch Tone nor any affiliate of Touch Tone.


    The market for Internet access services is extremely competitive, and Touch Tone expects that competition in this market will intensify in the future. Touch Tone's current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than Touch Tone. See "RISK FACTORS - Internet."


    The potential impact of the Internet on the future of long distance with regard to the origination and termination of long distance calls is currently unknown as the Internet and its potential uses continues to rapidly evolve. Issues such as bandwidth availability, which affects sound quality and the potential regulation of the Internet, if possible, make it impossible for Touch Tone to determine the long term potential impact. However, Touch Tone believes quality of long distance calling on the Internet will become a reality in the future.

    INTERNET SERVICES. In November 1995, Touch Tone acquired GetNet for 400,000 shares of Touch Tone Common Stock in exchange for all of the then issued and outstanding shares of GetNet. Touch Tone operates GetNet, its wholly-owned subsidiary, as a separate division; however it is a part of the communications package offered to its customers.

    Touch Tone, through GetNet, was initially a provider of Internet services to various individuals and businesses in the United States. Touch Tone offers subscribers complete Internet access comprised of front-end software integrated with high quality access service and 24-hour customer support. Touch Tone's high-speed, digital telecommunications network provides subscribers with direct access to the full range of Internet applications and resources including E-mail, World Wide Web sites, USENET news groups and database information (including graphics, data and public domain software). Touch Tone's front-end software features a point-and-click graphical user interface, providing subscribers with an easy-to-use access to the Internet's applications and resources.

    INTERNET BACKBONE. Touch Tone has established and maintains a nationwide, high-speed digital network, known as a "backbone," connecting main Internet NAPs (network access points) located throughout the United States. A Cisco 7000 series router has been installed at various NAPs which allow Touch Tone a direct connection to the Internet. Regional exchange points ("REPs") have been created using the smaller Cisco 4700 router. This connection to these NAPs allows Touch Tone to provide Internet access to other ISPs, government and educational institutions as well as customers of all sizes anywhere in the world. Touch Tone's network has been designed to provide high quality, reliable and fast access service, and designed to support expansion in both the number of subscribers it may handle and the increasing data traffic associated with those subscribers. In addition, Touch Tone believes that its network will be upgradable and will in the future, be able to support new types of data traffic, such as sound and video.

    Touch Tone's eventual goal is to become a "gateway" Internet provider by building a fully redundant backbone network of routers, servers, end point-to-point connections anchored at strategic NAPs located throughout the country. This backbone network gives Touch Tone the ability to resell Internet connections to other ISPs and large institutions requiring larger amounts of bandwidth than can be provided by most ISPs. In October, 1996, Touch Tone completed the initial phase of building its Internet backbone, which is comprised of two NAPs in Santa Clara, California and Washington, D.C. In addition, Touch Tone has installed network Points of Presence ("POPs") in three other cities; Phoenix, Arizona; Baltimore, Maryland; and Pittsburgh, Pennsylvania. A POP consists of routers that provide access to and egress from the backbone.

    INTERNET APPLICATIONS. Touch Tone, as a service provider, enables its subscribers to have access to the full range of available Internet applications which include E-mail. E-mail allows an Internet user to exchange messages with any other user who has an E-mail address. Messages can be sent almost instantly to designated individuals or groups on a mailing list.

    The World Wide Web is a browsing and searching system comprised of thousands of computer servers, referred to as home pages, each linked by a special communications protocol called Hypertext. This open protocol allows Internet users to view and access text, graphics, video and audio resident on a home page or to connect instantaneously to related and linked information on the same server or other home pages. Since the Internet is an open system, any company can create a home page on the World Wide Web in order to provide users with product or service information. Users can then solicit more information and, in some cases, make purchases electronically. Browsing programs such as Netscape and Mosaic have helped contribute to the rapid growth of the World Wide Web. Touch Tone expects the World Wide Web to continue to grow rapidly as more businesses and consumers become aware of the advantages of communications on the Internet. Neither Netscape nor Mosaic are products of Touch Tone nor affiliates of Touch Tone.

    USENET News Groups is a network of thousands of computers attached to the Internet that provide news groups that allow users to exchange information on a variety of topics of shared interest. Internet users can seek or provide information on diverse topics ranging from sports or other hobbies, to job opportunities, to restaurant and travel suggestions.

    In addition, many of the computers connected to the Internet are repositories for vast and growing amounts of data, graphics, public domain software and other programs that have been made available to the public. For example, with an Internet connection, a user can access commercial, educational and government databases, newspapers, magazines, library card catalogs, industry newsletters, weather updates, and other information. Gopher, Archie, Veronica, WAIS and Telnet are Internet products that assist a user in searching these databases and retrieving data. In addition, customer support is available on-line by calling Touch Tone or in several manuals dedicated to Internet users, to aid in their attempts to utilize the functions of these products.

    The Internet can also be easily used to move electronic files (including data, programs or text) from one computer to another. This can be very useful for parties that collaborate on data files where the parties are separated by great distances. Unlike a transmission via a fax machine, data transferred over the Internet remains in digital format and does not need to be re-entered by a receiving party. It can be manipulated and then re-transmitted to other Internet users.

    INTERNET SERVICE PROVIDERS. With the growth and increasing commercialization of the Internet, a number of companies, including Touch Tone, have emerged to provide Internet software and access services. Access providers vary widely in the geographic coverage, customer focus and levels of Internet access provided to subscribers. For example, many access providers are regional in scope, requiring subscribers outside a local or regional calling area to incur long distance charges. Access providers may also concentrate on certain types of subscribers such as businesses or individuals which differ substantially in the type of service and support required.

    Providers may also differ according to whether they provide direct or non-direct access to the Internet. Direct access through Internet protocols such as Serial Line Interface Protocol ("SLIP") or Point-to-Point Protocol ("PPP") enable users to establish direct connections to other computers on the Internet including Web sites or other users. A number of the major on-line service providers, such as AOL and Prodigy, currently offer non-direct access to the Internet which requires users to access the Internet through a host computer controlled by the service provider. Under this type of service, users are dependent on the service provider to determine which Internet applications are available to them. Other regional and national Internet access providers generally offer direct Internet access to customers which enables users to access the full range of Internet resources.

    Currently, Touch Tone provides individuals seeking direct access to the Internet with front-end software integrated with high quality access service and 24-hour a day customer support. Touch Tone has adopted a value pricing strategy of charging subscribers various flat monthly fees for Internet connectivity service. Touch Tone believes that its value pricing attracts subscribers to and encourages their use of the Internet. Through Touch Tone, users can also bypass the complex UNIX commands normally associated with The Internet through an easy-to-use, point-and-click, Windows-based graphical user interface.

    Touch Tone's objective is to capitalize on the growing demand for Internet services and gain market share by aggressively building its subscriber base of small users, other ISPs and large institutions. Touch Tone believes that by continuing to expand its subscriber base through providing high quality software and services it can build a nationwide brand identity, increase customer loyalty and achieve higher retention rates.

    INTERNET MARKETING. Touch Tone's marketing plan is to capitalize on the growing demand for Internet services and gain market share by building its backbone network and customer base through direct sales by its own sales personnel and agents responding to inbound calls and E-mail largely generated by referrals from other Touch Tone subscribers as a result of local businesses advertising their websites located on Touch Tone's service. Touch Tone will continue to educate and promote Internet services through its existing base of long distance agents and the hiring of additional direct sales personnel. Touch Tone believes that by continuing to expand its backbone network and agreements with third party carriers for global access to the backbone, it can build an international identity and increase customer loyalty and achieve higher customer retention rates.

    Touch Tone is also focused on providing access services to the individual subscriber market, which continues to be the fastest growing segment of the Internet market. In the past, individual users have had difficulty accessing the Internet because of the difficulty in integrating software packages and services from different vendors. Touch Tone's strategy is to establish a high-quality, nationwide name identity in this market by offering a complete Internet solution comprised of easy-to-use front-end software, integrated with high quality access service and 24-hour-a-day customer support. With the development of the backbone, Touch Tone will be able to resell the network's bandwidths to other ISPs and large institutions.

    Touch Tone has adopted a flat rate pricing structure which Touch Tone believes encourages usage by eliminating subscribers' concerns about incurring significant hourly charges, which has the potential to increase subscriber retention rates. Touch Tone believes that its value price point will help attract new subscribers and facilitate rapid penetration of the individual subscriber market.

LONG DISTANCE DIVISION

    LONG DISTANCE INDUSTRY OVERVIEW AND COMPETITION. See "BUSINESS OF ARCADA - Industry Background" for a review of the long distance telecommunications industry and the competition within that industry.

    LONG DISTANCE STRATEGY. Management believes it would be able to reduce the current burden of its carrier commitments and declining long distance sales through acquisitions of other existing long distance companies and/or their customer accounts. Touch Tone believes, based on information obtained from the Telecommunications Resellers Association, that there are in excess of 1,000 small- to medium-sized long distance resellers operating throughout the United States which are similar to Touch Tone in terms of operating revenues and customer base. Touch Tone believes an acquisition(s) would enable it to renegotiate its existing contracts with AT&T and WilTel due to increased total long distance revenues and operating efficiencies without a significant increase in overhead. Acquisitions may include both switched and switchless resellers of long distance.

    PRIMARY LONG DISTANCE PROVIDER. Touch Tone's primary provider of underlying long distance services is AT&T for both outbound and inbound services as discussed elsewhere herein. Touch Tone has committed to a $1.8 million annual dollar usage for Software Defined Network ("SDN"). The SDN product was designed by AT&T to allow large, multi-location businesses the ability to create a long distance network by receiving one bill from AT&T for the collective usage of the locations. AT&T also provides the customer with the ability to manage their network by issuing their own calling card numbers and account codes, and designating which locations would receive bills and which would not. By combining their locations on one bill, the customer is able to receive larger volume discounts. Under this contract, Touch Tone has committed to sell a certain amount in AT&T long distance each month through July, 1999. Touch Tone is not meeting the minimum usage commitments and is obligated to pay AT&T penalties that are dependent upon the degree to which Touch Tone is short of those commitments. If AT&T terminates the contract due to Touch Tone's failure to pay the charges due thereunder, the contract provides that Touch Tone will be liable for the minimum usage commitment charges to be incurred over the remaining term of the contract. See "RISK FACTORS - Potential Liability to AT&T."

    ADDITIONAL LONG DISTANCE SUPPLIERS. Commencing in October 1996, Touch Tone signed an agreement for a two year period with WilTel for long distance, calling card and point-to-point services. The agreement provides for a $50,000 monthly commitment. The agreement allows Touch Tone to act as a long distance carrier in the completion of long distance and calling card calls at rates substantially more competitive than its AT&T SDN contract. Touch Tone is currently meeting this commitment through its actual long distance billings. This commitment can also be satisfied through orders from WilTel for certain circuits used in the Internet backbone are credited against the WilTel long distance contract.

    LONG DISTANCE RATES AND CHARGES. Touch Tone charges customers primarily on a 18-second initial rate and 6 second intervals thereafter irrespective of the volume of usage, the distance of the call, the time of day of the call and the origination region of the call. The rates charged are not affected by the particular transmission facilities selected by the network switching centers for transmission of the call. Different rates are applied to inbound origination telephone services than to outbound termination telephone services. The product line includes general 1+ dialing origination and "800" service which Touch Tone's customers use to receive and pay for calls from their respective customers and potential customers. The rates offered by Touch Tone may be adjusted by AT&T in the future as interexchange carriers continue to adjust their rates.

    LONG DISTANCE CUSTOMERS. Touch Tone markets its long distance services primarily to small business customers with monthly long distance bills of less than $10,000. Currently, the monthly long distance phone bills for Touch Tone's customers range from under $100 to $5,000, with the monthly long distance phone bill for an average Company customer averaging approximately $350 to $400. Sales to customers are made by independent agents who directly contact potential customers and are paid on a commission basis as long as Touch Tone receives revenues from that customer. Touch Tone does not have contracts with its customers, vis-a-vis its agents, but receives written or telephonic authorization from new customers in connection with their order for services as per FCC regulations.

    LONG DISTANCE MARKETING. Touch Tone historically has relied on its network of independent marketing agents to market its long distance products. Independent marketing agents are companies that market Touch Tone's long distance products directly to business customers as authorized sales agents of Touch Tone and receive a continuing commission based on the monthly usage of the customer accounts that they have brought to Touch Tone. Touch Tone provides its independent marketing agents with promotional materials and products and offers training programs by Company employees. Touch Tone solicits independent marketing agents primarily through telecommunications trade periodicals and trade shows.


    For the ten months ended May 31, 1995, one sales agent, TMO
Communications ("TMO"), accounted for approximately 42% of Touch Tone's revenues on which it received commissions of 32%. At this level of commissions Touch Tone does not receive any gross margin on the sales originated by this agent. For the fiscal year ended May 31, 1996 and the six months ended November 30, 1996, TMO accounted for approximately 36% and 41%, respectively, of Touch Tone's long distance sales revenues.


    Touch Tone currently does not engage in advertising directly to end users of long distance services, although Touch Tone distributes a limited amount of printed marketing materials to prospective users on a selected basis.

LOCAL ACCESS DIVISION


    On February 17, 1995, Touch Tone entered into an agreement with ICG to act as a reseller for local access in cities around the United States where ICG has established circuits and fiber optic lines. This agreement was amended in March, 1996. Due to high marketing costs and competitive nature of the local access market, Touch Tone has to date been unable to penetrate this market. For the six months ended November 30, 1996 Touch Tone has revenues of approximately $3,000 a month from local access customers. Touch Tone management intends to evaluate this division as to its future viability.


WIRELESS DIVISION

    In September 1995, Touch Tone entered into an agreement with Paging Network of Arizona, Inc. ("PageNet") to act as a reseller of one way paging services including tone only, digital and alphanumeric paging services. The agreement further allows Touch Tone to offer other services offered by PageNet which includes personal 800 numbers, mini mail, page mail, and custom greeting features. Touch Tone has had insignificant customer sales of the PageNet product and has undertaken only minimal marketing activities in this regard. Touch Tone management intends to evaluate this division as to its future viability.

GOVERNMENT REGULATION

    LONG DISTANCE AND LOCAL ACCESS. See "BUSINESS OF ARCADA - Regulations" for a discussion of the various governmental regulations which impact the long distance telecommunications business.

    INTERNET SERVICES. Touch Tone's Internet services are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commence on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. For example, the Exxon Bill (which was recently approved by the Senate) would prohibit distribution of obscene, lascivious or indecent communications on the Internet. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for Touch Tone's products and increase Touch

Tone's cost of doing business or otherwise have an adverse effect on Touch Tone's business, operating results or financial condition. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain. Further, due to the encryption technology contained in Touch Tone's products, such products are subject to U.S. export controls. There can be no assurance that such export controls, either in their current form or as may be subsequently enacted, will not limit Touch Tone's ability to distribute products outside of the United States or electronically.

    The recently passed telecommunications bill includes provisions that would prohibit online services or users from transmitting indecent material without restricting minors access. Online providers are required to make a "good faith" effort to provide users with a means to screen out pornographic material. Touch Tone, as a result, will be required to develop screening programs; however, Touch Tone is optimistic that the deregulation may provide lower online prices for its customers.

EMPLOYEES

    As of December 1, 1996, Touch Tone had twenty-seven (27) full-time employees. Two of such employees serve in sales and marketing, 12 serve in customer service and technical support, four serve in network operations, four serve web page design and support and five serve in administration.

LITIGATION

    On August 30, 1996 a lawsuit was filed in the Superior Court of the State of Arizona, Maricopa County by Touch Tone against Touch Tone's former President, Jonathan Miller and his wife, Janeece Miller. The complaint details various causes of action against Mr. Miller, in his capacity as a former Officer and Director of Touch Tone and seeks damages in the amount of $360,835 from the defendants. Mr. Miller filed an answer in September 1996 denying the allegations of the complaint. Touch Tone is, and will vigorously pursue this legal action. The case is in the discovery stage and no date has been set for trial.

    Mrs. Janeece Miller filed a request with the American Arbitration Association regarding an alleged breach of her employment agreement. She has made a claim for $32,500 plus attorney's fees and costs as part of her severance package. This claim was filed with the Arbitration Association on July 31, 1996 and Touch Tone has responded, consenting to the arbitration but contesting the allegations in the complaint, asserting that Ms. Miller voluntarily resigned her employment with Touch Tone and that the terms of the severance package do not apply in her situation. No hearing date has yet been set and Touch Tone will defend the claim.


    In July 1996, an unknown party fraudulently charged over $1,000,000 in long distance charges on Touch Tone's account. Touch Tone has been diligently investigating the matter and has contacted the carrier, AT&T, who denies any responsibility. Touch Tone has retained counsel to represent it in this claim and has submitted a letter to AT&T stating its position that it has no liability for the fraud. As of the date of this Joint Proxy Statement/Prospectus, discussions are ongoing between the parties. AT&T is also withholding payments to Touch Tone on its long distance service until this matter is resolved. It is a condition to Arcada's obligation to consummate the Merger that Touch Tone settle this dispute with AT&T prior to the Effective Time in a manner satisfactory to Arcada. Touch Tone believes it has recourse against AT&T and will not be held responsible for these charges, but the outcome of this matter cannot be predicted at this time. See "RISK FACTORS - Potential Liability to AT&T."


    On October 10, 1996, two identical lawsuits were filed in Superior Court of the State of Arizona, Maricopa County by two former officers and employees of GetNet, including Stephen Shearin, a current director of Touch Tone, for compensation due pursuant to employment agreements pending final resolution of their respective employment agreements. The plaintiffs have requested specific performance as it relates to past compensation, attorneys' fees and costs. The Company will vigorously defend these suits and maintains the employment agreements were terminated for cause.

TOUCH TONE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR TOUCH TONE SHOULD BE READ IN CONJUNCTION WITH THE TOUCH TONE FINANCIAL STATEMENTS AND NOTES THERETO ATTACHED HERETO.

    FORWARD-LOOKING STATEMENTS MAY NOT PROVE ACCURATE. When used in this Joint Proxy Statement/ Prospectus, the words "anticipate," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected or projected. Several key factors that have a direct bearing on the ability of Arcada, Touch Tone and the combined company to attain their goals are discussed in "RISK FACTORS."

RECENT DEVELOPMENTS; SIGNIFICANT DECREASE IN LONG DISTANCE REVENUES; NEED FOR ADDITIONAL FINANCING


    Through January 1, 1997, Touch Tone's long distance revenues have continued to decline. Touch Tone's management believes the AT&T SDN contract discussed herein is non-competitive with AT&T's own customers and other long distance carriers. Specifically, Touch Tone pays approximately $.17 per minute wherein its competitors, including AT&T, sell long distance at rates of $.15 and below. As a result, Touch Tone has experienced greater than normal customer attrition and the loss of several of its independent agents. In addition, in August 1996, AT&T made a claim against Touch Tone for long distance charges of over $1,000,000 fraudulently charged by an unknown third party to Touch Tone's account. As a consequence, AT&T is holding all payments made by long distance customers on Touch Tone's account and is applying these funds to the $1,000,000 claim. Consequently, Touch Tone has been unable to pay its independent agents, resulting in their switching their customer bases to other long distance resellers.


    Accounts receivable and related allowances for bad debt have also increased substantially due to Touch Tone's inability to receive accurate billing records from AT&T and Touch Tone's lack of clerical personnel to assist in their collection and the failure of one of Touch Tone's agents to remit certain long distance payments it has collected.

    Touch Tone is trying to renegotiate with AT&T both of these situations, however, negotiations to date have been limited to discussions between the parties and their respective legal counsel. If the Company is unsuccessful in its negotiations with AT&T, in all probability the parties will litigate this matter.

    Further, Touch Tone's working capital resources have declined significantly since its initial public offering in May, 1996. If the merger should not be consummated for any reason, Touch Tone will be in need of immediate financing to fund expected operating and other working capital needs. See "RISK FACTORS-Past Financial Performance of Touch Tone and Going Concern Considerations."


    On November 13, 1996, Touch Tone entered into the Merger Agreement providing for the Merger of Arcada with and into a wholly-owned subsidiary of Touch Tone in exchange for 12.5 million shares of Touch Tone Common Stock and $1.5 million in Series B Preferred Stock. As a result of the Merger, Arcada would acquire control of both management and the Touch Tone Board. The completion of the Merger is subject to the satisfaction of certain closing conditions set forth in the Merger Agreement and the approval of the shareholders of Touch Tone and Arcada.


    If the Merger is completed, Arcada will be considered the acquiring entity, even though Touch Tone is legally the surviving company. Therefore, future financial statements of Touch Tone will reflect the operations of Arcada for prior years and Touch Tone operations only from the date of the Merger.


    In October 1996, Touch Tone entered into an agreement to acquire certain long-distance customers through the issuance of its common stock. The number of shares issued will be based upon a multiple of revenues generated during the first three months by the customer base acquired and the then average price of Touch Tone's common stock. It is estimated that the total common shares to be issued will range between 35,000 and 40,000 shares. This acquisition is not expected to have a material effect on Touch Tone's net loss.


GENERAL


    In May 1996, Touch Tone completed its initial public offering of securities from which it received net proceeds of approximately $5,763,000 from the sale of 1,725,000 shares of Common Stock (the Public Shares) and 1,725,000 Common Stock Purchase Warrants (the "Public Warrants") (collectively, the "Public Shares and Warrants"). As of November 30, 1996, working capital was approximately $563,000. Touch Tone intends to use its remaining funds for future Internet development (including the completion of the initial stage of the backbone) and to fund current losses. These remaining funds are not sufficient to fund Touch Tone's future development and the continued payment of existing carrier commitments and general and administrative expenses.


    Touch Tone's financial statements have been prepared on the basis that Touch Tone will continue operating as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. Touch Tone's ability to continue as a going concern is dependent upon several factors, including meeting the terms of its commitments and achieving and maintaining profitable operations. Touch Tone's financial statements were audited by its independent certified public accountants, whose report includes an explanatory paragraph stating that the financial statements have been prepared assuming Touch Tone will continue as a going concern and that Touch Tone has incurred losses from operations and has entered into significant sales volume commitments that raise substantial doubt about its ability to continue as a going concern.

    To increase revenues to a sufficient level to meet its carrier commitments, general and overhead expenses and future expansion, Touch Tone has been actively seeking acquisition candidates (as set forth below) with existing customer and revenue bases. Touch Tone will attempt to issue shares of its authorized, but unissued, Common Stock to acquire customer bases and/or assets of acquisition candidates and retain its existing cash for further development of its Internet backbone and to fund current losses. There can be no assurance that Touch Tone will be successful in this regard.


    Touch Tone's net revenues were approximately $2.2 million for the year ended May 31, 1996, $2.0 million for the ten months ended May 31, 1995 and $963,000 for the six months ended November 30, 1996 compared to $1,228,000 for the six months ended November 30, 1995.

LIQUIDITY AND CAPITAL RESOURCES


    Touch Tone's cash position at November 30, 1996 was $1,630,000 and net working capital was $563,000. Included in Touch Tone's current liabilities is $200,000 for monthly payments of $33,000 due to AT&T through May 1997 in settlement of having failed to meet certain service commitments under prior agreements with AT&T.



    Cash used in operations for Touch Tone totaled $1,891,000 for the year ended May 31, 1996 and $1,883,000 for the six month period ended November 30, 1996. This increase in cash outflows can be primarily attributed to a loss from operations, increases in trade receivables and decreases in accrued payables.



    Cash flows used in investing activities consisted primarily of additions to equipment of $101,000 in the year ended May 31, 1996 and $733,000 for the six month period ended November 30, 1996 used primarily in the construction of the Internet backbone.



    Cash flows provided by financing activities were $6,783,000 during the year ended May 31, 1996. Cash flows used by financing activities were $1,032,000 for the six month period ended November 30, 1996. Cash flows for the year ended May 31, 1996 were primarily attributed to the receipt of proceeds from the issuance of Common Stock and Warrants in Touch Tone's initial public offering, but were partially offset by costs incurred in connection with Touch Tone's private and public stock offerings. In May 1996, Touch Tone completed its public offering of its Common Stock and Warrants whereby it sold 1,725,000 shares of Common Stock and Warrants and received net proceeds of approximately $5,763,000. In November 1995, Touch Tone completed a private placement of its Common Stock whereby it sold 350,000 shares of Common Stock. The net proceeds of approximately $600,000 from this offering were used primarily to cover costs associated with Touch Tone's public offerings and other working capital needs. Cash flows used in financing activities for the six months ended November 30, 1996 were primarily associated with repayment of notes payable to stockholders, redemption of preferred stock and payment of public offering costs.


    Under Touch Tone's current arrangement with AT&T, customer billings and collections are performed by AT&T. Accounts receivable represents the amount Touch Tone's customers owe for actual usage. However, the amount Touch Tone will receive from AT&T will be offset by the payable due to AT&T for the cost of providing the service, which is reflected as an account payable in the financial statements. The net of the receivable and payable is the gross margin Touch Tone receives. AT&T is currently responsible for maintaining Touch Tone's account receivable accounts and withholds payments to Touch Tone for customer accounts over 30 days past due. Such amounts withheld from Touch Tone are offset by the gross margin otherwise payable to Touch Tone.

    CONTINGENCIES. Commencing in June through July 1996, an unknown party fraudulently charged over $1,000,000 in long distance charges on Touch Tone's account. Touch Tone has been diligently investigating the matter and has contacted the carrier, AT&T, who denies any responsibility. Touch Tone has retained counsel to represent it in this claim and has submitted a letter to AT&T stating its position that it has no liability for the fraud. As of the date of this Joint Proxy Statement/Prospectus, AT&T has not formally responded to Touch Tone's letter although discussions are ongoing between the parties. AT&T is also withholding payments to Touch Tone on its long distance service until this matter is resolved. It is a condition to Arcada's obligation to consummate the Merger that Touch Tone settle this dispute with AT&T prior to the Effective Time in a manner satisfactory to Arcada. Touch Tone believes it has recourse against AT&T and will not be held responsible for these charges, but the outcome of this matter cannot be predicted at this time. See "RISK FACTORS - Potential Liability to AT&T."

    On October 10, 1996, two identical lawsuits were filed in Superior Court of the State of Arizona, Maricopa County by two former officers and employees of GetNet, including Stephen Shearin, a current director of Touch Tone, for compensation due pursuant to employment agreements pending final resolution of their respective employment agreements. The plaintiffs have requested specific performance as it relates to past compensation, attorneys' fees and costs. The Company will vigorously defend these suits and maintains the employment agreements were terminated for cause.

    In July 1996, Touch Tone terminated two employees. In connection with their termination, they were granted options to purchase in the aggregate 45,000 shares of common stock at $4.00 and 40,000 shares at $5.00. In connection with this severance agreement, Touch Tone has recorded approximately $172,000 of expense based on the difference between the option exercise price and the price of Touch Tone's common stock on the date of the agreement. Touch Tone had agreed to register, within ninety days, the shares underlying the options, and failed to do so. One employee has filed suit against Touch Tone in connection with the failure of Touch Tone to register shares underlying the stock options. The employee is seeking damages of approximately $44,000.


THE GETNET ACQUISITION


    In November 1995, Touch Tone acquired all the outstanding stock of GetNet International, Inc. ("GetNet") of Phoenix, Arizona in exchange for 400,000 shares of Touch Tone's Common Stock. GetNet is a provider of Internet access services to individuals and businesses in Arizona and other parts of the United States. Revenues from GetNet for the period from its acquisition on November 1, 1995 to May 31, 1996 were $287,000 and $350,000 for the six month period ended November 30, 1996. "See BUSINESS OF TOUCH TONE - Internet Division."


RESULTS OF OPERATIONS


FOR THE SIX MONTHS ENDED NOVEMBER 30, 1996 COMPARED TO THE SIX MONTHS ENDED NOVEMBER 30, 1995



    Long distance resell revenue from operations for the six months ended November 30, 1996 was $613,000 compared to revenues of $1,200,000 during the six months ended November 30, 1995. The Company currently has an "SDN "contract which extends through July 1999 with AT&T. Due to competition within the telecommunications industry, the price the Company is required to pay AT&T has become substantially less competitive than the current market price for comparative service and is more than AT&T is charging for its own customer accounts. Currently, AT&T is offering retail long distance services to its customers at approximately $.02 per minute less than Touch Tone's wholesale cost for the same service. Touch Tone is hopeful it will be able to renegotiate its contract with AT&T to obtain a more favorable rate per minute and commitment level, and replace its existing SDN contract. However, there is no assurance that Touch Tone will be able to ultimately renegotiate its existing contract. If Touch Tone is unable to renegotiate its contract with AT&T, Touch Tone intends to find another long distance reseller with a substantial telecommunications customer base and negotiate a favorable transfer of Touch Tone's SDN long distance base and obligations to that SDN reseller or to AT&T. At this time, no loss accrual has been recorded in the financial statements based on management's belief that the contract will be renegotiated on favorable terms with AT&T. It such renegotiations are unsuccessful, substantial losses could be recorded.



    The Company expects to experience most of its future growth through acquisitions of long distance customer bases with regional switch-based carriers as well as through the growth of its Internet services, especially its backbone facilities and services which were in service as of November 1996.



    Cost of sales for long distance service for the six months ended November 30, 1996 was $451,000, resulting in a gross margin of approximately $162,000 or 26% of net revenue. The gross margin for the six months ended November 30, 1995 was $418,000, approximately 35% of net revenue. The gross margin percentage has decreased due to lower volume. The AT&T contract is structured on a tiered discount, with the more volume achieved, the greater the discount.



    Financial statement for the six month period ended November 30, 1996, reflect the inclusion of the operations of GetNet which was acquired effective November 1, 1995. GetNet's sales were $350,000 for these six months with cost of sales of $190,000. GetNet is still a development stage company and has not yet begun to develop its market. All of GetNet fees are from subscriber fees for Internet access. The Internet backbone was not operational until October 1996. Touch Tone, however, expects the ramp-up of revenue on the Internet backbone to take an extended period and this operation will most likely not be profitable in the near future.



    Selling expenses were $152,000 or 16% of net revenues for the six months ended November 30, 1996, as compared to $294,000, or approximately 24% of net revenues for the prior comparable period. A significant sales agent, TMO Communications, Inc. ("TMO"), accounted for approximately 41% of AT&T long distance sales revenues for the six months ended November 30, 1996 and received commissions of approximately 32%. At this level, Touch Tone does not receive gross margin on sales originated by this agent. GetNet's selling expenses were $18,000 for the period ended November 30, 1996, or 2% of its sales.


    Under Touch Tone's current contract with independent sales agents for reselling long distance services, commissions are paid as long as Touch Tone receives revenues from the customer. Touch Tone intends to revise this arrangement for new agents to provide for continuing commission payments only if certain sales levels are maintained, however, no such contracts have been entered into.


    Touch Tone has two full time sales agents on staff marketing GetNet services. These sales agents are paid a combination of salary and commissions.




    General and administrative expenses increased to $1,406,000 or 146% of net revenue for the six months ended November 30, 1996 as compared to $694,000 or 57% for the six months ended November 30, 1995. During the six months ended November 30, 1996, Touch Tone paid increased salaries and benefits to its employees of approximately $595,000 as compared to $447,000 in the prior comparable period, primarily as a result of additional employees, including GetNet employee related expenses of approximately $377,000. The remaining $564,000 increase in general and administrative costs between the two periods is mainly due to increased office and travel costs, increased internal costs associated with search for potential acquisition candidates, the inclusion of GetNet's other general and administrative expenses, which totaled $117,000, and bad debt expense, which increased by $126,000 in the six months ended November 30, 1996, as compared to the prior comparable period. Furthermore, during the six months ended November 30,1996, the Company has incurred approximately $60,000 in costs associated with the Arcada merger which have been expensed. Since May 1996, Touch Tone has reduced its number of personnel due to decreasing revenues. In connection with the termination of two employees, Touch Tone granted options at below the then market price of its Common Stock. Therefore, an additional $172,000 of expense was recorded in the six months ended November 30, 1996 based on the difference of the exercise price and trading price of its Common Stock. Total general and administrative expense, relative to fiscal 1996 is, however, expected to increase due to compensation commitments to Officers of Touch Tone and a contract entered into with a significant consultant (who previously was the Chairman of the Board and an Officer) of $15,000 per month (see "Commitments").



    Amortization and depreciation expense increased by approximately $161,000 for the six months ended November 30, 1996 compared to 1995 related primarily to amortization of goodwill recorded in connection with the GetNet acquisition in November 1995.



    Touch Tone incurred $301,000 of excess circuit commitment expense under its agreement with ICG during the six months ended November 30, 1995 and none was incurred in the six month period ended November 30, 1996, as the contract was terminated in April 1996. During the six months ended November 30, 1996 the Touch Tone incurred $431,000 in excess circuit commitments primarily related to the Internet backbone. These amounts are recorded as a period expenses under operating expenses, as Touch Tone has experienced insignificant revenues associated with either of these contracts.

    Interest expense, net of interest income in the six months ended November 30, 1996, increased from $16,000 in 1995 to $90,000 in 1996 primarily as a result of 70,000 shares of Common Stock being issued in August 1996 to satisfy an outstanding debt of $210,000. The difference of approximately $254,000 between the then market price of Common Stock and the related debt is being expensed in operations over the period the note was outstanding. For the six months ended November 30, 1996, $127,000 was expensed and the balance was previously expensed in fiscal 1996. During the six months ended November 30, 1996, Touch Tone had interest income of approximately $57,000 from its cash investments received from proceeds of its public offering.



    Touch Tone had a net loss of $2,225,000 for the six months ended November 30, 1996. For the six months ended November 30, 1995, Touch Tone had a net loss of $1,016,000. The increase in net loss between periods is directly attributed to the decreasing revenues, the cost of share and option issuances at less than market, the increase in selling, general and administrative costs in fiscal 1997, and other reasons discussed above.


FOR THE YEAR ENDED MAY 31, 1996 COMPARED TO THE TEN MONTHS ENDED MAY 31, 1995

    Revenues from operations for the year ended May 31, 1996 was $2,238,000, compared to revenues of $1,952,000 during the ten months ended May 31, 1995, which had two fewer months than fiscal 1996 due to a change in year end in 1995. Therefore, monthly revenues actually decreased for the year ended May 31, 1996 based on a comparable twelve month period. Touch Tone currently has an SDN contract which extends through July 1999 with AT&T. Due to competition within the telecommunications industry the price Touch Tone is required to pay AT&T has, subsequent to May 31, 1996, become less competitive than the current market price for comparative service. Touch Tone is hopeful it will be able to renegotiate its contract with AT&T to obtain a more favorable rate per minute and commitment level, and replace its existing SDN contract. However, there is no assurance that Touch Tone will be able to ultimately renegotiate its existing contract. If Touch Tone is unable to re-negotiate its contract with AT&T, Touch Tone intends to find another long distance reseller with a substantial SDN base and negotiate a favorable transfer of Touch Tone's SDN distance base and obligations to that SDN reseller.

    Touch Tone expects to experience most of its future growth through acquisitions of long distance customer bases and regional switch-based carriers as well as through the growth of its Internet services, especially its backbone facilities and services which were placed in service effective October, 1996.

    Cost of sales for the year ended May 31, 1996 was $1,406,000, resulting in a gross margin of approximately $832,000 or 37% of net revenue. The gross margin for the ten months ended May 31, 1995 was $642,000, approximately 33% of net revenue. The gross margin percentage has remained relatively constant as Touch Tone has achieved the highest margin currently allowed on its AT&T contract for incremental sales. The AT&T contract is structured on a tiered discount with the more volume achieved, the greater the discount. Touch Tone's current tier structure is as follows: on the first $10,000 Touch Tone bills, a discount of 10% is generated; between $10,000 and $75,000 that Touch Tone bills, a discount of 32% is generated; on billings above $75,000, Touch Tone generates a discount of 35%.

    Financial statements for the fiscal year ended May 31, 1996 reflect the inclusion of seven months operations of GetNet, which was acquired effective November 1, 1995. GetNet's sales were $287,000 for these seven months with cost of sales of $122,000. GetNet is still a development stage company and has just begun to develop its market.

    Selling expenses increased to $620,000 or 28% of net revenues for the year ended May 31, 1996 from $337,000, or approximately 17% of net revenues for the prior ten month fiscal year. The increase in selling expenses as a percent of revenue is attributed to the higher commissions earned by one of Touch Tone's agents that contributed a significant volume of customer usage. The sales agent, TMO, accounted for approximately 36% of revenues for the year ended May 31, 1996 and received commissions of approximately 32%. At this level, Touch

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Tone does not receive gross margin on sales originated by this agent, but as a result, experiences greater gross margin on other Touch Tone revenues due to volume discounts by AT&T. In addition, in April 1996, Touch Tone agreed to pay TMO an additional $75,000 to settle past misunderstandings between Touch Tone and TMO with respect to the amount of commissions due TMO. GetNet's selling expenses were $17,000 for the period ended May 31, 1996, or 6%, of its sales.

    General and administrative expenses increased to $1,724,000 or 77% of net revenue for the year ended May 31, 1996, as compared to $505,000 or 26% for the ten months ended May 31, 1995. During fiscal 1996, Touch Tone paid increased salaries and benefits to its employees of approximately $1,074,000 compared to $374,000 in fiscal 1995, primarily as a result of additional employees, including GetNet employee related expense since November 1, 1995(date of acquisition) of approximately $311,000. The remaining $519,000 increase in general and administrative costs between the two periods is mainly due to increased office and travel costs associated with the anticipated growth of Touch Tone and increased internal costs associated with Touch Tone's offerings of securities, attempted acquisitions and the inclusion of GetNet's other general and administrative expense from November 1, 1995, which totaled $115,000. Also included in general and administrative expense is bad debt expense, which increased by $162,000 in fiscal 1996. Since May 1996, Touch Tone has reduced its number of employees due to decreasing revenues. Total general and administrative expense, relative to fiscal 1996 is, however, expected to increase due to compensation commitments to Officers of Touch Tone and a contract entered into with a significant consultant (who previously was the Chairman of the Board and an Officer) of $15,000 per month. See "Commitments."

    Amortization and depreciation expanses increased by approximately $127,000 related primarily to amortization of goodwill recorded in connection with the GetNet acquisition.

    Touch Tone also incurred $471,000 of expense under its agreement with ICG during the year ended May 31, 1996; only $32,000 was incurred in the ten month period ended May 31, 1995, as the contract was entered into in late February 1995. This amount is recorded as a period expense under operating expenses, as Touch Tone experienced insignificant revenues associated with this contract. Such revenues (approximately $34,000) have been offset against the expense. See "Commitments."

    Touch Tone also expensed $400,000 during the year ended May 31, 1996 based on a settlement of a past contingent liability from the failure to meet its prior minimum commitment for selling "800" services with AT&T. When Touch Tone pays this liability, it will no longer have a minimum future commitment level for "800" services. See "Commitments."

    Interest expense increased from $12,000 in fiscal 1995 to $172,000 in fiscal 1996 primarily as a result of 70,000 shares of common stock being issued after year end to satisfy an outstanding debt of $210,000. The difference of approximately $254,000 between the then market price of common stock and the related debt is being expensed in operations over the period the note was outstanding. For the year ended May 31, 1996, $127,000 was expensed and the balance will be expensed in the first quarter of fiscal 1997.

    In January 1996, Touch Tone abandoned a planned acquisition of another reseller of telecommunication services. For the year ended May 31, 1996, the costs associated with this planned acquisition of $118,000 have been expensed in operations.

    Touch Tone had a net loss of ($2,802,000) for the year ended May 31,1996. For the ten months ended May 31, 1995, Touch Tone had a net loss of ($294,000). The increase in net loss between periods is directly attributed to the expense associated with not meeting minimum service commitment levels with its carriers, the significant increase in selling, general and administrative costs in fiscal 1996 which included indirect costs associated with the cost of raising additional capital, hiring of additional personnel, and other reasons discussed above.

COMMITMENTS

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    INTERNET BACKBONE CIRCUIT LEASES. Touch Tone leases certain telecommunications circuits, primarily in connection with its Internet backbone, under non-cancelable operating leases. Lease expense for both the ten months ended May 31, 1995 and for the year ended May 31, 1996 was nominal as most of these leases were entered into subsequent to May 31, 1996. As of August 1996 future minimum lease obligations under leases with lease terms in excess of one year are as follows:

For the Years Ending
      MAY 31,
--------------------
      1997                                  $  647,000
      1998                                   1,129,000
      1999                                   1,129,000
      2000                                     549,000
      2001                                      43,000
    Thereafter                                 205,000
                                            ----------
                                            $3,702,000
                                            ----------

    Included in the above amounts is a three-year commitment beginning in January 1997 with WilTel, whereby Touch Tone is required to lease a minimum of $70,000 per month of telecommunication circuits. Under this agreement, all costs incurred are not only applied dollar-for-dollar against this commitment, but are also concurrently credited one and one-half times actual usage against Touch Tone's long distance service commitment described below.


    Touch Tone is obligated to pay for actual monthly circuit lease costs used to operate the Internet backbone, which for November 1996 approximated $80,000, irrespective of the related usage by Touch Tone's Internet customers. Novembers circuit lease cost consisted of circuit orders of $45,000 from WilTel, and term commitments of $35,000 from other providers. Effective January 1997, Touch Tone has entered into a 3 year commitment to purchase a minimum of $70,000 per month of Internet circuits from WilTel. When combined with the existing $35,000 of circuit commitments from other providers, the total backbone circuit commitment equals $105,000 per month beginning in January 1997. Revenues related to the Internet backbone have continued to be nominal through November 1996. If Touch Tone is unsuccessful in marketing its Internet services, these commitments will result in a substantial loss to Touch Tone, including the possibility of impairing the capitalized costs associated with the building of the backbone and the intangible assets recorded in connection with the acquisition of GetNet by Touch Tone.


    LONG DISTANT SERVICE COMMITMENTS. Touch Tone has a continuing commitment with AT&T to provide long distance service of $1,800,000 annually, which as of May 31, 1996, it had satisfactorily met. However, monthly revenues have declined substantially due to increased competition and more competitive prices being offered by other service providers. Touch Tone's current contract with AT&T provides for the purchase by Touch Tone of telecommunications services at a greater wholesale rate per minute than currently being offered by AT&T to its retail customers. Therefore, it is expected that revenues will continue to decrease under Touch Tone's SDN contract.

    Touch Tone is hopeful it will be able to renegotiate its contract with AT&T to obtain a more favorable rate per minute and commitment level and replace its existing SDN contract. However, there is no assurance that Touch Tone will be able to ultimately renegotiate its existing contract. If it is not renegotiated, it is expected that the Parties will litigate this matter the outcome of which litigation cannot be predicted. Should Touch Tone be unsuccessful in these efforts, the loss incurred by Touch Tone, while cannot be estimated, would be substantial whereby it would jeopardize Touch Tone's ability to continue operations.

    Touch Tone had an "800" service commitment, which exceeded Touch Tone's current sales volume. Therefore in April 1996, Touch Tone negotiated a release under this commitment, whereby it agreed to pay AT&T the $186,000 Touch Tone initially received upon signing its contract plus $400,000 payable at $33,333 per month beginning in June 1996. If it does not meet this commitment it will be obligated to pay its shortfall of approximately $1,027,000 less amounts previously paid. Touch Tone is current on its obligations under this commitment.

    Touch Tone has a commitment with WilTel which commenced in October 1996 to sell $50,000 per month of long distance services. Touch Tone is currently meeting this obligation through its actual long distance billings. This commitment can also be satisfied through leases of telecommunication circuits from WilTel for the Internet backbone.

    EMPLOYMENT AGREEMENTS. During the year ended May 31, 1996, Touch Tone entered into employment agreements with various individuals. As of May 31,1996, the base salary under these agreements aggregate approximately $480,000 in fiscal 1997 and $225,000 in fiscal 1998. Touch Tone may terminate the agreements for cause. If terminated for any other reason, Touch Tone will pay six months salary and benefit allowance if termination occurs in the first year of the agreement and nine months salary and benefit allowance if after the first year.

    In April 1996, Touch Tone entered a consulting agreement with Robert Vaughan, the former chief executive officer of Touch Tone to assist Touch Tone in mergers and acquisitions. Under this agreement, Touch Tone will pay a base compensation of approximately $15,000 per month, which under an amended agreement in June 1996 has been extended through October 1997, plus additional compensation based on the level of success of future endeavors. If the proposed Arcada acquisition is approved, Mr. Vaughan will receive $150,000 plus 250,000 shares of common stock for his efforts on this Merger. When, and if, these shares are issued, an expense will be recorded in the financial statements based on the then market price of Touch Tone's common shares to be issued. This expense, based on current trading prices, would be significant.

    If the Merger is approved, Michael Canney, the current president of Touch Tone will receive options to purchase 125,000 shares of common stock exercisable at $.01 per share for a three-year period. The options are granted as part of a consulting agreement to be entered into between Touch Tone and Mr. Canney upon consummation of the Merger and in connection with settlement of obligations to Mr. Canney under his current employment agreement. Touch Tone has further agreed to register the shares underlying the warrant. When, and if granted, this will result in expense being recorded in Touch Tone's financial statements for the difference between the then-market price of Touch Tone's common shares and the $.01 exercise price multiplied by the 125,000 shares underlying the warrant. This expense, based on current trading prices, would be significant.

                                  BUSINESS OF ARCADA

                                     INTRODUCTION

    Arcada is a growing provider of long distance voice and data telecommunication services in 17 states and in 1996 began reselling cellular airtime and providing long distance and other services to cellular telephone users. Arcada offers a broad array of services designed to provide discount telecommunications services to small and medium-sized commercial customers and residential users.

    Arcada targets commercial customers with telecommunications usage of under $2,000 per month. Arcada believes that it is able to offer rates for basic long distance that are between 30% and 40% less than the rates commercial customers of the size targeted by Arcada typically are charged by the major carriers. In addition to basic "1 plus" and "800" long distance, Arcada offers its customers a number of other telecommunication services including data transmission, debit cards and calling cards. Arcada strives to be flexible, innovative and responsive to the needs of its customers. Outside its target market and without any significant advertising, Arcada has developed a base of residential customers which for the nine months ended September 30, 1996 represented approximately 52% of Arcada's revenues. Like Arcada's target market, the residential market has grown primarily through referrals from other Arcada customers.

    In 1994, Arcada began providing long distance service to cellular telephone users. Arcada entered the wireless market in 1994 by offering discount paging services. In June, 1994, Arcada was selected to be one of the long distance service choices for customers of AT&T/McCaw Communications, Inc., as required by the June 15, 1994 U.S. Department of Justice consent decree signed by AT&T. Arcada was chosen by approximately 19,000 new customers, representing significantly less than 1% of the AT&T/McCaw customers. Arcada has leveraged its participation in the AT&T/McCaw consent decree process to expand its sales of cellular airtime and long distance services.

    According to industry sources, the U.S. long distance reseller market was over $9 billion in 1995, while the total U.S. long distance market was over $60 billion in 1995. The telecommunications industry is highly competitive and is dominated by three carriers, AT&T, MCI and Sprint.

    Since Arcada contracts with other long distance carriers to provide network transmission other than its investment in its three long distance switches, it has not needed to commit capital for its own network and transmission facilities. As a result, Arcada can expand without the capacity, geographic coverage or configuration limitations of a particular network. In three metropolitan markets, Seattle, Portland and Denver, Arcada owns switches to direct call traffic over selected transmission networks, which provides higher margins.

INDUSTRY BACKGROUND

    Today's domestic long distance telecommunications industry was principally shaped by a 1984 court decree (the "Decree") that required the divestiture by AT&T of its 22 Bell operating companies ("BOCs") and divided the country into some 200 Local Access Transport Areas or "LATAs." The local exchange carriers ("LECs"), which include the seven regional Bell operating companies ("RBOCs" - the parent companies of the BOCs) as well as independent local exchange carriers, were given the right to provide local telephone service, local access service to long distance carriers and intra-LATA long distance service (service within LATAs), but the RBOCs were prohibited from providing inter-LATA service (service between LATAs). The right to provide inter-LATA service was given to AT&T and the other interexchange carriers ("IXCS").

    As a result of the Decree, an inter-LATA long distance telephone call begins with the LEC transmitting the call by means of its local network to a point of connection with an interexchange carrier. The interexchange carrier, through its switching and transmission network, transmits the call to the LEC serving the area where the recipient of the call is located, and the receiving LEC then completes the call over its local facilities. For each long distance call, the originating LEC charges an access fee. The interexchange career also charges a fee for its transmission of the call, a portion of which consists of a terminating fee which is passed on to the LEC used to deliver the call. To encourage the development of competition in the long distance market, the Decree required LECs to provide all IXCs with access to local exchange services that is "equal in type, quality and price" to that provided to AT&T.

    These so-called "equal access" and related provisions were intended to prevent preferential treatment of AT&T and to level the access charges that the LECs could charge interexchange carriers, regardless of their volume of traffic. As a result of the Decree, customers of all long distance companies were eventually allowed to initiate their calls by utilizing simple "1 plus" dialing, rather than having to dial longer access or identification numbers and codes.

    On February 1, 1996, Congress passed the Telecommunications Act of 1996 (the "Act"). The Act is a comprehensive revision of the Communications Act of 1934, and radically changes the rules for competition and regulation in virtually all sectors of the telecommunications industry. The Act was assigned into law on February 8, 1996, and its provisions became effective immediately.

    Prior to enactment of the Act, communications policy has been set largely by the Federal Communications Commission ("FCC"), state public utility commissions ("PUCs"), and the federal courts' enforcement of the 1984 antitrust consent decree that dismantled the Bell System. While the Act's provisions cover many areas of communications (telephone service, telecommunications equipment manufacturing, cable, radio and television broadcasting, and Internet services), the Act's primary importance to Arcada is its sweeping changes to local and long distance telephone services.

    The Act eliminates all state restrictions on competition in local and long-distance telephone service. The RBOCs are freed to provide long distance service outside their regions immediately, and inside their regions once completing a series of steps to remove entry barriers for local telephone competition. Further, the antitrust consent decrees are repealed, but their requirements for "equal access" ("1+" dialing) to all long distance carriers are maintained. Competitive safeguards, and a prohibition on "cross-subsidization" are mandated to protect long distance carriers such as Arcada against anticompetitive behavior by local telephone companies.

    Legislative, judicial and technological factors have helped to create the foundation for small long distance providers to emerge as legitimate alternatives to AT&T, MCI and Sprint for long distance telecommunication services. The FCC has required that all IXCs allow the resale of their services, and the Decree substantially eliminated different access arrangements as distinguishing features among long distance carriers. In recent years, national and regional network providers have substantially upgraded the quality and capacity of their domestic long distance networks, resulting in significant excess transmission capacity for voice and data communications. Due to anticipated advances in the technology involved in digital fiber optic transmission, excess capacity is expected to continue to be an important factor in long distance telecommunications. As a consequence, not only have small long distance service providers received legal protection to compete with the network-based carriers, they also represent a valuable source of traffic to carriers with excess capacity.

    The large national carriers generally focus on residential and large commercial accounts, creating opportunities for small long distance service providers. Industry observers estimate that over 500 small firms have emerged to compete for these customers, many of whom are quickly able to build sizable customer bases on the strength of their selling skills. However, sustaining a small firm's growth generally requires abilities to manage a growing enterprise, as well as to attract the capital necessary to finance receivables and develop a management and systems infrastructure.

    An integral component of long distance telecommunications transmission is the switching equipment necessary to direct calls or data over the appropriate transmission line. Facilities-based carriers maintain their own switches as part of their networks. Smaller nonfacilities-based providers generally contract for the use of switches in connection with their contractual arrangements for the use of a network. As an alternative, these providers may install their own switches in those areas where they have sufficient volume to justify the capital expense and ongoing maintenance costs.

COMPANY STRATEGY

    Arcada's principal objective is to achieve continued growth by providing small to medium-sized commercial users and residential customers with a variety of innovative products, a high quality digital network, competitive pricing and a level of service not generally provided to these customers directly from the major long distance carriers. Key elements of Arcada's strategy include:

    RETAIN AND INCREASE CUSTOMER BASE. Arcada believes that its direct sales force is effective at acquiring its target customer while its Customer Care Group focuses on the care and retention of customers. Arcada emphasizes customer support and service in order to minimize attrition and to expand the volume of business from its existing customers. Arcada intends to continue to grow its inside sales force supplemented by strong customer support and service operations, and to augment its direct sales efforts with outside sales representatives. The customer service functions are important to Arcada, in that Arcada believes that in 1995 it acquired over 70% of its new customers through referrals from other customers.

    EXPAND AND LEVERAGE CELLULAR PRODUCTS. Arcada believes that significant growth opportunities exist in the cellular telecommunications industry. Arcada intends to grow its cellular division and leverage its customer base to sell additional Arcada cellular and long distance products.

    EXPAND LONG DISTANCE PRODUCT LINE. Arcada packages a variety of innovative and cost-effective telecommunications services to meet the needs of its customers. Arcada intends to continue its efforts to acquire, develop and market products and services that meet the expanding needs of its target customers by utilizing different suppliers and adding switching facilities. Arcada is able to customize its service offerings while optimizing call routing by purchasing its network transmissions services from several vendors.

    LEVERAGE BILLING SYSTEM. Arcada believes that a sophisticated and reliable billing system is a key element for growth and success in the telecommunications industry. In order to meet this challenge, Arcada has implemented a new billing system, portions of which it helped to develop and are proprietary to Arcada. Since that time, Arcada has worked closely with the billing system's developer to enhance and refine the billing system. Arcada's goal is to establish a reliable and integrated billing and management information system providing sophisticated billing information tailored to the requirements of each customer, prompt and accurate responses to customer queries and needs and support for Arcada's operations and collection efforts.

    ACQUIRE ADDITIONAL SWITCHING FACILITIES. Arcada continually evaluates opportunities to install switches in selected markets where the volume of its customers' traffic makes such an investment economically beneficial. In addition, utilization of its switches allows Arcada to route customers' calls over multiple networks to minimize costs. Arcada currently operates switches for its call traffic in three locations.

MARKETING AND SALES

    Arcada markets its services in 17 states through two distinct channels: direct sales and independent agents. Arcada targets commercial customers with telecommunications usage of under $2,000 per month. Arcada believes that AT&T, MCI and Sprint historically have chosen not to concentrate their direct selling efforts on this segment of the market and that Arcada's target customers generally do not qualify for the major carriers' volume discounts or for the level of support services made available to higher volume users.

    In addition, Arcada has developed a significant number of residential customers from unsolicited "walk-in" customers and referrals. Revenues from "walk-in" customers constituted 45% of Arcada's total long distance revenues for the nine months ended September 30, 1996.

    DIRECT SALES. Arcada relies heavily on its direct sales force, Arcada's Account Executives. Typically, businesses become customers of Arcada by purchasing long distance service from Arcada's Account Executives. Thereafter, Account Executives and customer service representatives follow up with existing customers by offering them new value-added services. Arcada believes that direct sales activities are more effective than advertising for securing and maintaining the business of small to medium-sized commercial customers. Account Executives are compensated with a base salary supplemented by a commission based on 10% of customer collections over six months. In October 1996, Arcada had nine Account Executives, together with two managerial and administrative employees who also engage in long distance sales. Arcada intends to expand its direct sales force in the near term. 41% of Arcada's revenues for the nine months ended September 30, 1996 resulted from this sales channel.

    INDEPENDENT AGENTS. Arcada supplements its direct sales efforts by marketing through a network of approximately 100 independent agents, which are typically equipment consultants and distributors of interconnect equipment or other office equipment and supplies. Such firms generally enter into agreements providing for commissions on business generated for Arcada. Arcada typically grants a nonexclusive right to solicit customers and pays commissions of 10% on amounts collected. Approximately 14% of Arcada's revenues for the nine months ended September 30, 1996 resulted from this sales channel.

    RESIDENTIAL SALES. In each of Arcada's sales offices, one individual is responsible for taking orders from new residential customers. Arcada is not aggressively marketing its services to the residential market, but does cultivate sales through direct mail and financial incentives for referrals.


CUSTOMER SERVICE

    Arcada strives to provide superior customer service and believes that personal contact with potential and existing customers is a significant factor in customer acquisition and retention. Arcada believes that as the telecommunications industry becomes more competitive, customer service will become an even more important component of the sales and customer retention effort.

    New customer accounts are processed by Arcada's Customer Care department located at Arcada's corporate offices. There, Arcada's staff is dedicated to providing new customers with a smooth transition to its services. Arcada obtains account information from new customers, which it processes and forwards to the applicable LEC or interexchange carrier. In areas where Arcada operates switches, it has on-line access to the local exchange carrier's database system to expedite the transfer process.

    Arcada believes that proactive customer service is helping Arcada retain customers. Arcada's customer service team, in addition to responding to customer questions, makes phone calls to new customers two to three weeks after they join the Arcada system and after the first bill is sent. Arcada is also implementing a system whereby each customer will be contacted several months into its relationship with Arcada to address any problems, to attempt to "upsell" Arcada's other products and generally try to reinforce the business relationship and cut down on customer turnover. The Customer Care department also serves as a "first stage" collections department in order to try to collect past due accounts in a way that will maintain the customer relationship.

    Customer questions about bills and services are directed to Arcada's Customer Care department, which had a combined staff of six customer service representatives as of October 1996. Arcada has expanded its Customer Care department's hours to 8:00-8:00, Monday through Friday to better serve its customers.

    During 1995 and 1996, no one customer accounted for more than 5% of Arcada's revenues. Arcada believes that the loss of any single customer would not have a material adverse effect on its results of operations.

WIRELESS OPERATIONS

    BACKGROUND. The cellular industry is a fast-growing segment of the telecommunications business. Industry sources indicate that there were 25 million cellular phone users in 1995 and that number is expected to grow to 45 million by 2000.

    In 1994, Arcada entered the wireless telecommunications business by offering discount paging services.

    In 1994, AT&T acquired McCaw Communications, Inc. ("Cellular One"). As a condition of approving that transaction, the U.S. Department of Justice ("DOJ") required that AT&T agree in a Consent Decree that long distance service for cellular customers of Cellular One must be offered on an "equal access" basis nationally. To comply with the DOJ Consent Decree, AT&T/McCaw gave each Cellular One customer an opportunity to select their long distance service provider by marking and returning a ballot. Arcada was accepted on the ballot in every one of the 17 states it requested. Arcada, AT&T, MCI and Sprint were the only long distance carriers named on ballots in every one of those states. Since 1994, Arcada was chosen to provide long distance service by 19,000 Cellular One customers; approximately 12,000 remain customers of Arcada as of September, 1996.

    In 1995, Arcada began reselling cellular airtime under a reselling agreement with AT&T in the Portland, Oregon market. Arcada has since added the Denver, Colorado and Seattle, Washington markets and has entered into are seller agreement with U.S. West/Air Touch Cellular

    MARKETING AND SALES. Arcada markets and sells its cellular airtime and long distance products through its Wireless Communications division. The Wireless Communications division has three sales professionals, along with one management employee who also engages in sales.

    Arcada is leveraging its success in being listed on the Cellular One ballots by focusing on selling cellular airtime to new cellular long distance customers. Additionally, Arcada believes that its current "wired" long distance customers will be a good potential target for future cellular airtime and long distance sales.

    Arcada intends to expand its sales efforts in the future by: (i) retaining independent agents to sell Arcada products on a commission basis; (ii) contracting with retail stores which market cellular phones to sell Arcada products "packaged" with cellular phones; and/or (iii) opening one or more retail stores to sell cellular phones and services. Arcada is also currently negotiating with Motorola to become one of the few wireless resellers classified as a "Signature Dealer" permitting it to obtain wireless hardware at favorable prices and participate in joint marketing efforts.

    Arcada is aggressively pricing its cellular products and management believes that its prices are up to 40% less than Arcada's major competitors. To date, revenues from cellular airtime and long distance sales have not been a significant portion of total revenues, 5% for the nine months ended September 30, 1996. However, Arcada expects that both in absolute dollars and on a percentage of revenues basis, cellular revenues will increase in the future.

PRODUCTS AND SERVICES

    Through contractual arrangements with facilities-based carriers, Arcada currently offers a wide variety of long distance telecommunication services to small and medium-sized businesses. Historically, substantially all of Arcada's revenues have been generated by provision of alternate access long distance. Over the past two years this has changed and presently substantially all of Arcada's long distance revenues are derived from basic "1 plus" and "800" long distance services. Arcada offers switched and dedicated, inbound and outbound long distance service carried by large national or regional interexchange carriers. Arcada believes it has been successful as a provider of these basic services because of the volume discounts it has been able to negotiate with underlying carriers and its ability to route its customers' traffic over the transmission networks of more than one carrier. In markets where it has switches, Arcada can direct a single customer's calls among different carriers' networks to take advantage of the most favorable rates to different destinations at different times of the day.

    Arcada has also recently introduced cellular and cellular long distance products. Arcada believes that revenue from its cellular products will grow as a percentage of total revenues and it will become a significant factor in Arcada's future business. At present, the "wireless" products offered by Arcada include:

    - CELLULAR AIRTIME. Arcada offers cellular service as a reseller of AT&T Wireless Services.

    - ONE NUMBER "FOLLOW ME" SERVICE. Arcada offers the ability for customers to link their telephone, cellular phone and pager together so that a customer needs only one telephone number for any call, at any time, anywhere in the world.

    - PAGING. Arcada currently offers digital and alphanumeric paging in Colorado, Washington and Oregon.

    - CELLULAR TELEPHONES, PAGERS, ACCESSORIES. Arcada has begun retail sales of cellular telephones, pagers, pager watches and related accessories to complement its wireless operations.

    Arcada also offers enhanced billing reports. Arcada believes that its value-added billing capabilities and other customer support services enable its customers to manage their telecommunications costs more effectively.

    For example, Arcada's customers can choose from many different features available in the Arcada billing system, including summaries of calls by authorization code, project code, area code, longest call, and most-called number.

    Arcada believes that its customers typically realize savings from 30% to 40% from the rates they would have been charged directly by the major carriers for basic long distance service. Actual savings vary depending on the service the customer was using prior to becoming a customer of Arcada.

BILLING SYSTEM

    Arcada believes that maintaining sophisticated and reliable billing and customer service information systems capable of integrating billing, accounts receivable and customer support is a core capability necessary to record and process the massive amounts of data that are generated by a telecommunications service provider. Arcada currently processes approximately 2,000,000 call records per month.

    In order to process, organize and analyze this volume, in June, 1995 Arcada implemented a new billing system designed to Arcada's specifications by EXL, Inc. ("EXL"), a Canadian software manufacturer specializing in billing systems. This system was put in place to replace Arcada's original long distance billing and report-generating system which had become outdated due to the increase volume of call records being generated by Arcada's customers. After an initial phase-in period, Arcada was able to generate customer bills utilizing the new systems. Since that time, Arcada and EXL have worked closely to increase the system's reliability and versatility. Arcada believes the system is currently operating within industry standards. See "RISK FACTORS - Dependence on Effective Billing System."

    While the billing system has accommodated Arcada's increased billing volume, Arcada and EXL have been striving to enhance the system's ability to generate sophisticated reports and to provide collections, customer and administrative support. To this end, Arcada and EXL have developed several additions and modifications to the billing system and anticipate continued enhancements and refinements in the future. Arcada believes that the current billing system is capable of accommodating increased growth and will, overtime, provide Arcada with a competitive advantage in administrative and customer support matters.

    Arcada has a perpetual, non-exclusive license to use the billing system and also has proprietary rights in certain customized aspects of the system, including the software allowing Arcada to bill customers for specific "call packages" allowing flat monthly billing for a specific number of calls of a specified duration during a given month.

    In addition to its long distance billing system, Arcada also relies on an independent, "in-house" billing and reporting system for its cellular customers. Arcada owns all rights in this system. Arcada and EXL are working closely to integrate the cellular billing system into the long distance billing system and anticipate integrating the two systems in 1997.

    BILLING AND MANAGEMENT REPORTS. Arcada is currently able to collect many call data items for each phone call placed by a customer, including customer name, call origination point, call destination point, billing code minutes, date, time and rate code. From this data, Arcada can organize the customer's monthly phone calls into a wide variety of report formats.

ACQUISITIONS

    Arcada intends to supplement its growth through selective acquisitions of providers of telecommunication services. Arcada believes that in some instances it is faster and less expensive to buy customers than to develop them through its internal marketing or sales efforts. Arcada believes that many firms are willing to sell their customer bases because they have been unable to manage the growth of their enterprise or attract the capital necessary to finance receivables and develop a management and systems infrastructure. Arcada will also consider acquisitions that would enable it to expand its product line.

    While acquisitions can offer important growth opportunities, assimilating new businesses gives rise to certain risks, including the risk that high customer attrition from acquired customer bases can make the acquisition less attractive financially. The acquisition process also places demands on senior management and its systems during periods of rapid growth. There can be no assurance that there will not be adverse consequences to Arcada from pursuing acquisitions in the future.

SUPPLIERS

    Historically, Arcada has entered into two- to three-year supply contracts with its major interstate long distance and cellular air time suppliers, such as Frontier, Sprint and AT&T. Many of the major long distance agreements are currently in the process of being renewed. In addition to its contracts with its major interstate long distance and cellular air time suppliers, Arcada has entered or otherwise acquired contracts with other suppliers for intrastate long distance, including Electric Lightwave, Inc., ICG, TCG, GTE and US West. In order to obtain favorable pricing from its interstate long distance carriers, Arcada has committed to purchase minimum volumes of interstate long distance services during stated periods whether or not such volumes are used. For 1996, these commitments total approximately $1,800,000.

    Arcada utilizes "least cost routing" to minimize the cost of connecting customers' calls. With this process, Arcada's switches are programmed to automatically select the lowest cost long distance carrier from among Arcada's underlying long distance carriers for each call carried through the switch. This routing system serves to minimize Arcada's reliance on any one underlying carrier by automatically selecting alternate service should one carrier discontinue service.

    Arcada is unable to use its "least cost routing" system in providing inbound "800" calls. Arcada is dependent on Sprint to handle this traffic, which constitutes approximately 10% of Arcada's total minutes billed. In the event Sprint were to discontinue Arcada's "800" service without sufficient notice for Arcada to make alternate arrangements, Arcada's "800" customers would temporarily be without such service. Such a loss of service could have an adverse effect on Arcada's business.

    Arcada, like all other long distance providers, is dependent upon local exchange carriers for call origination (carrying the call from the customer's location to the long distance network of the interexchange carrier selected to carry the call) and termination (carrying the call off the interexchange carrier's network to the call's destination). FCC policy currently requires interexchange carriers to provide resale of the use of their transmission facilities. The FCC also requires local exchange carriers to provide all interexchange carriers, including Arcada, with equal access to the origination and termination of calls. If either or both of these requirements were relaxed, Arcada could be adversely affected. See "BUSINESS OF ARCADA - Regulation."

    Each month Arcada receives invoices from its underlying carriers. Due to the multitude of billing rates and discount rates and discounts which must be applied by carriers to the calls completed by Arcada's customers, and due to discrepancies in information contained in suppliers' bills when compared with Arcada's records, Arcada has disagreements with its carriers concerning the sums invoiced for its customers' traffic. It has been Arcada's experience that the amounts it is invoiced regularly do not precisely reflect actual call traffic. These disputes have generally been resolved on terms favorable to Arcada, although there can be no assurance that this will continue to be the case. No dispute over billing discrepancies or failure to meet volume commitments has had a material adverse effect on Arcada to date, but there could be no assurance that this will continue to be the case.

ACQUISITION OF SWITCHING FACILITIES

    Arcada owns switches for call traffic transmission in three locations:
Seattle, Portland and Denver. Use of a switch results in lower overall call transmission costs. Arcada's ownership and potential future acquisition of switching equipment can improve gross margins and provide greater control over service to its customers. These increased margins are somewhat offset by costs associated with operating its own switches. In areas where Arcada owns switches, it can immediately access call records, provide customers with instant access to different networks and implement differentiating features and billing enhancements without the involvement of the underlying carrier. Arcada believes that the ability to exercise direct control over a customer's calls and reduce their cost can be an important competitive advantage.

COMPETITION

    The telecommunications industry is highly competitive and affected by regulatory and rapid technological change. Arcada's competitors range from nationally-recognized Fortune 500 companies (AT&T, MCI) to small regional and local resellers. Many competitors have greater resources than Arcada and barriers to entry are low. There can be no assurance that it will remain competitive in this environment. Arcada believes that the principal competitive factors in its business include pricing, customer service, network quality, value-added services and the flexibility to adapt to changing market conditions. While Arcada believes that AT&T, MCI and Sprint historically have chosen not to concentrate their direct sales efforts on small to medium-sized businesses, these carriers are dominant in the industry. In addition, AT&T, MCI and Sprint have recently introduced new service and pricing options that are attractive to smaller commercial users, and there can be no assurance that they will not market to these customers more aggressively. A significant number of large regional long distance carriers and newer entrants in the industry compete directly with Arcada by concentrating their marketing and direct sales efforts on small and medium-sized commercial users.

    Arcada believes it competes favorably in its targeted market segment, principally due to its pricing, personalized service and enhanced billing and reporting. Arcada also believes that its success will increasingly depend on its ability to offer on a timely basis new services based on evolving technologies and industry standards. There can be no assurance that new technologies or services will be made available to Arcada on favorable terms.

    Regulatory trends have had and may have in the future, significant effects on competition in the industry. See "BUSINESS OF ARCADA - Regulation." Under current industry conditions, both the interexchange carriers and local exchange carriers have access to information regarding Arcada's customers for which they provide the actual call transmission. Because these interexchange and local exchange carriers are potential competitors of Arcada, they could use information about Arcada's customers, such as their calling volume and patterns of use, to their advantage in attempts to gain such customers' business, although Arcada believes that the FCC would find such practices to be unlawful. In addition, Arcada's future success will depend, in part, on its ability to continue to buy transmission services from these carriers at a significant discount below the rates these carriers otherwise make available to Arcada's target customers.

REGULATION

    The terms and conditions under which Arcada provides communications services are subject to government regulations. Federal laws and FCC regulations apply to interstate telecommunications, while particular state regulatory authorities have jurisdiction over intra state telecommunications.

    FEDERAL. In early 1996, Congress passed the Telecommunications Act of 1996 (the "Act"). The Act is an extensive and broad revision of the telecommunications rules and regulations. Under the Act, Congress set the stage to dramatically reduce the competitive barriers facing all telecommunications companies, especially AT&T and the RBOCs. Since 1984, judicially imposed restrictions barred the RBOCs from providing inter-LATA Along distance. AT&T was barred from providing local exchange services. Under the Act, after a transition phase, and subject to each RBOC meeting criteria set forth in the Act and established by the FCC, each RBOC will be able to provide both local and long distance services (intra and inter-LATA long distance). Recently, certain FCC rules dictating pricing for the resale of local service were held invalid. The United States Supreme Court has refused to review the lower court's ruling. As a result, many state regulatory agencies have actively intervened and are establishing pricing and rules under which LECs must allow resale of local service.

    It is difficult to estimate the resulting impact of the Act. However, Arcada anticipates increased competition from the RBOC's as they are allowed to enter the inter-LATA long distance markets. Further, Arcada anticipated additional competition from AT&T as they are able to offer broader ranges of products and services, such as local exchange services.

    Many LECs are in the process of allowing equal access to their intra-LATA long distance services. This means that Arcada's customers may soon be able to dial 1+ to make intra-LATA calls. Presently, in order to make intra-LATA calls, Arcada's customers, and all other long distance company's customers, must first dial 10xxx, (in Arcada's case, 10644), prior to dialing the called number. The "xxx" refers to the Carrier Identification Code ("CIC"). If a customer fails to dial the CIC prior to making intra-LATA calls, the call is carried by the LEC. Dialing the CIC bypasses the local exchange carrier's local long distance. Even if a customer has chosen Arcada as their long distance company, the customer must dial the 10xxx to have the call routed through Arcada's services. Arcada believes that many of its customers do not use the 10xxx number prior to making intra-LATA calls, and therefore, Arcada does not receive significant long distance revenue from its existing customers. Allowing all IXCs equal access to the intra-LATA markets via 1+ dialing could result in significant additional price competition in the intra-LATA markets. Since the incumbent LEC has access to all customers in its region, and since the incumbent LEC owns and controls virtually all of the equipment necessary to make intra-LATA calls, Arcada anticipates that the incumbent LEC may have a significant competitive advantage in the intra-LATA markets.

    Arcada is classified by the FCC as a non-dominant carrier. Among domestic carriers, only the LECs are classified as dominant carriers. The FCC has recently classified AT&T as a non-dominant carrier. As a result, AT&T is capable of competing much more effectively with Arcada because they are no longer subject to certain pricing and regulatory restrictions. Further, by order dated October 29, 1996, the FCC ruled under the new forbearance authority granted to the FCC under the Act, that non-dominant carriers will no longer be required to file tariffs for their interstate inter-LATA long distance services. After a nine month transition period, the relationship between carriers and their customers will be set by contract. The FCC has generally not chosen to exercise its statutory right to regulate the charges, policies, classifications or procedures of non-dominant carriers, although it has the power to do so. Further, It is unclear whether the Act contains sufficient safeguards to preventative-competitive practices. Anti-competitive practices can result from the RBOCs access to a large group of present customers for local exchange services. Also, interexchange carriers such as Arcada, heavily rely on the RBOCs for access to local exchange networks. Problems arising from delays or errors caused by the local RBOC or any other local exchange carrier's inability or difficulty to implement or repair necessary services can severely impact Arcada's operations.

    Despite the order phasing out tariff filings, all interchange carriers will be required to retain and make available information as to the rates and terms of their services. Consumers may still file complaints with the FCC regarding the interexchange companies services. In addition, when complete detariffing is implemented, consumer will be able to take advantage of state consumer protection laws and contract law. Previously, consumer's legal rights over billings were often limited by the terms of the tariff. The detariffing order will not change an interexchange carriers obligations to charge rates that are just and reasonable and not unjustly or unreasonable discriminatory. It is anticipated that the recent FCC detariffing decisions could provide a competitive advantage to large interexchange carriers, such as AT&T. In light of the recent FCC order, it is, and will remain, difficult to determine the nature and extent of continued federal rules, regulations, and oversight.

    Arcada has been authorized to provide domestic interstate and international telecommunications services. The FCC conditions the authority to continue to conduct interstate and international telecommunication services upon compliance with the FCC's rules and regulations. The FCC reserves the right to condition, modify or revoke the authority it has granted.

    Until the detariffing order is fully effective, Arcada and other domestic and international interexchange carriers must maintain tariffs on file with the FCC. Although the tariffs are subject to FCC review and approval, they are presumed to be lawful and seldom contested. In reliance on the FCC's practice of relaxed enforcement of the rules and regulations of companies of the size of Arcada, Arcada and many, if not most, of its competitors, have not continuously updated their tariffs with the FCC and state regulatory agencies. Until the statute of limitations expires, Arcada could be held liable for damages for its failure to strictly maintain its tariff filing, although Arcada believes that such an outcome is unlikely and even if it did occur, would not have a materially adverse effect on Arcada. In order to recover damages, a competing telecommunications service provided would have to show that Arcada's failure to strictly maintain its tariff caused the complaining carrier to lose customers. The possible amount of any such liability cannot be calculated by Arcada.

    STATE. The intrastate long distance telecommunications operations of Arcada are also subject to various state laws and regulations, including certification and registration requirements. Currently, Arcada is authorized to do business and is properly tariffed, or has substantially completed the process of doing so, where required to provide intrastate services to customers. Arcada monitors the regulatory developments in the states where it presently conducts business. Arcada intends to continue to investigate whether it should conduct business in additional states.

    Arcada is currently subject to varying levels of regulation in the 17 states in which it provides intrastate telecommunications services. The vast majority of the states require Arcada to apply for certification to provide telecommunications service, or at least to register or to be found exempt from registration, prior to commencing services. The vast majority of states also require Arcada to file and maintain detailed tariffs listing their rates for intrastate service. Many states also impose various reporting requirements and/or require prior approval for transfers of control, assignment of assets, including customers passes, offering of securities, and the incurrence of significant debt. Certification of authority to conduct business can be terminated, modified, conditioned, or revoked by state regulatory authorities. Fines and other penalties, including the return of all monies received for intrastate traffic from residents of a state may be imposed for a violation. In certain states, prior regulatory approval may be required for acquisition of telecommunications operations. In the past, Arcada generally has not obtained such prior approvals for its acquisitions. However, Arcada does not believe that its prior failure to obtain regulatory approval will have a materially adverse effect on Arcada.


    Arcada currrently collects and remits local utility and other taxes only in jurisdictions where it has offices or holds other assets. Arcada has made tax payments to one locality where it does not have offices or hold assets and has agreed to pay additional amounts based on a review of its billing to that locality while preserving the right to challenge its obligation to make such payments. Arcada has in the past been contacted by other localities where it has customers but no other assets or operations requesting that it collect and remit local utility taxes in such jurisdictions. Arcada does not believe such local utility taxes apply to its operations and it has not historicallly collected such taxes. Arcada believes that the vast majority of switched and non-switched resellers do not collect or remit such taxes. There can be no assurance that such localities will not actively seek to collect taxes from Arcada in the future or that Arcada will be liable for failure to collect such taxes in the past. In the event Arcada is found liable for such back taxes it could have a material adverse effect on Arcada. See "RISK FACTORS - Risk of Liability for Local Utility Taxes."


EMPLOYEES


    As of January 1, 1997. Arcada employed 59 persons on a full-time basis, with 20 in sales and marketing, 14 in customer service and provisioning, four in administration, seven in finance and accounting, nine in technical and five in information systems. None of Arcada's employees are members of a labor union or are covered by a collective bargaining agreement.

PROPERTIES


    Arcada's headquarters in Seattle consists of approximately 8,850 square feet of office space under a lease that expires on December 31,1999, and requires minimum annual lease payments in 1996 of $187,680. Arcada also leases 975 square feet, 640 square feet, and 1,328 square feet in Vancouver, Washington, Portland, Oregon and Denver, Colorado, respectively, requiring minimum annual lease payments in 1996 of $28,128, $12,000 and $36,336, respectively. Management believes its present office facilities are adequate for its operations for the foreseeable future and that similar additional space can readily be obtained as needed.


CERTAIN TRANSACTIONS


    In April, 1996, Arcada entered into an agreement with KBFT, Inc. ("KBFT"), a corporation owned by Frank Bonadio, President, director and shareholder of Arcada, and Keith Leppaluoto and Robert Leppaluoto, directors and shareholders of Arcada. Pursuant to the Agreement, KBFT serves as a procurement agent for Arcada. Payments to KBFT have aggregated approximately $373,000 through November 30, 1996. KBFT was sold to an unaffiliated party in December, 1996.



    Commencing in 1994, Robert Leppaluoto and Keith Leppaluoto, shareholders and directors of Arcada, loaned cash to Arcada pursuant to the terms of unsecured, four-year promissory notes. Interest on such notes is payable at a rate of 15% per annum. Interest expense related to these borrowings approximated $8,000 and $74,000 during the years ended December 31, 1994 and 1995. The notes are subordinated to borrowings under Arcada's line of credit. Pursuant to the Merger Agreement a portion of, this debt will be exchanged for Touch Tone's issuance of an aggregate of 200,000 shares of Series B Preferred Stock to Robert Leppaluoto and Keith Leppaluoto upon consummation of the Merger. The shares of Touch Tone America Preferred Stock issued in exchange for this debt are in addition to the 1.5 million shares of Touch Tone Series
A Preferred Stock issued in the Merger. See "Interests of Certain Persons in the Merger."


    In 1995 and 1996 Arcada entered into a severance agreement with two former employee pursuant to which Arcada has agreed to make payments totaling an aggregate of $1,260,000 in the event of a sale of Arcada or the occurrence of certain other events, including the Merger. The two principal shareholders of Arcada have reached an understanding with these individuals pursuant to which the Arcada Shareholders will instruct Touch Tone to issue an aggregate of 450,000 shares of the Touch Tone Common Stock (which shares were to be issued to such Arcada Shareholders in the Merger) directly to the former employees in full satisfaction of Arcada's obligations to the two former employees under the severance agreement.

LEGAL PROCEEDINGS


    In November 1995 Arcada entered into an agreement with an investment banking group, which agreement was subsequently terminated by Arcada. This group has claimed that they are owed certain fees relating to the Merger. Arcada believes these claims are without merit and it will vigorously defend any litigation resulting from this matter, and if necessary, institute legal action to preserve its right.


    Arcada is involved in certain other disputes that arise in the ordinary course of business. Arcada believes that no current dispute will have a material adverse effect on its financial condition or results of operations.

                     ARCADA MANAGEMENT'S DISCUSSION AND ANALYSIS
                   OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    This following should be read in conjunction with the Arcada financial statements and notes related thereto appearing elsewhere in this Joint Proxy Statement/Prospectus.

    FORWARD-LOOKING STATEMENTS MAY NOT PROVE ACCURATE. When used in this Joint Proxy Statement/Prospectus, the words "anticipate," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected or projected. Several key factors that have a direct bearing on the ability of Arcada, Touch Tone and the combined company to attain their goals are discussed in "RISK FACTORS."

GENERAL

    Due to the commercial nature of its customer base, Arcada experiences general decreases in customer usage and revenue around national holidays and traditional vacation periods. Accordingly, Arcada anticipates revenues from existing customers during the last two quarters of the year to be somewhat lower than during the first two quarters. Historically, results have been affected more significantly by the addition of new customers in connection with internal sales growth.

    A high level of customer attrition is inherent in the long distance industry, and Arcada's revenues are also affected by such attrition. Attrition is attributable to a variety of factors including the initiatives of existing and new competitors as they engage in, among other things, national advertising campaigns, telemarketing programs and the issuance of cash or other forms of incentives. Although Arcada is aware of the significance of attrition on its business, telecommunications providers generally find it difficult to measure customer attrition in a consistently meaningful manner for a number of reasons including, among others, the limitations of their data processing systems, the wide range of revenues attributable to individual customers, the fact that service to an individual customer may be provided by more than one underlying carrier and the variety of reasons for changes in the volume of services provided to an individual customer. As a consequence, Arcada has not formulated a statistical basis for measuring or reporting its attrition.

                               YEAR ENDED                NINE MONTHS ENDED
                               DECEMBER 31,                 SEPTEMBER 30,
                               ------------                 -------------
                          1994            1995           1995           1996
                          ----            ----           ----           ----

Revenues                $9,060,000     $10,954,000    $8,292,000     $9,429,000
                        ----------     -----------    ----------     ----------
                        ----------     -----------    ----------     ----------

Excess of revenues
over line charges       $4,129,000      $4,138,000    $3,144,000     $3,493,000
                        ----------     -----------    ----------     ----------
                        ----------     -----------    ----------     ----------

Earnings (loss) before
interest and tax (1)      $216,000      $(328,000)    $(362,000)       $181,000
                        ----------     -----------    ----------     ----------
                        ----------     -----------    ----------     ----------

Net income (loss)         $154,000      $(559,000)    $(521,000)        $36,000
                        ----------     -----------    ----------     ----------
                        ----------     -----------    ----------     ----------

(1) Includes depreciation and amortization expense of $240,000 and $470,000 for the years ended December 31, 1994 and 1995 and $325,000 and $410,000 for the nine months ended September 30, 1995 and 1996.

NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

------REVENUES. Total revenues for the nine months ended September 30, 1996 increased 14% to $9.4 million over the corresponding prior year period due primarily to the increase in Arcada's long distance customer base and Arcada's expanded cellular and cellular long distance businesses.

------EXCESS OF REVENUES OVER LINE CHARGES. The excess of revenues over line charges increased $349,000 or 11% during the nine months ended September 30,1996 over the comparative prior year period. The excess of revenues over line charges expressed as a percentage declined slightly from 38% of revenues to 37% of revenues in the nine months ended September 30, 1996 compared to the nine months ended September 30, 1995. This resulted from increased utilization of lower margin services by Arcada's customers and reduced pricing due to competitive pressures on Arcada's rates.

------EARNINGS (LOSS) BEFORE INTEREST AND TAXES. Earnings (loss) before interest and taxes increased from a loss of ($362,000) for the nine months ended September 30, 1995 to income of $181,000 for the comparative 1996 period. Approximately half of the improvement was due to a $295,000 provision for severance obligations recorded during 1995, and the remaining increase was due to increased excess of revenues over line charges of $349,000 offset by slight increases of $101,000 (3%) in other operating expenses.

1995 COMPARED TO 1994

------REVENUES. Total revenues in 1995 increased 17% to $11.0 million from $9.1 million in 1994 due primarily to increases in Arcada's long distance customer base. To a lesser extent, 1995 revenues increased as a result of the expansion of Arcada's products and services, including the introduction of cellular services in the Seattle, Denver and Portland metropolitan areas.

------EXCESS OF REVENUES OVER LINE CHARGES. The excess of revenues over line charges was essentially the same in 1994 and 1995. Although Arcada experienced increased revenues, these revenues were offset by a 38% increase in line charges from 1994 to 1995. This increase in line charges resulted from increased volume from lower margin services such as "1-plus" and cellular products in 1995.

------EARNINGS (LOSS) BEFORE INTEREST AND TAXES. Earnings (loss) before interest and taxes decreased from income of $216,000 in 1994 to a loss of ($328,000) in 1995. Of the decline, over half was due to a $295,000 provision for severance obligations recorded during 1995 with the remaining decline due principally to increased depreciation and amortization related to substantial capital expenditures undertaken in the later part of 1994 and 1995 resulting in a 96% increase in depreciation and amortization expense from 1994 to 1995, together with a modest increase in other operating expenses (less than 1%).

LIQUIDITY AND CAPITAL RESOURCES

    Historically Arcada has experienced growth, which has required substantial working capital to finance receivables and capital expenditures. Given Arcada's billing and collection cycle with its customers and suppliers, Arcada generally pays its underlying suppliers from fifteen to thirty days prior to the time it is paid by its customers for the same services. Arcada has financed its growth primarily through loans from shareholders, vendor financing, capital leases and cash flow from operations.

    Net cash provided by operating activities was $776,000, $308,000, $114,000 and $456,000 in 1994, 1995 and the first nine months of 1995 and 1996, respectively. This decrease in cash provided by operating activities during 1995 as compared to 1994 results primarily from the $713,000 decrease in net income during the period offset by a non-cash charge of $295,000 relating to severance. The increase in net cash provided by operating activities in the first nine months of 1996 as compared to the corresponding period in 1995 is primarily attributable to an increase in net income during the later period.

    Net cash used in investing activities approximated $1.2 million, $661,000 and $231,000 in 1994 and 1995 and the first nine months of 1996 and consisted primarily of capital expenditures.

    Net cash provided (used) by financing activities was $403,000, $127,000 and ($239,000) in 1994, 1995 and the first nine months of 1996, respectively. The decrease in net cash provided by financing in 1995 compared to 1994 resulted primarily from increased payments on capital lease obligations and dividends paid to shareholders in 1995, offset somewhat by borrowings under Arcada's line of credit and from Arcada's shareholders. The decrease in net cash provided by financing in the nine months ended September 30, 1996 is principally attributable to decreased borrowings.

    The Company maintains line-of-credit borrowing agreements with banks. In August 1996, the Company entered into a $400,000 line-of-credit agreement. Borrowing availability approximated $250,000 and $300,000 during 1994 and 1995, respectively. Borrowings are secured by accounts receivable, certificates of deposits, and personal guarantees of Company shareholders. Line-of-credit agreements provide for interest, payable monthly, at prime plus 2% during 1994 and 1995 and at prime plus 1% on the 1996 line.

    Commencing in 1994, certain of the Company's stockholders loaned cash to the Company pursuant to terms of unsecured, four-year promissory notes. Interest is payable monthly at a rate of 15% per annum. These payables are subordinate to line-of-credit bank borrowings.

IMPACT OF INFLATION

    Arcada believes that the effects of inflation have not had a significant effect on its financial condition or results of operations and anticipates that the level of inflation, if moderate, will not have a significant effect on operations.

                                TOUCH TONE MANAGEMENT

    The following table sets forth, with respect to each person who is currently a director or executive officer of Touch Tone, the person's age and the person's positions and offices with Touch Tone. Individual background information concerning each of such persons follows the table.




    NAME                AGE  POSITION WITH TOUCH TONE                TENURE AS OFFICER OR DIRECTOR
    ----                ---  ------------------------                -----------------------------
Michael J. Canney (1)   65   Chairman of the Board of Directors,     Director on January 12, 1996
                             President and Chief Executive Officer
                             from April 8, 1996

David J. Smith          43   Chief Financial Officer and             From October 2, 1995 to
                             Secretary/Treasurer                     present

Matthew J. Barletta (2) 30   Director                                From September 12, 1995 to
                                                                     present

Norman B. Walko (2)     56   Director                                From November 1, 1995 to
                                                                     present

Stephen P. Shearin (2)  31   Director                                From November 29, 1995 to
                                                                     present

Benjamin W. Bronston (2) 32  Director                                From June 7, 1996 to present

------------------------


(1) Will resign as President, Chairman of the Board and Chief Executive Officer but will remain a director as of the Effective Time.
(2) Will resign as a Director at the Effective Time.

    The directors of Touch Tone are elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified. Officers of Touch Tone are elected by the Board of Directors and hold office until their successors are elected and qualified.

    Touch Tone has an Audit Committee comprised of Norbert Zeelander, Norman B. Walco and Michael J. Canney and a Compensation Committee composed of Michael J. Canney, Norman B. Walko and Norbert Zeelander.

    MICHAEL J. CANNEY. Mr. Canney has served as a Director of Touch Tone from January 1996 to the present and in April 1996 became President and Chief Executive Officer. From February 1966 to August of 1987 Mr. Canney was employed by Mountain Bell, (later known as U.S. West) in Albuquerque, New Mexico and Denver, Colorado in various management capacities. While at Mountain Bell, Mr. Canney served in various capacities including director of marketing, director of mechanized systems, and director of contract negotiations and purchasing.

    DAVID J. SMITH. Mr. Smith joined Touch Tone in September 1995 as a consultant in the accounting and finance division. In October 1995 he was appointed Chief Financial Officer and in June 1996 Secretary/Treasurer. From September 1994 until July 1995, Mr. Smith served as Controller/Accounting Manager for the Phoenix, Arizona branch of Poe & Brown Insurance, a nationwide insurance agency/brokerage based in Daytona Beach, Florida. From July 1982 until September 1994, Mr. Smith served as Controller for Alliance Insurance Group, a regional insurance agency/brokerage based in Phoenix, Arizona.

    MATTHEW J. BARLETTA. Mr. Barletta has been a Director of Touch Tone from September 12, 1995 to the present. From July 1993 to the present, Mr. Barletta has been the ATM Product Marketing Engineer for Cisco Systems, Inc. of San Jose, California. From March 1989 to July 1993 Mr. Barletta was a member of the technical staff for AT&T Bell Laboratories in Liberty Corner, New Jersey.

    NORMAN B. WALKO. Mr. Walko has been a Director of Touch Tone from November 1995 to the present. Recently he joined Next Wave Telecom as Vice President in charge of the Southeast Region. From March 1994 to the present Mr. Walko has been Chief Operating Officer of QuestCom Communications of Portola Valley, California, a company formed to participate in wireless telecommunications license auctions. From June 1992 to February 1994, he was General Manager, Central/North Florida with McCaw Cellular Communications, Inc. of Kirkland Washington, a company engaged in cellular telephone service. From March 1989 to June 1992, Mr. Walko was employed by U.S. West Corporation as a general manager. Mr. Walko received a B.S. in Computer Science from Purdue University and a M.B.A. in Marketing from the University of Southern California.

    STEPHEN P. SHEARIN. Mr. Shearin has served as a Director of Touch Tone since November 1995. Mr. Shearin founded GetNet in 1994 and served as the President of GetNet until August 1996 when he was terminated by Touch Tone. From 1991 to 1994, Mr. Shearin managed Shearin Tile Co. while also founding GetNet.

    BENJAMIN W. BRONSTON. Mr. Bronston has served as a Director since June 7, 1996. Mr. Bronston has practiced telecommunications and corporate law for the past five (5) years as a principal with Nowalsky & Bronston LLP.

    Touch Tone's Bylaws provides that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise, may be indemnified by the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suitor proceeding.

    California corporate law permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. California corporate law also provides that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred, and permit a corporation to purchase and maintain liability insurance for its directors and officers. California corporate law further provides that indemnification may not be made in connection with a proceeding by or in the right of a corporation in which a director has been adjudged by a court of competent jurisdiction to be liable to the corporation or that the director was adjudged liable to the corporation on the basis that the director derived an improper personal benefit.


    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Touch Tone pursuant to the foregoing provisions, or otherwise, Touch Tone has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

CHANGE OF MANAGEMENT

    In April 1996, Mr. Vaughan, Touch Tone's former Chairman of the Board and Chief Executive Officer, brought to the attention of Touch Tone's auditors a previously undisclosed letter agreement signed by Mr. Miller (Touch Tone's former President and Director), with a significant sales agent, which provided for a retroactive increase in the sales agent's commissions to 50% from 32%. This agreement and its potential ramifications has subsequently been thoroughly reviewed by Touch Tone's Board of Directors and the following actions were taken on behalf of Touch Tone.

    The Board of Directors, with the concurrence and support of Messrs. Miller and Vaughan, determined it appropriate to bring in an experienced manager to institute tighter controls in the areas of finance, overhead, carrier commitments and corporate governance. Accordingly, Mr. Michael Canney was appointed President, Chairman of the Board and Chief Executive Officer. Mr. Miller resigned as a Director and Officer, and Mr. Vaughan also resigned as a Director and Officer, but continues to serve as a consultant to Touch Tone in locating and negotiating potential future mergers and acquisitions. In connection with their resignation, their employment agreements were terminated. Subsequently in June 1996, Mr. Vaughan entered into an eighteen month consulting contract with Touch Tone.

    Touch Tone also obtained an updated agreement with the sales agent which substantially reaffirmed Touch Tone's prior sales commission arrangement with the sales agent.

    EMPLOYMENT AND CONSULTING AGREEMENTS. In August 1995, Touch Tone entered into employment agreements with Robert C. Vaughan and Jonathan Miller, former Officers and Directors of Touch Tone. The agreements provided for base salaries per year of $120,000 and $80,000, respectively, and options to purchase 50,000 shares of Touch Tone's Common Stock the first year and 50,000 shares the second year at $5.00 per share. In addition, Mr. Vaughan was to receive $90,000 from proceeds of the public offering for services rendered pursuant to his employment agreement. The agreements were terminated in April 1996 when Messrs. Vaughan and Miller resigned as Officers and Directors. While they no longer receive salaries, they did retain their option rights.


    Michael J. Canney, Touch Tone's President, deemed it advisable that Mr. Vaughan continue as a consultant to Touch Tone pursuant to an amended consulting agreement (the "Vaughan Consulting Agreement") dated June 5,1996, and is to be paid a monthly fee of $15,000 for a period of 18 months, together with a finders fee for successful merger and acquisitions for which he is responsible. This Agreement will terminate as of the Effective Time and Mr. Vaughan will enter into a revised consulting agreement with Touch Tone. See "MANAGEMENT AND OPERATIONS OF TOUCH TONE FOLLOWING THE MERGER - Employment and Consulting Agreements."


    Mr. Michael Canney became the new President and Chief Executive Officer in April 1996 under an employment agreement (the "Canney Employment Agreement") which he will receive an annual salary of $120,000 plus options for 100,000 shares of Common Stock exercisable at $4.00 per share. This Agreement will terminate as of the Effective Time and Mr. Canney will enter into a consulting agreement with Touch Tone. See "MANAGEMENT AND OPERATIONS OF TOUCH TONE FOLLOWING THE MERGER - Employment and Consulting Agreements." Touch Tone also has employment agreements with certain other employees of Touch Tone.

SUMMARY COMPENSATION TABLE

    The following table sets forth all compensation paid or accrued by Touch Tone for services of Michael J. Canney, Touch Tone's President and Chief Executive Officer, for the fiscal year ended May 31, 1996, during the ten months ended May 31, 1995 and the fiscal year ended July 31, 1994. No Officer received cash compensation from Touch Tone in excess of $100,000 during such fiscal years.

                              SUMMARY COMPENSATION TABLE



                             Annual Compensation                Long Term Compensation Awards
                        ----------------------------------------------------------------------------------
                        ----------------------------------------------------------------------------------
                                                                                                   All
       Name                                             Other     Restricted                       Other
       and                 Year (1)    Salary    Bonus  Annual       Stock    Options/   LTIP      Compen-
    Principal                            ($)      ($)   Compen-     Award(s)    SARs    Payouts    sation
    Position                                            sation ($)    ($)      (#)       ($)       ($)
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

Michael J. Canney            1996      $20,000   $  0      $  0      N/A       (0-)      N/A       $3,000
    President and Chief      1995      $     0   $  0      $  0      ---       (0-)      ---       $    0
    Executive Officer        1994      $     0   $  0      $  0      ---       (0-)      ---       $    0




-----------------------
(1) Periods presented are for the years ended May 31, 1996, the ten months ended May 31, 1995 and the year ended July 31, 1994.

COMPENSATION OF DIRECTORS

    The non-employee directors of Touch Tone will receive $250 for each meeting they attend plus expenses. Directors may also receive options as designated by the Board of Directors.

OPTION/SAR GRANTS TABLE

    OPTIONS GRANTED. The following table sets forth the options that have been granted to Michael J. Canney, Touch Tone's President and Chief Executive Officer, listed in the Executive Compensation Table.



                                       OPTION/SAR GRANTS
                                       INDIVIDUAL GRANTS
                        ---------------------------------------------------------------------------------
                                                  % of Total
                                                 Options/SARs
                                                  Granted to
                             Options/SARs        Employees in        Exercise or Base
Name                         Granted (#)         Fiscal Year         Price ($/Share)     Expiration Date
----------------------------------------------------------------------------------------------------------

Michael J. Canney,
  President and
  Chief Executive
  Officer                    250,000 (1)              36%                 $4.00               3/2001



----------------
(1) Of the 250,000 options, 125,000 options are currently exercisable, 50,000 become exercisable in September 1996 and 75,000 become exercisable in March 1997.

    In November 1995, Touch Tone granted 60,000 options exercisable at $2.00 per share for a five year period. The options were granted to Joseph Monnig, a long distance sales agent, to provide long distance consulting and assistance with Touch Tone's long distance agents.

    In April 1995, Touch Tone granted 15,900 options exercisable at $3.00 per share for a five year period to certain non-affiliated persons, who have provided short term loans to Touch Tone in the past.

    In March 1996, Touch Tone granted a total of 450,000 warrants to purchase Common Stock to Messrs. Walko, Canney and Barletta, Directors (150,000 each) of Touch Tone. The warrants are exercisable for a five (5) year period at $4.00 per warrant. Each Director's warrants become exercisable as follows: 25,000 commencing in March 1996; 50,000 in six (6) months; and 75,000 after one (1) year.

    In March 1996, Touch Tone granted 100,000 warrants to purchase Common Stock to Norbert Zeelander, a member of the Audit Committee. The Warrants are exercisable for a five (5) year period at $4.00 per warrant, pursuant to the following schedule: 25,000 in March, 1996; 25,000 in September, 1996; and 50,000 in March, 1997.

    In connection with its recent public offering, Touch Tone granted the underwriter, Barron Chase Securities, Inc., warrants to purchase 150,000 shares of Common Stock and 150,000 Warrants at an exercise price of $4.80. The warrants are exercisable through May 17, 2001.

    Mr. Canney did not exercise any options in the last fiscal year and all options held by Mr. Canney have exercise prices above current market prices for Touch Tone Common Stock.

                          SECURITY OWNERSHIP OF MANAGEMENT
                     AND CERTAIN BENEFICIAL OWNERS OF TOUCH TONE

TOUCH TONE


    The following table sets forth certain information regarding the beneficial ownership of Touch Tone Common Stock as of January 24, 1997 by (i) each director of Touch Tone, each executive officer of Touch Tone, all directors and executive officers of Touch Tone as a group, each Arcada Designee and each person known by Touch Tone to be the beneficial owner of more than 5% of the Touch Tone Common Stock and (ii) the beneficial ownership of Touch Tone Common Stock as of January 24, 1997, after giving effect to the issuance of 12,500,000 shares of Touch Tone Common Stock in the Merger (without giving effect to conversion of the 1.5 million shares of Touch Tone Series B Preferred Stock issued in the Merger).




                                       BENEFICIAL OWNERSHIP
                                  OF TOUCH TONE COMMON STOCK (2)
                   ------------------------------------------------------


    NAME                                                    AFTER GIVING
AND ADDRESS OF                 SHARES          PERCENT          EFFECT
BENEFICIAL OWNER                                            TO THE MERGER
    (1)

Michael J. Canney             75,000(3)          2.1%            *

Jonathan P. Miller           260,000(4)          7.2            1.6

Janeece Miller               260,000(5)          7.2            1.6

Robert C. Vaughan            210,000(6)          5.8            1.3

Stephen P. Shearin           114,516             3.2             *

Matthew J. Barletta           75,000(7)          2.1             *

Norman B. Walko               75,000(8)          2.1             *

Benjamin W. Bronston          75,000(9)          2.1             *

All Executive Officers
and Directors as a group
 (five persons)              414,516             11.4           2.6

-----------------------

*   Less than one percent (1%).
(1) All of the individuals listed above have their principal place of business at 4110 N. Scottsdale Road, Suite 170, Scottsdale, Arizona 85251.
(2) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the number and percentage owned by each other person listed.

(3) Represents 75,000 options currently exercisable.
(4) Includes 100,000 shares owned directly by Mr. Miller and 100,000 owned indirectly by virtue of his wife's ownership of said shares and includes 50,000 options to purchase shares of the Company's Common Stock owned by Mr. Miller and 10,000 options currently exercisable by his wife, Janeece Miller.
(5) Includes 100,000 shares owned by Ms. Miller and 100,000 shares owned indirectly by virtue of her husband's ownership of said shares and 10,000 options currently exercisable and 50,000 options currently exercisable owned by her husband, Jonathan Miller.
(6) Includes 75,000 options currently exercisable.
(7) Represents 75,000 options currently exercisable.
(8) Represents 75,000 options currently exercisable.
(9) Represents 75,000 options currently exercisable.

                                  ARCADA MANAGEMENT

    The following table sets forth, with respect to each person who is currently a director or executive officer of Arcada, the person's age and the person's positions and offices with Arcada. Individual background information concerning each of such persons follow the table.

  NAME                        AGE      POSITION WITH ARCADA
  ----                        ---      --------------------

  Robert W. Leppaluoto (1)    56       Chairman of the Board and Director

  Frank J. Bonadio (1)        45       President, Chief Financial Officer and
                                       Director

  Keith Leppaluoto (1)        58       Director

-------------------
-------------------

(1)  Will become a director of Touch Tone at the Effective Time.

     The directors of Arcada are elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified. Offices of Arcada are elected by the Board of Directors and hold office until their successors are elected and qualified.

     FRANK J. BONADIO. Mr. Bonadio has served as a Director of Arcada since August, 1993 and as President since May, 1996. Mr. Bonadio served as Secretary and Treasurer of Arcada from July, 1994 until his appointment as President. Mr. Bonadio has also served as Chief Financial Officer of Arcada from 1991 to present and as Vice President of Operations and Controller from 1994 to 1996.

     KEITH LEPPALUOTO. Mr. Leppaluoto has served as a Director of Arcada since May, 1996. Mr. Leppaluoto also served as a Director of Arcada from August, 1993 until January 1, 1996. Mr. Leppaluoto has also been Vice President of Leppaluoto Offshore Marine, a private maritime charter company, since 1990. Mr. Leppaluoto's brother is Robert Leppaluoto, Director, the Chairman and a shareholder of Arcada.

     ROBERT LEPPALUOTO. Mr. Leppaluoto has served as a Director of Arcada since January, 1996 and its Chairman since September, 1996. Mr. Leppaluoto also served as a Director of Arcada from August, 1993 to July, 1994. Mr. Leppaluoto has also been President of Leppaluoto Offshore Marine, a private maritime charter company, since 1975. Mr. Leppaluoto's brother is Keith Leppaluoto, a Director and shareholder of Arcada.

INDEMNIFICATION OF ARCADA OFFICERS AND DIRECTORS

     Arcada's Articles of Incorporation provide that Arcada shall indemnify its officers and directors to the fullest extent required or permitted by the WBCA, as the same may be amended and supplemented from time to time, except that it is will not indemnify directors for (i) intentional misconduct or a knowing violation of law; (ii) unlawful payment of dividends under RCW 23B.08.310 or
(iii) any transaction in which the director personally received a benefit to which he or she was not legally entitled. Any repeal or modification of such provision of the Articles of Incorporation by Arcada's stockholders shall be prospective only and shall not adversely affect any right or protection of a director of Arcada existing at the time of such repeal or modification.

                          SECURITY OWNERSHIP OF MANAGEMENT
                       AND CERTAIN BENEFICIAL OWNERS OF ARCADA


     The following table sets forth certain information regarding the beneficial ownership of Arcada Common Stock as of the Effective Date by (i) each director of Arcada, each executive officer of Arcada, all directors and executive officers of Arcada as a group and each person known by Arcada to be the beneficial owner of more than 5% of the Arcada Common Stock and (ii) the beneficial ownership of Touch Tone Common Stock after giving effect to the Merger for each of the persons referred to in clause (i) above (without giving effect to (a) the conversion of the 1.5 million shares of Series B Preferred Stock issued in the Merger or (b) the issuance by Touch Tone of an aggregate of 450,000 shares of Touch Tone (which shares were to be issued to Arcada Shareholders in the Merger) directly to former employees in full satisfaction of certain of Arcada's obligations to such employees). See "BUSINESS OF ARCADA - Certain Transactions").



                                                      BENEFICIAL OWNERSHIP
         NAME              BENEFICIAL OWNERSHIP                OF
       AND ADDRESS                OF                TOUCH TONE COMMON STOCK
OF BENEFICIAL OWNER(1)     ARCADA COMMON STOCK         AFTER GIVING EFFECT
------------------------ -------------------------         TO THE MERGER
                                                     --------------------------

                            SHARES         PERCENT    SHARES          PERCENT
                          -----------   -----------  ---------      -----------
Keith Leppaluoto             20,000        40%       5,000,000          31%
Robert W. Leppaluoto         20,000        40%       5,000,000          31%
Frank J. Bonadio              9,000        18%       2,250,000          14%
All Directors & executive
officers of Arcada as a
group (3 persons)            49,000        98%      12,250,000          76%


------------------------
(1) All of the individuals listed below have their principal place of business at 2001 Sixth Avenue, Suite 3210, Seattle, Washington 98121.

             MANAGEMENT AND OPERATIONS OF TOUCH TONE FOLLOWING THE MERGER

OPERATIONS

     The Merger of Touch Tone and Arcada will combine the two companies' current operations. After the Effective Time, Touch Tone will integrate the sales functions of the combined companies basing them primarily in Arcada's current offices in Seattle, Washington, but maintaining a marketing and sales operation from Touch Tone's offices in Scottsdale, Arizona. It is currently intended that after the Effective Time, Touch Tone will market and sell Arcada's long distance and cellular products and will adopt Arcada's customer service and other approaches throughout their system. The combined company will also continue to focus on the Internet access product developed by Touch Tone prior to the Merger and will use its sales force, as supplemented by independent agents, to market that service. After the Effective Time, Touch Tone will adopt Arcada's fiscal year end of December 31 and the principal office of Touch Tone will be at Arcada's offices at 2001 Sixth Avenue, Suite 3210, Seattle, Washington 98121.

     After the Merger, Arcada will likely seek to pursue acquisitions and strategic combinations in the telecommunications industry. Such transactions could require debt or equity financing, resulting in potential dilution to existing Touch Tone Shareholders. There can be no assurance, however, that such transactions will be pursued, or the terms under which such transactions will be consummated.

MANAGEMENT

     BOARD OF DIRECTORS. The following table sets forth, with respect to each person who will be a director or executive officer of Touch Tone at the Effective Time, the persons' age and the person's positions and offices with Touch Tone. Individuals background information concerning each of such persons is set forth under "Touch Tone Management" or "Arcada Management "as the case may be.

NAME                        AGE         POSITION WITH TOUCH TONE                PREVIOUS POSITION
----                        ---         ------------------------                -----------------
Frank J. Bonadio            45          President and Chief Executive Officer,  President and Director of
                                        Director                                Arcada

Robert W. Leppaluoto        56          Chairman of the Board and Director      Chairman of the Board
                                                                                and Director of Arcada

Keith Leppaluoto            58          Director                                Director of Arcada

Michael J. Canney           65          Director                                Chairman of the Board,
                                                                                President, Chief
                                                                                Executive Officer and
                                                                                Director of Touch Tone

    In addition, Arcada has the right to name one additional Director to the Touch Tone Board, effective at the Effective Time. Arcada has not yet designated this Director.

    The directors of Touch Tone set forth above will hold office until the next annual meeting of shareholders of Touch Tone and until their respective successors have been elected and qualified. Officers of Touch Tone are elected by the Board of Directors and hold office until their successors are elected and qualified.

    After giving effect to the Reincorporation Merger, Touch Tone's Charter will provide that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Touch Tone may be indemnified by Touch Tone against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suitor proceeding. See "REINCORPORATION OF TOUCH TONE IN THE STATE OF WASHINGTON - Indemnification."



    After the Effective Time, Touch Tone will enter into indemnification agreements with certain of its directors and executive officers effective as of the Effective Time. These agreements provide that the directors and executive officers will be indemnified to the fullest extent permitted by Washington law against all expenses (including attorneys' fees), judgments, fines, penalties, taxes and settlement amounts paid or incurred by them in any action or proceeding, including any action by or in the right of Touch Tone or any of its subsidiaries or affiliates, on account of their services as directors, officers, employees, fiduciaries or agents of Touch Tone or any of its subsidiaries or affiliates, and this service at the request of Touch Tone or any of its subsidiaries or affiliates as directors, officers, employees, fiduciaries or agents of another corporation, partnership, joint venture, trust, employer benefit plan or other enterprise. In addition it is contemplated that Touch Tone will obtain liability insurance for directors and officers covering certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of Touch Tone.

    Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of Touch Tone pursuant to the foregoing provisions, or otherwise, Touch Tone has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

    MANAGEMENT. In connection with the Merger, all of the executive officers of Touch Tone will resign, effective as of the Effective Time. Mr. Bonadio will replace Mr. Canney as President and Chief Executive Officer of Touch Tone and Mr. Canney will become a consultant to Touch Tone.

EMPLOYMENT AND CONSULTING AGREEMENTS

    BONADIO EMPLOYMENT AGREEMENT. In connection with the Merger, Touch Tone and Frank Bonadio, a director and the President and Chief Executive Officer of Arcada, have entered into an Employment Agreement (the "Bonadio Employment Agreement"). Providing that commencing on the Effective Date, until December 31, 1999, Mr. Bonadio will serve as President and Chief Executive Officer Of Touch Tone. Mr. Bonadio will receive $150,000 per annum, together with options to purchase an aggregate of 100,000 shares of Touch Tone Common Stock (the "Bonadio Options"). The Bonadio Options are to be granted at the first meeting of the Compensation Committee of the Touch Tone Board after the Effective Time and will have an exercise price equal to the fair market value of Touch Tone Common Stock on the date of grant. The Bonadio Options are vesting ratably on a three-year period commencing on the first anniversary of the date of grant.


    CANNEY CONSULTING AGREEMENT. In connection with the proposed Merger and in settlement of certain obligations owed to Mr. Canney under his current employment agreement with Touch Tone, in October, 1996, Touch Tone and Michael Canney, a director and the President and Chief Executive Officer of Touch Tone, entered into a Consulting Agreement (the "Canney Consulting Agreement"). The Canney Consulting Agreement provides that, for a one-year period commencing on the Effective Date, Canney will resign as President and Chief Executive Officer and will become a consultant to Touch Tone. Mr. Canney will receive $500 for each eight-hour day of consulting services performed. In addition, on the Effective Date, the Canney Consulting Agreement provides that Mr. Canney will receive an option to purchase up to 125,000 shares of Touch Tone Common Stock, at an exercise price of $.01 per share, at any time during a three-year period on the Effective Date (the "Canney Option"). The Canney Consulting Agreement provides that Touch Tone will in certain circumstances use its best efforts to register under the 1933 Act shares of Touch Tone Common Stock obtained by Canney pursuant to the exercise of the Canney Option.


    VAUGHAN CONSULTING AGREEMENT. Commencing on the Effective Date, Robert C. Vaughan, a consultant to Touch Tone, will enter into a consulting agreement with Touch Tone providing for the payment of a commission to Mr. Vaughan of $150,000 in cash and 250,000 shares of Touch Tone Common Stock in connection with the Merger. The consulting agreement provides that Mr. Vaughan will serve as consultant to Touch Tone for a period of one year following the Effective Time at an annual salary of $120,000. Mr. Vaughan will also receive commissions for introducing Touch Tone to future merger and acquisition candidates, which commissions will be paid on the sliding scale formula based on the dollar value of such mergers or acquisitions. The Vaughan Consulting Agreement provdies that Touch Tone will use its best efforts to register under the 1933 Act the shares of Touch Tone Common Stock issued to Mr. Vaughn pursuant to his consulting agreement.


    ROBERT LEPPALUOTO AND KEITH LEPPALUOTO CONSULTING AGREEMENTS. Commencing on the Effective Date, Robert Leppaluoto and Keith Leppaluoto, Arcada Shareholders and Directors, will be named Directors of Touch Tone. In addition, each will enter into a consulting agreement with Touch Tone providing for, among other things, an annual consulting fee of $60,000 per annum. See "Interests of Certain Persons in the Merger."

                     REINCORPORATION OF TOUCH TONE IN WASHINGTON

SUMMARY

    For the reasons set forth below, the Touch Tone Board believes that the best interests of Touch Tone and Touch Tone Shareholders will be served by changing Touch Tone's state of incorporation from California to the State of Washington (the "Reincorporation"). The Board of Directors has approved the Reincorporation, which would be accomplished by merging Touch Tone with and into its newly formed Washington subsidiary, Touch Tone - Washington, Inc.("Touch Tone - Washington"). Upon effectiveness of the merger ("Reincorporation Merger"), Touch Tone - Washington's name will be changed to Touch Tone America, Inc., the name under which Touch Tone has operated since its initial incorporation. The Touch Tone Shareholders will be asked to approve the Reincorporation Merger at the Special Meeting.

PRINCIPAL REASONS FOR THE PROPOSED REINCORPORATION

    Through the Reincorporation, Touch Tone intends to further its identification with the state in which its principal subsidiary, Arcada, will be located after the Merger and where over 99% of its employees will be located after giving effect to the Merger. In addition, as a consequence of the Washington Legislature's adoption of a comprehensive revision of the Washington Business Corporation Act, Touch Tone believes that Washington law is clearer and better addresses Touch Tone's concerns with respect to limitation on director liability and indemnification of officers and directors than does California law. The Board of Directors views these issues as extremely important to recruiting and retaining directors and officers of the highest caliber who are essential to the continuing successful operation of Touch Tone. Although Touch Tone has not incurred any recent problems in recruiting or retaining directors and officers, the cost and availability of adequate directors and officers insurance and the uncertainties relating to indemnification have been a recurring concern of the Board.

    Another factor in the Board's recommendation to reincorporate Washington was that Touch Tone's franchise fees will be substantially less in Washington than in California.

    TOUCH TONE'S REINCORPORATION IS A CONDITION TO ARCADA'S OBLIGATION TO CONSUMMATE THE MERGER.

PLAN OF REINCORPORATION MERGER

    THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE REINCORPORATION MERGER AGREEMENT WHICH APPEARS AS APPENDIX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY INCLUDES THE MATERIAL TERMS OF SUCH AGREEMENT BUT IS NOT NECESSARILY COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE REINCORPORATION MERGER AGREEMENT.

    Touch Tone will be merged with and into Touch Tone - Washington (the "Reincorporation Merger") pursuant to the terms of the proposed Agreement and Plan of Merger (the "Reincorporation Merger Agreement"), a copy of which is attached as Appendix D to this Joint Proxy Statement/Prospectus). Upon the completion of the Reincorporation Merger, the owner of each outstanding share of Touch Tone Common Stock will automatically own one share of Touch Tone -Washington common stock. Each outstanding certificate representing a share or shares of Touch Tone Common Stock will continue to represent the same number of shares in Touch Tone - Washington (i.e., a certificate representing one share of Touch Tone Common Stock will then equal one share of Touch Tone -Washington common stock). THUS, IT WILL NOT BE NECESSARY FOR SHAREHOLDERS OF TOUCH TONE TO EXCHANGE THEIR EXISTING STOCK CERTIFICATES. The common stock of Touch Tone will continue to be traded on the over-the-counter market and reported on the Nasdaq SmallCap Market under the same TONE symbol subsequent to the Reincorporation Merger.

    The Touch Tone - Washington Articles of Incorporation and Bylaws will be the Articles of Incorporation and Bylaws of the surviving corporation, except that, upon the effectiveness of the merger, Touch Tone -

Washington's name will be changed to Touch Tone America, Inc. The Articles of Incorporation and Bylaws of Touch Tone - Washington are attached hereto as Appendix E.

EFFECT OF REINCORPORATION AND REINCORPORATION MERGER

    The Reincorporation and the Reincorporation Merger will effect a change in the legal domicile of Touch Tone and other changes of a legal nature, the most significant of which are described in this Joint Proxy Statement/Prospectus. However, the Reincorporation and the Reincorporation Merger will not result in any change in the name, business, management, location of Touch Tone's assets, liabilities, net worth or accounting practices. Moreover, as noted above, [THE SHARES OF TOUCH TONE'S COMMON STOCK WILL CONTINUE TO BE TRADED ON THE OVER-THE-COUNTER MARKET AND REPORTED ON THE NASDAQ SMALLCAP MARKET. THE REINCORPORATION MERGER WILL NOT GIVE RISE TO ANY APPRAISAL OR DISSENTERS' RIGHTS.]

                      DESCRIPTION OF CAPITAL STOCK OF TOUCH TONE

    THE FOLLOWING STATEMENTS ARE BRIEF SUMMARIES OF CERTAIN PROVISIONS RELATING TO TOUCH TONE'S CAPITAL STOCK AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PROVISIONS OF TOUCH TONE'S CERTIFICATE OF INCORPORATION, AS AMENDED (THE "TOUCH TONE CHARTER"), AND BYLAWS (THE "TOUCH TONE BYLAWS"), WHICH ARE INCLUDED AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS IS A PART.

    As of December 15, 1996, the authorized capital stock of the Touch Tone consists of 100,000,000 shares of Touch Tone Common Stock, no par value per share, and 10,000,000 shares of Preferred Stock, no par value.

COMMON STOCK


    All outstanding shares of Touch Tone Common Stock are duly authorized, validly issued, fully paid and nonassessable. Holders of Common Stock are entitled to receive dividends, when and if declared by the Board of Directors, out of funds legally available therefore and to share ratably in the net assets of the Company upon liquidation. Holders of Touch Tone Common Stock do not have preemptive or other rights to subscribe for additional shares, nor are there any redemption or sinking fund provisions associated with the Touch Tone Common Stock. As of November 22, 1996, there are currently 3,320,800 shares of Touch Tone Common Stock outstanding owned of record by approximately 700 persons and/or entities.

    Holders of Touch Tone Common Stock are entitled to one vote per share on all matters requiring a vote of shareholders. Since the Touch Tone Common Stock does not have cumulative voting rights in electing directors, the holders of more than a majority of the outstanding shares of Touch Tone Common Stock voting for the election of directors can elect all of the directors whose terms expire that year, if they choose to do so.

    The Touch Tone Common Stock was approved for listing on the Nasdaq SmallCap Market effective May 17, 1996, and trades under the symbol "TONE." See "RISK FACTORS - Continued Nasdaq Listing."


PREFERRED STOCK


    The Touch Tone Board is empowered, without approval of the Touch Tone's shareholders, to cause up to 9,850,000 shares of Preferred Stock to be issued in one or more series and to establish the number of shares to be included in each such series and the designations, preferences, limitations and relative rights, including voting rights, of the shares of any series. Because the Touch Tone Board has the power to establish the preferences and rights of each series, it may afford the holders of any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Touch Tone Common Stock. This includes, among other things, voting rights, conversion privileges, divided rates, redemption rights, sinking fund provisions and liquidation rights which shall be superior to the Touch Tone Common Stock. The issuance of shares of Preferred Stock could have the effect of delaying or preventing a change in control of Touch Tone. Except as set forth below, no shares of Preferred Stock will be outstanding the Effective Time, and the Touch Tone Board has no current plans to issue any additional shares of Preferred Stock. The Company has agreed with the underwriter of its initial public offering (the "Representative") not to issue any additional preferred stock for a three year period without the Representative's written consent.



    The Board of Directors has authorized the issuance of 1.5 million shares of Series B Preferred Stock in the Merger. The Series B Preferred Stock provides for a cumulative 8% dividend, payable annually. The Series B Preferred Stock may be redeemed by Touch Tone for $1.00 per share or each share may be converted at the election of Touch Tone or the holder into 0.40 shares of Touch Tone Common Stock, in either case at any time prior to the third anniversary of the date of its issuance. If it has not been earlier converted or redeemed, Touch Tone must either redeem or convert the Series B Preferred Stock on the third anniversary of the date of its issuance. The Series B Preferred Stock is non-voting.

    In addition, in connection with the Merger, the Touch Tone Board has approved the issuance of an aggregate of 200,000 additional shares of Series B Preferred Stock to two Arcada Shareholders in exchange for certain debt obligations of Arcada to such individuals. See "Interests of Certain Persons in the Merger."





WARRANTS

    The following is a brief summary of certain provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement between the Company and American Securities Transfer, Inc. (the "Warrant Agent").

    OUTSTANDING. As of the Record Date, there were Warrants to purchase 1,725,000 shares of Touch Tone Common Stock outstanding.

    EXERCISE PRICE AND TERMS. Each Warrant entitles the holder thereof to purchase, at any time for three years beginning May 17, 1996, one share of Common Stock at a price of $4.00 per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to below.

    The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Warrant Agent, with the subscription form on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. The Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Warrants on May 17, 1999. No fractional shares will be issued upon the exercise of the Warrants.

    REDEMPTION. The Warrants are subject to redemption by Touch Tone at $.25 per Warrant on 30 days' written notice if the closing bid or trading price of Touch Tone's Common Stock, as applicable, over 30 consecutive days ending within 10 days of the notice of redemption averages at least $8.00. Touch Tone is required to maintain an effective registration statement with respect to the Common Stock underlying the Warrants at the time of redemption of the Warrants. In the event Touch Tone exercises the right to redeem the Warrants, such Warrants will be exercisable until the close of business on the date for redemption fixed in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.

    The Company has authorized and reserved for issuance a sufficient number of shares of Common Stock to accommodate the exercise of all Warrants. All shares of Touch Tone Common Stock to be issued upon exercise of the Warrants, if exercised in accordance with their terms, will be validly issued, fully paid and non-assessable.

    ADJUSTMENTS. The exercise price and the number of shares of Touch Tone Common Stock purchasable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassification of the Touch Tone Common Stock, or sale by Touch Tone of shares of Touch Tone's Common Stock (or other securities convertible into or exercisable for Touch Tone

Common Stock).Additionally, an adjustment would be made in the case of a reclassification or exchange of Touch Tone Common Stock, consolidation or merger of Touch Tone with or into another corporation, or sale of all or substantially all of the assets of Touch Tone, in order to enable Warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of that number of shares of Touch Tone Common Stock that would have been issued upon exercise of the Warrant immediately prior to such event. No adjustments will be made until the cumulative adjustments in the exercise price per share amount to $.05 or more. No adjustment to the exercise price of the shares subject to the Warrants will be made for dividends (other than stock dividends), if any, paid on the Touch Tone Common Stock or pursuant to any employee benefit plans of the Company, or upon exercise of the Warrants, the Representative's Warrant or any other options or warrants outstanding as of the date of this Prospectus.

    TRANSFER, EXCHANGE AND EXERCISE. The Warrants are in registered form and may be presented to the Warrant Agent for transfer, exchange or exercise at any time prior to their expiration date, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue. If Touch Tone is unable to qualify for sale in particular states the Touch Tone Common Stock underlying the Warrants, holders of the Warrants residing in such states and desiring to exercise the Warrants will have no choice but to sell such Warrants or allow them to expire.

    WARRANT HOLDER NOT A SHAREHOLDER. The Warrants do not confer upon holders any voting or any other rights as shareholders of Touch Tone.

    The Warrants were approved for listing on the Nasdaq SmallCap Market-SM, effective May 17, 1996 and trade under the symbol "TONEW." See "RISK FACTORS - Continued Nasdaq Listing."

TRANSFER AGENT

    The transfer agent and registrar for the Company's Common Stock and the Warrants is American Securities Transfer, Inc., 1825 Lawrence Street, Suite 444, Denver, Colorado 80202. Its telephone number is (303) 234-5300.

                        DESCRIPTION OF CAPITAL STOCK OF ARCADA

    As of the date of this Prospectus, the authorized capital stock of Arcada consists of 50,000 shares of Common Stock, no par value per share, all of which will be outstanding on the Effective Date.

    All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. Holders of Arcada Common Stock are entitled to receive dividends, when and if declared by the Arcada Board of Directors, out of funds legally available therefore and to share ratably in the net assets of Arcada upon liquidation. Holders of Arcada Common Stock do not have preemptive or other rights to subscribe for additional shares, nor are there any redemption or sinking fund provisions associated with the Arcada Common Stock.

    Holders of Common Stock are entitled to one vote per share on all matters requiring a vote of shareholders. Since the Common Stock does not have cumulative voting rights in electing directors, the holders of more than a majority of the outstanding shares of Arcada Common Stock voting for the election of directors can elect all of the directors whose terms expire that year, if they choose to do so.

    There is no trading market for the Arcada Common Stock.

             COMPARISON OF RIGHTS OF HOLDERS OF TOUCH TONE COMMON STOCK
                       AND TOUCH TONE - WASHINGTON COMMON STOCK

    THE CHARTER AND BYLAWS OF TOUCH TONE - WASHINGTON ARE SUBSTANTIALLY THE
SAME AS THOSE OF ARCADA AND, ACCORDINGLY, ASSUMING THE REINCORPORATION MERGER IS CONSUMMATED, THE RIGHTS OF HOLDER OF ARCADA COMMON STOCK WILL NOT BE SUBSTANTIALLY DIFFERENT AFTER THE MERGER.

GENERAL

    If the Merger is consummated, and assuming the Reincorporation Merger is consummated, holders of Touch Tone Common Stock will become shareholders of Touch Tone - Washington, and the rights of such former Touch Tone shareholders will thereafter be governed by the Touch Tone - Washington Charter, the Touch Tone - Washington Bylaws and the laws of the state of Washington, including the Washington Business Corporation Act ("WBCA"). The following summary, which does not purport to be a complete statement of the differences between the rights of the shareholders of Touch Tone and the shareholders of Touch Tone - Washington, sets forth certain differences between the Touch Tone Charter and the Touch Tone
- Washington Charter and the Touch Tone bylaws and the Touch Tone - Washington bylaws. This summary is qualified in its entirety by reference to the full text of each of such documents and the applicable corporate statutes.

VOTING RIGHTS

    The WBCA provides that, unless otherwise provided in the charter of a corporation or by applicable law, each shareholder is entitled to one vote for each share of capital stock held by such shareholder.

    The Touch Tone - Washington Bylaws provide that each holder of Arcada
Common Stock is entitled to one vote for each share held by such holder on each matter upon which holders of Touch Tone - Washington Common Stock are entitled or afforded the opportunity to vote. Except as otherwise provided in the Touch Tone - Washington Charter, the Touch Tone - Washington Bylaws or the WBCA, corporate action taken by vote of shareholders must be authorized by the vote of the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or by proxy at the meeting.

    The Touch Tone Charter provides that each shareholder of Touch Tone Common Stock is entitled to one vote for every share of such stock held by such shareholder. Except as otherwise provided in the Touch Tone Charter, the Touch Tone Bylaws or the CCC, whenever any corporate action is to be taken by vote of the shareholders of Touch Tone, it must be authorized by a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon.

NUMBER OF DIRECTORS

    The number of directors of a Washington and California corporation is fixed by, or in the manner provided in, the charter or bylaws of such corporation. The Touch Tone - Washington Charter and Bylaws provide that the number of directors may be fixed from time to time by resolution of the Board of Directors of Touch Tone - Washington adopted by a majority of the board, but in no case may the Touch Tone - Washington Board consist of fewer than two members. The number of directors of Touch Tone - Washington is currently fixed at five.

    The Touch Tone Bylaws provide that the number of directors will be determined by the Board of Directors of Touch Tone, but in no case may the board consist of fewer than three unless such change is approved in the manner provided in the Touch Tone Bylaws. The number of directors of Touch Tone is currently fixed at five. Directors of Touch Tone are elected at each annual meeting of shareholders or at a special meeting of the shareholders.

REMOVAL OF DIRECTORS

    Both the WBCA and the CCC allow the shareholders to remove a director, with or without cause, at any meeting of shareholders called for such purpose, provided that the charter or bylaws so allow. They further provide that any director may be removed, with or without cause, by a majority of the shares then entitled to vote at an election of directors.

    The Touch Tone - Washington Bylaws provide that any director may be removed from office, with or without, by the affirmative vote of the holders of at least a majority of the total votes of all shares of stock entitled to vote in an election of directors. The Touch Tone Bylaws provide that any director maybe removed, with or without cause, by the holders of a majority of the shares then entitled to vote at a meeting of shareholders.

CALL OF SPECIAL SHAREHOLDER MEETINGS

    Under the WBCA and CCC, special meetings of shareholders may be called by the Board of Directors or by such other person or persons authorized to do so by the corporation's Charter or bylaws.

    The Touch Tone - Washington Bylaws provide that special meetings of the shareholders may be called by the Chairman of the Board, the President or the Board of Directors of Touch Tone - Washington and must be called at the request of the holders of 10% or more of the issued and outstanding stock entitled to vote at the meeting. The Touch Tone Bylaws provide that special meetings of the shareholders may be called by the President or by the Touch Tone Board of Directors, and must be called by the President at the request of the holders of 10% or more of the issued and outstanding stock entitled to vote at the meeting.

SHAREHOLDERS' ACTION WITHOUT A MEETING

    The WBCA provides that any action required by the WBCA to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the holders of all shares entitled to vote on such action. The CCC provides that, unless the articles of incorporation provide otherwise, shareholders may take any action without a meeting by written consent signed by all of the shareholders entitled to vote thereon.

    Touch Tone - Washington's Bylaws and Touch Tone's Bylaws each provide that any action that may be taken at an annual or special meeting may be taken without a meeting only by written unanimous consent of the shareholders.

AMENDMENTS TO CHARTER

    Under the WBCA and the CCC, a corporation generally can amend its charter in any respect; provided that the amendment contains only provisions which would have been required or permitted in the original Charter. The WBCA provides that an amendment may be authorized by the adoption of such amendment by the Board of Directors followed by a vote of at least two-thirds of the corporation's outstanding shares entitled to vote therefor. The WBCA does allow for the articles of incorporation to reduce (to not less than a majority) or increase this two-thirds vote requirement, but the Touch Tone - Washington charter does not so provide. The CCC provides that an amendment may be authorized by the adoption of a resolution setting forth the amendment by the Board of Directors followed by a majority vote of shares entitled to vote thereon.

PREEMPTIVE RIGHTS

    Under the WBCA, shareholders of a corporation have preemptive rights to acquire additional, unissued, or treasury shares of the corporation, or securities of the corporation, except to the extent limited by the articles of incorporation. The CCC does not provide for preemptive rights.

    The Touch Tone - Washington Charter and the Touch Tone Charter state that no shareholder shall have preemptive rights.

LIMITATIONS ON DIRECTORS' LIABILITY

    The WBCA and the CCC permit a corporation to include a provision in its charter eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty, subject to certain limitations. The Touch Tone -Washington Charter and the Touch Tone Charter each include a provision which eliminates personal liability of directors to the maximum extent permitted by law.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The WBCA and the CCC permit a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had not reasonable cause to believe was unlawful. The termination of any action, suitor proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the standard of conduct required by the Section. The WBCA and CCC also provide that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred, and permit a corporation to purchase and maintain liability insurance for its directors and officers. The WBCA and CCC further provide that indemnification may not be made in connection with a proceeding by or in the right of a corporation in which a director has been adjudged by a court of competent jurisdiction to be liable to the corporation on the basis that the director derived an improper personal benefit.

    The Touch Tone Charter provides that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise, maybe indemnified by the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

    The Touch Tone - Washington Charter provides for indemnification of officers, directors, employees and agents to the fullest extent permissible under the WBCA.

DISSENTERS' RIGHTS


    The WBCA set forth the requirements pursuant to which shareholders may exercise their dissenters' rights. The WBCA generally entitles a shareholder to exercise appraisal rights upon a merger or share exchange for which shareholder approval is required unless (i) the corporation is on a national securities exchange (not Nasdaq) or the shares are held of record by at least 2,000 holders and (ii) the shareholders receive only the shares of the surviving corporation listed on a national securities exchange or the shares will be held of record by at least 2,000 holders, or cash in lieu of fractional shares. By exercising dissenters' rights, any such shareholder would have the fair value of his or her shares of Arcada Common Stock determined by a court and paid to him or her in cash.

    As holders of Arcada Common Stock will receive (i) Touch Tone Common Stock, which is listed on Nasdaq, but not on a national securities exchange; and (ii) cash they are entitled to appraisal rights under the TBCA. see "THE MERGER - Dissenters' Rights."

    The CCC provide that dissenters' rights shall be available to shareholders IN any merger if shareholder approval is required, certain parent/subsidiary mergers, certain share exchanges, upon the sale, lease, exchange or other disposition of all, or substantially all, or the corporation for which a shareholders' vote is required, amendments to the articles of incorporation that materially and adversely affects rights in respect of shares, such as altering or abolishing a preferential right of the shares, creating, altering or abolishing a right in respect of redemption of the shares.

                                       EXPERTS

    The consolidated financial statements of Touch Tone and the financial statements of GetNet have been audited by Hein + Associates LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

    The combined financial statements of Arcada and affiliates have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

    Representatives of Hein + Associates LLP and BDO Seidman, LLP are expected to be present at the Touch Tone and Arcada Special Meetings, respectively, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


                                    LEGAL MATTERS


    The legality of the Touch Tone Common Stock and Series B Preferred Stock being offered hereby is being passed upon for Touch Tone by John B. Wills, Esq.


    Cairncross & Hempelmann, P.S., which has provided legal advice to Arcada and which anticipates providing legal advice to Touch Tone after the Merger, has agreed with Arcada to convert certain amounts owed for such services to date into warrants to purchase Touch Tone Common Stock after the Effective Date, subject to the approval of the Touch Tone Board of Directors following the Merger.


                     OTHER INFORMATION AND STOCKHOLDER PROPOSALS

    The management of Touch Tone and Arcada know of no other matters that may properly be, or which are likely to be, brought before the Touch Tone and Arcada Special Meetings. However, if any other matters are properly brought before such Touch Tone and Arcada Special Meetings, the persons named in the enclosed proxy or their substitutes will vote the proxies in accordance with the recommendations of management.

    In order to be considered for inclusion in the proxy statement for the next annual meeting of stockholders of Touch Tone, any stockholder proposal intended to be presented at the meeting must have been received by Touch Tone on or before December 15, 1997.

                     TOUCH TONE AMERICA, INC. AND SUBSIDIARY
                          INDEX TO FINANCIAL STATEMENTS

                                                                        Page No.

1.   UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

     a.   Introduction                                                     F-3

     b.   Pro Forma Condensed Balance Sheet                                F-5

     c.   Pro Forma Interim Condensed Statement of Operations              F-6

     d.   Pro Forma Fiscal Condensed Statement of Operations               F-7

     e.   Notes to Pro Forma Financial Information                         F-8

2.   TOUCH TONE AMERICA, INC. AND SUBSIDIARY

     a.   Independent Auditor's Report                                     F-9


     b.   Consolidated Balance Sheets as of May 31, 1996 and
          November 30, 1996 (Unaudited)                                    F-10



     c.   Consolidated Statements of Operations for the Ten Months
          Ended May 31, 1995, for the Year Ended May 31, 1995, and
          for the Six Months Ended November 30, 1995 and 1996
          (Unaudited)                                                      F-12



     d. Consolidated Statement of Changes in Stockholders' Equity for the Period from August 1, 1994 to November 30, 1996 (Unaudited) F-13



     e.   Consolidated Statements of Cash Flows for the Ten Months Ended
          May 31, 1995, for the Year Ended May 31, 1996, and for the Six
          Months Ended November 30, 1995 and 1996 (Unaudited)              F-14


     f.   Notes to the Consolidated Financial Statements                   F-15

3.   ARCADA COMMUNICATIONS AND AFFILIATES


     a.   Report of Independent Certified Public Accountants               F-29

     b.   Combined Balance Sheets as of December 31, 1994 and 1995 and
          (Unaudited) September 30, 1996                                   F-30

     c.   Combined Statements of Operations for the Years Ended December
          31, 1994 and 1995 and (Unaudited) for the Nine Months Ended
          September  30, 1995 and 1996                                     F-32

     d. Combined Statement of Shareholders' Equity for the Years Ended December 31, 1994 and 1995 and (Unaudited) for the Nine Months
          Ended September 30, 1996                                         F-33

     e.   Combined Statements of Cash Flows for the Years Ended
          December 31, 1994 and 1995 and (Unaudited) for the Nine Months
          Ended September 30, 1995 and 1996                                F-34

     f.   Notes to Combined Financial Statements                           F-36


4.   GETNET INTERNATIONAL, INC.


     a.   Independent Auditor's Report                                     F-43

     b.   Statements of Operations from Inception (August 24, 1994) to
          July 31, 1995, for the Three Months Ended October 31, 1995 (Unaudited), from Inception (August 24, 1994 to October 31, 1994 (Unaudited), and Cumulative from Inception (August 24, 1994)
          to October 31, 1995 (Unaudited)                                  F-44

     c.   Statement of Changes in Stockholders' Deficit from Inception
          (August 24, 1994) to October 31, 1995 (Unaudited)                F-45

     d.   Statements of Cash Flows from Inception (August 24, 1994) to
          July 31, 1995, for the Three Months Ended October 31, 1995 (Unaudited), from Inception (August 24, 1994) to October 31,
          1994 (Unaudited), and Cumulative from Inception
          (August 24, 1994) to October 31, 1995 (Unaudited)                F-46

     e.   Notes to Financial Statements                                    F-48

                     TOUCH TONE AMERICA, INC. AND SUBSIDIARY
                   PRO FORMA CONDENSED FINANCIAL INFORMATION
                                   (UNAUDITED)

INTRODUCTION

     The following unaudited pro forma condensed financial information has been prepared in accordance with guidelines established by regulations promulgated by the Securities and Exchange Commission.

     The accompanying unaudited pro forma condensed balance sheet presents the consolidated balance sheet of Touch Tone America, Inc. and Subsidiary (Touch Tone) as of November 30, 1996 together with the combined balance sheet of Arcada and Affiliates (Arcada) as of September 30, 1996 and gives effect to (i) the merger of Arcada into a wholly-owned subsidiary of Touch Tone resulting from the exchange of Arcada common stock for 12.5 million shares of Touch Tone common stock and 1.5 million shares of Touch Tone Series B Preferred Stock, (ii) the exchange of $200,000 of notes payable to certain Arcada shareholders for 200,000 shares of Touch Tone Series B Preferred Stock, and (iii) the payment of fees directly attributable to the merger.
The unaudited pro forma condensed statements of operations for the year ended December 31, 1995 and for the nine months ended September 30, 1996 include the results of operations of Arcada and Touch Tone for their respective periods presented and give effect to the pro forma adjustments as if all such transactions had occurred at the beginning of the periods presented.

     Furthermore, for pro forma presentation, Touch Tone's financial statements have been recast to conform with Arcada's year-end. The pro forma financial information for the year ended December 31, 1995 also includes GetNet International, Inc. (GetNet) results of operations for the period prior to its November 1, 1995 acquisition by Touch Tone.

     The following pro forma adjustments have been determined on the basis as described below:

     1. The business combination involving Touch Tone and Arcada is accounted for utilizing the purchase method of accounting. Inasmuch as the former Arcada shareholders will own a majority of Touch Tone common stock after the business combination, Arcada is considered to be the acquiring corporation for purposes of purchase accounting, and subsequent to the merger, the successor entity to Touch Tone for purposes of financial reporting. This business combination is also referred to as a "Reverse Acquisition."

     2. Consideration in a Reverse Acquisition is determined no differently than in a normal acquisition (i.e., fair value of stock issued or the fair value of assets received and liabilities assumed, whichever is more indicative of fair value). However, in a Reverse Acquisition the stock issued goes to the accounting acquirer, which in this instance is Arcada. Accordingly, it is the fair market value of Touch Tone's stock at date of acquisition (the "Fair Value of Touch Tone") that is valued with a write-up (or write down) of Touch Tone's net assets depending on whether the stock is trading in excess of (less than) book value, respectively. While Touch Tone stock is reported as trading in the range of $2 to $3 per share, which is in excess of its book value per share of approximately $0.71 at November 30, 1996, due to the limited trading volume of Touch Tone stock and certain other circumstances and conditions, the Fair Value of Touch Tone cannot be determined utilizing shares outstanding times the recent stock price. Accordingly cost is determined based on the fair market value of Touch Tone's recorded net assets without recognition of any goodwill to be recorded as a result of this business combination.

     3. Touch Tone's financial statements have been recast to conform with Arcada's December 31 fiscal year-end.

     4. Pro forma condensed results of operations for the year ended December 31, 1995 include pro forma purchase accounting adjustments relating to Touch Tone's November 1, 1995 acquisition of GetNet International, Inc. (GetNet).

     5. Consistent with the application of purchase accounting for this business combination as described above, estimated fees and other costs of $400,000 that are directly attributable to the merger have been presented as a period expense (which has the same effect on shareholders' equity as a direct charge to capital).

     6. The owners of Arcada common stock have agreed in principle to fully satisfy obligations relating to Arcada severance agreements with two individuals which provide for the payment of $1.26 million under certain conditions, the consummation of this merger being one of such events, by delivery of 450,000 shares of Touch Tone common stock. The Arcada shareholders have agreed to contribute such 450,000 shares out of the 12.5 million shares of Touch Tone Common Stock to be received in connection with the Merger. Inasmuch as the value attributable to the contributed shares equals the value of the obligation, there is no net effect on shareholders' equity as a result of these transactions. In accordance with guidelines established by the Securities and Exchange Commission, pro forma net loss does not include this related expense to be recorded on consummation of the Merger.

     7. In the event the Merger is consummated, pursuant to two separate agreements with a Touch Tone officer and consultant, Touch Tone will issue (i) options to purchase 125,000 shares of Touch Tone Common Stock at an exercise price of $0.01 and (ii) 250,000 shares of Touch Tone Common Stock. Utilizing a market price of $3.00 per share, the value of such securities approximates $1.1 million and, consistent with the application of purchase accounting for this business combination as described above, such amount would be recorded as a period expense (which has the same effect on shareholders' equity as a direct charge to capital). Inasmuch as the value attributable to the issued securities will be recorded as an increase in common stock and additional paid in capital, there is no net effect on shareholders' equity as a result of these transactions. In accordance with guidelines established by the Securities and Exchange Commission, pro forma net loss does not include this related expense to be recorded on consummation of the Merger.

     These unaudited pro forma statements are not necessarily indicative of future financial positions or results of operations or the actual results that would have occurred had the merger been consummated at the beginning of the periods presented and should be read in conjunction with the historical financial statements included elsewhere in this Joint Proxy
Statement/Prospectus.

                     TOUCH TONE AMERICA, INC. AND SUBSIDIARY

                   UNAUDITED CONDENSED PRO FORMA BALANCE SHEET



                             TOUCH TONE            ARCADA
                            NOVEMBER 30,        SEPTEMBER 30,        PRO FORMA
                               1996                 1996            ADJUSTMENTS           PRO FORMA
                             ---------           ----------         -----------           ---------
CURRENT ASSETS:
 Cash                         $1,630,000            $101,000        $(400,000)(A)         $1,331,000
 Other current assets            279,000           2,537,000              --               2,816,000
                              ----------          ----------        ----------             ---------
   Total current assets        1,909,000           2,638,000         (400,000)             4,147,000

EQUIPMENT, net                 1,065,000           1,960,000              --               3,025,000

OTHER ASSETS                     863,000             275,000              --               1,138,000
                              ----------          ----------        ----------             ---------

TOTAL ASSETS                  $3,837,000          $4,873,000        $(400,000)            $8,310,000
                              ----------          ----------        ----------            ----------
                              ----------          ----------        ----------            ----------

CURRENT LIABILITIES:
 Notes payable                $       --            $480,000              --                $480,000
 Accounts payable and
 accrued liabilities           1,346,000           2,331,000              --               3,677,000
                               ---------           ---------        ----------             ---------
    Total current
    liabilities:               1,346,000           2,811,000               --              4,157,000

NOTES PAYABLE TO
STOCKHOLDERS                          --             469,000         (200,000)(B)            269,000

OTHER LONG-TERM
LIABILITIES                      124,000           1,296,000               --              1,420,000

STOCKHOLDERS'                                                        (400,000)(A)
EQUITY                         2,367,000             297,000          200,000 (B)          2,464,000
                               ---------             -------          -----------          ---------

TOTAL LIABILITIES
AND
STOCKHOLDERS'                 $3,837,000          $4,873,000        $(400,000)            $8,310,000
EQUITY                        ----------          ----------        ----------            ----------
                              ----------          ----------        ----------            ----------

           SEE ACCOMPANYING NOTES TO PRO FORMA FINANCIAL INFORMATION.

                    TOUCH TONE AMERICA, INC. AND SUBSIDIARY

               UNAUDITED CONDENSED INTERIM STATEMENT OF OPERATIONS


                                TOUCH TONE
                               ELEVEN MONTHS   ARCADA NINE
                                   ENDED         MONTHS
                                NOVEMBER 30,      ENDED
                                   1996        SEPTEMBER 30,      PRO FORMA
                                 (RECASTED)        1996          ADJUSTMENTS      PRO FORMA
                               -------------   -------------    -------------    -----------
REVENUES                           $1,802,000     $9,429,000    $       -        $11,231,000
LINE CHARGES                       (1,166,000)    (5,936,000)           -         (7,102,000)
                               -------------   -------------    -------------    -----------
EXCESS OF REVENUES OVER
 LINE CHARGES                         636,000      3,493,000            -          4,129,000

OTHER OPERATING
 EXPENSES:
 Selling, general and
   administrative                   2,789,000      2,902,000            -          5,691,000
 Excess volume commitments            489,000         -                 -            489,000
 Depreciation and amortization        260,000        410,000            -            670,000
 Provision for Severance
   Obligations                        285,000         -                 -            285,000
                               -------------   -------------    -------------    -----------

INCOME (LOSS) FROM
  OPERATIONS                       (3,187,000)       181,000            -         (3,006,000)

OTHER EXPENSE, NET                   (250,000)      (145,000)                       (395,000)
                               -------------   -------------    -------------    -----------
NET INCOME (LOSS)                 $(3,437,000)    $   36,000                     $(3,401,000)
                               -------------   -------------    -------------    -----------
                               -------------   -------------    -------------    -----------
NET LOSS PER COMMON
 SHARE (C)                                                                       $      (.22)
                                                                                 -----------
                                                                                 -----------

WEIGHTED AVERAGE
 COMMON SHARES
 OUTSTANDING (D)                                                                  16,070,800
                                                                                 -----------
                                                                                 -----------

           SEE ACCOMPANYING NOTES TO PRO FORMA FINANCIAL INFORMATION.

                     TOUCH TONE AMERICA, INC. AND SUBSIDIARY

              UNAUDITED CONDENSED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995


                                   TOUCH                                           PRO
                                    TONE            GETNET                        FORMA
                                 (RECASTED)       (RECASTED)                      ADJUST-
                                    (1)              (2)           ARCADA          MENTS          PRO FORMA
                                 ---------        ---------        ------          -----          ---------
REVENUES                           $2,570,000       $210,000    $10,954,000      $       -      $13,734,000
LINE CHARGES                       (1,769,000)       (94,000)    (6,816,000)     $       -       (8,679,000)
                                   -----------       --------    -----------     ---------       -----------
EXCESS OF REVENUES
 OVER LINE CHARGES                    801,000        116,000      4,138,000              -        5,055,000

OTHER OPERATING
 EXPENSES
 Selling, general and
 administrative                     1,715,000        292,000      3,701,000        140,000(E)     5,848,000
 Excess volume
 commitments                          779,000              -              -              -          779,000
 Depreciation and
 amortization                          54,000         21,000        470,000              -          545,000
 Provision for Severance
 Obligation                                 -              -        295,000              -          295,000
                                   ----------      ---------        -------      ---------          -------
LOSS FROM OPERATIONS               (1,747,000)      (197,000)      (328,000)      (140,000)      (2,412,000)

OTHER EXPENSE, NET                   (109,000)             -       (231,000)                       (340,000)
                                     ---------       -------       ---------     ---------         ---------
NET LOSS                          $(1,856,000)     $(197,000)     $(559,000)     $(140,000)     $(2,752,000)
                                   ----------      ----------     ----------     ----------     ------------
                                   ----------      ----------     ----------     ----------     ------------
NET LOSS PER COMMON
 SHARE (C)                                                                                      $      (.18)
                                                                                                ------------
                                                                                                ------------
WEIGHTED AVERAGE
 COMMON SHARES
 OUTSTANDING (D)                                                                                 16,070,800(E)
                                                                                                -----------
                                                                                                -----------

-------------------------
(1)  Touch Tone recasted for the twelve months ended December 31, 1995.
(2) GetNet operations are recasted for the ten months ended October 31, 1995, as it was acquired by Touch Tone effective November 1, 1995.

      SEE ACCOMPANYING NOTES TO PRO FORMA CONDENSED FINANCIAL INFORMATION.

                     TOUCH TONE AMERICA, INC. AND SUBSIDIARY

                    NOTES TO PRO FORMA FINANCIAL INFORMATION

A. To record estimated fees and other costs of $400,000 that are directly attributable to the merger, which will be recognized as a period expense. In accordance with guidelines established by the SEC, pro forma net loss does not include these expenses.

B. To record issuance of 200,000 shares of Touch Tone Series B Preferred Stock in exchange for certain notes payable due to certain Arcada shareholders.

C. Pro forma net loss per common share is calculated by dividing net loss less Preferred Stock dividends at an 8% annual rate on 1.7 million shares of Touch Tone Series B Preferred Stock by the weighted average common shares outstanding.

D. Common shares outstanding on pro forma basis represents Touch Tone shares outstanding as of November 30, 1996, together with the 12,500,000 shares to be issued in the Arcada acquisition and the 250,000 shares to be issued to a consultant to the transaction, but does not include shares potentially issuable upon conversion of Touch Tone Series B Preferred Stock.

E. To record amortization expense associated with intangible assets capitalized in the GetNet acquisition for the period prior to November 1, 1995 (the date it was acquired by Touch Tone).

F. The owners of Arcada common stock have agreed in principle to fully satisfy obligations relating to Arcada severance agreements with two individuals which provide for the payment of $1.26 million under certain conditions, the consummation of this merger being one of such events, by delivery of 450,000 shares of Touch Tone common stock. The Arcada shareholders have agreed to contribute such 450,000 shares out of the 12.5 million shares of Touch Tone Common Stock to be received in connection with the merger. Inasmuch as the value attributable to the contributed shares equals the value of the obligation, there is no net effect on shareholders' equity as a result of these transactions. In accordance with guidelines established by the Securities and Exchange Commission, pro forma net loss does not include this related expense to be recorded on consummation of the Merger.

G. In the event the Merger is consummated, pursuant to two separate agreements with a Touch Tone officer and consultant, Touch Tone will issue (i) options to purchase 125,000 shares of Touch Tone Common Stock at an exercise price of $0.01 and (ii) 250,000 shares of Touch Tone Common Stock. Utilizing a market price of $3.00 per share, the value of such securities approximates $1.1 million and, consistent with the application of purchase accounting for this business combination as described above, such amount would be recorded as a period expense (which has the same effect on shareholders' equity as a direct charge to capital). Inasmuch as the value attributable to the issued securities will be recorded as an increase in common stock and additional paid in capital, there is no net effect on shareholders' equity as a result of these transactions. In accordance with guidelines established by the Securities and Exchange Commission, pro forma net loss does not include this related expense to be recorded on consummation of the Merger.

                          INDEPENDENT AUDITOR'S REPORT



Board of Directors
Touch Tone America, Inc.
Phoenix, Arizona


We have audited the accompanying consolidated balance sheet of Touch Tone America, Inc. and Subsidiary as of May 31, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the ten months ended May 31, 1995 and for the year ended May 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Touch Tone America, Inc. and Subsidiary as of May 31, 1996, and the results of their operations and their cash flows for the ten months ended May 31, 1995 and for the year ended May 31, 1996, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred losses from operations and has entered into significant sales volume commitments. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.



HEIN + ASSOCIATES LLP


Denver, Colorado
August 9, 1996

                     TOUCH TONE AMERICA, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS


                                                                                          MAY 31           NOVEMBER 30,
                                                                                           1996               1996
                                                                                        ----------         -----------
                                                                                                           (Unaudited)

                                                     ASSETS
CURRENT ASSETS:
     Cash and Cash Equivalents                                                          $5,278,000         $1,630,000
     Trade receivables, net allowance for doubtful accounts of                             264,000            243,000
        $124,000 and $182,000, respectively
     Prepaid expense                                                                       -                   36,000
                                                                                        ----------         ----------

               Total current assets                                                      5,542,000          1,909,000

EQUIPMENT, net of accumulated depreciation of $62,000 and                                  429,000          1,065,000
     $159,000, respectively

OTHER:
     Intangibles, net of accumulated amortization of $97,000 and                           738,000            654,000
        $181,000, respectively
     Refundable deposits                                                                    76,000             80,000
     Other                                                                                 143,000            129,000
                                                                                        ----------         ----------

TOTAL ASSETS                                                                            $6,928,000         $3,837,000
                                                                                        ----------         ----------
                                                                                        ----------         ----------


                                                LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accounts payable                                                                   $  477,000         $  500,000
     Accrued liabilities                                                                 1,170,000            679,000
     Deferred revenues                                                                      76,000            103,000
     Notes payable to stockholders                                                         393,000              -
     Current portion of capital lease obligations                                           61,000             64,000
                                                                                        ----------         ----------
               Total current liabilities                                                 2,177,000          1,346,000

DEFERRED REVENUE                                                                            25,000             25,000

CAPITAL LEASE OBLIGATIONS, net of current portion                                          134,000             99,000

COMMITMENTS AND CONTINGENCIES (NOTES 2 AND 5)

REDEEMABLE PREFERRED STOCK LIABILITY                                                       750,000              -

COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY:
     Preferred stock, no par value, 10,000,000 shares authorized; none                       -                  -
        outstanding
     Common stock, no par value, 100,000,000 shares authorized, and                      7,195,000          7,945,000
        3,204,300 and 3,320,800 shares issued and outstanding,
        respectively
     Accumulated deficit                                                                (3,353,000)        (5,578,000)
                                                                                        ----------         ----------
               Total stockholders' equity                                                3,842,000          2,367,000
                                                                                        ----------         ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                              $6,928,000         $3,837,000
                                                                                        ----------         ----------
                                                                                        ----------         ----------


       SEE ACCOMPANYING NOTES TO THESE CONSOLIDATED FINANCIAL STATEMENTS.

                     TOUCH TONE AMERICA, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   FOR THE
                                                  TEN MONTHS        FOR THE               FOR THE SIX
                                                    ENDED         YEAR ENDED              MONTHS ENDED
                                                    MAY 31,         MAY 31,               NOVEMBER 30,
                                                                                 -----------------------------
                                                     1995            1996           1995               1996
                                                  ----------     -----------     ------------      -----------
                                                                                 (Unaudited)       (Unaudited)
NET REVENUES:
     Long distance resell                         $1,952,000     $ 1,951,000     $  1,200,000      $   613,000
     Internet access                                   -             287,000           28,000          350,000
                                                  ----------     -----------     ------------      -----------
                                                   1,952,000       2,238,000        1,228,000          963,000

COST OF SALES
     Long distance resell                         (1,310,000)     (1,284,000)        (782,000)        (451,000)
     Internet access                                    -           (122,000)         (17,000)        (190,000)
                                                  ----------      ----------    -------------      -----------
                                                  (1,310,000)     (1,406,000)        (799,000)        (641,000)
                                                  ----------      ----------    -------------      -----------

GROSS MARGIN                                         642,000         832,000          429,000          322,000

OPERATING EXPENSES:
     Selling                                         337,000         620,000          294,000          152,000
     General and administrative                      505,000       1,724,000          694,000        1,406,000
     Amortization and depreciation                     2,000         129,000           22,000          183,000
     Severance agreements                              -               -                -              285,000
     Excess circuit commitments                       32,000         871,000          301,000          431,000
                                                  ----------      ----------    -------------      -----------
                                                     876,000       3,344,000        1,311,000        2,457,000
                                                  ----------      ----------    -------------      -----------

LOSS FROM OPERATIONS                                (234,000)     (2,512,000)        (882,000)      (2,135,000)

OTHER EXPENSES:
     Interest expense, net                           (12,000)       (172,000)         (16,000)         (90,000)
     Absorbed offering and acquisition costs         (48,000)       (118,000)        (118,000)           -
                                                  ----------      ----------    -------------      -----------
                                                     (60,000)       (290,000)        (134,000)         (90,000)
                                                  ----------      ----------    -------------      -----------

NET LOSS                                          $ (294,000)    $(2,802,000)   $  (1,016,000)     $(2,225,000)
                                                  ----------     -----------    -------------      -----------
                                                  ----------     -----------    -------------      -----------

LOSS PER SHARE                                    $     (.19)    $     (1.81)   $        (.67)     $      (.68)
                                                  ----------     -----------    -------------      -----------
                                                  ----------     -----------    -------------      -----------

WEIGHTED AVERAGE COMMON SHARES
  AND EQUIVALENTS                                   1,508,000       1,552,000       1,508,000        3,263,000
                                                  -----------    ------------     -----------      -----------
                                                  -----------    ------------     -----------      -----------


       SEE ACCOMPANYING NOTES TO THESE CONSOLIDATED FINANCIAL STATEMENTS.

                     TOUCH TONE AMERICA, INC. AND SUBSIDIARY

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                  COMMON STOCK
                                                  ------------------------     PREFERRE
                                                     NUMBER                      STOCK         ACCUMULATED
                                                    OF SHARES     AMOUNT     ISSUANCE COSTS      DEFICIT          TOTAL
                                                   ----------   ----------   --------------   ------------     -----------
BALANCE, August 1, 1994                             2,785,000   $    2,000     $   -          $  (257,000)     $ (255,000)

     Surrender of common stock                     (1,651,000)       -             -                -               -
     Grants of common stock by stockholders             -           16,000         -                -              16,000
     Common stock issued to officer/director for      160,000       40,000         -                -              40,000
          services
     Common stock issued for cash                      11,000       15,000         -                -              15,000
     Issuance cost of redeemable preferred stock        -            -          (108,000)           -            (108,000)
     Net loss                                           -            -             -             (294,000)       (294,000)
                                                   ----------   ----------     ---------      -----------      ----------

BALANCE, May 31, 1995                               1,305,000       73,000      (108,000)        (551,000)       (586,000)

     Issuance of common stock in a private            350,000      600,000         -                -             600,000
          placement, net of offering costs
     Issuance of common stock for acquisition of      400,000      800,000         -                -             800,000
          GetNet
     Surrender of common stock                       (763,200)       -             -                -               -
     Issuance of common stock and warrants in a     1,725,000    5,830,000         -                -           5,830,000
          public offering, net of offering costs
     Conversion of redeemable preferred stock to      187,500     (108,000)      108,000            -               -
          common stock
     Net loss                                           -            -             -           (2,802,000)     (2,802,000)
                                                   ----------   ----------     ---------      -----------      ----------

BALANCE, May 31, 1996                               3,204,300    7,195,000         -           (3,353,000)      3,842,000
     Additional offering costs (unaudited)              -          (67,000)        -                -             (67,000)
     Issuance of common stock for debt (unaudited)     70,000      464,000         -                -             464,000
     Issuance of common stock for settlement of        45,000      180,000         -                -             180,000
          past payable (unaudited)
     Issuance of common stock for settlement of         1,500        -             -                -               -
          past agreement (unaudited)
     Stock options issued at below market               -          173,000         -                -             173,000
     (unaudited)
     Net loss (unaudited)                               -            -             -           (2,225,000)     (2,225,000)
                                                   ----------   ----------     ---------      -----------     -----------

BALANCE, November 30, 1996 (Unaudited)              3,320,800   $7,945,000     $   -          $(5,578,000)    $ 2,367,000
                                                   ----------   ----------     ---------      -----------     -----------
                                                   ----------   ----------     ---------      -----------     -----------

       SEE ACCOMPANYING NOTES TO THESE CONSOLIDATED FINANCIAL STATEMENTS.

                     TOUCH TONE AMERICA, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE
                                                            TEN MONTHS        FOR THE       FOR THE SIX
                                                               ENDED        YEAR ENDED      MONTHS ENDED
                                                              MAY 31,         MAY 31,       NOVEMBER 30,
                                                                                            -----------------------------
                                                               1995            1996             1995             1996
                                                            ---------      -----------      -----------      ------------
                                                                                             (Unaudited)      (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                               $(294,000)     $(2,802,000)     $(1,016,000)     $(2,225,000)
     Adjustments to reconcile net loss to net cash from
          operating activities:
               Depreciation and amortization                    2,000          129,000           22,000          183,000
               Common stock for exchange of debt or            56,000            -                -              127,000
                    services
               Options issued at below market                   -                -                -              173,000
               Bad debt expense                                17,000          185,000           25,000          151,000
               Absorbed acquisition costs                      48,000          118,000          118,000            -
               Change in assets and liabilities:
                    Decrease (increase) in:
                         Trade receivables                   (311,000)         128,000          171,000         (130,000)
                         Other assets                           -             (214,000)         (56,000)         (28,000)
                    Increase (decrease) in:
                         Accounts payable                     274,000          (71,000)        (161,000)          23,000
                         Accrued liabilities                  422,000          625,000          218,000         (184,000)
                         Deferred revenue and other            (8,000)          11,000           (9,000)          27,000
                                                            ---------      -----------      -----------      -----------
               Net cash provided by (used in) operating       206,000       (1,891,000)        (688,000)      (1,883,000)
                    activities

CASH FLOWS FROM INVESTING ACTIVITY:
     Acquisition costs incurred                               (95,000)         (25,000)         (25,000)           -
     Purchase of equipment                                      -             (101,000)         (80,000)        (733,000)
                                                            ---------      -----------      -----------      -----------
               Net cash used in investing activities          (95,000)        (126,000)        (105,000)        (733,000)


CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from note payable                                50,000            -                -                -
     Payment of note payable                                  (50,000)           -                -                -
     Payment of capital lease obligations                       -             (100,000)         (13,000)         (32,000)
     Proceeds from notes payable to stockholders                -              210,000            -                -
     Payment of notes payable to stockholders                 (24,000)           -                -             (183,000)
     Proceeds from issuance of redeemable preferred           637,000          113,000          113,000            -
          stock
     Repayment of preferred stock                               -                -                -             (750,000)
     Proceeds from issuance of common stock                    15,000        7,816,000          700,000            -
     Offering costs incurred                                 (285,000)      (1,256,000)        (162,000)         (67,000)
                                                            ---------      -----------      -----------      -----------
               Net cash provided by (used in) financing       343,000        6,783,000          638,000       (1,032,000)
                    activities                              ---------      -----------      -----------      -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS          454,000        4,766,000         (155,000)      (3,648,000)

CASH AND CASH EQUIVALENTS, beginning of period                 58,000          512,000          512,000        5,278,000
                                                            ---------      -----------      -----------      -----------

CASH AND CASH EQUIVALENTS, end of period                    $ 512,000      $ 5,278,000      $   357,000      $ 1,630,000
                                                            ---------      -----------      -----------      -----------
                                                            ---------      -----------      -----------      -----------

       SEE ACCOMPANYING NOTES TO THESE CONSOLIDATED FINANCIAL STATEMENTS.

                     TOUCH TONE AMERICA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION SUBSEQUENT TO MAY 31, 1996 IS UNAUDITED)

1.   NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES:

     NATURE OF OPERATIONS - The consolidated financial statements include the accounts of Touch Tone America, Inc. (Touch Tone) and from November 1, 1995, GetNet International, Inc. (GetNet) (collectively referred to as "the Company"). Touch Tone acquired the outstanding common stock of GetNet effective November 1, 1995 as more fully described in Note 3.

     Touch Tone is engaged in the reselling of long distance telecommunications products and services primarily in the western and southwestern United States. As a reseller of long distance services, Touch Tone offers its customers the use of routing equipment and phone lines of large carriers; in turn, the large carriers offer Touch Tone volume discounts based on the use of this equipment. Touch Tone was incorporated as a California corporation in 1990. Touch Tone previously had a July 31 year-end. In fiscal 1995, Touch Tone changed its year-end to May 31. Therefore, the 1995 financial statements only include the financial operations for the ten months ended May 31, 1995.

     GetNet is a provider of Internet and World Wide Web access services to individuals and businesses in Arizona and other parts of the United States. The Internet is a network of millions of computers around the world which are able to communicate with one another, as well as access the World Wide Web which is a system of documents on a multitude of subjects.

     PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Touch Tone and its subsidiary, GetNet as described above. All significant intercompany accounts and transactions have been eliminated in consolidation.

     CASH AND CASH EQUIVALENTS - The Company considers all highly liquid monetary instruments purchased with an original maturity at three months or less to be cash equivalents.

     BASIS OF ACCOUNTING - The accompanying consolidated financial statements have been prepared on the accrual basis of accounting. Customer billings and collections for long distance services are performed by a third party service provider (Provider). Accounts receivable represents the amount the Company's customers owe for actual usage. However, the amount the Company will receive from the Provider will be offset by the payable due to the Provider for the cost of providing the service, which is included in accounts payable in the financial statements. The net of the receivable and payable is the margin the Company receives. The Provider is responsible for maintaining the Company's long distance accounts receivable and withholds payments to the Company for past due customer amounts. Such amounts withheld from the Company are offset by the margin otherwise paid to the Company. Bad debt expense is included with general and administrative expenses.

     EQUIPMENT - Equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful life of the equipment, generally five years. Repairs and maintenance are charged to expense as incurred. Material expenditures, which increase the life of an asset, are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of equipment sold, or otherwise disposed of, and the related accumulated depreciation or amortization are removed from the accounts, and any gains or losses are reflected in current operations. Depreciation expense charged to operations was $2,000 and $32,000 for the ten months end May 31, 1995 and the year ended May 31, 1996, respectively.

                     TOUCH TONE AMERICA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION SUBSEQUENT TO MAY 31, 1996 IS UNAUDITED)

     INCOME TAXES - The Company accounts for income taxes under the liability method of SFAS No. 109, whereby current and deferred tax assets and liabilities are determined based on tax rates and laws enacted as of the balance sheet date. Deferred tax expense or benefit represents the change in the deferred tax asset/liability balance.

     REVENUE RECOGNITION - The Company recognizes revenue during the period of performance of the related services. Deferred revenues consist of the following:

          - Funds paid by AT&T to Touch Tone at the initiation of a contract of $42,000, deferred initially and recognized as a reduction to cost of sales ratably over the life of the contract as earned. A total of $1,000 and $16,000 was recognized during the ten months ended May 31, 1995 and the year ended May 31, 1996, respectively. Subsequent to May 31, 1996, it has become apparent the Company may not be able to meet its continuing commitment (see Note 5) under which the deferred revenues were being recognized. Therefore, recognition of such amount as revenue has been suspended until such time as it is resolved to the ultimate liability the Company may have to AT&T.

          - Current month's advance billings by GetNet for subscriber services and revenue received in advance for services under contract. This amount will be recognized as revenue when earned.

     INTANGIBLES - Intangibles represent the excess of the purchase price paid over the net liabilities acquired in the GetNet acquisition of $835,000. This amount is being amortized over five years.

     IMPAIRMENT OF LONG-LIVED ASSETS - Effective June 1, 1996, the Company adopted Financial Accounting Standards Board Statement 121 (FAS 121). In the event that facts and circumstances indicate that the cost of assets or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required. Adoption of FAS 121 had no effect on the unaudited November 30, 1996 financial statements. GetNet is still in the developmental stages and has not yet experienced significant revenues from its "Internet Backbone" operations, however, if future revenues do not support the cost capitalized associated with this system, the Company could be required to impair such costs, including the related intangible costs, under this accounting standard.

     CONCENTRATION OF CREDIT RISK - Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly effected by changes in economic or other conditions. The Company does not have a significant exposure to any individual customer or counterparty.

     At May 31, 1996, the Company's cash balance at one financial institution was in excess of FDIC insured limits by approximately $5,190,000.

                     TOUCH TONE AMERICA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION SUBSEQUENT TO MAY 31, 1996 IS UNAUDITED)

     USE OF ESTIMATES - The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates. The Company makes significant estimates as to the amortization period used for its intangibles. Due to the uncertainties inherent in the life of intangibles, and increased competition and technology changes in the telecommunications industry, it is reasonably possible that the estimated life of intangibles and the ultimate liability the Company could have to AT&T under its SDN commitment (see Note 5) could materially change in the forthcoming year.

     FAIR VALUE OF FINANCIAL INSTRUMENTS - The estimated fair values for financial instruments under SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair values of the Company's financial instruments, which includes cash trade receivables, accounts payable, and notes payable to stockholders, approximates the carrying value in the financial statements at May 31, 1996 and November 30, 1996.

     LOSS PER SHARE - Loss per share is generally computed based on the weighted average number of shares outstanding. However, for the periods presented, common and common equivalent shares including the common stock underlying the redeemable preferred stock and common stock options (using the treasury stock method and the public offering price) have been included in the weighted average calculation, as if they were outstanding for the entire period through December 31, 1995.

     STOCK-BASED COMPENSATION - In October 1995, the Financial Accounting Standards Board issued a new statement titled "Accounting for Stock-Based Compensation" (FAS 123), which the Company adopted effective June 1, 1996. FAS 123 encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on fair value. Companies that do not adopt the fair value accounting rules must disclose the impact of adopting the new method in the notes to the financial statements. Transactions in equity instruments with non-employees for goods or services must be accounted for on the fair value method. The Company has elected not to adopt the fair value accounting prescribed by FAS 123 for employees, but is subject to the disclosure requirements prescribed by FAS 123.

     UNAUDITED INFORMATION - The Company's consolidated balance sheet as of November 30, 1996, and the consolidated statement of operations for the six months ended November 30, 1995 and 1996 are taken from the Company's books and records without audit. Management believes, however, that such information includes all accruals, which are considered recurring in nature, required for the fair presentation of the Company's financial position and results of their operations as of and for the periods then ended. The results of operations for the interim periods are not necessarily indicative of results expected for the full year.


2.   CONTINUED OPERATIONS:

     The accompanying consolidated financial statements have been prepared assuming that the Company

                     TOUCH TONE AMERICA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION SUBSEQUENT TO MAY 31, 1996 IS UNAUDITED)

     will continue operating as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred significant losses since inception. Furthermore, as discussed in Note 5, the Company has entered into sales volume commitments with service providers.

     The Company has a continuing service commitment with AT&T of $1,800,000 annually, which as of May 31, 1996, the Company had satisfactorily met. However, as discussed in Note 5, monthly revenues under this commitment have declined, and it is likely revenues will continue to decline, and the Company will not be able to continue to meet this commitment. As of November 30, 1996, no loss accrual has been recorded on management's belief that the contract will be renegotiated on favorable terms with AT&T. If such renegotiations are unsuccessful, the parties will most likely litigate the contract. Furthermore, AT&T has claimed the Company owes approximately $1,000,000 for the fraudulent use of the Company's long-distance service by an unknown party. The Company also has other significant telecommunications commitments for its Internet backbone and the Company has experienced only nominal revenues from its backbone. If the Company is unsuccessful in renegotiating its contract with AT&T, does not favorably resolve the fraudulent usage matter, or if revenues on its Internet backbone fail to materialize, substantial losses, the amount of which cannot currently be estimated, could be recorded.

     The Company's ability to continue as a going concern is dependent upon several factors, including meeting and/or renegotiating its carrier commitments, and ultimately achieving and maintaining profitable operations. The Company is also aggressively working to increase revenues through a merger with a larger entity, and renegotiate its contract with AT&T, which it believes will ultimately lead to profitable operations and enable the Company to meet its continuing service commitments. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.


3.   ACQUISITIONS

     In November 1996, the Company signed an agreement to merge with Arcada Communications Inc. (Arcada), based in Seattle, Washington, whereby the Company would issue to shareholders of Arcada 12,500,000 shares of the Company's common stock and 1.5 million shares of redeemable preferred stock. The preferred shares issued in the merger will be non-voting and will pay cummulative dividends at 8% per annum, payable annually. Each share of preferred stock will be convertible at the option of the holder or, redeemable or convertible by the Company, at any time for a period of three years at which time it must be redeemed at $1.00 per share or converted into 0.40 shares of Touch Tone common stock. As a result, Arcada would acquire control of both management and the board of directors of the Company. The completion of the merger is subject to approval by shareholders of both companies and resolution of various contingencies generally to the satisfaction of Arcada. (Also see Note 6 regarding common stock options and common stock grants to be issued in connection with this merger, if approved.)


     In November 1995, the Company acquired the outstanding common stock of GetNet through the issuance of 400,000 shares of its common stock, which was valued at $800,000. This acquisition was accounted for under purchase method of accounting. The excess of the purchase price over the net liabilities acquired of approximately $835,000 is being amortized over a period not to exceed five years. All other assets and liabilities were recorded at book values, which approximated fair value. Unaudited

                     TOUCH TONE AMERICA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION SUBSEQUENT TO MAY 31, 1996 IS UNAUDITED)

     pro-forma financial information is provided below:

                             FISCAL YEAR      FISCAL YEAR         SIX MONTHS
                                1995             1996                ENDED
                             ------------     ------------        NOVEMBER 30,
                                                                      1995
                                                                  ------------

     Net Revenues             $2,067,000      $ 2,388,000          $ 1,328,000
                              ----------      -----------          -----------
                              ----------      -----------          -----------
     Net Loss                 $ (724,000)     $(2,823,000)         $(1,107,000)
                              ----------      -----------          -----------
                              ----------      -----------          -----------
     Net Loss per Share       $     (.24)          $(1.88)         $     (1.18)
                              ----------      -----------          -----------
                              ----------      -----------          -----------


     The above pro-forma financial information assumes the acquisition occurred at the beginning of the period presented. This information is not necessarily indicative of the financial results which would have resulted if the acquisition had occurred at such earlier date nor of future financial operating results.

     In August 1995, the Company entered into an acquisition agreement with National Telcom Management, Inc. (NTM) to purchase NTM's long distance customer base. In January 1996, the Company terminated the contract with NTM and forfeited a $90,000 deposit previously paid. Accordingly, this amount and other costs associated with the acquisition of approximately $25,000 has been shown as an expense in the accompanying financial statements.


     In October 1996, the Company entered into an agreement to acquire certain long-distance customers through the issuance of its common stock. The number of shares issued will be based upon a multiple of revenues generated during the first three months by the customer base acquired and the then average price of the Company's common stock. It is estimated that the total common shares to be issued will range between 35,000 and 40,000 shares. This acquisition is not expected to have a material effect on the Company's net loss.


4.   NOTES PAYABLE TO STOCKHOLDERS:

     As of May 31, 1996, notes payable to stockholders consist of the following:


     Notes payable to stockholder with a stated interest rate of    $   210,000
     30% per annum, unsecured which was repaid subsequent to year-end through the issuance of 70,000 shares of common stock.
     As a result, the Company recorded interest and finance charges totaling $254,000, based upon the value of the shares issued, of which $127,000 is included in accrued liabilities as of May 31, 1996 based on the period the note was outstanding. The balance was expensed in the first quarter of fiscal 1997.

     Notes payable to stockholders with interest at 10% and 12%,        183,000
     principal and                                                  -----------

                     TOUCH TONE AMERICA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION SUBSEQUENT TO MAY 31, 1996 IS UNAUDITED)


     interest was paid after year end.

                    Total                                            $  393,000
                                                                     ----------
                                                                     ----------

     Interest expense to stockholders for the ten months ended May 31, 1995 and for the year ended May 31, 1996 totaled $12,000 and $172,000, respectively. Accrued interest of $127,000 was included in accrued liabilities at May 31, 1996.


5.   COMMITMENTS AND CONTINGENCIES:

     INTERNET BACKBONE CIRCUIT LEASES - The Company leases certain telecommunication circuits, primarily in connection with its Internet backbone, under non-cancelable operating leases. The Internet backbone was not completed until after year-end, therefore, lease expense for both the ten months ended May 31, 1995 and for the year ended May 31, 1996 was nominal as most of these leases were entered into subsequent to May 31, 1996. As of August 1996, future minimum lease obligations under leases with lease terms in excess of one year approximate the following:


      For the Year Ended May 31,
      --------------------------
               1997                             $   647,000
               1998                               1,129,000
               1999                               1,129,000
               2000                                 549,000
               2001                                  43,000
               Thereafter                           205,000
                                                -----------
                                                $ 3,702,000
                                                -----------
                                                -----------

     Included in the above amounts is a three-year commitment beginning in January 1997 with WilTel, whereby the Company is required to lease a minimum of $70,000 per month of telecommunication circuits. Under this agreement, all costs incurred are not only applied dollar-for-dollar against this commitment, but are also concurrently credited 1 1/2 times actual usage against the Company's long distance service commitment described below.

     The Company, however, is obligated to pay for actual monthly usage of telecommunication circuits, which for November 1996 approximated $80,000 and increases in January 1997 to approximately $105,000 per month, irrespective of the related usage by the Company's Internet customers. Revenues related to the Internet backbone have continued to be nominal through November 1996. If the Company is unsuccessful in marketing its Internet services, these commitments will result in a substantial loss to the Company, including the possibility of impairing the capitalized costs associated with building the backbone and the intangible cost recorded in connection with the acquisition of GetNet by Touch Tone.

     SERVICE COMMITMENTS - The Company has a continuing commitment with AT&T to provide long distance service of $1,800,000 annually, which as of May 31, 1996, it had satisfactorily met. However,

                     TOUCH TONE AMERICA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION SUBSEQUENT TO MAY 31, 1996 IS UNAUDITED)

     monthly revenues have declined substantially due to increased competition and more competitive rates being offered by other service providers. The Company's current contract with AT&T provides for the purchase by the Company of telecommunications services generally at a greater wholesale rate per minute than currently being offered by AT&T to its retail customers. Therefore, it is expected that revenues will continue to decrease under the Company's SDN contract.

     The Company is hopeful it will be able to renegotiate its contract with AT&T to obtain a more favorable rate per minute and commitment level and replace its existing SDN contract. However, there is no assurance that the Company will be able to ultimately renegotiate its existing contract. If it is not renegotiated, it is expected the parties will litigate this contract, the outcome of which cannot be predicted. Should the Company be unsuccessful in these efforts, the loss incurred by the Company, the amount of which cannot be estimated, would be substantial, whereby it would jeopardize the Company's ability to continue operations.

     The Company has a commitment with WilTel which commenced in October 1996 to sell $50,000 per month of long distance services. The Company is currently meeting this obligation through its actual long distance billings. This commitment can also be satisfied through leases of telecommunication circuits from WilTel for the Internet backbone.

     The Company has an agreement with ICG Access Services, which was revised in March 1996. Under the old agreement, the Company was required to utilize ICG services or pay ICG the difference between the amount utilized and the minimum monthly commitment. During the periods ended May 31, 1996 and May 31, 1995, the Company has recorded $462,000 and $32,000, respectively, of expense under this initial agreement. In March 1996, the Company renegotiated its agreement with ICG whereby it agreed to pay its then current obligation of approximately $430,000 with $250,000 from proceeds of the public offering and the issuance of 45,000 shares valued at $180,000. At May 31, 1996, the Company has an accrued liability to ICG of approximately $180,000 which represents the 45,000 shares, which were issued in August 1996. There has been relatively insignificant revenue associated with this expense as the Company has marketed services under the ICG agreement on a very limited basis.

     The Company was not meeting its "800" service agreement commitment with AT&T, and consequently, in April 1996, the Company entered into a revised agreement with AT&T, which provided for the repayment in June 1996 of $186,000 paid by AT&T on the signing of the initial agreement and $400,000 over twelve months beginning in June 1996. If the Company does not make the payments as required, the Company will be obligated to pay $1,027,000, less amounts previously paid. During the year ended May 31, 1996, the Company has recorded $400,000 of expense in connection with settlement of this commitment. The Company is current in its payments to AT&T.

     EMPLOYMENT AGREEMENTS - During the year ended May 31, 1996, the Company entered into employment agreements with various individuals. As of May 31, 1996, the base salary under these agreements aggregate approximately $480,000 in fiscal 1997 and $225,000 in fiscal 1998. The Company may terminate the agreements for cause. If terminated for any other reason, the Company will pay six months salary and benefit allowance if termination occurs in the first year of the agreement and nine

                     TOUCH TONE AMERICA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION SUBSEQUENT TO MAY 31, 1996 IS UNAUDITED)

     months salary and benefit allowance if after the first year. In connection with the employment agreements, certain options were granted as discussed in Note 6.

     In September 1996, two officers at GetNet (including a current director of the Company) were terminated. These terminations are being disputed by the former officers and action has been formally filed against the Company.
     The resolution of this matter cannot be determined, but management believes the ultimate outcome will not have a material impact on the Company's financial position. Their prior salaries are included in aggregate amounts discussed above.

     In April 1996, two of the Company's officers resigned and terminated their employment agreements and the Company hired a new president/chief executive officer. Subsequently, the Company entered a consulting agreement with the former chief executive officer of the Company to assist the Company in mergers and acquisitions. Under this agreement, the Company will pay a base compensation of $15,000 per month, which under an amended agreement in June 1996 has been extended through October 1997, plus additional compensation based on the level of success of future endeavors. If the proposed Arcada acquisition is approved, this person will receive $150,000 plus 250,000 shares of common stock for his efforts on this merger and a new consulting agreement will be entered into.

     Also see Note 6 regarding an option to be granted to the Company's president, if the merger with Arcada is approved.

     OTHER CONTINGENCIES - Commencing in June 1996, an unknown party fraudulently charged over $1,000,000 in long distance charges on the Company's account. The Company is currently investigating the matter and has contacted the carrier, AT&T, who denies any responsibility. AT&T has made a claim to the Company indicating it owes for this fraudulent usage, and is currently withholding funds otherwise payable to the Company for its long-distance service. The Company believes it has recourse in the matter, and will not be held responsible for these charges and AT&T continues to provide service, but the outcome of this matter cannot be predicted at this time.

     The Company has filed legal action against its former president in August 1996. The former president has filed a response to the Company's claim, in addition, the former president has made various allegations that he intends to pursue legal action for unspecified damages against the Company, however, none have been formally filed. If such action occurs, the Company intends to defend itself vigorously and believes no adverse material consequences would result. The former president has filed an answer and the Company continues to pursue this matter. The ultimate resolution of this matter cannot presently be determined.

     OPERATING LEASES - The Company leases its office facilities and certain equipment under non-cancelable operating leases. Rent expense for the ten months ended May 31, 1995 and for the year ended May 31, 1996 was $26,000 and $63,000, respectively. At May 31, 1996, future lease obligations under leases with lease terms in excess of one year are as follows:


         For the Year Ended May 31,
         --------------------------
              1997                             $   118,000

                     TOUCH TONE AMERICA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION SUBSEQUENT TO MAY 31, 1996 IS UNAUDITED)

              1998                                 121,000
              1999                                  78,000
              2000                                  37,000
              2001                                  37,000
              Thereafter                             3,000
                                               -----------

                                               $   394,000
                                               -----------
                                               -----------

     CAPITAL LEASES - The Company leases certain equipment which have been recorded as capital leases. Obligations under these capital leases have been recorded at the present value of future minimum lease payments, discounted at rates ranging from approximately 20% to 23%. The capitalized cost of $231,000 less accumulated amortization of $31,000, are included in property and equipment at May 31, 1996. The following is a schedule of future minimum lease payments under capital leases at May 31, 1996:


              For the Year Ended May 31,
              --------------------------
              1997                                       $    95,000
              1998                                            80,000
              1999                                            44,000
              2000                                            30,000
              2001                                            15,000
                                                         -----------
              Future minimum lease payment                   264,000
              Less amount representing interest              (69,000)
                                                         -----------
              Present value of net minimum lease payments    195,000
              Less current portion                           (61,000)
                                                         -----------

                                                         $   134,000
                                                         -----------
                                                         -----------

6.   CAPITAL STOCK:

     PREFERRED STOCK - In June 1995, the Company completed a private placement of the Company's Series A Convertible Preferred Stock. The Company received $642,000, net of offering costs of $108,000, from issuing 150,000 shares of convertible preferred stock. The shares were redeemed from $750,000 proceeds received in the Company's public offering plus 187,500 shares of common stock (the shares were effectively issued at the time of the public offering in May 1996, even though the preferred stock liability was paid in June 1996).

     The Company has authorized, but unissued 10,000,000 shares of preferred stock, which may be issued in such series and with such preferences as determined by the Company's Board of Directors.

     COMMON STOCK - In March 1995, the Company restructured its capital accounts, whereby it revised its articles to increase the authorized shares and changed its common stock to a "no par value." Furthermore, the Company declared an approximate 1 for 185 reverse stock split. For financial

                     TOUCH TONE AMERICA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION SUBSEQUENT TO MAY 31, 1996 IS UNAUDITED)


     statement presentation purposes, shares outstanding and all common shares references have been restated to reflect this split, as if it occurred at the beginning of the period presented.

     During the ten months ended May 31, 1995, a prior shareholder surrendered 1,393,000 shares of common stock when the Company repaid a then outstanding $23,000 debt. Another shareholder also surrendered 258,000 shares of common stock for an agreement to repay an outstanding debt plus accrued interest totaling $41,000. The surrendered shares were canceled by the Company.

     During the ten months ended May 31, 1995 the founding shareholders transferred 62,300 of their shares of common stock to persons who in the past provided certain limited consulting assistance to the Company. For financial statement presentation purposes, the value of such services has been reflected as an expense in the financial statement with an offset to capital, as if such shares had been issued directly by the Company.

     The Company also issued 160,000 shares of common stock for services in 1995 to an officer/director. For financial statement presentation purposes, such shares have been recorded based on the estimated value of the services rendered (aggregating $40,000), which approximated the value of the common stock at the time of issuance, as determined by the Company's Board of Directors.

     In 1995, the Company sold 11,000 shares of common stock to an unrelated party based on a prior agreement to issue common stock at a price 50% of an initial public offering price. Subsequent to November 30, 1996, an additional 1,500 shares were issued based on a change in the public offering price.

     In November 1995, the Company completed a private placement of its common stock whereby it sold 350,000 shares of common stock for $700,000. The Company incurred costs associated with this offering of approximately $100,000.

     Pursuant to an understanding with the Company's Representative, in fiscal 1996, the founding shareholders surrendered an aggregate of 763,200 shares of common stock back to the Company.

     In May 1996, the Company completed a public offering of its common stock and warrants whereby it sold 1,725,000 shares of common stock at $4 per share and 1,725,000 warrants at $.125 per warrant. Net proceeds, after offering costs, was approximately $5,763,000. Each warrant enables the holder to purchase one share of common stock at the public offering price of $4 per share through May 1999. The Company may redeem the warrants at $.25 per warrant, under certain circumstances. The Representative to the offering also received a warrant for the purchase of 150,000 shares of common stock and 150,000 warrants exercisable at $4.80 per share for four years commencing May 1997. At the closing of the public offering, the Company engaged the Representative as a financial advisor to the Company for a fee of $108,000 which is reflected as an other asset and will be amortized over three years.

     In June 1996, the company repaid its preferred shareholders $750,000. Also subsequent to year-end, $67,000 in additional printing costs associated with the offering were recorded.

                     TOUCH TONE AMERICA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION SUBSEQUENT TO MAY 31, 1996 IS UNAUDITED)


     In August 1996, the Company issued 70,000 shares of common stock for the exchange of a note payable of $210,000. In connection with this exchange, the Company recorded approximately $254,000 of expense (of which $127,000 was recorded as an expense in the period ended November 30, 1996 and the balance in the prior year) based on the quoted market price at the time the parties agreed to the exchange. The Company has agreed to register these shares for sale under The Securities Act.

     Also in August 1996, the Company issued 45,000 shares to a telecommunications company in settlement of a past debt. Accrued expenses at May 31, 1996 include $180,000 related to this debt. The Company has agreed to register these shares for sale under The Securities Act.

     In September 1996, the Company issued 1,500 shares of common stock in settlement of a past agreement to issue shares of common stock based on 50% of the initial public offering price.

     If the merger with Arcada is approved, the Company's former chief executive officer will receive 250,000 shares of common stock for his efforts in the merger (see Note 5).

     Also, see Note 3 for the common stock issued in connection with the GetNet acquisition and Notes 4 and 5 for shares issued to settle past debts.

     COMMON STOCK OPTIONS AND DIRECTOR WARRANTS - In April 1995, the Company issued common stock options to certain persons who had previously loaned funds to the Company. The options, which are currently exercisable, entitle these persons to purchase an aggregate 15,900 shares of common stock for $3.00 per share for five years. As of November 30, 1996, no options have been exercised.

     In fiscal 1996, the Company issued common stock options to an independent significant sales agent (see Note 8). These options, which are currently exercisable, entitle this sales agent to purchase an aggregate of 60,000 shares of common stock for $2.00 per share over five years. As of November 30, 1996, no options have been exercised.

     As part of the various employment agreements, stock options were granted to purchase a total of 480,000 shares (including 200,000 to former officers and directors). At May 31, 1996, no options are exercisable. Options for 210,000 shares become exercisable during fiscal 1997, with the remainder becoming exercisable in fiscal 1998, at prices ranging from $4 to $6 per share and generally expire one year after becoming exercisable.

     During fiscal 1996, the Company issued 600,000 warrants to new directors and 100,000 warrants to a member of the Company's compensation committee to purchase common stock. The warrants have an exercise price of $4.00 per share for a period of five years, with 350,000 warrants currently exercisable, and the balance vesting in March 1997. One of the new directors became president of the Company in April 1996. As of May 31, 1996, no options have been exercised.

     In July 1996, the Company terminated two employees by mutual agreement. In connection with their termination, their prior option agreements were amended, whereby they were granted options to

                     TOUCH TONE AMERICA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION SUBSEQUENT TO MAY 31, 1996 IS UNAUDITED)


     purchase in the aggregate 45,000 shares of common stock at $4.00 and 40,000 shares at $5.00. In connection with this severance agreement, the Company has recorded approximately $173,000 of expense based on the difference between the option exercise price and the price of the Company's common stock on the date of new option terms were agreed upon. The Company had agreed to register, within 90 days, the shares underlying the options, and failed to do so. One employee has filed suit against the Company in connection with the failure of the Company to register the shares underlying such options. The employee is seeking damages of approximately $44,000.


     If the merger with Arcada is approved, the current president of the Company will receive an option to purchase 125,000 shares of common stock exercisable at $.01 per share for a three-year period. The Company has further agreed to register the shares underlying the option. When, and if granted, this will result in expense being recorded in the Company's financial statements for the difference between the then market price of the Company's common stock and the $.01 exercise price multiplied by the shares underlying the option. This expense, based on current trading prices, would be significant.

     RESERVED SHARES - Excluding the 12,750,000 shares and the option to purchase 125,000 shares which would be issued if the Company successfully completed the proposed merger with Arcada, the Company has approximately 3,366,000 shares reserved for possible issuance under existing option and warrants outstanding, as previously discussed herein.


7.   INCOME TAXES:

     As of May 31, 1996, the Company has a net operating loss (NOL) carryforward for tax reporting purposes of approximately $3,200,000, however, a substantial portion may be limited due to changes in ownership of the Company in fiscal 1995 and 1996, pursuant to Section 382 of the Internal Revenue Code, stemming primarily from the issuances of common stock in its public and private offerings and the acquisition of GetNet. This NOL expires in the years 2009 through 2011.

     Deferred income taxes are provided for differences between the tax and book basis of assets and liabilities as a result of temporary differences in the recognition of revenues or expenses for tax and financial reporting purposes, which relates primarily to certain items not currently deductible for tax purposes until paid.

     Deferred tax assets resulting from these differences consist of the following:

          Net operating loss carryforward                   $  1,248,000
          Other                                                   72,000
                                                            ------------
             Total                                             1,320,000
          Less valuation allowance                            (1,320,000)
                                                            ------------

             Net deferred tax asset                         $          -
                                                            ------------
                                                            ------------

                     TOUCH TONE AMERICA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION SUBSEQUENT TO MAY 31, 1996 IS UNAUDITED)


     The valuation allowance for deferred tax assets increased from $195,000 at May 31, 1995 to $1,320,000 at May 31, 1996, due primarily to an increase in the Company NOL carryforwards.


8.   SIGNIFICANT SALES AGENT RELATIONSHIP:

     The Company has an agreement with an independent sales agent, whereby the agent receives commissions of approximately 32% on AT&T long distance sales it originates. At this sales level, the Company does not realize a gross margin from the sales generated by the agent. If the Company successfully renegotiates its contract with its provider, the Company believes it will then realize profit on sales originated by the agent, if a greater discount can be obtained from the provider. Payment of the commissions to the agent is secured by the customer base generated by the sales agent. For the ten months ended May 31, 1995 and the year ended May 31, 1996, and the six months ended November 30, 1995 and 1996, the sales originated by the agent have accounted for 42%, 36%, 35%, and 41%, respectively, of company AT&T long distance sales. During these periods, the Company has recorded a related expense to the agent of approximately $265,000, $299,000, $217,000, and $72,000, respectively, which includes $75,000 paid in fiscal 1996 to settle past misunderstandings between the parties.


9.   SUPPLEMENTAL CASH FLOW INFORMATION:

     The supplemental cash flow information is as follows:


                                                        FOR THE        FOR THE          SIX MONTHS
                                                          TEN           YEAR              ENDED
                                                         MONTHS          ENDED          November 30,
                                                         ENDED         MAY 31,
                                                        MAY 31,                     -------------------
                                                         1995           1996         1995       1996
                                                     ----------      ----------     ---------  --------
 Equipment acquired through capital leases           $   24,000      $  265,000     $    -     $     -
                                                     ----------      ----------     ---------  --------
                                                     ----------      ----------     ---------  --------

 Issuance of preferred stock for receivables         $  113,000      $      -       $    -     $     -
                                                     ----------      ----------     ---------  --------
                                                     ----------      ----------     ---------  --------

 Issuance of common stock for GetNet acquisition     $       -       $  800,000     $    -     $     -
                                                     ----------      ----------     ---------  --------
                                                     ----------      ----------     ---------  --------

 Issuance of common stock for repayment of notes     $       -       $      -       $    -     $ 464,000
         and interest
                                                     ----------      ----------     ---------  --------
                                                     ----------      ----------     ---------  --------

 Issuance of common stock for settlement of a        $       -       $       -      $     -    $ 180,000
          liability
                                                     ----------      ----------     ---------  --------
                                                     ----------      ----------     ---------  --------


                     TOUCH TONE AMERICA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION SUBSEQUENT TO MAY 31, 1996 IS UNAUDITED)



                                                       FOR THE        FOR THE     SIX MONTHS
                                                         TEN            YEAR        ENDED
                                                        MONTHS         ENDED     November 30,
                                                        ENDED         MAY 31,    -------------------
                                                       MAY 31,
                                                     ----------      ----------  ---------  --------
                                                         1995           1996       1995       1996
                                                     ----------      ----------  ---------  --------

 Issuance of options to former employees             $       -       $       -   $     -    $ 173,000
                                                     ----------      ----------  ---------  ---------
                                                     ----------      ----------  ---------  ---------


10.  SEGMENT INFORMATION:

     The Company's principal operations are in the long distance resell and Internet access industries. The following is selected information for fiscal 1996 about the Company's industry segments. Since GetNet was acquired in November 1995, segment information is not included for the ten months ended May 31, 1995.

                                        Long
                                      Distance       Internet
      Year Ended May 31, 1996          Resell         Access       Consolidated
    -----------------------------   -----------     -----------    ------------
    Revenue                         $ 1,951,000      $  287,000    $ 2,238,000
    Loss from operations             (2,092,000)       (420,000)    (2,512,000)
    Depreciation and amortization        11,000         118,000        129,000
    Capital expenditures                106,000         260,000        366,000
    Identifiable assets               5,832,000       1,096,000      6,928,000

                  REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Arcada Communications and Affiliates

     We have audited the accompanying combined balance sheets of Arcada Communications and Affiliates, (the "Company") as of December 31, 1994 and 1995 and the related combined statements of operations, shareholders' equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements present fairly, in all material respects, the combined financial position of Arcada Communications and Affiliates as of December 31, 1994 and 1995, and the results of their operations and cash flows for each of the years then ended in conformity with generally accepted accounting principles.

BDO Seidman, LLP
November 22, 1996

                        ARCADA COMMUNICATIONS AND AFFILIATES
                               COMBINED BALANCE SHEETS

                                                                                      DECEMBER 31,                 SEPTEMBER 30,
                                                                               1994                1995                 1996
                                                                               ----                ----                 ----
                                                                                                                    (Unaudited)
CURRENT ASSETS
  Cash and cash equivalents                                                  $341,000            $115,000            $101,000
  Certificates of Deposit - Restricted
    (Note 4)                                                                       --             200,000             312,000
  Accounts receivable, net of allowance for
  doubtful accounts of $160,000, $144,000
  and $300,000 (Note 4)                                                     1,302,000           1,760,000           1,864,000
  Carrier security deposits                                                   264,000             282,000             248,000
  Prepaid expenses and other                                                    2,000             105,000             113,000
                                                                            ---------           ---------           ---------
          Total Current Assets                                              1,909,000           2,462,000           2,638,000

PROPERTY AND EQUIPMENT, net of
  accumulated depreciation and amortization
  (Note 3)                                                                  2,120,000           2,131,000           1,960,000

OTHER ASSETS                                                                   98,000             265,000             275,000
                                                                            ---------           ---------           ---------
          Total Assets                                                     $4,127,000          $4,858,000          $4,873,000
                                                                            ---------           ---------           ---------
                                                                            ---------           ---------           ---------

CURRENT LIABILITIES
  Line of credit borrowings                                                     $  --            $260,000            $223,000
  Accounts payable                                                          1,435,000           1,795,000           1,959,000
  Accrued compensation and related                                            117,000             141,000             104,000
  Other accrued liabilities                                                    89,000             136,000             128,000
  Dividends payable                                                                --                  --             140,000
  Current portion of long-term liabilities                                    258,000             235,000             257,000
                                                                            ---------           ---------           ---------
          Total Current Liabilities                                         1,899,000           2,567,000           2,811,000
                                                                            ---------           ---------           ---------

LONG-TERM LIABILITIES
  Capital lease obligations, net of current
  portion (Note 5)                                                            582,000             663,000             589,000
  Long-term debt, net of current portion
  (Note 6)                                                                    193,000             452,000             392,000
  Notes payable to shareholders (Note 8)                                      254,000             456,000             469,000
  Other long-term liabilities                                                  42,000             292,000             315,000
                                                                            ---------           ---------           ---------
          Total Long-Term Liabilities                                       1,071,000           1,863,000           1,765,000
                                                                            ---------           ---------           ---------

COMMITMENTS AND
  CONTINGENCIES (Notes 5 and 10)

SHAREHOLDERS' EQUITY
  Common stock and additional paid in
    capital (Note 7)                                                          560,000             558,000             558,000
  Retained earnings (accumulated deficit)                                     597,000           (130,000)           (261,000)
                                                                            ---------           ---------           ---------

          Total Shareholders' Equity                                        1,157,000             428,000             297,000
                                                                            ---------           ---------           ---------

          Total Liabilities and Shareholders'
          Equity                                                           $4,127,000          $4,858,000          $4,873,000
                                                                            ---------           ---------           ---------
                                                                            ---------           ---------           ---------


                   SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                        ARCADA COMMUNICATIONS AND AFFILIATES
                          COMBINED STATEMENTS OF OPERATIONS

                                                               YEARS ENDED
                                                                                         NINE MONTHS ENDED
                                                             DECEMBER 31,                   SEPTEMBER 30,
                                                          1994          1995            1995           1996
                                                          ----          ----            ----           ----
                                                                                    (Unaudited)    (Unaudited)
REVENUES                                              $9,060,000    $10,954,000     $8,292,000     $9,429,000

Line charges                                           4,931,000      6,816,000      5,148,000      5,936,000
                                                       ---------      ---------      ---------      ---------

EXCESS OF REVENUES OVER LINE CHARGES                   4,129,000      4,138,000      3,144,000      3,493,000

Other operating expenses:
  Salaries, wages and related                          2,107,000      2,094,000      1,571,000      1,584,000
  General and administrative                             526,000        531,000        431,000        487,000
  Facilities and switch expense                          490,000        409,000        364,000        321,000
  Depreciation and Amortization                          240,000        470,000        325,000        410,000
  Sales and marketing                                    311,000        332,000        255,000        284,000
  Provision for doubtful accounts                        144,000        160,000        145,000        131,000
  Provision for severance obligation
    (Note 10)                                                 --        295,000        295,000             --
  Legal and other consulting                              95,000        175,000        120,000         95,000
                                                          ------        -------        -------         ------

EARNINGS (LOSS) BEFORE
  INTEREST AND TAX                                       216,000      (328,000)      (362,000)        181,000

Interest expense, net of interest
  income                                                  42,000        231,000        159,000        145,000
                                                          ------        -------        -------        -------

EARNINGS (LOSS) BEFORE
  INCOME TAX                                             174,000      (559,000)      (521,000)         36,000

Provision for Income Tax                                  20,000             --             --             --
                                                          ------     ----------     ----------      ---------

NET INCOME (LOSS)                                       $154,000     ($559,000)     ($521,000)        $36,000
                                                        --------     ----------     ----------        -------
                                                        --------     ----------     ----------        -------


                    SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                        ARCADA COMMUNICATIONS AND AFFILIATES
                      COMBINED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                                       RETAINED
                                                                                       EARNINGS
                                                              COMMON STOCK          (ACCUMULATED
                                                         SHARES          AMOUNT        DEFICIT)        TOTAL
                                                         ------          ------        --------        -----
BALANCE, January 1, 1994                                  52,000       $560,000       $490,000     $1,050,000
 (Note 6)
Dividends                                                     --             --       (47,000)       (47,000)
Net income                                                    --             --        154,000        154,000

                                                        --------       --------       --------       --------
BALANCE, December 31, 1994                                52,000        560,000        597,000      1,157,000
Redemption of common stock
 (Unaudited) (Note 6)                                   (10,000)        (2,000)             --        (2,000)
Dividends                                                     --             --      (168,000)      (168,000)
Net loss                                                      --             --      (559,000)      (559,000)

                                                        --------       --------       --------       --------
BALANCE, December 31, 1995                                42,000        558,000      (130,000)        428,000
Redemption of common stock
 (Unaudited) (Note 6)                                    (5,000)             --             --             --
Dividends (Unaudited)                                         --             --      (167,000)      (167,000)
Net income (Unaudited)                                        --             --         36,000         36,000

                                                        --------       --------       --------       --------
BALANCE, September 30, 1996
(Unaudited)                                               37,000       $558,000     ($261,000)       $297,000
                                                        --------       --------       --------       --------
                                                        --------       --------       --------       --------

                    SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                        ARCADA COMMUNICATIONS AND AFFILIATES
                          COMBINED STATEMENTS OF CASH FLOWS

                                                           YEARS ENDED                   NINE MONTHS
                                                           DECEMBER 31,               ENDED SEPTEMBER 30
                                                           ------------               ------------------

                                                          1994          1995           1995           1996
                                                          ----          ----           ----           ----
                                                                                  (Unaudited)     (Unaudited)

NET INCOME (LOSS)                                    $   154,000   $  (559,000)   $  (521,000)    $    36,000
 Adjustments to reconcile net
   income (loss) to cash flows
   from operating activities
 Depreciation and amortization                           240,000        476,000        330,000        430,000
 Decrease in accounts
   receivable                                          (233,000)      (459,000)      (689,000)      (104,000)
 Increase in accounts payable                            670,000        687,000        810,000        185,000
 Increase in deposits and prepaid expenses              (37,000)       (88,000)       (68,000)       (34,000)
 Provision for severance
   obligation                                                  -        295,000        295,000              -
 Payments of severance
   obligation                                                  -       (43,000)       (14,000)       (32,000)
 Increase in deferred income tax
   liabilities                                            12,000         26,000         26,000              -
 Other                                                  (30,000)       (27,000)       (55,000)       (25,000)
                                                     -----------    -----------    -----------    -----------

 Net Cash Provided by Operating
   Activities                                            776,000        308,000        114,000        456,000
                                                     -----------    -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchases of equipment                              (1,146,000)      (262,000)      (216,000)       (80,000)
 Investment in other assets                             (20,000)      (199,000)      (199,000)       (51,000)
 Purchase of Certificates of
 Deposit - Restricted                                          -      (200,000)      (200,000)      (100,000)
                                                     -----------    -----------    -----------    -----------

   Net Cash Used by Investing
   Activities                                        (1,166,000)      (661,000)      (615,000)      (231,000)
                                                     -----------    -----------    -----------    -----------
CASH FLOWS FROM
 FINANCING ACTIVITIES
 Line-of-credit borrowings                                     -        460,000        450,000        223,000
 Repayment of line-of-credit
   borrowings                                                  -      (200,000)      (200,000)      (260,000)
 Proceeds from Notes Payable
   to Shareholders                                       258,000        436,000        421,000        160,000
 Repayments of Notes Payable to
 Shareholders                                            (4,000)      (234,000)      (210,000)      (146,000)
 Proceeds from long-term debt                            253,000              -              -              -
 Repayment of long-term debt
   and capital lease obligations                        (57,000)      (165,000)       (91,000)      (189,000)
 Redemption of common stock                                    -        (2,000)        (2,000)              -
 Dividends paid                                         (47,000)      (168,000)      (168,000)       (27,000)

                                     F-34


                                                     -----------    -----------    -----------    -----------
   Net Cash Provided (Used)
   by Financing Activities                               403,000        127,000        200,000      (239,000)
                                                     -----------    -----------    -----------    -----------

 Net Increase (Decrease) in Cash
 and Cash Equivalents                                     13,000      (226,000)      (301,000)       (14,000)


CASH AND CASH
 EQUIVALENTS                                             328,000        341,000        341,000        115,000
                                                     -----------    -----------    -----------    -----------

 End of period                                       $   341,000    $   115,000    $    40,000    $   101,000
                                                     -----------    -----------    -----------    -----------
                                                     -----------    -----------    -----------    -----------

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS
  Accounts payable exchanged for
  Note Payable                                                 -        326,000        326,000              -


                   SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                      ARCADA COMMUNICATIONS AND AFFILIATES
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1:  DESCRIPTION OF BUSINESS

     OPERATIONS Arcada Communications and Affiliates (together, "Arcada" or the "Company") provides long-distance telecommunication services. The Company currently serves over 20,000 customers in 17 states, with an emphasis in the Pacific Northwest. The Company's corporate offices are located in Seattle, Washington with marketing offices in Vancouver, Washington and Denver, Colorado. Arcada also provides cellular air time and other cellular telecommunication products and services.

     PLANNED MERGER - In November 1996, the Company entered into an Agreement and Plan of Merger, as amended (the "Merger Agreement"), to merge with Touch Tone America, Inc. ("Touch Tone"), public company based in Phoenix, Arizona, which provides Internet services, local dedicated access and other telecommunications products. The proposed merger provides for, among other things, Touch Tone to issue to Arcada shareholders 12.5 million shares of Touch Tone common stock and 1.5 shares million of Touch Tone Series B Preferred Stock. As a result, Arcada would acquire shareholder control as well as control of both management and the board of directors of Touch Tone. Consummation of the merger is subject to approval of the Merger Agreement by the shareholders of both companies. The business combination would be considered a purchase of Touch Tone by Arcada for financial reporting purposes and would be accounted for utilizing purchase accounting. Inasmuch as Arcada stockholders will own the majority of Touch Tone capital stock after the merger, Arcada is considered to be the acquiring corporation for purposes of purchase accounting and will be the predecessor entity for purposes of future financial reporting by Touch Tone.


NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF COMBINATION - The combined financial statements include S.V.V. Sales, Inc., d/b/a Arcada Communications ("SVV"), LeBanco, Ltd. ("LeBanco"), and Stellar Telecommunications Services, Inc. ("Stellar"), which are affiliated through common ownership. Stellar and LeBanco own certain equipment and switches utilized in the Company's operations, which are leased to Arcada. All significant intercompany balances and transactions have been eliminated in combination in a manner similar to consolidation.

     USE OF ESTIMATES - The financial statements are prepared in conformity with generally accepted accounting principles which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from the estimates.

     REVENUE RECOGNITION - Revenues are recognized as services are provided and billed monthly in arrears.

     INTERIM FINANCIAL STATEMENTS - The interim financial data as of and for the nine months ended September 30, 1995 and 1996 is unaudited; however, in the opinion of Company management, the interim data includes all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of results for the interim periods. The 1996 interim period results of operations are not necessarily indicative of results for the entire year.

     CASH AND CASH EQUIVALENTS - The Company considers cash on hand, cash in banks, certificates of deposits, time deposits and other short-term securities with maturities of three months or less as cash and cash equivalents. Cash and cash equivalents are comprised primarily of funds on deposit with banks and are recorded at market value.

     PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Depreciation is computed on the straight-line method over estimated useful lives ranging from three to ten years. Leasehold improvements are amortized over the lesser of lease term or useful life of property. Maintenance and repairs are expensed while major improvements are capitalized.

     DEFERRED CUSTOMER ACQUISITION COSTS AND OTHER INTANGIBLE ASSETS - The Company is one of five long-distance carriers that customers with AT&T Wireless Services ("AT&T Wireless") may select for long distance in the 17 states in which Arcada does business. The Company pays a one-time equal access charge to AT&T Wireless for each customer subscribing to the Company's services. Intangible assets are included in other assets, consist primarily of deferred customer acquisition costs and are amortized on the straight-line method over estimated productive lives ranging from two to four years. Intangible assets approximate $21,000 and $211,000 at December 31, 1994 and 1995, and accumulated amortization approximated $1,000 and $53,000 at December 31, 1994 and 1995.

     INCOME TAXES - SVV and LeBanco, with consents of their shareholders, have elected under the Internal Revenue Code to be taxed as S corporations, and as a result in lieu of these companies paying corporate income tax, the shareholders are taxed on their proportionate share of taxable income. Stellar is a C corporation and accordingly, income taxes are provided for the tax effect of Stellar operating results reported in the financial statements. The provision consists of tax currently due or refundable plus deferred taxes related to differences in financial statement and tax bases of assets and liabilities. Deferred tax assets and liabilities represent estimated future tax return consequences of such differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

     FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amounts of current assets and liabilities are considered to be reasonable estimates of fair value due to the short maturity of these items. The carrying amounts of long-term debt are considered to be reasonable estimates of fair value because they bear interest at relatively recently established market rates. It is not practicable to estimate the fair value of notes payable to shareholders as the related party nature of these financial instruments allow for possible modification to their terms and maturities.

     CONCENTRATION OF CREDIT RISK - Financial instruments that potentially subject the Company to concentrations of credit risk include primarily cash deposits and accounts receivable. The Company places its deposits and short term investments with high credit quality financial institutions; at times deposits exceed federally-insured limits. Accounts receivable consist of many small account balances due from individuals and companies dispersed across the United States, with a concentration in the Pacific Northwest. Collateral is generally not required.

     EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS - Recently issued accounting standards having relevant applicability to the Company consist primarily of Statement of Financial Accounting Standards No. ("SFAS 121"), which establishes accounting standards for, among other things, the impairment of long-lived assets and certain identifiable intangibles. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995, and is not expected to have a significant effect, if any, on the Company's financial condition or results of operations.

NOTE 3:  PROPERTY AND EQUIPMENT


     Property and equipment consists of the following (in thousands):


                                            DECEMBER 31,          SEPTEMBER 30,
                                            ------------          -------------
                                             1994         1995         1996
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                                                   (Unaudited)
Equipment and switches                      $1,222       $1,477       $1,557
Equipment under capital lease                  853        1,008        1,085
Vehicles                                       353          353          353
Leasehold improvements                          70           77           78
-------------------------------------------------------------------------------
                                             2,498        2,915        3,073

Accumulated depreciation and amortization     (378)        (784)      (1,113)
-------------------------------------------------------------------------------

Property, and equipment, net                $2,120       $2,131       $1,960
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


     Accumulated amortization of equipment under capital leases approximated $103,000 and $216,000 at December 31, 1994 and 1995.

NOTE 4:  LINE-OF-CREDIT

     Property and equipment are pledged as security for borrowings as described in Note 6. The Company maintains line-of-credit borrowing agreements with banks. In August 1996, the Company entered into a $400,000 line-of-credit agreement. Borrowing availability approximated $250,000 and $300,000 during 1994 and 1995, respectively. Borrowings are secured by accounts receivable, certificates of deposits, and personal guarantees of Company shareholders. Line-of-credit agreements provide for interest, payable monthly, at prime plus 2% during 1994 and 1995 (10.25% at December 31, 1995) and at prime plus 1% on the 1996 line

     The Company has pledged and assigned as security for line of credit borrowing certificates of deposit which are reported as Restricted in the accompanying balance sheet as such amounts are legally restricted as to withdrawal.

NOTE 5:  LEASES

     The Company has various lease agreements for certain equipment and switches, office premises and office equipment. Most leases contain renewal options and some contain purchase options. Rent expense for operating leases approximated $342,000 and $317,000 during the years ended
     December 31, 1994 and 1995.

Minimum annual future obligations for leases in effect at December 31, 1995 are as follows (in thousands):


     Years Ending December 31,          Capital Leases      Operating Leases
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
             1996                            $281                 $286
             1997                             292                  88
             1998                             292                  64
             1999                             209                  24
             2000                             70                   11
-------------------------------------------------------------------------------

Total minimum lease payments                 1,144                $473
                                                                 ------
                                                                 ------
Amount representing interest and
other charges                                (318)
-------------------------------------------------------------------------------

Present value of minimum lease
      payments                                826
Less current portion                          163
-------------------------------------------------------------------------------

Capital lease obligations, net of
current portion                              $663
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


NOTE 6:  LONG-TERM DEBT

Long-term debt consists of the following (in thousands):

                                                   DECEMBER 31,   SEPTEMBER 30,
                                                 1994       1995      1996
                                                 ----       ----      ----
                                                                   (UNAUDITED)

Note payable to vendor, due in 2002 in $5
monthly installments, including annual
interest at approximately 14%, secured by
switching equipment.                           $  --        $321       $307

Notes payable to vendor, due in 2002 in 4%
monthly installments, including annual
interest at approximately 5%, secured by
vehicles                                         223         177        143

Other secured notes payable bearing interest
at approximately 8% to 10%                        28          26         19
                                                ----        ----       ----
                                                 251         524        469
                                                ----        ----       ----
                                                ----        ----       ----

Less amounts due within one year                  58          72         77
                                                ----        ----       ----
Long-term debt, net of current portion          $193        $452       $392
                                                ----        ----       ----
                                                ----        ----       ----

Long-term debt annual principal payment
  obligations are as follows (in thousands):


     Years Ending December 31,
     -------------------------
              1996                                           $72
              1997                                           115
              1998                                           157
              1999                                           112
              2000                                            68
                                                          ------
                                                            $524
                                                          ------
                                                          ------

     Interest paid in cash, including interest attributable to capital lease obligations and interest paid on notes payable to shareholders, approximated $91,000 and $279,000 during the years ended December 31, 1994 and 1995.

NOTE 7:  COMMON STOCK

     SVV commenced operations in 1992 as a result of the contribution and assignment by the Company's then sole stockholder, an individual who subsequently transferred stock ownership to his two sons (the "Majority Shareholders"), of certain assets comprised primarily of accounts receivable, and assumption of various operating liabilities and other accrued liabilities. The Company recorded assets assigned and liabilities assumed at their historical net book value of approximately $557,000, such net amount being recorded as common stock and additional paid in capital. Inasmuch as most assets and liabilities were current and subsequently recovered and extinguished in the ordinary course of business, net book value approximated fair value. Stellar and LeBanco were capitalized with cash of approximately $1,000 and $2,000 and are also owned by SVV stockholders. Common stock information for each of the companies in the combined financial statements are summarized below:


                                                                         JANUARY 1,          DECEMBER 31,
     COMPANY          PAR VALUE         AUTHORIZED          ISSUED          1994          1994          1995
     -------          ---------         ----------          ------          ----          ----          -----
     SVV              No Par              50,000            50,000          50,000       50,000       40,000

     Stellar          No Par               1,000               980             980          980          700

     LeBanco          $1                   1,000             1,000           1,000        1,000          900


During 1994, the Majority Shareholders sold 42% of SVV common stock (21,000 shares) to five individuals, all of whom were Company employees, in exchange for promissory notes secured by such shares. The shares sold are subject to terms of a buy-sell agreement which among other things, provides the Company an option to purchase shares from a selling shareholder under certain circumstances including termination of employment. During 1995, pursuant to terms of the buy-sell agreement the Company acquired 5,000 shares from each of two shareholders for a
combined total purchase price of approximately $2,000.   In addition, during
1995 the Company also acquired for nominal consideration 280 shares of Stellar and 100 shares of LeBanco common stock pursuant to terms of buy-sell agreements. Shares of common stock acquired by the Company have been canceled.


Effective in June 1996, pursuant to terms of buy-sell agreements, the Company acquired for nominal consideration as provided for in such agreements 5,000 shares of SVV common stock, 140 shares of Stellar common stock and 100 shares of LeBanco common stock.

NOTE 8:  RELATED PARTY TRANSACTIONS

     Commencing in 1994, certain of the Company's shareholders, including and primarily the Majority Shareholders, loaned cash to the Company pursuant to terms of unsecured, four-year promissory notes. Interest is payable monthly at rates of 30% during 1994, and 15% thereafter. Interest expense related to these borrowings approximated $8,000 and $74,000 during the years ended December 31, 1994 and 1995. Related party payables are subordinate to line-of-credit bank borrowings.




NOTE 9:  FEDERAL INCOME TAXES

     The provision for income tax relates solely to Stellar as described in Note
     1. The 1994 income tax provision approximates that which would result from applying federal statutory tax rates to pre-tax income, adjusted for the effect of graduated tax rates. As a result of pre-tax losses, there is no tax provision for 1995 or 1996. The Company has recorded deferred income tax liabilities of approximately $20,000 and $40,000 at December 31, 1994 and 1995. Deferred tax liabilities relate to depreciation and are included in other long-term liabilities.

     Cash paid for income taxes approximated $15,000 during the year ended December 31, 1994.

NOTE 10:  COMMITMENTS AND CONTINGENCIES

     The Company does not own any transmission facilities, other than its investments in its long distance switches, thus its long distance services are dependent upon other carriers for the transmission of its customers' calls. The Company procures such services at bulk rates pursuant to short-term agreements from several suppliers, including three major suppliers.

     The Company serves customers in numerous localities. The Company currently collects and remits local utility taxes only in jurisdictions where it has offices or holds other assets. The Company has been contacted in the past by other localities where it has customers, but no other assets or operations, requesting that the Company collect and remit local utility taxes in such jurisdictions. The Company does not believe such local utility taxes apply to its operations, has not historically collected such taxes, and does not intend to do so in the future. However, there can be no assurance that localities will not actively seek to collect such taxes from the Company for past or future services.

     The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. Company management currently believes that resolving these matters, some of which have already been settled, will not have a material adverse impact on the Company's financial position or results of operation.

     During 1995, the Company entered into a severance agreement with a former employee pursuant to which the Company committed to make payments totaling $400,000 over a seven year period, subject to acceleration under certain circumstances, including a change in control. Accordingly, during 1995 the Company has recorded a liability and compensation expense of approximately $295,000 at the discounted net present value of the payments. The severance obligation, net of the current portion, is included in other long-term liabilities.

     In addition, during 1995, the Company entered into a severance agreement with another employee. Pursuant to terms of the agreement, among other things, the Company is contingently committed to make payments totaling $560,000 in the event of a sale of the Company, or certain other future events. Inasmuch as the event which would require a commitment on behalf of the Company to make these payments has not occurred, no expense or obligation has been recorded.

     During the nine months ended September 30, 1996, the Company entered into a severance agreement with an employee. Pursuant to terms of the agreement, among other things, the Company is contingently committed to make payments totaling $700,000 in the event of a sale of the Company, or certain other future events. Inasmuch as the event which would require a commitment on behalf of the Company to make these payments has not occurred, no expense or obligation has been recorded.

     As described in Note 1, the Company has entered into a Merger Agreement which provides for, among other things, the Company to merge with Touch
     Tone.   Consummation of the merger is subject to, among other things including certain conditions of merger, approval by the shareholders of both companies. In the event the merger is consummated, the Company would be obligated to make severance payments totaling $1,260,000 pursuant to terms of two severance agreements and would record such obligation as expense.

                          INDEPENDENT AUDITOR'S REPORT


Board of Directors
GetNet International, Inc.
Phoenix, Arizona

     We have audited the balance sheet (not separately included herein) of GetNet International, Inc. (A Development Stage Company) as of July 31, 1995 and the related accompanying statements of operations and changes in stockholders' deficit, and cash flows from inception (August 24, 1994) to July 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion of these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GetNet International, Inc. (A Development Stage Company) as of July 31, 1995 and the results of its operations and its cash flows from inception (August 24, 1994) to July 31, 1995 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred substantial losses from operations and has a working capital deficit as of July 31, 1995. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are described in Note
2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.


HEIN + ASSOCIATES LLP

Denver, Colorado
August 31, 1995

                           GETNET INTERNATIONAL, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS



                                                                                         FROM INCEPTION     CUMULATIVE FROM
                                                FROM INCEPTION                             (AUGUST 24,     INCEPTION (AUGUST
                                              (AUGUST 24, 1994)      FOR THE THREE         1994) TO           24, 1994) TO
                                                     TO              MONTHS ENDED          OCTOBER 31,      OCTOBER 31, 1995
                                              JULY 31, 1995        OCTOBER 31, 1995           1994             (UNAUDITED)
                                              -----------------    ----------------       --------------    -----------------
                                                                                           (UNAUDITED)
NET REVENUES                                      $  115,000          $  100,000            $  1,000          $  215,000
COST OF SALES                                       (79,000)            (32,000)             (9,000)           (111,000)
                                              --------------        ------------           -------------    ------------
  Gross profit                                        36,000              68,000             (8,000)             104,000

OPERATING EXPENSES:
  Selling                                             11,000               2,000                   -              13,000
  Common stock and options issued for services       122,000                   -                   -             122,000
  Other general and administrative                   206,000              87,000               8,000             293,000
                                              --------------        ------------           -------------    ------------
                                                     339,000              89,000               8,000             428,000
                                              --------------        ------------           -------------    ------------
NET LOSS                                        $  (303,000)         $  (21,000)         $  (16,000)        $  (324,000)
                                              --------------        ------------           -------------    ------------
                                              --------------        ------------           -------------    ------------

              SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

            GETNET INTERNATIONAL, INC. (A DEVELOPMENT STAGE COMPANY)

                  STATEMENT OF CHANGE IN STOCKHOLDERS' DEFICIT


                                                                                                           DEFICT
                                                                                                        ACCUMULATED
                                                                       COMMON STOCK                      DURING THE
                                                                       ------------                      DEVELOPMENT
                                                              SHARES                AMOUNT                 STAGE              TOTAL
                                                              ------                ------                 -----              -----
BALANCE, INCEPTION (AUGUST 24, 1994)                                 -                   -                   -                   -
     Issuance of common stock for cash and
        subscription at $.001 per share in August
        1994 to officers/director                            1,600,000               2,000                   -               2,000
     Additional capital contributed by stockholders                  -              15,000                   -              15,000
     Issuance of common stock in October:
        .025 for cash                                          400,000              10,000                   -              10,000
        .05 for cash                                           200,000              10,000                   -              10,000
        .10 for cash                                           100,000              10,000                   -              10,000
        .10 for services to employee                            10,000               1,000                   -               1,000
     Issuance of common stock in November at
        $.10 for cash                                          375,000              38,000                   -              38,000
     Compensation recorded on extension of option
       rights in November 1994                                       -              37,000                   -              37,000
Exercise of option at $.025 for services by
       officers/directors in December 1994                   1,640,000              41,000                   -              41,000
     Exercise of rights' option by stockholder in
       December at $.05                                        100,000               5,000                   -               5,000
     Issuance of common stock from December 1994 to
       July 1995 for cash at $.25 Shareholders                 284,000              71,000                   -              71,000
       Officers/directors                                       34,400               9,000                   -               9,000
     Exercise of options by officers/directors in
       February 1995                                           500,000              13,000                   -              13,000
     Exercise of right's option by stockholders in
       February 1995:
         $.05                                                  100,000               5,000                   -               5,000
         $.10                                                   50,000               5,000                   -               5,000
     Issuance of common stock to employee for
       services, February 1995 to July 1995 at
         $.25 per share                                         89,000              22,000                   -              22,000
     Net Loss                                                        -                   -           (303,000)           (303,000)
                                                        --------------    ----------------     ---------------     ---------------
BALANCE, July 31, 1995                                       5,482,400             294,000           (303,000)             (9,000)
     Issuance of common stock to employees for
       prior services at
        $.25 per share (unaudited)                              84,000              21,000                   -              21,000
     Net Loss (unaudited)                                            -                   -            (21,000)            (21,000)
                                                       ---------------      --------------      --------------     ---------------
BALANCE, October 31, 1995 (Unaudited)                        5,566,400             315,000          $(324,000)          $  (9,000)
                                                       ---------------      --------------      --------------     ---------------
                                                       ---------------      --------------      --------------     ---------------

              SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

            GETNET INTERNATIONAL, INC. (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS


                                                                                                                       CUMULATIVE
                                                                             FOR THE THREE       FROM INCEPTION      FROM INCEPTION
                                                          FROM INCEPTION      MONTHS ENDED     (AUGUST 24, 1994)   (AUGUST 24, 1994)
                                                           (AUGUST 24,         OCTOBER 31,       TO OCTOBER 31,       TO OCTOBER 31,
                                                              1994) TO            1995                 1994                1995
                                                           JULY 31, 1995     --------------    ------------------  -----------------
                                                          --------------       (UNAUDITED)         (UNAUDITED)          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                  $(303,000)         $  (21,000)         $  (16,000)          $(324,000)
  Adjustments to reconcile net loss to net
  cash from operating activities:
  Issuance of common stock and options
     for services                                              122,000                   -               1,000             122,000
  Provision for bad debts                                       14,000                   -                   -              14,000
  Depreciation expense                                          14,000               9,000                   -              23,000
  Changes in assets and liabilities:
      (Increase) decrease in:
        Accounts receivable                                   (44,000)            (30,000)                   -            (74,000)
        Other assets                                           (5,000)                   -            (10,000)             (5,000)
     Increase (decrease) in:
        Accounts payable                                        37,000              21,000               5,000              58,000
        Accrued liabilities                                     34,000              11,000                   -              45,000
        Deferred revenues                                       26,000              22,000                   -              48,000
                                                            ----------          ----------          ----------          ----------
     Net cash provided by (used in)
        operating expenses                                   (105,000)              12,000            (20,000)            (93,000)
CASH FLOWS FROM INVESTING ACTIVITIES -
  PURCHASES OF COMPUTER EQUIPMENT                             (77,000)            (44,000)            (19,000)           (121,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock for cash                            193,000                   -              47,000             193,000
  Advances from stockholder                                    (6,000)                   -                   -             (6,000)
  Payments in capital leases                                   (3,000)             (2,000)                   -             (5,000)
  Advances from Touch Tone                                           -              36,000                   -              36,000
                                                            ----------          ----------          ----------          ----------
     Net cash provided by (used in) financing activities       184,000              34,000              47,000             218,000
                                                            ----------          ----------          ----------          ----------
NET INCREASE IN CASH                                             2,000               2,000               8,000               4,000

CASH, beginning of period                                            -               2,000                   -                   -
                                                            ----------          ----------          ----------          ----------

CASH, end of period                                           $  2,000              $4,000            $  8,000            $  4,000
                                                            ----------          ----------          ----------          ----------
                                                            ----------          ----------          ----------          ----------

                                        F-46


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
     Equipment acquired through capital leases               $  12,000          $        -           $  12,000           $  12,000
                                                            ----------          ----------          ----------          ----------
                                                            ----------          ----------          ----------          ----------
     Issuance of stock as repayment of
      advances from stockholder                               $  6,000          $        -            $  6,000            $  6,000
                                                            ----------          ----------          ----------          ----------
                                                            ----------          ----------          ----------          ----------

              SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

                           GETNET INTERNATIONAL, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
             (INFORMATION SUBSEQUENT TO JULY 31, 1995 IS UNAUDITED)

     1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

     NATURE OF OPERATIONS- GetNet International, Inc. (GetNet) is a provider of Internet and World Wide Web access services to individuals and businesses in Arizona and other parts of the United States. The Internet is a network of millions of computers around the world which are able to communicate with one another, as well as access the World Wide Web which is a system of documents on a multitude of subjects. As GetNet has not yet experienced significant revenues from its planned operations, it is considered to be in the developmental stage.

     INCOME TAXES - GetNet accounts for income taxes under the liability method of SFAS No. 109, whereby current and deferred tax assets and liabilities are determined based on tax rates and laws enacted as of the balance sheet date. Deferred tax expense or benefit represents the change in the deferred tax asset/liability balance.

     REVENUE RECOGNITION - GetNet recognizes revenue during the period of performance of the related services. Deferred revenues represent current month's advance billings for subscriber services and revenue received in advance for services under contract. This amount will be recognized as revenue when earned.

     UNAUDITED INFORMATION - The statement of operations and cash flows for the period from inception (August 24, 1994) to October 31, 1994 and the three-month period ended October 31, 1995 were taken from GetNet's books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal accruals), which are necessary to properly reflect the results of operations of GetNet for the period from inception (August 24, 1994) to October 31, 1994 and the three-month period ended October 31, 1995. Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles for the interim periods have been condensed or omitted. The results of operations for the three months ended October 31, 1995 are not necessarily indicative of the results to be expected for the full year.

     2.  CONTINUED OPERATIONS:

     The accompanying financial statements have been prepared assuming that GetNet will continue operation as a going concern, which contemplates the realization of assets, including liquidation of liabilities in the normal course of business. GetNet is a developmental stage company and has incurred a substantial loss and has a working capital deficit of $121,000 as of October 31, 1995. GetNet's ability to continue as a going concern is dependent upon obtaining long-term debt and/or equity financing to meet its obligations, as
well as, achieving and maintaining profitable operations.   The accompanying
financial statements do not include any adjustments that might result from the outcome of these uncertainties.

     Effective November 1, 1995, GetNet merged with Touch Tone America, Inc., (Touch Tone) in a stock exchange. Touch Tone completed a public offering in May 1996 of its common stock, which should provide additional funds to the Company. The Company believes, for which there can be no assurance, that with additional marketing and capital development, it can become profitable and continue operations.

     3.   INCOME TAXES:

     Deferred income taxes are provided for differences between the tax and book basis of assets and liabilities as a result of temporary differences in the recognition of revenues or expenses for tax and financial reporting purposes.

     At July 31, 1995, deferred tax assets resulting from these differences consist of the following:

     Net operating loss carryforward         $ 110,000

     Less valuation allowance                 (110,000)
                                             ----------

     Net deferred tax asset                  $       -
                                             ----------
                                             ----------

     As of July 31, 1995, GetNet has an income tax loss carryforward of approximately $280,000 which will expire in 2010.

     4.   COMMITMENTS:

     OFFICE LEASE - GetNet leases office space under a noncancellable operating lease which expires in March 1996. Total rental expense was $8,000 for the period from inception (August 24, 1994) to July 31, 1995. The total minimum rental commitments at July 31, 1995 total approximately $10,000 for the 1996 fiscal year and expires in March 1996.

     CAPITAL LEASE OBLIGATIONS - GetNet leases certain computer equipment under agreements classified as capital leases. Equipment under these leases has a cost of $12,000 and accumulated depreciation of $2,000 and $3,000 as of July 31, 1995 and October 31, 1995, respectively. Minimum lease payments continue through December 1997. The following is a schedule of future minimum lease payments under capital leases at July 31, 1995.

     Future minimum lease payments                     $ 12,000
     Less amount representing interest                   (2,000)
                                                      ----------
     Present value of net minimum lease payments         10,000

     Less current portion                                (5,000)
                                                      ----------
                                                        $ 5,000
                                                      ----------
                                                      ----------


5.   STOCKHOLDERS' DEFICIT:

     At inception, the funding stockholder issued common stock at approximately $.001 per share. Subsequently, certain funding stockholders made capital contributions of $15,000 and granted themselves options to acquire additional shares at $.025 per share through December 1994. In December 1994, 1,640,000 shares were issued under this option in lieu of past compensation and $41,000 was recorded as expense. In November 1994, the option right was extended and for financial statement presentation purposes an additional $37,000 of expenses was recorded as shares were then being sold for a greater amount. These options were exercised in February and any remaining options have expired without being exercised.

     During the period from inception to July 31, 1995, the Company has issued shares of common stock at various prices for cash to third parties aggregating approximately $193,000. During this period, stockholders were given the right to purchase additional shares based on their initial subscription price per share.

     During the period since inception, the Company has also granted shares of common stock to employees in lieu of compensation. Compensation expense has been recorded based upon the price per share paid by other stockholders. In August and September 1995, the Company issued 84,000 shares of stock to several employees for services provided prior to July 31, 1995. For financial statement presentation purposes, the value of such services aggregating approximately $21,000, have been reflected as an expense in the period ended July 31, 1995.

APPENDICES:

A. Merger Agreement Including Plan of Merger, together with Amendments Thereto


B. Washington Dissenters' Rights Statute (RCW 23B.13)

C. Form of Agreement and Plan of Reincorporation Merger

D. Articles of Incorporation and Bylaws of Touch Tone -
   Washington

                                                                      APPENDIX A





                                 AGREEMENT FOR MERGER




                            DATED AS OF NOVEMBER 13, 1996

                                     BY AND AMONG

                              TOUCH TONE AMERICA, INC.,

                               TOUCH TONE/ARCADA, INC.

                                         AND

                               S.V.V. SALES, INC. d/b/a

                             ARCADA COMMUNICATIONS, INC.

                                  TABLE OF CONTENTS

AGREEMENT FOR MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

 1. MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

 2. EFFECTIVE TIME; CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . 3

 3. REPRESENTATIONS AND WARRANTIES OF NEWCO. . . . . . . . . . . . . . . . . 3
   3.1 Corporate Organization. . . . . . . . . . . . . . . . . . . . . . . . 3
   3.2 Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
   3.3 No Violations . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
   3.4 Consents and Approvals. . . . . . . . . . . . . . . . . . . . . . . . 4
   3.5 Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

 4. REPRESENTATIONS AND WARRANTIES OF TTA. . . . . . . . . . . . . . . . . . 4
   4.1 Organization, Power, Good Standing, Etc.. . . . . . . . . . . . . . . 5
   4.2 Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
   4.3 Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
   4.4 Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
   4.5 No Violation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
   4.6 Consents and Approvals. . . . . . . . . . . . . . . . . . . . . . . . 8
   4.7 Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . 8
   4.8 Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
   4.9 Absence of Certain Changes or Events. . . . . . . . . . . . . . . . . 8
   4.10 Litigation, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . 9
   4.11 Taxes and Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . 9
   4.12 Employees; Employee Benefit Plans. . . . . . . . . . . . . . . . . .10
   4.13 TTA Information. . . . . . . . . . . . . . . . . . . . . . . . . . .12
   4.14 Compliance With Applicable Law . . . . . . . . . . . . . . . . . . .12
   4.15 Contracts and Agreements . . . . . . . . . . . . . . . . . . . . . .13
   4.16 Affiliate Transactions . . . . . . . . . . . . . . . . . . . . . . .13
   4.17 Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
   4.18 Title to Property. . . . . . . . . . . . . . . . . . . . . . . . . .14
   4.19 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
   4.20 Powers of Attorney . . . . . . . . . . . . . . . . . . . . . . . . .16
   4.21 Sufficient Resources . . . . . . . . . . . . . . . . . . . . . . . .16
   4.22 SEC Filings. . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
   4.23 Bank Accounts, Etc.. . . . . . . . . . . . . . . . . . . . . . . . .16

 5. REPRESENTATIONS OF ARCADA. . . . . . . . . . . . . . . . . . . . . . . .17
   5.1 Organization, Power, Good Standing, Etc.. . . . . . . . . . . . . . .17
   5.2 Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . .18
   5.3 Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
   5.4 Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
   5.5 No Violation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
   5.6 Consents and Approvals. . . . . . . . . . . . . . . . . . . . . . . .19
   5.7 Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . .19
   5.8 Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
   5.9 Absence of Certain Changes or Events. . . . . . . . . . . . . . . . .20
   5.10 Litigation, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . .20
   5.11 Taxes and Tax Returns. . . . . . . . . . . . . . . . . . . . . . . .20
   5.12 Employees; Employee Benefit Plans. . . . . . . . . . . . . . . . . .21
                                          i

   5.13 Arcada Information . . . . . . . . . . . . . . . . . . . . . . . . .24
   5.14 Compliance With Applicable Law . . . . . . . . . . . . . . . . . . .24
   5.15 Contracts and Agreements . . . . . . . . . . . . . . . . . . . . . .24
   5.16 Affiliate Transactions . . . . . . . . . . . . . . . . . . . . . . .24
   5.17 Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
   5.18 Title to Property. . . . . . . . . . . . . . . . . . . . . . . . . .25
   5.19 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
   5.20 Powers of Attorney . . . . . . . . . . . . . . . . . . . . . . . . .27
   5.21 Bank Accounts, Etc.. . . . . . . . . . . . . . . . . . . . . . . . .27

 6. COVENANTS OF THE PARTIES . . . . . . . . . . . . . . . . . . . . . . . .27
   6.1 Redemption of Redeemable Warrants . . . . . . . . . . . . . . . . . .27
   6.2 Reincorporation in Washington State . . . . . . . . . . . . . . . . .27
   6.3 Conduct of the Business of TTA. . . . . . . . . . . . . . . . . . . .28
   6.4 No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . .29
   6.5 Current Information . . . . . . . . . . . . . . . . . . . . . . . . .30
   6.6 Access to Properties and Records Confidentiality. . . . . . . . . . .30
   6.7 Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
   6.8 Regulatory Matters. . . . . . . . . . . . . . . . . . . . . . . . . .31
   6.9 Approval of TTA Stockholders. . . . . . . . . . . . . . . . . . . . .32
   6.10 Approval of Arcada Stockholders. . . . . . . . . . . . . . . . . . .32
   6.11 Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . .33
   6.12 Public Announcements . . . . . . . . . . . . . . . . . . . . . . . .33
   6.13 Assignment of Contract Rights. . . . . . . . . . . . . . . . . . . .33
   6.14 Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
   6.15 Indemnification of Arcada Directors and Officers . . . . . . . . . .33
   6.16 Current Public Information . . . . . . . . . . . . . . . . . . . . .34
   6.17 Resolution of Certain Matters. . . . . . . . . . . . . . . . . . . .34
   6.18 Purchase Accounting. . . . . . . . . . . . . . . . . . . . . . . . .34

 7. CLOSING CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .35
   7.1 Conditions to Each Party's Obligations Under This Agreement . . . . .35
   7.2 Conditions to the Obligations of TTA Under This Agreement . . . . . .35
   7.3 Conditions to the Obligations of Arcada Under This Agreement. . . . .36

 8. TERMINATION, AMENDMENT AND WAIVER. . . . . . . . . . . . . . . . . . . .37
   8.1 Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
   8.2 Break-up Fee. . . . . . . . . . . . . . . . . . . . . . . . . . . . .38
   8.3 Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . .39
   8.4 Amendment, Extension and Waiver . . . . . . . . . . . . . . . . . . .40

 9. MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .40
   9.1 Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .40
   9.2 Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .40
   9.3 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .40
   9.4 Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . .41
   9.5 Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . .41
   9.6 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .41
   9.7 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . .41
   9.8 Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .43
                                          ii

                                 AGREEMENT FOR MERGER


    This Agreement for Merger ("Agreement") is made and entered into as of November 13, 1996 by and among Touch Tone America, Inc., a California corporation ("TTA"), Touch Tone/Arcada, Inc., a Washington corporation and wholly-owned subsidiary of TTA ("Newco"), and S.V.V. Sales, Inc., a Washington corporation d/b/a Arcada Communications, Inc. ("Arcada").

    Newco is a wholly owned subsidiary of TTA. The parties desire that TTA and Newco enter into a transaction with Arcada which will result in a merger (the "Merger") of Arcada with and into Newco, which shall be the surviving institution.

    The shareholders of Arcada are also all of the shareholders of each of Stellar Telecommunications Services, Inc., a Washington corporation ("Stellar") and LeBanco, Ltd., an Oregon corporation ("LeBanco"). Prior to the consummation of the transactions contemplated hereby, each of Stellar and LeBanco shall be merged into Arcada. For all purposes of this Agreement references to Arcada shall be deemed references to all three entities.

    Therefore, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

    1. MERGER. Subject to the terms and conditions of this Agreement, the Merger is to be accomplished in the manner described herein.

         (a)  MERGER OF ARCADA AND NEWCO.  At the Effective Time (as defined in
Section 2), Arcada shall be merged with and into Newco, with Newco being the surviving institution, in accordance with the Plan of Merger by and among TTA, Newco and Arcada substantially in the form attached hereto as Exhibit A (the "Plan of Merger"). The Plan of Merger provides for the terms of the Merger and the manner of carrying it into effect. The terms and conditions of the Plan of Merger are incorporated herein and made a part hereof.

         (b) CONVERSION OF ARCADA COMMON STOCK. Subject to the provisions below and in the Plan of Merger, at the Effective Time, all of the outstanding shares of common stock, no par value per share, of Arcada ("Arcada Common Stock") shall be converted into the right to receive shares of common stock, no par value per share, of TTA ("TTA Common Stock"), as described below and in the Plan of Merger.

              (i) Subject to the provisions below and the provisions of the Plan of Merger, each outstanding share of Arcada Common Stock will at the Effective Time be converted into the right to receive 250 newly issued shares of TTA Common Stock and a one-year, eight percent (8%) promissory note of TTA in the original principal amount of $30.00, (collectively, the Merger Consideration), subject to the conditions set forth in this Agreement and in the Plan of Merger. No fractional shares of TTA Common Stock shall be issued. In lieu of any fractional shares, any holder of Arcada Common Stock who would otherwise be entitled to a fractional share of TTA Common Stock will, upon surrender of his certificate or certificates representing Arcada Common Stock outstanding immediately prior to the Effective Time, be paid the cash value of such fractional share interest, which shall be equal to the product of the fraction multiplied by the Average Price (as hereinafter defined). For the purposes of determining any such fractional share interests, all shares of Arcada Common Stock owned by an Arcada stockholder shall be combined so as to calculate the maximum number of whole shares of TTA Common Stock issuable to such Arcada stockholder.

              (ii) If between the date of this Agreement and the third Nasdaq Stock Market trading day prior to the Effective Time, the shares of TTA Common Stock shall be changed into a different number of shares by reason of any recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within such period, the number of shares of TTA Common Stock issued in exchange for each share of Arcada Common Stock specified in Section l(b)(i) shall be adjusted accordingly.

         (c) STOCKHOLDERS' MEETINGS. (i) TTA shall, as soon as practicable, hold a meeting of its stockholders (the "TTA Stockholders' Meeting") to submit for stockholder approval (the "TTA Stockholder Approval") (a) this Agreement,
(b) the Plan of Merger and (c) the reincorporation of TTA in the State of Washington and (ii) Arcada shall, as soon as practicable, hold a meeting of its stockholders (the "Arcada Stockholders' Meeting") to submit for stockholder approval (the "Arcada Stockholder Approval") (a) this Agreement and (b) the Plan of Merger.

         (d)  PROXY STATEMENT/PROSPECTUS.

              (i) The parties hereto will cooperate in the preparation of an appropriate proxy statement/prospectus satisfying all applicable requirements of federal and state law (such proxy statement/prospectus in the form mailed to TTA and Arcada stockholders, together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement/Prospectus").

              (ii) Arcada will furnish such information concerning itself as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Arcada, to comply with Section l(e)(i). Arcada agrees promptly to advise TTA if at any time prior to the TTA and Arcada Stockholders' Meetings any information provided by Arcada for inclusion in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. Arcada will continue to furnish TTA with such supplemental information as may be necessary in order to cause such Proxy Statement/Prospectus, insofar as it relates to Arcada, to comply with Section l(e)(i) after the mailing thereof to TTA and Arcada stockholders.

              (iii) TTA will furnish such information concerning itself as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to TTA, to comply with Section l(e)(i). TTA agrees promptly to advise Arcada if at any time prior to the TTA and Arcada Stockholders' Meetings any information provided by TTA for inclusion in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. TTA will continue to furnish Arcada with such supplemental information as may be necessary in order to cause such Proxy Statement/Prospectus, insofar as it relates to TTA, to comply with Section l(e)(i) after the mailing thereof to TTA and Arcada stockholders.

              (iv) TTA will prepare and file with the SEC a registration statement on Form S-4 (together with amendments thereto, the "Registration Statement") containing the Proxy Statement/Prospectus in connection with the registration under the 1933 Act, and the rules and regulations promulgated thereunder (the "1933 Act") of the TTA Common Stock to be issued in connection with the Merger, will use all reasonable efforts to have or cause the Registration Statement to become effective as promptly as practicable, will use all reasonable efforts to have or cause such TTA Common Stock to be listed on the Nasdaq SmallCap Market-SM, and will take any other action required to be taken under any applicable federal or state securities laws in connection with the issuance of TTA Common Stock in the Merger. TTA will advise Arcada promptly when the Proxy Statement/Prospectus has been approved for use in all necessary states. The parties shall cooperate with each other in taking any other appropriate actions that may be necessary to cause the TTA Common Stock to be issued in connection with the Merger to be registered under the 1933 Act.

    2. EFFECTIVE TIME; CLOSING. As used herein, the term Effective Time' shall mean the date and time when the Merger becomes effective. As used herein, the term Effective Date' shall mean the day on which the Effective Time occurs. The parties intend that the Effective Time shall occur as soon as reasonably practicable following the satisfaction of the conditions set out in Section 7. l(a) and (b) below. A closing (the "Closing") shall take place prior to the Effective Time at the offices of Cairncross & Hempelmann, 701 Fifth Avenue, 70th Floor, Seattle, Washington, or at such other place as the parties hereto may mutually agree upon for the Closing to take place.

    3. REPRESENTATIONS AND WARRANTIES OF NEWCO. Each of TTA and Newco, jointly and severally, hereby represent and warrant to Arcada as follows:

         3.1 CORPORATE ORGANIZATION. Newco is a corporation duly organized, validly existing and in good standing under the laws of the state of Washington. Newco has all the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as currently conducted. Newco is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary and where the failure to be so qualified would, individually or in the aggregate, have a Material Adverse Effect (as defined below) on TTA.

         3.2 AUTHORITY. Newco has requisite corporate power and authority to execute and deliver this Agreement and the Plan of Merger and, subject to applicable regulatory approvals, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Newco. This Agreement has been duly and validly executed and delivered by Newco. Assuming the due authorization, execution and delivery hereof by the other parties hereto, this

Agreement constitutes the valid and binding obligation of Newco, enforceable against it in accordance with its respective terms.

         3.3 NO VIOLATIONS. Neither the execution and delivery of this Agreement or the Plan of Merger nor the consummation by Newco of the transactions contemplated hereby and thereby, nor compliance by Newco with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles or bylaws of TTA, (ii) assuming the consents and approvals referred to in Section 7.1 hereof are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Newco or any of its respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Newco under any of the terms, conditions or provisions of any note, bond, mortgage indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Newco is a party, or by which it or any of its properties or assets may be bound or affected, except with respect to (iii) above, for such violations, conflicts, breaches, defaults, termination's, accelerations and encumbrances which would not in the aggregate (a) have a Material Adverse Effect on TTA or (b) otherwise prevent or delay the consummation of the transactions contemplated hereby.

         3.4 CONSENTS AND APPROVALS. Except for consents and approvals of or filings, deliveries or registrations with the SEC or other applicable governmental authorities, no consents or approvals of or filings or registrations with any third party or public body or authority, except for consents, approvals, filings or registrations where the failure to obtain such consents or approvals or to make such filings or registrations would not prevent or delay the Merger and would not in the aggregate have a Material Adverse Effect on TTA, are necessary in connection with the execution and delivery by Newco of this Agreement and the consummation of the transactions contemplated hereby.

         3.5 CAPITALIZATION. The authorized capital stock of Newco as of the date hereof consists of 100,000 shares of common stock, no par value per share, of which 50,000 shares are duly issued and outstanding, fully paid and nonassessable. All such shares of common stock are owned by TTA. There are outstanding no options, convertible securities, warrants or other rights to purchase or acquire capital stock of Newco and there is no commitment of TTA or Newco to issue any of the same.

    4. REPRESENTATIONS AND WARRANTIES OF TTA. The TTA Disclosure Schedules' shall mean all of the disclosure schedules required by this Agreement, dated as of the date hereof, which have been delivered to Arcada. TTA hereby represents and warrants to Arcada as follows:

         4.1  ORGANIZATION, POWER, GOOD STANDING, ETC.

         (a) TTA is a corporation duly organized, validly existing and in good standing under the laws of the State of California. TTA has all the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as currently conducted. TTA is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary and where the failure to be so qualified would, individually or in the aggregate, have a Material Adverse Effect on TTA. TTA owns all of the outstanding capital stock of Newco. TTA has heretofore delivered or made available to Arcada true and correct copies of its Articles of Incorporation (the "Articles") and its bylaws as in effect on the date hereof. As used in this Agreement, the term Material Adverse Effect' with respect to a party shall mean any change or effect that is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities of such party and such party's subsidiaries taken as a whole.

         (b) Except for Newco and GetNet International, Inc. ("GetNet"), there is no firm, corporation, partnership, joint venture or similar organization which is consolidated with TTA for financial reporting purposes or any corporation a majority of the outstanding capital stock of which is owned by TTA. All of the issued and outstanding capital stock of GetNet is owned by TTA. GetNet is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona GetNet has all requisite corporate power and authority to carry on its business as currently conducted. GetNet is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary and where the failure to be so qualified would have a Material Adverse Effect on TTA. Disclosure Schedule 4.l(b) correctly sets forth a list of each firm, corporation, partnership, joint venture or similar organization in which TTA has a direct or indirect controlling, or 10 percent or greater, equity interest.

         (c) The minute books of TTA and its subsidiaries contain materially complete and accurate records of all meetings held and other corporate action taken, since its date of organization, by such entities stockholders and Board of Directors.

         (d)  Except for Newco and GetNet or as set forth on Disclosure
Schedule 4.1(d), TTA does not own (beneficially or otherwise) any capital stock or other equity interest in any corporation or other entity.

         (e) TTA has previously delivered or made available for inspection by, Arcada, true and complete copies of all agreements to which it or any of its subsidiaries is a party or by which it or any of its subsidiaries or any of their respective assets may be bound, (i) which relate to any ownership interest by TTA or any of its subsidiaries of an equity interest in any partnership, joint venture, or similar enterprise or (ii) pursuant to which TTA or any of its subsidiaries may be required to transfer funds in respect of an equity interest to, make an investment in, or guarantee or assume any debt, dividend or other obligation of, any person or entity, partnership, joint venture or similar enterprise.

         4.2  CAPITALIZATION.

         (a) The authorized capital stock of TTA consists of (a) 100,000,000 shares of common stock, of which 3,318,300 shares are issued and outstanding, and of which (i) 1,725,000 shares are reserved for issuance pursuant to redeemable common stock purchase warrants issued by TTA in May 1996 pursuant to a Warrant Agreement dated May 31, 1996 between TTA and American Securities Transfer, Inc. (the "Warrant Agreement"), (ii) 1,668,400 shares are reserved for issuance pursuant to warrants, rights and options heretofore granted by TTA, and
(iii) 200,000 shares are reserved for issuance by the board of directors and/or management of TTA and (b) 10,000,000 shares of preferred stock of which 9,850,000 shares are unclassified and 150,000 shares are designated as Series A Convertible Preferred Stock. No shares of preferred stock are outstanding.

         (b) Except as disclosed on Disclosure Schedule 4.2(b), TTA has not in the past two years repurchased or retired any shares of its capital stock.

         (c) All of the issued and outstanding shares of TTA Common Stock have been duly authorized, validly issued, and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

         (d) Disclosure Schedule 4.2 sets forth a list of all individuals who hold stock options, the number of shares for which options have been granted to such individuals and the exercise price for each option. Except as set forth in Disclosure Schedule 4.2, TTA is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, or issuance of any shares of its capital stock or any securities representing the right to purchase or otherwise receive any shares of its capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings to which TTA is a party with respect to voting any such shares.

         (e) Except as set forth in Section 4.2(a) above, there are no outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, or issuance of any shares of its capital stock or any securities representing the right to purchase or otherwise receive any shares of its capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings to which TTA is a party with respect to voting any such shares.

         (f) The authorized capital stock of GetNet as of the date hereof consists of 10,000,000 shares of common stock, no par value per share, of which 5,566,400 shares are duly issued and outstanding, fully paid and nonassessable. All such shares of common stock are owned by TTA. There are outstanding no options, convertible securities, warrants or other rights to purchase or acquire capital stock of GetNet and there is no commitment of TTA or GetNet to issue any of the same.

         (g) The common stock of TTA to be issued in the Merger will have been duly authorized and, when issued in accordance with the Plan of Merger, (i) will be validly authorized and issued and fully paid and nonassessable and no stockholder of TTA will have any preemptive rights thereto and (ii) will be registered under the Securities Act of 1933 ,as amended, and the rules and regulations promulgated thereunder (the "1933 Act") and listed for trading on a national securities exchange of the Nasdaq Stock Market.

         4.3  REPORTS.

         (a) TTA has previously delivered or made available to Arcada an accurate and complete copy of each (a) report delivered by TTA to its stockholders since its inception and (b) other communications (other than general advertising materials) mailed by TTA to its stockholders since its inception and no such report or communication, as of its date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.4 AUTHORITY. TTA has requisite corporate power and authority to execute and deliver this Agreement and the Plan of Merger and, subject to the TTA Stockholder Approval and applicable regulatory approvals, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of TTA. This Agreement has been duly and validly executed and delivered by TTA. Assuming the due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes the valid and binding obligation of TTA, enforceable against it in accordance with its respective terms.

         4.5 NO VIOLATION. Neither the execution and delivery of this Agreement or the Plan of Merger nor the consummation by TTA of the transactions contemplated hereby and thereby, nor compliance by TTA with any of the terms or provisions hereof or thereof, including, without limitation, TTA's reincorporation in the state of Washington will (i) assuming TTA Stockholder Approval, violate any provision of the Articles or bylaws of TTA, (ii) assuming the consents and approvals referred to in Section 7.1 hereof are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to TTA or any of its subsidiaries or any of their respective properties or assets, or (iii) except as set forth on Disclosure Schedule 4.5, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of TTA or any of its subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage indenture, deed of trust, license, lease, agreement or other instrument or obligation to which TTA or any of its subsidiaries is a party, or by which it or any of TTA's or its subsidiaries' respective properties or assets may be bound or affected, except with respect to
(iii) above, for such violations, conflicts, breaches, defaults, termination's, accelerations and encumbrances which would not in the aggregate have a Material Adverse Effect on TTA.

         4.6 CONSENTS AND APPROVALS. Except for (i) consents and approvals of or filings, deliveries or registrations with the SEC or other applicable governmental authorities, (ii) the approval of the stockholders of TTA and (iii) the consents, approvals, filings or registrations set forth on Disclosure
Schedule 4.7, no consents or approvals of or filings or registrations with any third party or public body or authority, except for consents, approvals, filings or registrations where the failure to obtain such consents or approvals or to make such filings or registrations would not prevent or delay the Merger and would not in the aggregate have a Material Adverse Effect on TTA, are necessary in connection with the execution and delivery by TTA of this Agreement and the consummation of the transactions contemplated hereby.

         4.7  FINANCIAL STATEMENTS.

         (a) TTA has previously delivered or made available to Arcada copies of (i) the audited consolidated financial statements and unaudited interim financial statements of TTA and any subsidiary of TTA included in TTA's annual report on Form 10-KSB for TTA's fiscal year ended May 31, 1996 (the "May 1996 Financial Statements") and TTA's quarterly report on Form 10-QSB for TTA's quarter ended August 30, 1996 (the "August 1996 Financial Statements") The TTA Financial Statements referred to herein (including the related notes) have been prepared in accordance with generally accepted accounting principals ("GAAP") consistently followed throughout the periods covered thereby, and fairly and accurately present the consolidated financial position of TTA as of the respective dates set forth therein and the results of operations for the periods included therein, except that interim unaudited financial statements are subject to normal year-end adjustments.

         (b) Each of the TTA Financial Statements referred to in Section 4.8(a) (including the related notes) has been prepared in accordance with GAAP consistently applied during the periods involved (except as indicated in the notes thereto). The books and records of TTA have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions.

         4.8 BROKERAGE. Except for commissions owed by TTA to Robert C. Vaughn, there are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation arising out of or due to any act of TTA in connection with the transactions contemplated by this Agreement.

         4.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. As of the date hereof, except as disclosed in Disclosure Schedule 4.9, there has not been any material adverse change in the business, operations, properties, assets or financial condition of TTA or any of its subsidiaries from that described in the TTA May 1996 Financial Statements or the TTA August 1996 Financial Statements, and, to the best of TTA's knowledge, no fact or condition existed as of the date hereof that TTA had reason to believe would cause such a material adverse change after the date hereof.

         4.10 LITIGATION, ETC. As of the date hereof, except as disclosed on Disclosure Schedule 4.10, there were no actions, suits, claims, inquiries, proceedings or, to the knowledge of TTA, investigations before any court, commission, bureau, regulatory, administrative or governmental agency, arbitrator, body or authority pending or, to the knowledge of TTA, threatened against TTA or any of its subsidiaries which would reasonably be expected to result in any liabilities, including defense costs, in excess of $5,000 in the aggregate. Except as disclosed on Disclosure Schedule 4.10, neither TTA nor any of its subsidiaries is subject to any order, judgment or decree and neither TTA nor any of its subsidiaries is in default with respect to any such order, judgment or decree.

         4.11 TAXES AND TAX RETURNS.

         (a) The amounts set up as provisions for taxes on the TTA May 1996 Financial Statements are sufficient for all material accrued and unpaid federal, state, county and local taxes, interest and penalties of TTA and each of its subsidiaries, whether or not disputed, for the period ended May 31, 1996 and for all fiscal periods prior thereto. Neither TTA nor any of its subsidiaries has entered into any agreements or understandings with the Internal Revenue Service or other applicable taxing authorities to extend or waive any statute of limitations or time for assessment. Complete and correct copies of the income tax returns of TTA and its subsidiaries for the three fiscal years ending May 31, 1996, as filed with the Internal Revenue Service and all state, county and local taxing authorities, together with all related correspondence and notices, have previously been or will be delivered and made available to Arcada when filed in November 1996.

         (b) Except as set forth on Schedule 4.11(b), TTA and each of its subsidiaries has timely and correctly filed all federal, state, county and local tax and other returns and reports (collectively, "Returns") required by applicable law to be filed (including, without limitation, estimated tax returns, income tax returns, excise tax returns, sales tax returns, use tax returns, property tax returns, franchise tax returns, information returns and withholding, employment and payroll tax returns), except to the extent that the failure to timely or correctly file such Returns does not result in aggregate penalties or assessments of more than $25,000, and has paid all taxes, levies, license and registration fees, charges or withholdings of any nature whatsoever shown by such Returns to be owed, or which are otherwise due and payable (hereinafter called "Taxes"), and to the extent any material liabilities for Taxes have not been fully discharged, full and complete reserves have been established on the TTA May 1996 Financial Statements. Neither TTA nor any of its subsidiaries is in default in the payment of any Taxes due or payable or any assessments received in respect thereof except for Taxes which are being contested in good faith. No additional assessments of Taxes are known to TTA to be proposed, pending or threatened, other than Taxes for periods for which returns are not yet filed.

         (c) Neither TTA nor any of its subsidiaries has filed a consent to the application of Section 341(f) of the Internal Revenue Code of 1986, as amended.

         4.12 EMPLOYEES; EMPLOYEE BENEFIT PLANS.

         (a) Except as set forth on Disclosure Schedule 4.12(a), as of the date hereof, neither TTA nor any of its subsidiaries is a party to or bound by any contract, arrangement or understanding (whether written or oral) with respect to the employment or compensation of any officers, employees or consultants and except as provided herein, and under those Benefit Plans (as defined below) set forth on Disclosure Schedule 4.12(a), consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from TTA or any of its subsidiaries to any officer or employee thereof. TTA has previously delivered or made available to Arcada true and complete copies of all employment, consulting and deferred compensation agreements that are in writing, to which TTA or any of its subsidiaries is a party.

         (b) Except as set forth on Disclosure Schedule 4.12(b), as of the date hereof, no officer or employee of TTA or any of its subsidiaries is receiving aggregate remuneration bonus, salary and commissions) at a rate which, if annualized, would exceed $40,000 in 1996.

         (c) Except as disclosed on Disclosure Schedule 4.12(c), as of the date hereof, there are not, and have not been at any time in the past three years, any actions, suits, claims or proceedings before any court (which have been served on TTA or any of its subsidiaries), commission, bureau, regulatory, administrative or governmental agency, arbitrator, body or authority pending or, to the best of TTA's knowledge, threatened by any employees, former employees or other persons relating to the employment practices or activities of TTA or its subsidiaries (except for threatened actions which have subsequently been resolved). Neither TTA nor any of its subsidiaries is a party to any collective bargaining agreement, and no union organization efforts are pending or, to the best of TTA's knowledge, threatened nor have any occurred during the last three years.

         (d) TTA has made available to Arcada true and complete copies of all personnel codes, practices, procedures, policies, manuals, affirmative action programs and similar materials.

         (e) With respect to all employee benefit plans, TTA represents and warrants as follows:

              (i) All employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other pension, bonus, deferred compensation, stock bonus, stock purchase, post-retirement medical, hospitalization, health and other employee benefit plan, program or arrangement, whether formal or informal, under which TTA or any of its subsidiaries has any obligation or liability, or under which any employee or former employee has any rights to benefits or any cafeteria plans,' as described in Section 125 of the Internal Revenue Code of 1986, as amended (the "Code") (together, the "Benefit Plans") are set forth on Disclosure Schedule 4.12(e)(i). Except as set forth on Disclosure Schedule 4.12(e)(i), none of the Benefit Plans is subject to Title IV of ERISA, is a multiemployer plan,' as such term is defined in Section 3(37) and 4001(a)(3) of

ERISA and Section 414(f) of the Code, or is subject to the funding requirements of Section 412 of the Code or Title I, Subtitle B, Part 3 of ERISA.

              (ii) In all material respects, except as discussed on Disclosure
Schedule 4.12(e)(ii), the terms of the Benefit Plans are, and the Benefit Plans have been administered, in accordance with the requirements of ERISA, the Code, applicable law and the respective plan documents. Except as disclosed on Disclosure Schedule 4.12(e)(ii), none of the Benefit Plans is under audit or is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor or any other federal or state governmental agency. Except as disclosed on Disclosure Schedule 4.12(e)(ii), all material reports and information required to be filed with, or provided to, the United States Department of Labor, Internal Revenue Service, the Pension Benefit Guaranty Corporation (the "PBGC") and plan participants and beneficiaries with respect to each Benefit Plan have been timely filed or provided. With respect to each Benefit Plan for which an annual report has been filed, no material change has occurred with respect to the matters covered by the most recent annual report since the date thereof.

              (iii) TTA is not aware of any facts regarding any Benefit Plan which is an employee pension benefit plan' as defined in Section 3(2) of ERISA (collectively, the "Employee Pension Benefit Plans") that would present a significant risk that any Employee Pension Benefit Plan would not be determined by the appropriate District Director of the Internal Revenue Service to be 'qualified' within the meaning of Section 401(a) of the Code, or with respect to which any trust maintained pursuant thereto is not exempt from federal income taxation pursuant to Section 501 of the Code, or with respect to which a favorable determination letter could not be issued by the Internal Revenue Service with respect to each such Employee Pension Benefit Plan.

              (iv) Prior to the Closing, TTA shall deliver or make available to Arcada complete and correct copies (if any) of (w) the most recent Internal Revenue Service determination letter relating to each Employee Pension Benefit Plan intended to be tax qualified under Section 401(a) and 501(a) of the Code,
(x) the most recent annual report (Form 5500 Series) and accompanying schedules of each Benefit Plan, filed with the Internal Revenue Service or an explanation of why such annual report is not required, (y) the most current summary plan description for each Benefit Plan, and (z) the most recent audited financial +statements of each Benefit Plan.

              (v) With respect to each Benefit Plan, all contributions, premiums or other payments due or required to be made to such plans as of the Effective Time have been or will be made or accrued prior to the Effective Time.

              (vi) To the best of TTA's knowledge, there are not now, nor have there been, any prohibited transactions', as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving TTA or any of its subsidiaries, or any officer, director or employee of TTA or any of its subsidiaries, with respect to the Benefit Plans that could subject TTA or any other party-in-interest to the penalty or tax imposed under Section 502(i) of ERISA and Section 4975 of the Code.

              (vii) As of the date hereof, no claim, lawsuit, arbitration or other action has been instituted, asserted (and no such lawsuit has been served on TTA or any of its subsidiaries) or, to the best of TTA's knowledge, threatened by or on behalf of such Benefit Plan or by any employee alleging a breach or breaches of fiduciary duty or violations of other applicable state or federal law with respect to such Benefit Plans, which could result in liability on the part of TTA or any of its subsidiaries or a Benefit Plan under ERISA or any other law, nor is there any known basis for successful prosecution of such a claim, and Arcada will be notified promptly in writing of any such threatened or pending claim arising between the date hereof and the Closing.

              (viii) Except as may be required by the Consolidated Omnibus Budget and Reconciliation Act of 1985, as amended ("COBRA"), no Benefit Plan which is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment nor does TTA or any of its subsidiaries have any current or projected liability under any such plans.

              (ix) Neither TTA nor any of its subsidiaries has maintained or contributed to, and does not currently maintain or contribute to, any severance pay plan. All payments (other than regular wages and vacation pay) made to employees of TTA or any of its subsidiaries coincident with or in connection with termination of employment since January 1, 1994 are disclosed on Disclosure
Schedule 4.12(e)(ix).

              (x) No individual will accrue or receive any additional benefits, service, or accelerated rights to payment or vesting of benefits under any Benefit Plan, or otherwise obtain rights to any parachute payment,' as defined in Section 280G(b)(2) of the Code, as a result of the transactions contemplated by this Agreement.

              (xi) TTA and each of its subsidiaries has complied in all material respects with all of the requirements of COBRA.

         4.13 TTA INFORMATION. The information relating to TTA and each of its subsidiaries to be contained in the Proxy Statement/Prospectus contemplated by Section l(e) hereof will not, at the time it is filed with the applicable governmental authorities, as of the date thereof, or at the date actions of TTA stockholders are taken with respect to the transactions contemplated therein, contain any untrue statement of a material fact or omit to state a material fact necessary to make such statements, in light of the circumstances under which such statements were made, not misleading.

         4.14 COMPLIANCE WITH APPLICABLE LAW.

         (a) Except as set forth on Disclosure Schedule 4.14(a), TTA and each of its subsidiaries holds all licenses, certificates, franchises, permits and other governmental authorizations ("Permits") necessary for the lawful conduct of its respective businesses and such Permits are in full force and effect, and TTA and each of its subsidiaries is in all respects complying therewith, except where the failure to possess or comply with such Permits would not have a Material Adverse Effect on TTA.

         (b) Except as set forth on Disclosure Schedule 4.14(b), TTA and each of its subsidiaries is and for the past three years has been in compliance with all foreign, federal, state and local laws, statutes, ordinances, rules, regulations and orders applicable to the operation, conduct or ownership of its business or properties except for any noncompliance which is not reasonably likely to have in the aggregate a Material Adverse Effect on TTA.

         4.15 CONTRACTS AND AGREEMENTS.

         As of the date hereof, except as disclosed in Disclosure Schedule
4.15, (i) neither TTA nor any of its subsidiaries is a party to or bound by any commitment, contract, agreement or other instrument which involves or could involve aggregate future payments by TTA or any of its subsidiaries of more than $25,000, (ii) neither TTA nor any of its subsidiaries is a party to nor was it bound by any commitment, contract, agreement or other instrument which is material to the business, operations, properties, assets or financial condition of TTA and (iii) no commitment, contract, agreement or other instrument other than TTA's and its subsidiaries' respective charter documents, to which TTA or any of its subsidiaries is a party or by which TTA or any of its subsidiaries is bound, limits the freedom of TTA or any of its subsidiaries to compete in any line of business or with any person.

         4.16 AFFILIATE TRANSACTIONS.

         (a) Except as disclosed in Disclosure Schedule 4.16, and except as specifically contemplated by this Agreement, since May 31, 1996, neither TTA nor any of its subsidiaries has engaged in, or is not currently obligated to engage in (whether in writing or orally), any transaction with any Affiliated Person (as defined below) involving aggregate payments by or to TTA or any of its subsidiaries of $30,000 or more during any consecutive 12 month period.

         (b)  For purposes of this Section 4.16,  Affiliated Person' means:

              (i) a director, executive officer or Controlling Person (as defined below) of TTA or any of its subsidiaries

              (ii) a spouse of a director, executive officer or Controlling Person of TTA or any of its subsidiaries;

              (iii) a member of the immediate family of a director, executive officer, or Controlling Person of TTA or any of its subsidiaries who has the same home as such person;

              (iv) any corporation or organization (other than TTA or any of its subsidiaries) of which a director, executive officer or Controlling Person of TTA or any of its subsidiaries (w) is a chief executive officer, chief financial officer, or a person performing similar functions; (x) is a general partner; (y) is a limited partner who, directly or indirectly, either alone or with his spouse and the members of his immediate family who are also Affiliated Persons, owns an interest of five percent or more in the partnership (based on the value of his contribution) or who, directly or indirectly through other directors, executive officers and Controlling Persons of TTA or any of its subsidiaries and their spouses and their immediate family members who are also Affiliated Persons, owns an interest in 25 percent or more of the partnership; or (z) directly or indirectly either alone or with his spouse and the members of his immediate family who are also Affiliated Persons, owns or controls ten percent or more of any class of equity securities, or owns or controls, with other directors, executive officers, and Controlling Persons of TTA or any of its subsidiaries and their spouses and their immediate family members who are also Affiliated Persons, 25 percent or more of any class of equity securities;

              (v) any trust or estate in which a director, executive officer, or Controlling Person of TTA or any of its subsidiaries or the spouse of such person has a substantial beneficial interest or as to which such person or his spouse serves as trustee or in a similar fiduciary capacity.

         (c) For purposes of this Section 4.16 Controlling Person' means any person or entity which, either directly or indirectly, or acting in concert with one or more other persons or entities owns, controls or holds with power to vote, or holds proxies representing ten percent or more of the outstanding TTA Common Stock or of any subsidiary of TTA.

         (d) For purposes of this Section 4.16, the term director' means any director, trustee, or other person performing similar functions with respect to any organization whether incorporated or unincorporated.

         (e) For purposes of this Section 4.16, the term executive officer' means the president, any executive vice president, any senior vice president, the secretary, the treasurer, the comptroller, and any other person performing similar functions with respect to any organization whether incorporated or unincorporated.

         4.17 DISCLOSURE. To the knowledge of TTA, no representation or warranty of TTA contained in this Agreement, and no statement contained in the Disclosure Schedules delivered by TTA hereunder, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make a statement herein or therein, in light of the circumstances under which it was made, not misleading.

         4.18 TITLE TO PROPERTY.

         (a) REAL PROPERTY. Disclosure Schedule 4.18(a) contains a true and correct description of all interests in real property (other than real property security interests received in the ordinary course of business), whether owned, leased or otherwise claimed, including a list of all leases of real property, in which TTA or any of its subsidiaries has or claims an interest as of the date hereof and any guarantees of any such leases by TTA or any of its subsidiaries. True and complete copies of such leases have previously been delivered or made available to Arcada, together with all amendments, modifications, agreements or other writings related thereto. Except as disclosed on Disclosure Schedule 4.18(a), each such lease is legal, valid and binding as between TTA or its subsidiaries and the other party or parties thereto, and the occupant is a tenant or possessor in good standing thereunder, free of any default or breach whatsoever and quietly enjoys the premises provided for therein. Except as disclosed on Disclosure Schedule 4.18(a), TTA and each of its subsidiaries has good, valid and marketable title to all real property owned by it on the date hereof, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except liens for current taxes not yet due and payable, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations or financial condition of TTA or any of its subsidiaries are in substantially good condition and repair.

         (b)  ENVIRONMENTAL MATTERS.  Except as set forth on Disclosure
Schedule 4.18(b), to the knowledge of TTA, the real property owned or leased by TTA or any of its subsidiaries on the date hereof does not contain any underground storage tanks, asbestos, ureaformaldehyde, uncontained polychlorinated biphenyls, or, except for materials which are ordinarily used in office buildings and office equipment such as janitorial supplies and do not give rise to financial liability therefor under the hereafter defined Environmental Laws, releases of hazardous substances as such terms may be defined by all applicable federal, state or local environmental protection laws and regulations ("Environmental Laws"). As of the date hereof (i) no part of any such real property has been listed, or to the knowledge of TTA, proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or on a registry or inventory of inactive hazardous waste sites maintained by any state, and, (ii) except as set forth on Disclosure Schedule 4.18(b), no notices have been received alleging that TTA or any of its subsidiaries was a potentially responsible person under CERCLA or any similar statute, rule or regulation. TTA knows of no violation of law, regulation, ordinance (including, without limitation, laws, regulations and ordinances with respect to hazardous waste, zoning, environmental, city planning or other similar matters) relating to its or any of its subsidiaries' respective properties, which violations could have in the aggregate a Materially Adverse Effect on TTA.

         (c) PERSONAL PROPERTY. Disclosure Schedule 4.18(c) contains a true and correct list of (i) each item of machinery, equipment, or furniture, including without limitation computers and vehicles, of TTA and each of its subsidiaries, included on the TTA May 1996 Financial Statements at a carrying value of, or, if acquired after May 31, 1996, for a purchase price of, more than $50,000, (ii) each lease or other agreement under which any such item of personal property is leased, rented, held or operated where the current fair market value of such item is more than $25,000 and (iii) all trademarks, trade names or service marks currently used, owned, or registered for use by TTA or any of its subsidiaries. Except as disclosed on Schedule 4,18(c), TTA and each of its subsidiaries has good, valid and marketable title to all personal property owned by it, free and clear of all liens, pledges, charges or encumbrances of any nature whatsoever.

         4.19 INSURANCE. Disclosure Schedule 4.19 contains a true and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force on the date hereof with respect to the business and assets of TTA and each of its subsidiaries. TTA and each of its subsidiaries is in compliance with all of the material provisions of its insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except as set forth on Disclosure Schedule 4.19, TTA or one of its subsidiaries is the sole beneficiary of such policies. Al premiums and other payments due under any such policy have been paid. TTA has previously delivered to, or made available for inspection by, Arcada, each insurance policy to which TTA or any of its subsidiaries is a party.

         4.20 POWERS OF ATTORNEY. Neither TTA nor any of its subsidiaries has any powers of attorney outstanding other than those in the ordinary course of business with respect to routine matters.

         4.21 SUFFICIENT RESOURCES. TTA has and will have available at the Effective Time sufficient authorized but unissued shares of TTA Common Stock, to enable it lawfully to satisfy its payment obligations pursuant to this Agreement. TTA has and will have sufficient management and financial resources to obtain the required regulatory approvals for the Merger. On the date of this Agreement, there is no pending or, to the knowledge of TTA, threatened legal or governmental proceeding, against TTA or any subsidiary or affiliate of TTA which would affect TTA's or Newco's ability to obtain any of the required regulatory approvals or satisfy any of the other conditions required to be satisfied in order to consummate the transactions contemplated by this Agreement. TTA will promptly notify Arcada if any of the representations contained in this Section
4.21 cease to be true and correct.

         4.22 SEC FILINGS. (a) TTA has delivered to Arcada its annual report on Form 10-KSB for TTA's fiscal year ended May 31, 1996 and TTA's quarterly report of 10-QSB for TTA's first quarter ended August 31, 1996, and all of Purchaser's other reports, statements ,schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since its inception, (b) as of its filing date, each such report or statement filed pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "1934 Act"), complied as to form in all material respects with the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (c) each such registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act as of the date such statement or amendment became effective complied as to form in all material respects with the 1933 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         4.23 BANK ACCOUNTS, ETC. Set forth on SCHEDULE 4.23 hereto is a true and complete list of all bank accounts, safe deposit boxes and lock boxes of TTA and each of its subsidiaries, including, with respect to each such account and lock box: (a) identification of all authorized signatories, (b) identification of the business purpose of such account or lock box, including identification of any accounts or lock boxes representing escrow funds or otherwise subject to restriction; and (c) identification of the amount on deposit as of September 30, 1996.

    5.   REPRESENTATIONS OF ARCADA:    The 'Arcada Disclosure Schedules' shall
mean all of the disclosure schedules required by this Agreement, dated as of the date hereof, which have been delivered to Arcada. Arcada hereby represents and warrants to each of TTA and Newco as follows:

         5.1  ORGANIZATION, POWER, GOOD STANDING, ETC.

         (a) Arcada is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Arcada has all the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as currently conducted. Arcada is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary and where the failure to be so qualified would, individually or in the aggregate, have a Material Adverse Effect on Arcada. Arcada has heretofore delivered or made available to Arcada true and correct copies of its Articles of Incorporation (the "Articles") and its bylaws as in effect on the date hereof.

         (b) There is no firm, corporation, partnership, joint venture or similar organization which is consolidated with Arcada for financial reporting purposes or any corporation a majority of the outstanding capital stock of which is owned by Arcada. Disclosure Schedule 5.l(b) correctly sets forth a list of each firm, corporation, partnership, joint venture or similar organization in which Arcada has a direct or indirect controlling, or 10 percent or greater, equity interest.

         (c) The minute books of Arcada and its subsidiaries contain materially complete and accurate records of all meetings held and other corporate action taken, since its date of organization, by its stockholders and Board of Directors.

         (d) Except as set forth on Disclosure Schedule 5.1(d), Arcada does not own (beneficially or otherwise) any capital stock or other equity interest in any corporation or other entity.

         (e) Arcada has previously delivered or made available for inspection by, TTA, true and complete copies of all agreements to which it is a party or by which its assets may be bound, (i) which relate to any ownership interest by Arcada of an equity interest in any partnership, joint venture, or similar enterprise or (ii) pursuant to which Arcada may be required to transfer funds in respect of an equity interest to, make an investment in, or guarantee or assume any debt, dividend or other obligation of, any person or entity, partnership, joint venture or similar enterprise.

         5.2  CAPITALIZATION.

         (a) The authorized capital stock of Arcada consists of 50,000 shares of common stock, all of which shares shall be issued and outstanding as of the Effective Date.

         (b) Except as set forth on Schedule 5.2(b), Arcada has not in the past two years repurchased or retired any shares of its capital stock.

         (c) All of the issued and outstanding shares of Arcada Common Stock have been duly authorized, validly issued, and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

         (d) Arcada is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, or issuance of any shares of its capital stock or any securities representing the right to purchase or otherwise receive any shares of its capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings to which Arcada is a party with respect to voting any such shares.

         (e) There are no outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, or issuance of any shares of its capital stock or any securities representing the right to purchase or otherwise receive any shares of its capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings to which Arcada is a party with respect to voting any such shares.

         5.3  REPORTS.

         (a) Arcada has previously delivered or made available to TTA an accurate and complete copy of each (a) report delivered by Arcada to its stockholders since January, 1993, and (b) other communications (other than general advertising materials) mailed by Arcada to its stockholders since January, 1993 and no such report or communication, as of its date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5.4 AUTHORITY. Arcada has requisite corporate power and authority to execute and deliver this Agreement and the Plan of Merger and, subject to the Arcada Stockholder Approval and applicable regulatory approvals, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Arcada. This Agreement has been duly and validly executed and delivered by Arcada. Assuming the due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes the valid and binding obligation of Arcada, enforceable against it in accordance with its respective terms.

         5.5 NO VIOLATION. Neither the execution and delivery of this Agreement or the Plan of Merger nor the consummation by Arcada of the transactions contemplated hereby and thereby, nor compliance by Arcada with any of the terms or provisions hereof or thereof, will (i) assuming Arcada Stockholder Approval, violate any provision of the Articles or bylaws of Arcada,
(ii) assuming the consents and approvals referred to in Section 7.1 hereof are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Arcada or any of its properties or assets, or (iii) except as set forth on Disclosure Schedule 5.5, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Arcada under any of the terms, conditions or provisions of any note, bond, mortgage indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Arcada is a party, or by which its properties or assets may be bound or affected, except with respect to (iii) above, for such violations, conflicts, breaches, defaults, termination's, accelerations and encumbrances which would not in the aggregate have a Material Adverse Effect on Arcada.

         5.6 CONSENTS AND APPROVALS. Except for (i) consents and approvals of or filings, deliveries or registrations with the SEC or other applicable governmental authorities, (ii) the approval of the stockholders of Arcada and
(iii) the consents, approvals, filings or registrations set forth on Disclosure
Schedule 5.6, no consents or approvals of or filings or registrations with any third party or public body or authority, except for consents, approvals, filings or registrations where the failure to obtain such consents or approvals or to make such filings or registrations would not prevent or delay the Merger and would not in the aggregate have a Material Adverse Effect on Arcada, are necessary in connection with the execution and delivery by Arcada of this Agreement and the consummation of the transactions contemplated hereby.

         5.7  FINANCIAL STATEMENTS.

         (a) Arcada has previously delivered or made available to TTA copies of (i) the reviewed combined financial statements and unaudited interim financial statements of Arcada and any subsidiary of Arcada for fiscal year ended December 31, 1995 (the "December 1995 Financial Statements") and Arcada's quarterly financial statements for the six months ended June 30, 1996 (the "June 1996 Financial Statements") The Arcada Financial Statements referred to herein (including the related notes) have been prepared in accordance with GAAP consistently followed throughout the periods covered thereby, and fairly and accurately present the consolidated financial position of Arcada as of the respective dates set forth therein and the results of operations for the periods included therein, except that interim unaudited financial statements are subject to normal year-end adjustments.

         (b) Each of the Arcada Financial Statements referred to in Section 5.8(a) (including the related notes) has been prepared in accordance with GAAP consistently applied during the periods involved (except as indicated in the notes thereto). The books and records of Arcada have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions.

         5.8 BROKERAGE. There are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation arising out of or due to any act of Arcada in connection with the transactions contemplated by this Agreement.

         5.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. As of the date hereof, except as disclosed in Disclosure Schedule 5.9, there has not been any material adverse change in the business, operations, properties, assets or financial condition of Arcada or any of its subsidiaries from that described in the Arcada December 1995 Financial Statements or the Arcada June 1996 Financial Statements, and, to the best of Arcada's knowledge, no fact or condition existed as of the date hereof that Arcada had reason to believe would cause such a material adverse change after the date hereof.

         5.10 LITIGATION, ETC. As of the date hereof, except as disclosed on Disclosure Schedule 5.10, there were no actions, suits, claims, inquiries, proceedings or, to the knowledge of Arcada, investigations before any court, commission, bureau, regulatory, administrative or governmental agency, arbitrator, body or authority pending or, to the knowledge of Arcada, threatened against Arcada which would reasonably be expected to result in any liabilities, including defense costs, in excess of $5,000 in the aggregate. Except as disclosed on Disclosure Schedule 5.10, Arcada is not subject to any order, judgment or decree and Arcada is not in default with respect to any such order, judgment or decree.

         5.11 TAXES AND TAX RETURNS.

         (a) The amounts set up as provisions for taxes on the Arcada December 1995 Financial Statements are sufficient for all material accrued and unpaid federal, state, county and local taxes, interest and penalties of Arcada and each of its subsidiaries, whether or not disputed, for the period ended December 31, 1995 and for all fiscal periods prior thereto. Arcada has not entered into any agreements or understandings with the Internal Revenue Service or other applicable taxing authorities to extend or waive any statute of limitations or time for assessment. Complete and correct copies of the income tax returns of Arcada for the three fiscal years ending December 31, 1995, as filed with the Internal Revenue Service and all state, county and local taxing authorities, together with all related correspondence and notices, have previously been delivered or made available to Arcada.

         (b) Arcada has timely and correctly filed all federal, state, county and local tax and other returns and reports (collectively, "Returns") required by applicable law to be filed (including, without limitation, estimated tax returns, income tax returns, excise tax returns, sales tax returns, use tax returns, property tax returns, franchise tax returns, information returns and withholding, employment and payroll tax returns), except to the extent that the failure to timely or correctly file such Returns does not result in aggregate penalties or assessments of more than $25,000, and has paid all taxes, levies, license and registration fees, charges or withholdings of any nature whatsoever shown by such Returns to be owed, or which are otherwise due and payable (hereinafter called "Taxes"), and to the extent any material liabilities for Taxes have not been fully discharged, full and complete reserves have been established on the Arcada December 1995 Financial Statements. Arcada is not in default in the payment of any Taxes due or payable or any assessments received in respect thereof except for Taxes which are being contested in good faith. No additional assessments of Taxes are known to Arcada to be proposed, pending or threatened, other than Taxes for periods for which returns are not yet filed.

         (c) Arcada has not filed a consent to the application of Section 341(f) of the Internal Revenue Code of 1986, as amended.

         5.12 EMPLOYEES; EMPLOYEE BENEFIT PLANS.

         (a) Except as set forth on Disclosure Schedule 5.12(a), as of the date hereof, Arcada is not a party to or bound by any contract, arrangement or understanding (whether written or oral) with respect to the employment or compensation of any officers, employees or consultants and except as provided herein, and under those Benefit Plans (as defined below) set forth on Disclosure
Schedule 5.12(a), consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Arcada to any officer or employee thereof. Arcada has previously delivered or made available to Arcada true and complete copies of all employment, consulting and deferred compensation agreements that are in writing, to which Arcada is a party.

         (b) Except as set forth on Disclosure Schedule 5.12(b), as of the date hereof, no officer or employee of Arcada is receiving aggregate remuneration bonus, salary and commissions) at a rate which, if annualized, would exceed $40,000 in 1996.

         (c) Except as disclosed on Disclosure Schedule 5.12(c), as of the date hereof, there are not, and have not been at any time in the past three years, any actions, suits, claims or proceedings before any court (which have been served on Arcada), commission, bureau, regulatory, administrative or governmental agency, arbitrator, body or authority pending or, to the best of Arcada's knowledge, threatened by any employees, former employees or other persons relating to the employment practices or activities of Arcada (except for threatened actions which have subsequently been resolved). Arcada is not a party to any collective bargaining agreement, and no union organization efforts are pending or, to the best of Arcada's knowledge, threatened nor have any occurred during the last three years.

         (d) Arcada has made available to TTA true and complete copies of all personnel codes, practices, procedures, policies, manuals, affirmative action programs and similar materials.

         (e) With respect to all employee benefit plans, Arcada represents and warrants as follows:

              (i) All employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other pension, bonus, deferred compensation, stock bonus, stock purchase, post-retirement medical, hospitalization, health and other employee benefit plan, program or arrangement, whether formal or informal, under which Arcada has any obligation or liability, or under which any employee or former employee has any rights to benefits or any 'cafeteria plans,' as described in Section 125 of the Internal Revenue Code of 1986, as amended (the "Code") (together, the "Benefit Plans") are set forth on Disclosure Schedule 5.12(e)(i). Except as set forth on Disclosure Schedule 5.13(e)(i), none of the Benefit Plans is subject to Title IV of ERISA, is a 'multiemployer plan,' as such term is defined in Section 3(37) and 4001(a)(3) of ERISA and Section 414(f) of the Code, or is subject to the funding requirements of Section 412 of the Code or Title I, Subtitle B, Part 3 of ERISA.

              (ii) In all material respects, except as discussed on Disclosure
Schedule 5.12(e)(ii), the terms of the Benefit Plans are, and the Benefit Plans have been administered, in accordance with the requirements of ERISA, the Code, applicable law and the respective plan documents. Except as disclosed on Disclosure Schedule 5.12(e)(ii), none of the Benefit Plans is under audit or is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor or any other federal or state governmental agency. Except as disclosed on Disclosure Schedule 5.12(e)(ii), all material reports and information required to be filed with, or provided to, the United States Department of Labor, Internal Revenue Service, the Pension Benefit Guaranty Corporation (the "PBGC") and plan participants and beneficiaries with respect to each Benefit Plan have been timely filed or provided. With respect to each Benefit Plan for which an annual report has been filed, no material change has occurred with respect to the matters covered by the most recent annual report since the date thereof.

              (iii) Arcada is not aware of any facts regarding any Benefit Plan which is an 'employee pension benefit plan' as defined in Section 3(2) of ERISA (collectively, the "Employee Pension Benefit Plans") that would present a significant risk that any Employee Pension Benefit Plan would not be determined by the appropriate District Director of the Internal Revenue Service to be 'qualified' within the meaning of Section 401(a) of the Code, or with respect to which any trust maintained pursuant thereto is not exempt from federal income taxation pursuant to Section 501 of the Code, or with respect to which a favorable determination letter could not be issued by the Internal Revenue Service with respect to each such Employee Pension Benefit Plan.

              (iv) Prior to the Closing, Arcada shall deliver or make available to TTA complete and correct copies (if any) of (w) the most recent Internal Revenue Service determination letter relating to each Employee Pension Benefit Plan intended to be tax qualified under Section 401(a) and 501(a) of the Code,
(x) the most recent annual report (Form 5500 Series) and accompanying schedules of each Benefit Plan, filed with the Internal Revenue Service or an explanation of why such annual report is not required, (y) the most current summary plan description for each Benefit Plan, and (z) the most recent audited financial statements of each Benefit Plan.

              (v) With respect to each Benefit Plan, all contributions, premiums or other payments due or required to be made to such plans as of the Effective Time have been or will be made or accrued prior to the Effective Time.

              (vi) To the best of Arcada's knowledge, there are not now, nor have there been, any 'prohibited transactions', as such term is defined in
Section 4975 of the Code or Section 406 of ERISA, involving Arcada or any of its subsidiaries, or any officer, director or employee of Arcada or any of its subsidiaries, with respect to the Benefit Plans that could subject Arcada or any other party-in-interest to the penalty or tax imposed under Section 502(i) of ERISA and Section 4975 of the Code.

              (vii) As of the date hereof, no claim, lawsuit, arbitration or other action has been instituted, asserted (and no such lawsuit has been served on Arcada) or, to the best of Arcada's knowledge, threatened by or on behalf of such Benefit Plan or by any employee alleging a breach or breaches of fiduciary duty or violations of other applicable state or federal law with respect to such Benefit Plans, which could result in liability on the part of Arcada or any of its subsidiaries or a Benefit Plan under ERISA or any other law, nor is there any known basis for successful prosecution of such a claim, and TTA will be notified promptly in writing of any such threatened or pending claim arising between the date hereof and the Closing.

              (viii) Except as may be required by the Consolidated Omnibus Budget and Reconciliation Act of 1985, as amended ("COBRA"), no Benefit Plan which is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment nor does Arcada have any current or projected liability under any such plans.

              (ix) Arcada has not maintained or contributed to, and does not currently maintain or contribute to, any severance pay plan. All payments (other than regular wages and vacation pay) made to employees of Arcada coincident with or in connection with termination of employment since January 1, 1994 are disclosed on Disclosure Schedule 5.12(e)(ix).

              (x) No individual will accrue or receive any additional benefits, service, or accelerated rights to payment or vesting of benefits under any Benefit Plan, or otherwise obtain rights to any parachute payment,' as defined in Section 280G(b)(2) of the Code, as a result of the transactions contemplated by this Agreement.

              (xi) Arcada has complied in all material respects with all of the requirements of COBRA.

         5.13 ARCADA INFORMATION. The information relating to Arcada to be contained in the Proxy Statement/Prospectus contemplated by Section l(e) hereof will not, at the time it is filed with the applicable governmental authorities, as of the date thereof, or at the date actions of Arcada stockholders are taken with respect to the transactions contemplated therein, contain any untrue statement of a material fact or omit to state a material fact necessary to make such statements, in light of the circumstances under which such statements were made, not misleading.

         5.14 COMPLIANCE WITH APPLICABLE LAW.

         (a) Except as set forth on Disclosure Schedule 5.14(a), Arcada holds all licenses, certificates, franchises, permits and other governmental authorizations ("Permits") necessary for the lawful conduct of its businesses and such Permits are in full force and effect, and Arcada is in all respects complying therewith, except where the failure to possess or comply with such Permits would not have a Material Adverse Effect on Arcada.

         (b) Except as set forth on Disclosure Schedule 5.14(b), Arcada is and for the past three years has been in compliance with all foreign, federal, state and local laws, statutes, ordinances, rules, regulations and orders applicable to the operation, conduct or ownership of its business or properties except for any noncompliance which is not reasonably likely to have in the aggregate a Material Adverse Effect on Arcada.

         5.15 CONTRACTS AND AGREEMENTS.

         As of the date hereof, except as disclosed in Disclosure Schedule
5.15, (i) Arcada is not a party to or bound by any commitment, contract, agreement or other instrument which involves or could involve aggregate future payments by Arcada of more than $25,000, (ii) Arcada is not a party to nor was it bound by any commitment, contract, agreement or other instrument which is material to the business, operations, properties, assets or financial condition of Arcada and (iii) no commitment, contract, agreement or other instrument other than Arcada's charter documents, to which Arcada is a party or by which Arcada is bound, limits the freedom of Arcada to compete in any line of business or with any person.

         5.16 AFFILIATE TRANSACTIONS.

         (a) Except as disclosed in Disclosure Schedule 5.16, and except as specifically contemplated by this Agreement, since May 31, 1996, Arcada has not engaged in, or is not currently obligated to engage in (whether in writing or orally), any transaction with any Affiliated Person (as defined below) involving aggregate payments by or to Arcada of $30,000 or more during any consecutive 12 month period.

         (b)  For purposes of this Section 5.16, 'Affiliated Person' means:

              (i) a director, executive officer or Controlling Person (as defined below) of Arcada;

              (ii) a spouse of a director, executive officer or Controlling Person of Arcada;

              (iii)a member of the immediate family of a director, executive officer, or Controlling Person of Arcada who has the same home as such person;

              (iv) any corporation or organization (other than Arcada) of which a director, executive officer or Controlling Person of Arcada (w) is a chief executive officer, chief financial officer, or a person performing similar functions; (x) is a general partner; (y) is a limited partner who, directly or indirectly, either alone or with his spouse and the members of his immediate family who are also Affiliated Persons, owns or controls ten percent or more of any class of equity securities, or owns or controls, with other directors, executive officers, and Controlling Persons of Arcada and their spouses and their immediate family members who are also Affiliated Persons, 25 percent or more of any class of equity securities;

              (v) any trust or estate in which a director, executive officer, or Controlling Person of Arcada or the spouse of such person has a substantial beneficial interest or as to which such person or his spouse serves as trustee or in a similar fiduciary capacity.

         (c) For purposes of this Section 5.16 'Controlling Person' means any person or entity which, either directly or indirectly, or acting in concert with one or more other persons or entities owns, controls or holds with power to vote, or holds proxies representing ten percent or more of the outstanding Arcada Common Stock.

         (d) For purposes of this Section 5.16, the term 'director' means any director, trustee, or other person performing similar functions with respect to any organization whether incorporated or unincorporated.

         (e) For purposes of this Section 5.16, the term 'executive officer' means the president, any executive vice president, any senior vice president, the secretary, the treasurer, the comptroller, and any other person performing similar functions with respect to any organization whether incorporated or unincorporated.

         5.17 DISCLOSURE. To the knowledge of Arcada, no representation or warranty of Arcada contained in this Agreement, and no statement contained in the Disclosure Schedules delivered by Arcada hereunder, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make a statement herein or therein, in light of the circumstances under which it was made, not misleading.

         5.18 TITLE TO PROPERTY.

         (a) REAL PROPERTY. Disclosure Schedule 5.18(a) contains a true and correct description of all interests in real property (other than real property security interests received in the ordinary course of business), whether owned, leased or otherwise claimed, including a list of all leases of real property, in which Arcada has or claims an interest as of the date hereof and any guarantees of any such leases by Arcada. True and complete copies of such leases have previously been delivered or made available to TTA, together with all amendments, modifications, agreements or other writings related thereto. Except as disclosed on Disclosure Schedule
5.18(a), each such lease is legal, valid and binding as between Arcada and the other party or parties thereto, and the occupant is a tenant or possessor in good standing thereunder, free of any default or breach whatsoever and quietly enjoys the premises provided for therein. Except as disclosed on Disclosure Schedule 5.18(a), Arcada has good, valid and marketable title to all real property owned by it on the date hereof, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except liens for current taxes not yet due and payable, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations or financial condition of Arcada are in substantially good condition and repair.

         (b)  ENVIRONMENTAL MATTERS.  Except as set forth on Disclosure
Schedule 5.18(b), to the knowledge of Arcada, the real property owned or leased by Arcada on the date hereof does not contain any underground storage tanks, asbestos, ureaformaldehyde, uncontained polychlorinated biphenyls, or, except for materials which are ordinarily used in office buildings and office equipment such as janitorial supplies and do not give rise to financial liability therefor under the hereafter defined Environmental Laws, releases of hazardous substances as such terms may be defined by all applicable federal, state or local environmental protection laws and regulations ("Environmental Laws"). As of the date hereof (i) no part of any such real property has been listed, or to the knowledge of Arcada, proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or on a registry or inventory of inactive hazardous waste sites maintained by any state, and, (ii) except as set forth on Disclosure Schedule 5.18(b), no notices have been received alleging that Arcada or any of its subsidiaries was a potentially responsible person under CERCLA or any similar statute, rule or regulation. Arcada knows of no violation of law, regulation, ordinance (including, without limitation, laws, regulations and ordinances with respect to hazardous waste, zoning, environmental, city planning or other similar matters) relating to its properties, which violations could have in the aggregate a Materially Adverse Effect on Arcada.

         (c) PERSONAL PROPERTY. Disclosure Schedule 5.18(c) contains a true and correct list of (i) each item of machinery, equipment, or furniture, including without limitation computers and vehicles, of Arcada, included on the Arcada December 1995 Financial Statements at a carrying value of, or, if acquired after December 31, 1995, for a purchase price of, more than $50,000,
(ii) each lease or other agreement under which any such item of personal property is leased, rented, held or operated where the current fair market value of such item is more than $25,000 and (iii) all trademarks, trade names or service marks currently used, owned, or registered for use by Arcada. Except as disclosed on Schedule 5,18(c), Arcada has good, valid and marketable title to all personal property owned by it, free and clear of all liens, pledges, charges or encumbrances of any nature whatsoever.

         5.19 INSURANCE. Disclosure Schedule 5.19 contains a true and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force on the date hereof with respect to the business and assets of Arcada. Arcada and each of its subsidiaries is in compliance with all of the material provisions of its insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except as set forth on Disclosure Schedule 5.19, Arcada or one of its subsidiaries is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid or arrangements for payment are being made. Arcada has previously delivered to, or made available for inspection by, Arcada, each insurance policy to which Arcada or any of its subsidiaries is a party (other than insurance policies under which Arcada is named as a loss payee or additional insured as a result of its position as a secured lender).

         5.20 POWERS OF ATTORNEY. Arcada does not have any powers of attorney outstanding other than those in the ordinary course of business with respect to routine matters.

         5.21 BANK ACCOUNTS, ETC. Set forth on Schedule 5.21 hereto is a true and complete list of all bank accounts, safe deposit boxes and lock boxes of Arcada and each of its subsidiaries, including, with respect to each such account and lock box: (a) identification of all authorized signatories, (b) identification of the business purpose of such account or lock box, including identification of any accounts or lock boxes representing escrow funds or otherwise subject to restriction; and (c) identification of the amount on deposit as of September 30, 1996.

    6.   COVENANTS OF THE PARTIES.

         6.1 REDEMPTION OF REDEEMABLE WARRANTS. From and including the date of this Agreement through the Effective Time, if the closing price or trading price of the TTA Common Stock, as applicable, over thirty (30) consecutive trading days averages at least $8.00 per share (as more particularly described in the Warrant Agreement), TTA shall, within ten (10) days of such event, exercise its redemption right and call all outstanding Redeemable Warrants on the terms and in the manner set forth in the Warrant Agreement.

         6.2 REINCORPORATION IN WASHINGTON STATE. Immediately prior to the Effective Time, TTA shall cause its state of incorporation to be changed from California to Washington and to take any and all appropriate action that may be necessary or desirable to maintain in full force and effect TTA's qualification as a foreign corporation in all states where it is so qualified.

         6.3 CONDUCT OF THE BUSINESS OF TTA. During the period from the date of this Agreement to the Effective Time, TTA will conduct the business of TTA and will engage in transactions only in the ordinary course and consistent with past practice and with prudent business practice, except with the written consent of Arcada (which will not be unreasonably withheld, delayed or conditioned). During such period, TTA will use its best efforts to (x) preserve the business organizations of TTA intact, (y) keep available to it and to Arcada the present services of the employees of TTA, and (z) preserve for itself and for Arcada the goodwill of the customers of TTA and others with whom business relationships exist. In addition, without limiting the generality of the foregoing, TTA agrees that from the date hereof to the Effective Time, except as otherwise consented to or approved by Arcada in writing (which consent or approval shall not be unreasonably withheld, delayed or conditioned) or as permitted or required by this Agreement or as required by law (in which case TTA shall notify Arcada in writing), TTA will not:

         (a) change any provisions of its Articles or bylaws or any similar governing documents of TTA

         (b) change the number of shares of its authorized or issued capital stock (other than issuance of stock as a result of the exercise of options issued as of the date hereof and described on Disclosure Schedule 4.2) or issue, grant or amend any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of TTA, or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend, or other distributions (whether in cash, stock or property or any combination thereof) in respect of the capital stock of TTA, or redeem or otherwise acquire any shares of such capital stock;

         (c) except as permitted pursuant to Section 6.13 hereof, grant any severance or termination pay to or enter into or amend any employment agreement with, or increase the amount of payments or fees to, any of its employees, officers or directors other than salary increases to employees (other than those executing Employment Agreements) consistent with past increases;

         (d) make any capital expenditures in excess of (i) $40,000 per project or related series of projects or (ii) $200,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and expenditures necessary to maintain existing assets in good repair;

         (e) change in any material manner its pricing policies or any other material business or customer policies;

         (f) guarantee the obligations of any other persons except in the ordinary course of business consistent with past practice;

         (g) acquire assets other than those necessary in the conduct of its business in the ordinary course;

         (h) sell, transfer, assign, encumber or otherwise dispose of assets other than has been customary in its ordinary course of business;

         (i) enter into or amend or terminate any long-term (one-year or more) contracts (including real property leases) except for contracts which are in the ordinary course of business consistent with past practice

         (j) enter into or amend any contract that calls for the payment by TTA of $25,000 or more after the date of this Agreement (a "Material Contract") that cannot be terminated on not more than 30 days' notice without cause and without payment or loss of any material amount as a penalty, bonus, premium or other compensation for termination;

         (k) engage or participate in any material transaction or incur or sustain any material obligation except for transactions otherwise permitted under this Section 6.1 which are in the ordinary course of business consistent with past practices and which are of similar kinds and involve similar amounts;

         (l) make any contributions to any Benefit Plans except in such amounts and at such times as consistent with past practice;

         (m) increase the number of full time equivalent employees of TTA above 30;

         (n) except after having followed reasonable procedures with respect to the investigation of potential environmental problems, which procedures have been approved in writing by Arcada (which approval shall not be unreasonably withheld, delayed or conditioned), acquire any real property;

         (o) renegotiate any debts or take any action to change the characterization of any short term or long term debt; or

         (o)  agree to do any of the foregoing.

         6.4 NO SOLICITATION. Neither TTA nor any of its directors, officers, representatives, agents or other persons controlled by any of them, shall, directly or indirectly encourage or solicit, or (except to the extent that the directors of TTA in their good faith judgment after receipt of advice of counsel determine that such response is reasonably required in order to discharge their fiduciary duties) hold discussions or negotiations with, or provide any information to, any person, entity or group other than Arcada concerning any merger, sale of substantial assets not in the ordinary course of business, sale of shares of capital stock or similar transactions involving TTA. TTA will promptly communicate to Arcada the terms of any proposal that it may receive in respect of any such transaction. Notwithstanding the foregoing two sentences, if the board of directors of TTA receives an unsolicited offer or inquiry with respect to such a transaction, the board may respond to such offer if the board determines in its good faith judgment (after receiving advice of counsel) that such response is reasonably required in order to discharge its fiduciary duties.

         6.5  CURRENT INFORMATION.

         (a) No later than ten days after the date of this Agreement, TTA and Arcada shall each designate an individual acceptable to the other party (a "Designated Representative" and, together, the "Designated Representatives") to be the primary point of contact between the parties. During the period from the date of their designation to the Closing, the Designated Representatives or their representatives shall confer on a regular basis so that Arcada is kept advised as to the general status of the ongoing operations of TTA. Without limiting the foregoing, TTA agrees to confer with the Arcada Designated Representative regarding any proposed significant changes to TTA's management policies and objectives. TTA agrees to provide access to members of Arcada's acquisition team and to work with them in order to plan, prepare for and facilitate the coordination of the parties' (i) accounting, billing and other data processing systems, (ii) billing structure, (iii) sales and marketing systems and structures with each other as well as other matters arising from the Merger. TTA will promptly notify the Arcada Designated Representative or his or her representatives of any material change in the normal course of business or in the operation of the properties of TTA or of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any litigation involving TTA, and have kept and will keep the Arcada Designated Representative or his or her representatives fully informed of such events and the progress of any already existing litigation. Without limiting the foregoing, TTA shall immediately notify the Arcada Designated Representative if it appears that there has occurred any change in its financial or other condition or any other event that will or may affect TTA's ability to complete the Merger or have a Material Adverse Effect on TTA.

         6.6  ACCESS TO PROPERTIES AND RECORDS CONFIDENTIALITY.

         (a) TTA shall permit Arcada reasonable access to its properties, and shall disclose and make available to Arcada all books, papers and records relating to the assets, stock, ownership, properties, obligations, operations and liabilities of TTA, including but not limited to, all books of account (including the general ledger), tax records, minute books of directors and stockholders meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Arcada may have a reasonable interest, including, without limitation, all loan files in each case during normal business hours and upon reasonable notice. TTA shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of TTA or would contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date hereof. The parties will use all reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

         (b) All information furnished by TTA to Arcada or the representatives or affiliates of either pursuant to, or in any negotiation in connection with, this Agreement shall be treated as the sole property of TTA until consummation of the Merger and, if the Merger shall not occur, Arcada and their affiliates, agents and advisers shall upon written request return to TTA, all documents or other materials containing, reflecting, referring to such information, and shall keep confidential all such information and shall not disclose or use such information for competitive purposes. The obligation to keep such information confidential shall not apply to (i) any information which (w) Arcada can establish by convincing evidence was already in its possession (subject to no obligations of confidentiality) prior to the disclosure thereof by TTA; (x) was then generally known to the public; (y) becomes known to the public other than as a result of actions by Arcada or by the directors, officers or employees or agents of either; or (z) was disclosed to Arcada, or to the directors, officers or employees of either, solely by a third party not bound by any obligation of confidentiality; or (ii) disclosure in accordance with the federal securities laws, or pursuant to an order of a court or agency of competent jurisdiction.

         (c) All information furnished by Arcada to TTA or the representatives or affiliates of TTA pursuant to, or in any negotiation in connection with, this Agreement shall be treated as the sole property of Arcada until consummation of the Merger and, if the Merger shall not occur, TTA and its affiliates, agents and advisors shall upon written request return to Arcada, all documents or other materials containing, reflecting, referring to such information, and shall keep confidential all such information and shall not disclose or use such information for competitive purposes. The obligation to keep such information confidential shall not apply to (i) any information which (w) TTA can establish by convincing evidence was already in its possession (subject to no obligations or confidentiality) prior to the disclosure thereof by TTA; (x) was then generally known to the public; (y) becomes known to the public other than as a result of actions by TTA or by the directors, officers or employees or agents of TTA; or
(z) was disclosed to TTA, or to the directors, officers or employees of TTA, solely by a third party not bound by any obligation of confidentiality; or (ii) disclosure in accordance with the federal securities laws, federal banking laws, or pursuant to an order of a court or agency of competent jurisdiction.

         6.7  REPORTS.

         (a) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date hereof (other than the last quarter of any fiscal year), TTA will deliver to Arcada its quarterly report on Form 10-QSB, as filed under the 1934 Act. As soon as reasonably available, but in no event more than 120 days after the end of each fiscal year ending after the date of this Agreement, TTA will deliver to Arcada its annual report on Form 10-KSB as filed under the 1934 Act.

         6.8  REGULATORY MATTERS.

         (a) The parties hereto will cooperate with each other and use all reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement including, without limitation, those that may be required from the SEC, other regulatory authorities, or the holders of TTA Common Stock. Arcada and TTA shall each have the right to review reasonably in advance all information relating to Arcada or TTA, as the case may be, and any of their respective subsidiaries, together with any other information reasonably requested, which appears in any filing made with or written material submitted to any governmental body in connection with the transactions contemplated by this Agreement.

         (b) Arcada and TTA shall furnish each other with all reasonable information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with the Proxy Statement/Prospectus, or any other statement or application made by or on behalf of Arcada or TTA, or any of their respective subsidiaries to any governmental body in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.

         (c) Arcada and TTA will promptly furnish each other with copies of written communications received by Arcada or TTA or any of their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

         6.9 APPROVAL OF TTA STOCKHOLDERS. TTA will (a) take all steps necessary duly to call, give notice of, convene and hold a meeting of its stockholders as soon as practicable for the purpose of voting on this Agreement and the transactions contemplated hereby and with the consent of Arcada (which consent shall not be unreasonably withheld, delayed or conditioned), for such other purposes as may be necessary or desirable, (b) include in the Proxy Statement/Prospectus the recommendation of TTA's Board of Directors that the stockholders approve this Agreement and the other transactions contemplated hereby, including, without limitation, the reincorporation of TTA in the State of Washington, and such other matters as may be submitted to its stockholders in connection with this Agreement, (c) cooperate and consult with Arcada with respect to each of the foregoing matters, and (d) use all reasonable efforts to obtain, as promptly as practicable, the necessary approvals by TTA stockholders of this Agreement and the transactions contemplated hereby, including, without limitation, the reincorporation of TTA in the State of Washington, except, in each case, where the directors of TTA determine in their good faith judgment (after receiving advice of counsel) that they are required to do otherwise in order to discharge their fiduciary duties.

         6.10 APPROVAL OF ARCADA STOCKHOLDERS. Arcada will (a) take all steps necessary duly to call, give notice of, convene and hold a meeting of its stockholders as soon as practicable for the purpose of voting on this Agreement and the transactions contemplated hereby and with the consent of TTA (which consent shall not be unreasonably withheld, delayed or conditioned), for such other purposes as may be necessary or desirable, (b) include in the Proxy Statement/Prospectus the recommendation of Arcada's Board of Directors that the stockholders approve this Agreement and the other transactions contemplated hereby, and such other matters as may be submitted to its stockholders in connection with this Agreement, (c) cooperate and consult with TTA with respect to each of the foregoing matters, and (d) use all reasonable efforts to obtain, as promptly as practicable, the necessary approvals by Arcada stockholders of this Agreement and the transactions contemplated hereby, except, in each case, where the directors of TTA determine in their good faith judgment (after receiving advice of counsel) that they are required to do otherwise in order to discharge their fiduciary duties.

         6.11 FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

         6.12 PUBLIC ANNOUNCEMENTS. Neither party will issue or distribute any information to its shareholders or employees, any news releases or any other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby without the consent of the other party, except as may be otherwise required by law.

         6.13 ASSIGNMENT OF CONTRACT RIGHTS. Arcada shall use its reasonable efforts to obtain any consents, waivers or revisions necessary to allow TTA to accede to all of the rights of Arcada under any existing real property leases and all material personal property leases, licenses and other contracts, which TTA wishes to have continue in effect after the Effective Time, without incurring substantial costs in connection therewith. TTA will offer its reasonable cooperation with Arcada in obtaining such consents, waivers and revisions, it being understood that the obligation to obtain such consents, waivers and revisions shall nevertheless be the obligation of Arcada.

         6.14 EMPLOYEES. TTA and Frank Bonadio shall have entered into a mutually satisfactory employment agreement to be effective upon the Closing of the Merger.

         6.15 INDEMNIFICATION OF ARCADA DIRECTORS AND OFFICERS.

         (a) TTA will use all reasonable efforts, in cooperation with Arcada, to arrange for insurance coverage for prior acts for all current and former directors and officers of Arcada, provided that such coverage must be available from normal carriers at a reasonable cost in light of the cost of similar policies under similar circumstances. TTA shall not cancel such prior acts coverage for three years after the Effective Date.

         (b) From and after the Effective Time, TTA will, to the extent permitted by then applicable law, indemnify current and former directors, officers and employees of Arcada (each an "Indemnified Party ") as though they had been directors, officers and/or employees of TTA, for acts or omissions occurring prior to, and including, the Effective Time.

    Any Indemnified Party wishing to claim indemnification under this provision shall, upon learning of any claim, action, suit, proceeding or investigation (hereinafter a "Claim"), promptly notify TTA thereof. TTA shall have the right to assume the defense of any such Claim and upon so doing shall not thereafter be liable to such Indemnified Party for any expenses, of other counsel or otherwise, subsequently incurred by such Indemnified Party in connection with such Claim. If TTA elects not to assume such defense, or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between TTA and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to such Indemnified Party and TTA will pay all reasonable fees and expenses of such counsel incurred in defending the Claim; provided, however, that (i) in the event that more than one Indemnified Party is involved in the same

Claim, TTA shall not be obligated to pay for more than one firm of counsel for all Indemnified Parties in any one jurisdiction (unless counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnified Parties), (ii) the Indemnified Parties will cooperate in the defense of the Claim, and (iii) TTA shall not be liable for any settlement effected without its prior written consent. If, upon the conclusion of the proceedings in any Claim, it is determined by TTA that the Indemnified Party was not entitled to such indemnification, such party shall be required to reimburse TTA for all cost expended in defending such Indemnified Party.

         (c) This Section 6.14 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on TTA and its successors and assigns.

         6.16 CURRENT PUBLIC INFORMATION. TTA shall continue to satisfy the current public information requirements of Rules 144 and 145 of the SEC with respect to the TTA Common Stock, and to provide affiliates of Arcada with such information as they may reasonably require and to otherwise cooperate with them to facilitate sales of TTA Common Stock in compliance with Rules 144 and 145 of the SEC.

         6.17 RESOLUTION OF CERTAIN MATTERS. On or prior to the Closing, TTA shall have:

         (a) reached a final, binding settlement satisfactory to Arcada and obtained unconditional releases from all adverse parties in connection with the litigation matter set forth as item 8 to Disclosure Schedule 4.10 hereto;

         (b) renegotiated, amended, canceled or otherwise modified to the satisfaction of Arcada the agreements set forth as Service Commitments 1, 2, and 3 to Disclosure Schedule 4.15 hereto; and

         (c) Achieved and furnished evidence, satisfactory to Arcada of revenue of at least $100,000 per month attributable to TTA's internet "backbone" operations.

         6.18 PURCHASE ACCOUNTING. TTA and Arcada shall cooperate and assist in the preparation of any and all materials reasonably required by Arcada or TTA in connection with establishing appropriate values for assets and liabilities of Touch Tone or Arcada for purchase accounting purposes.

    7.   CLOSING CONDITIONS.

         7.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS UNDER THIS AGREEMENT. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) This Agreement and the transactions contemplated hereby, including, without limitation, the reincorporation of TTA in the State of Washington, shall have been approved by the requisite vote of the stockholders of TTA and Arcada.

         (b) All necessary regulatory or governmental approvals and consents required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory or regulatory waiting periods in respect thereof shall have expired.

         (c) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

         (d) ANTITRUST LAW. Any applicable pre-merger notification provisions of Section 7A of the Clayton Act shall have been complied with by the parties hereto, and no other statutory or regulatory requirements with respect to the Clayton Act shall be applicable. There shall be no pending or threatened proceedings under any applicable antitrust law of the State of Washington or California.

         (e) SECURITIES LAWS. The shares of TTA Common Stock to be issued to the stockholders of Arcada in exchange for their shares shall have been qualified or registered for offering and sale under the federal securities law and the state securities or Blue Sky laws of each jurisdiction in which stockholders of Arcada reside, and no order suspending the sale of such shares of TTA Common Stock in any such jurisdiction shall have been issued prior to the Effective Time and no proceedings for that purpose shall have been instituted or shall be contemplated; provided, that TTA shall not have been obligated to execute or file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which it is not qualified. As soon as reasonably practicable, Arcada shall advise TTA of each jurisdiction in which stockholders of Arcada reside.

         7.2 CONDITIONS TO THE OBLIGATIONS OF TTA UNDER THIS AGREEMENT. The obligations of TTA under this Agreement shall be further subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived by TTA:

         (a) (i) Each of the obligations or covenants of Arcada required to be performed by it on or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects.

              (ii) Each of the representations and warranties of Arcada contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time except as to any representation or warranty which specifically relates to an earlier date, which shall be true and correct as of such earlier date, except in the case of such representations and warranties, where the failure to be true would not have a Material Adverse Effect on Arcada.

         (b) Any consents, waivers, clearances, approvals and authorizations of regulatory or governmental bodies that are necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained, and none of such consents, waivers, clearances, approvals or authorizations shall contain any term or condition that is a term or condition that has not heretofore been normally imposed in such transactions and which would have a Material Adverse Effect on Arcada or TTA.

         (c) TTA shall have received an opinion, dated the Effective Date, from Cairncross & Hempelmann, counsel to Arcada, reasonably satisfactory to TTA with respect to the matters set forth herein.

         (d) Since the date of this Agreement there shall have been no Material Adverse Effect with respect to Arcada (except for changes resulting from market and economic conditions which generally affect the telecommunications industry as a whole including, without limitation, changes in law or regulation or interpretations thereof); provided, however, that the following expenses and adjustments shall be excluded in determining whether a material adverse change has occurred: (i) fees and expenses relating to the consummation of the transactions contemplated hereby, (ii) charges for severance and other payments to officers and employees made or expected to be made in connection with the transactions contemplated hereby, and (iii) costs and expenses related to any transactions of the type set forth in Section 6.1 undertaken by Arcada with the prior written consent of TTA.

         (e) Dissenters' rights shall not have been preserved by stockholders of Arcada with respect to more than five percent of the outstanding shares of Arcada Common Stock and each affiliate of Arcada shall have delivered to Arcada stock certificates evidencing all shares of Arcada Common Stock owned by such affiliate as provided in Section l(f) hereof and delivered to TTA assurance that such affiliate has voted for the Merger, together with any other assurances requested by TTA, that such affiliates will not have dissenters' rights.

         (g) Arcada shall have furnished TTA with such certificates of its officers and such other documents to evidence fulfillment of the conditions set forth in this Section 7.2 as TTA may reasonably request.

         7.3 CONDITIONS TO THE OBLIGATIONS OF ARCADA UNDER THIS AGREEMENT. The obligations of Arcada under this Agreement shall be further subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived by Arcada:

         (a) Each of the obligations or covenants of TTA and Newco required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects.

         (b) Each of the representations and warranties of TTA and Newco contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time except as to any representation or warranty which specifically relates to an earlier date, which shall be true and correct as of such earlier date, except in the case of such representations and warranties, where the failure to be true would not have a Material Adverse Effect on TTA.

         (c) The amount of TTA's unrestricted working capital (as determined in accordance with GAAP) at the Closing shall be at least $1,500,000.

         (d) Arcada shall have received an opinion, dated the date of the Closing, from John B. Wills, Esq., counsel to TTA and Newco, reasonably satisfactory to Arcada with respect to the matters set forth herein.

         (e) Each of Matthew J. Barletta, Norman B. Walco, Stephen P. Shearin and Benjamin W. Bronston shall have resigned as Directors of TTA effective as of the Closing Time.

         (f) Michael J. Canney, as the sole remaining Director of TTA, shall have appointed Robert W. Leppaluoto, Keith Leppaluoto, Frank J. Bonadio and an individual to be designated by Arcada on or prior to the Closing to fill the vacancies on TTA's Board of Directors created by the resignations called for by
Section 7.3(d) above;

         (g) All of the officers of TTA shall have resigned, effective as of the Effective Time;

         (h) Since the date of this Agreement, there shall have been no Material Adverse Effect with respect to TTA (except for changes resulting from market and economic conditions which generally affect the telecommunications industry as a whole including, without limitation, changes in law or regulation or changes in interpretations thereof).

         (i) TTA shall have furnished Arcada with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 7.3 as Arcada may reasonably request.

         (j) TTA shall have instructed its transfer agent with respect to the issuance of TTA Common Stock to the Arcada stockholders at least two days prior to Closing.

    8.   TERMINATION, AMENDMENT AND WAIVER.

         8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the TTA stockholders:

         (a)  by mutual written consent of all the parties hereto;

         (b) by any party hereto (i) if the Effective Time shall not have occurred on or prior to March 1, 1997 unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements and conditions set forth herein to be performed or observed by such party at or before the Effective Time; (ii) 10 days after written certification of the vote of TTA's stockholders is delivered to Arcada indicating that such stockholders failed to adopt the resolution to approve this Agreement and the transactions contemplated hereby at the stockholders' meeting (or any adjournment thereof) contemplated by Section l(d) hereof; or (iii) 10 days after written certification of the vote of Arcada' shareholders is delivered to TTA indicating that such stockholders failed to adopt the resolution to approve this Agreement and the transactions contemplated hereby at the stockholders' meeting (or any adjournment thereof) contemplated by Section 1(d) hereof ;

         (c) by Arcada (i) if at the time of such termination there shall have been a material adverse change in the consolidated financial condition of TTA from that set forth in TTA's May 1996 Financial Statements and August 1996 Financial Statements (except for changes resulting from market and economic conditions which generally affect the telecommunications industry as a whole, including changes in regulation), it being understood that any of the matters set forth in TTA's Disclosure Schedules as of the date of this Agreement or any of the matters described in clauses (i), (ii) or (iii) of Section 7.2(d) are not deemed to be a material adverse change for purposes of this paragraph (c); or
(ii) if there shall have been any material breach of any covenant of TTA hereunder and such breach shall not have been remedied within 45 days after receipt by TTA of notice in writing from Arcada specifying the nature of such breach and requesting that it be remedied.

         (d) by TTA (i) if at the time of such termination there shall have been a material adverse change in the consolidated financial condition of Arcada from that set forth in the December 1995 Financial Statements (except for changes resulting from market and economic conditions which generally affect the telecommunications industry as a whole), it being understood that any of the matters set forth in Arcada's Disclosure Schedules as of the date of this Agreement are not deemed to be a material adverse change for purposes of this paragraph (d); or (ii) if there shall have been any material breach of any covenant of Arcada hereunder and such breach shall have not been remedied within 45 days after receipt by Arcada of notice in writing from TTA specifying the nature of such breach and requesting that it be remedied or (iii) if the directors of TTA, after receiving advice of counsel, determine in their good faith judgment that they are required to do so in order to discharge their fiduciary duties, shall withdraw or modify or resolve to withdraw or modify its recommendation that stockholders vote in favor of the transactions contemplated hereby.

         8.2  BREAK-UP FEE.

         (a) The parties hereby acknowledge that, in negotiating and executing this Agreement and in taking the steps necessary or appropriate to effect the transactions contemplated hereby, Arcada has incurred and will incur direct and indirect monetary and other costs (including without limitation attorneys' fees and costs, costs of Arcada management and employee time and potential damage to Arcada's business and franchises as a result of the announcement of the pending Merger), will forego discussion with other potential merger candidates and will forego various business activities which it would have otherwise undertaken if it remained an independent institution. To compensate Arcada for such costs and to induce it to forego initiating discussion with other potential merger candidates, (i) if this Agreement terminates because TTA (or Newco) does not use all reasonable efforts to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement (unless a condition set forth in Section 7.3 is not satisfied and such nonsatisfaction has not been the result of the failure of TTA (or Newco) to use all reasonable efforts to consummate this Agreement in accordance with the terms of this Agreement), (ii) if TTA terminates this Agreement for any reason other than the grounds for termination set out in Section 8.1(a), 8.1(b) or 8.1(d) or (iii) if Arcada terminates this Agreement pursuant to Section 8.1(c)(ii), then TTA shall pay to Arcada on demand (and in no event more than three days after such demand) in immediately available funds, Two Hundred Thousand Dollars ($200,000.00).

         (b) The parties hereby acknowledge that, in negotiating and executing this Agreement and in taking the steps necessary or appropriate to effect the transactions contemplated hereby, TTA has incurred and will incur direct and indirect monetary and other costs (including without limitation attorneys' fees and costs, costs of TTA management and employee time and potential damage to TTA's business and franchises as a result of the announcement of the pending Merger), will forego discussion with other potential merger candidates and will forego various business activities which it would have otherwise undertaken if it remained an independent institution. To compensate TTA for such costs and to induce it to forego initiating discussion with other potential merger candidates, (i) if this Agreement terminates because Arcada does not use all reasonable efforts to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement (unless a condition set forth in Section 7.2 is not satisfied and such nonsatisfaction has not been the result of the failure of Arcada to use all reasonable efforts to consummate this Agreement in accordance with the terms of this Agreement), (ii) if Arcada terminates this Agreement for any reason other than the grounds for termination set out in
Section 8.1(a), 8.1(b) or 8.1(d) or (iii) if TTA terminates this Agreement pursuant to Section 8.1(c)(ii), then Arcada shall pay to TTA on demand (and in no event more than three days after such demand) in immediately available funds, Two Hundred Thousand Dollars ($200,000.00).

         (c) Notwithstanding the foregoing, the parties hereto hereby acknowledge and agree that non-compliance with the provisions of Section 6.17(a) or Section 7.3(c) above is not the basis for any party hereto to be entitled to the break-up fee set forth in this Section 8.3.

         8.3 EFFECT OF TERMINATION. In the event of termination of this Agreement by any party, this Agreement shall forthwith become void (other than Section 6.4(b) hereof, which shall remain in full force and effect) and, except as and to the extent provided in Section 8.2, there shall be no further liability on the part of any party or its officers or directors except for the liability of TTA under Section 6.6(b).

         8.4 AMENDMENT, EXTENSION AND WAIVER. Subject to applicable law, at any time prior to the consummation of the Merger, whether before or after approval thereof by the stockholders of TTA, the parties may (a) amend this Agreement (including the Plan of Merger incorporated herein), (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the Merger by the TTA and Arcada stockholders, there may not be, without further approval of such stockholders, any amendment or waiver of this Agreement (or the Plan of Merger) that reduces the amount or changes the form of consideration to be delivered to the TTA stockholders or Arcada stockholders, respectively. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

    9.   MISCELLANEOUS.

         9.1 EXPENSES. All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses unless otherwise specified in this Agreement.

         9.2  SURVIVAL.  Except for the covenants of Sections 6.13, 6.14, 6.15,
6.16 and 6.17, the respective representations and warranties, covenants and agreements set forth in this Agreement and all Disclosure Schedules shall not survive the Effective Time.

         9.3 NOTICES. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery, by registered or certified mail (return receipt requested) or by cable, telecopier, or telex to the respective parties as follows:

         (a)  If to TTA, to:
              Touch Tone America, Inc.
              4110 North Scottsdale Road
              Scottsdale, Arizona 85251
              Attn:  Michael Canney

              With a copy to:

              John Wills, Esq.
              410 - 17th Street , Suite 1940
              Denver, Colorado 80202

              (b)  If to Arcada, to:
              Arcada Communications, Inc.
              2001 Sixth Avenue, Suite 3210
              Seattle, Washington 98121-2516
              Attn: Frank Bonadio

              With a copy to:

              Cairncross & Hempelmann
              701 Fifth Avenue, 70th Floor
              Seattle, Washington 98104
              Attn: David M. Otto

or such other address as shall be furnished in writing by any party to the others in accordance herewith, except that notices of change of address shall only be effective upon receipt.

         9.4 PARTIES IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement (except for Sections 1, 6.13, 6.14, 6.15, 6.16 and 6.17, which are intended to benefit third party beneficiaries).

         9.5 ENTIRE AGREEMENT. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the final expression of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties, both written and oral, with respect to its subject matter.

         9.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         9.7 GOVERNING LAW. This Agreement, in all respects, including all matters of construction, validity and performance, is governed by the internal laws of the state of Washington as applicable to contracts executed and delivered in Washington by citizens of such state to be performed wholly within such state without giving effect to the principles of conflicts of laws thereof. This Agreement is being delivered in Seattle, Washington.

                           [This Space Intentionally Blank]

         9.8 HEADINGS. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                                       TOUCH TONE AMERICA, INC.



                                       By:   /s/ Michael J. Canney
                                            ------------------------------------
                                       Its:     President


                                       S.V.V. SALES, INC.



                                       By:   /s/ Frank Bonadio
                                            ------------------------------------
                                       Its:     President


                                       TOUCH TONE/ARCADA, INC.


                                       By:   /s/ Michael J. Canney
                                            ------------------------------------
                                       Its:     President

                       FIRST AMENDMENT TO AGREEMENT FOR MERGER


    This First Amendment dated as of November 19, 1996 to that certain
Agreement for Merger dated November 13, 1996 (the "Merger Agreement"), is by and among Touch Tone America, a California corporation ("TTA"), Touch Tone/Arcada, Inc., a Washington corporation and wholly-owned subsidiary of TTA ("Newco"), and S.V.V. Sales, Inc., a Washington corporation d/b/a Arcada Communications, Inc. ("Arcada"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

    TTA, Newco and Arcada hereby desire to amend certain portions of the Merger Agreement.

    In consideration of the above and the mutual covenants, terms and conditions set forth below, TTA, Newco and Arcada hereby agree as follows:

    1. AMENDMENTS TO MERGER AGREEMENT

         A. Section 1(b) of the Merger Agreement is hereby amended by adding a new Section 1(b)(iii) at the end thereof as follows:

              "(iii)    Notwithstanding the foregoing, TTA shall, at the
    written request of Arcada (the "Adjustment Notice"), reduce the number of shares of TTA Common Stock to be received in the Merger for each share of Arcada Common Stock by (a) the number of shares as specified in the
    Adjustment Notice ("Adjustment Shares") divided by (b) 50,000.   At the
    Effective Time, TTA shall issue the Adjustment Shares to the individuals and in the amounts as specified in the Adjustment Notice; provided however, that in no event shall the aggregate Merger Consideration exceed the Merger Consideration as it exists without giving effect to this Section 1(b)(iii); and provided further that TTA shall be under no obligation to cause any shares issued pursuant to such Adjustment Notice to be registered under the 1933 Act or to otherwise to comply with the provisions of Section 1(d)(iv) hereof with respect to such shares."

         B. Section 6 of the Merger Agreement is hereby amended by adding a new Section 6.19 at the end thereof as follows:

         "6.19     LOCKUP.  Arcada shall cause each of its Shareholders who
    receive TTA Common Stock in the Merger to covenant and agree that they shall not sell any such shares of TTA Common Stock, except in according with the following limits:

        RESTRICTION PERIOD                TTA COMMON STOCK NOT SUBJECT TO LOCKUP
        ------------------                --------------------------------------

Commencing on November 19, 1996
(the "Lock-up Date") Until the six-month
anniversary of the Lock-up Date           Up to an aggregate of 250,000 shares

Commencing on the six-month anniversary
  of the Lock-up Date until the one year  Up to an aggregate of 500,000 shares
  anniversary of the Lock-up Date         (including sales in prior periods)

Commencing on the one year anniversary
  of the Lock-up Date until the two year  Up to an aggregate of 1,000,000 shares
  anniversary of the Lock-up              (including sales in prior periods)

On and after the two year anniversary of
  the Lock-up Date                        All shares of TTA Common Stock

    It is understood and agreed that the number of shares of TTA Common Stock exempt from the "lock-up" pursuant to the foregoing schedule shall be cumulative such that any shares not sold in one period may be sold in any subsequent period without reducing the aggregate number of shares of TTA Common Stock which may be sold in such period(s)."

         C. Section 6 of the Merger Agreement is hereby amended by adding a new Section 6.20 at the end thereof as follows:

         "6.20 ASSURANCE LETTERS. TTA shall have used its best efforts to cause each of the directors, executive officers and each of the ten (10) largest beneficial owners of TTA Common Stock on the date hereof to execute a letter substantially in the form of Exhibit B hereto providing for, among other things, the agreement of each such person to vote in favor of the Merger Agreement."

         D. The Merger Agreement is hereby amended by adding a new Exhibit B at the end thereof in the form attached hereto as Annex 1.

    2.  MISCELLANEOUS

         A. RATIFICATION. The parties hereto hereby ratify and approve the Merger Agreement, as amended hereby, and the parties hereto acknowledge that all of the terms and provisions of the Merger Agreement as amended hereby, are and remain in full force and effect.

         B. COUNTERPARTS. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         C. GOVERNING LAW. This Amendment, in all respects, including all matters of construction, validity and performance, is governed by the internal laws of the state of Washington as applicable to contracts executed and delivered in Washington by citizens of such state to be performed wholly within such state without giving effect to the principles of conflicts of laws thereof. This agreement is being delivered in Seattle, Washington.

    The parties hereto have executed this First Amendment as of the date first set forth above.



                                       TOUCH TONE AMERICA, INC.



                                       By:   /s/ Michael J. Canney
                                            ------------------------------------
                                       Its:     President


                                       S.V.V. SALES, INC.



                                       By:   /s/ Frank Bonadio
                                            ------------------------------------
                                       Its:     President


                                       TOUCH TONE/ARCADA, INC.


                                       By:   /s/ Michael J. Canney
                                            ------------------------------------
                                       Its:     President

                       SECOND AMENDMENT TO AGREEMENT FOR MERGER


    This Second Amendment dated as of December 4, 1996 to that certain
Agreement for Merger dated November 13, 1996, as previously amended by that certain First Amendment to Merger Agreement dated as of November 19, 1996 (the "Merger Agreement"), is by and among Touch Tone America, a California corporation ("TTA"), Touch Tone/Arcada, Inc., a Washington corporation and wholly-owned subsidiary of TTA ("Newco"), and S.V.V. Sales, Inc., a Washington corporation d/b/a Arcada Communications, Inc. ("Arcada"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

    TTA, Newco and Arcada hereby desire to amend certain portions of the Merger Agreement.

    In consideration of the above and the mutual covenants, terms and conditions set forth below, TTA, Newco and Arcada hereby agree as follows:

    1. AMENDMENT TO MERGER AGREEMENT

         A. Section 1(b)(i) of the Merger Agreement is hereby amended by deleting reference in the first sentence thereof to a "one year, eight percent (8%) promissory note of TTA" and substituting therefor a reference to a "fifteen
(15) month, eight percent (8%) promissory note of TTA".

         2.  MISCELLANEOUS

         A. RATIFICATION. The parties hereto hereby ratify and approve the Merger Agreement, as amended hereby, and the parties hereto acknowledge that all of the terms and provisions of the Merger Agreement as amended hereby, are and remain in full force and effect.

         B. COUNTERPARTS. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         C. GOVERNING LAW. This Amendment, in all respects, including all matters of construction, validity and performance, is governed by the internal laws of the state of Washington as applicable to contracts executed and delivered in Washington by citizens of such state to be performed wholly within such state without giving effect to the principles of conflicts of laws thereof. This agreement is being delivered in Seattle, Washington.

    The parties hereto have executed this Second Amendment as of the date first set forth above.



                                            TOUCH TONE AMERICA, INC.



                                            By: /S/ Michael J. Canney
                                                 -------------------------------
                                            Its:  President


                                            S.V.V. SALES, INC.



                                            By: /S/ Frank Bonadio
                                                 -------------------------------
                                            Its:  President


                                            TOUCH TONE/ARCADA, INC.



                                            By: /S/ Michael J. Canney
                                                 -------------------------------
                                            Its:  President

                     THIRD AMENDMENT TO AGREEMENT FOR MERGER


     This Third Amendment dated as of January 22, 1997 to that certain Agreement for Merger dated November 13, 1996, as previously amended by that certain First Amendment to Merger Agreement dated as of November 19, 1996 and that certain Second Amendment to Merger Agreement dated as of December 4, 1996 (the "Merger Agreement"), is by and among Touch Tone America, a California corporation ("TTA"), Touch Tone/Arcada, Inc., a Washington corporation and wholly-owned subsidiary of TTA ("Newco"), S.V.V. Sales, Inc., a Washington corporation d/b/a Arcada Communications, Inc. ("Arcada"), Robert Leppaluoto and Keith Leppaluoto. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

     TTA, Newco and Arcada hereby desire to amend certain portions of the Merger Agreement.

     In consideration of the above and the mutual covenants, terms and conditions set forth below, TTA, Newco and Arcada and, solely with respect to Sections 1(B) and 2(B) and (C) hereof, Robert Leppaluoto and Keith Leppaluoto, hereby agree as follows:

     1. AMENDMENT TO MERGER AGREEMENT

          A. Section 1(b) of the Merger Agreement is hereby amended by deleting such Section 1(b) in its entirety and replacing it with the following:

     "(b) CONVERSION OF ARCADA COMMON STOCK. Subject to the provisions below and in the Plan of Merger, at the Effective Time, all of the outstanding shares of common stock, no par value of Arcada ("Arcada Common Stock") shall be converted into the right to receive shares of common stock, no par value per share, of TTA ("TTA Common Stock") and shares of Series B Preferred Stock, no par value per share, of TTA, the terms of which are attached hereto as Exhibit B ("TTA Preferred Stock").

          (i) Subject to the provisions below and the provisions of the Plan of Merger, each outstanding shares of Arcada Common Stock will at the Effective Time be converted into the right to receive 250 newly issued shares of TTA Common Stock and thirty (30) shares of TTA Preferred Stock (collectively, the "Merger Consideration"), subject to the conditions set forth in this Agreement and in the Plan of Merger. No fractional shares of TTA Common Stock or TTA Preferred Stock will be issued. In lieu of any fractional shares, any holder of Arcada Common Stock who would otherwise be entitled to a fractional share of TTA Common Stock or TTA Preferred Stock will, upon surrender of his certificate or certificates representing the Arcada Common Stock outstanding immediately prior to the Effective Time, be paid the cash value of such fractional share interest, which shall be equal to the product of the fraction multiplied by the Average Price (as hereinafter defined). For the purposes of determining any such fractional share interests, all shares of Arcada Common Stock owned by an Arcada stockholder shall be combined so as to calculate the maximum number of whole shares of TTA Common Stock and TTA Preferred Stock issuable to such Arcada stockholder.

          (ii) If between the date of this Agreement and the third Nasdaq Stock Market trading day prior to the Effective Time, the shares of TTA Common Stock or Preferred Stock shall be changed into a different number of shares by reason of any recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within such period, the number of shares of TTA Common Stock or Preferred Stock, as the case may be, issued in exchange for each share of Arcada Common Stock specified in Section 1(b)(i) shall be adjusted accordingly."

          B. Section 4.2(g) of the Merger Agreement is hereby amended by deleting such Section 4.2(g) in its entirety and replacing it with the following:

          "(g) The TTA Common Stock and TTA Preferred Stock to be issued in the Merger will have been duly authorized and, when issued in accordance with the Plan of Merger, (i) will be validly authorized and issued and fully paid and nonassessable and no stockholder of TTA will have any preemptive rights thereto and (ii) will be registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "1933 Act"). The TTA Common Stock to be issued in the Merger will be listed for trading on a national securities exchange of the Nasdaq Stock Market."

          C. Section 6 of the Merger Agreement is hereby amended by adding a new Section 6.19 at the end thereof as follows:

          "6.19. Each of Robert Leppaluoto and Keith Leppaluoto covenant and agree, effective as of the Effective Time to exchange an aggregate of $200,000 of presently outstanding debt owed them by Arcada into an aggregate of 200,000 shares of TTA Preferred Stock (the "Exchange Shares") and TTA Covenants and agrees to issue, at the Effective Time, the Conversion Shares, which Conversion Shares, when issued, shall be fully paid and nonassessable."

          D. The Merger Agreement is hereby amended by deleting Exhibit A thereto and replacing it with the form of Exhibit A attached hereto as Exhibit 1.

          E. The Merger Agreement is hereby amended by adding a new Exhibit B thereto at the end thereof in the form of Exhibit 2 hereto.

     2.  MISCELLANEOUS

          A. RATIFICATION. The parties hereto hereby ratify and approve the Merger Agreement, as amended hereby, and the parties hereto acknowledge that all of the terms and provisions of the Merger Agreement as amended hereby, are and remain in full force and effect.

          B. COUNTERPARTS. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

          C. GOVERNING LAW. This Amendment, in all respects, including all matters of construction, validity and performance, is governed by the internal laws of the state of Washington as applicable to contracts executed and delivered in Washington by citizens of such state to be performed wholly within such state without giving effect to the principles of conflicts of laws thereof. This agreement is being delivered in Seattle, Washington.

                      (This Space Intentionally Left Blank)

     The parties hereto have executed this Third Amendment as of the date first set forth above.



                                   TOUCH TONE AMERICA, INC.



                                   By:  /s/ Michael Canney
                                      -------------------------------
                                   Its:  President


                                   S.V.V. SALES, INC.



                                   By:  /s/ Frank Bonadio
                                      -------------------------------
                                   Its:  President


                                   TOUCH TONE/ARCADA, INC.



                                   By: /s/ Michael Canney
                                      -------------------------------
                                   Its:  President

Solely with respect to Sections 1(B)
  and 2(B) and (C) hereof:



     /s/ Robert Leppaluoto
----------------------------------
     Robert Leppaluoto



      /s/ Keith Leppaluoto
-----------------------------------
     Keith Leppaluoto

                                                                      APPENDIX B

                                    CHAPTER 23B.13
                                  DISSENTERS' RIGHTS


Sec.
23B.13.010.  Definitions.
23B.13.020.  Right to Dissent.
23B.13.030.  Dissent by nominees and beneficial owners.
23B.13.200.  Notice of dissenters' rights.
23B.13.210.  Notice of intent to demand payment.
23B.13.220.  Dissenters' notice.
23B.13.230.  Duty to demand payment.
23B.13.240.  Share restrictions.
23B.13.250.  Payment.
23B.13.260.  Failure to take action.
23B.13.270.  After-acquired shares.
23B.13.280. Procedure if shareholder dissatisfied with payment or offer. 23B.13.300. Court action.
23B.13.310.  Court costs and counsel fees.

Section  23B.13.010.  DEFINITIONS.
    As used in this chapter:
    (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
    (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.
    (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.
    (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
    (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
    (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
    (7) "Shareholder" means the record shareholder or the beneficial shareholder. [1989 c 165 Section 140.]

Section  23B.13.020. RIGHT TO DISSENT.
    (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:
    (a) Consummation of a plan of merger to which the corporation is a party
(i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;
    (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
    (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;
    (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or
    (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
    (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.
   (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:
    (a) The proposed corporate action is abandoned or rescinded;
    (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or
    (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation. [1991 c 269 Section 37; 1989 c 165 Section 141.]

Section  23B.13.030.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.
    (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.
    (2) A beneficial shareholder may assert dissenters' fights as to shares held on the beneficial shareholder's behalf only if:

    (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
    (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. [1989 c 165 Section 142.]

Section  23B.13.200.  NOTICE OF DISSENTERS' RIGHTS.
    (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.
    (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220. [1989 c 165
Section  143.]

Section  23B.13.220. DISSENTERS' NOTICE.
    (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.
    (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:
    (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
    (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
    (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;
    (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and
    (e) Be accompanied by a copy of this chapter. [1989 c 165 Section  145.]

Section  23B.13.230. DUTY TO DEMAND PAYMENT.
    (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.
    (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

    (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter. [1989 c 165 Section 146.]

Section  23B.13.240. SHARE RESTRICTIONS.
    (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.
    (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action. [1989 c 165 Section 147.]

Section  23B.13.250. PAYMENT.
    (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B. 13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.
    (2) The payment must be accompanied by:
    (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
    (b) An explanation of how the corporation estimated the fair value of the shares;
    (c) An explanation of how the interest was calculated;
    (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and
    (e) A copy of this chapter. [1989 c 165 Section  148.]

Section  23B.13.260. FAILURE TO TAKE ACTION.
    (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.
    (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure. [1989 c 165 Section 149.]

Section  23B.13.270. AFTER-ACQUIRED SHARES.
    (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
    (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and statement of the dissenter's right to demand payment under RCW 23B.13.280. [1989 c 165 Section 150.]

Section  23B.13.280. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR
OFFER.
    (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:
    (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.l3.270 calculated; is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;
    (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or
    (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.
    (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares. [1989 c 165
Section  151.]

Section  23B.13.300.  COURT ACTION.
    (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
    (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
    (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
    (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.
    (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
    (6) Each dissenter made a party to the proceeding is entitled to judgment
(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270. [1989 c 165 Section 152.]

Section  23B.13.310. COURT COSTS AND COUNSEL FEES.
    (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.
    (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
    (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B. 13.200 through 23B. 13.280; or
    (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.
    (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. [1989 c 165 Section 153.]

                                                                      APPENDIX C

                         PLAN AND AGREEMENT OF MERGER BETWEEN

                            TOUCH TONE - WASHINGTON, INC.

                                         AND

                               TOUCH TONE AMERICA, INC.

    The Plan and Agreement of Merger (this "Agreement") is entered into this ____ day of January 1997, by and between Touch Tone - Washington, Inc., a Washington corporation (the "Surviving Corporation"), and Touch Tone America, Inc., a California corporation ("TTA"). The Surviving Corporation and TTA are sometimes referred to jointly as the "Constituent Corporations."


                                       RECITALS

    A. Each of the Constituent Corporations are corporations organized and existing under the laws of the respective states as indicated in the first paragraph of this Agreement.

    B. The shareholders and directors of each of the Constituent Corporations have deemed it advisable for the mutual benefit of the Constituent corporations and their respective shareholders that TTA be merged into the Surviving Corporation pursuant to the provisions of the Washington Business Corporation Act, Title 23B of the Revised Code of Washington and the California General Corporation Law (the "Merger").

    NOW, THEREFORE, in accordance with the laws of the states of Washington and California, the Constituent Corporations agree that, subject to the following terms and conditions, (i) TTA shall be merged into the Surviving Corporation,
(ii) the Surviving Corporation shall continue to be governed by the laws of the state of Washington, and (iii) the terms of the Merger, and the mode of carrying them into effect, shall be as follows:


                                      ARTICLE I

                          ARTICLES OF SURVIVING CORPORATION

    The Articles of Incorporation of the Surviving Corporation in effect immediately prior to the Effective Time of the Merger shall constitute the "Articles" of the Surviving Corporation within the meaning of Section 23B.01.400(1) of the Washington Business Corporation Act and Section 200 of the California General Corporation law, except that Article I of the Articles of Incorporation of the Surviving Corporation is hereby amended in its entirety to read as follows:

                                      ARTICLE 1

                                         NAME

               The name of the corporation is Touch Tone America, Inc.


                                      ARTICLE II

                                 CONVERSION OF SHARES

    2.1 TTA SHARES. At the Effective Time of the Merger each outstanding share of the common stock of TTA shall automatically convert to one share of Touch Tone - Washington, Inc. It will not be necessary for shareholders of TTA to exchange their existing stock certificates for stock certificates of the Surviving Corporation.

    2.2 SURVIVING CORPORATION SHARES. At the Effective Time of the Merger each outstanding share of the common stock of the Surviving Corporation shall be automatically canceled and returned to the status of authorized but unissued shares.

                                     ARTICLE III

                                        BYLAWS

    The Bylaws of the Surviving Corporation shall be the governing Bylaws.

                                      ARTICLE IV

                                DIRECTORS AND OFFICERS

    The directors and officers of TTA shall be the directors and officers of the Surviving Corporation.

                                      ARTICLE V

                                 EFFECT OF THE MERGER

    The effect of the Merger shall be as provided by the applicable provisions of the laws of Washington and California. Without limiting the generality of the foregoing, and subject thereto, at the Effective time of the Merger: the separate existence of TTA shall cease; the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as a private nature, of all of the Constituent Corporations; all obligations belonging to or due any of the Constituent Corporations shall be vested in and become the obligations of, the Surviving Corporation without further act or deed; title to any real estate or any interest therein vested in any of the Constituent Corporations shall be vested in and become the obligations of the Surviving Corporation without further act or deed; title to any real estate or any interest therein shall not revert or in any way be impaired by reason of the Merger; all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired; and the Surviving Corporation shall be liable for all the obligations of the Constituent Corporations and any claim existing, or action or proceeding pending, by or against any of the Constituent Corporations may be prosecuted to judgment with right of appeal, as if the Merger had not taken place.

    If at any time after the Effective Time of the Merger the Surviving Corporation shall consider it to be advisable that any further conveyances, agreements, documents, instruments, and assurances of law or any other things are necessary or desirable to vest, perfect, confirm, or record in the Surviving Corporation the title to any property, rights, privileges, powers, and franchises of the Constituent Corporations or otherwise to carry out the provisions of this Agreement, the proper directors and officers of the Constituent Corporations last in office shall execute and deliver, upon the Surviving Corporations' request, any and all proper conveyances, agreements, documents, instruments, and assurances of law, and do all things necessary or proper to vest, perfect, or confirm title to such property, rights, privileges, powers, and title to such property, rights, privileges, powers, and franchises in the Surviving Corporation, and otherwise to carry out the provisions of this Agreement.

                                      ARTICLE VI

                             EFFECTIVE TIME OF THE MERGER

    As used in this Agreement, the "Effective Time of the Merger" shall mean the time at which executed counterparts of this Agreement or conformed copies thereof, together with duly executed Certificates of Articles of Merger have been duly filed by the Constituent Corporations in the office of the Washington Secretary of State pursuant to Section 23B.11.050 of the Washington Business Corporation Act and the Office of the California Secretary of State pursuant to
Section 1108 of the California General Corporation Law or at such time thereafter as is provided in such Certificate or Articles of Merger.

                                     ARTICLE VII

                                     TERMINATION

    This Agreement may be terminated and the Merger abandoned by mutual consent of the directors of the Constituent Corporations at any time prior to the Effective Time of the Merger.

                                     ARTICLE VIII

                             NO THIRD PARTY BENEFICIARIES

    Except as otherwise specifically provided herein, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm, or corporation, other than the Constituent Corporations and their respective shareholders, any rights or remedies under or by reason of this Agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Plan and Agreement of Merger to be executed as of the date first above written.


                                            TOUCH TONE - WASHINGTON, INC.
                                            A Washington Corporation


                                            By
                                               ---------------------------------
                                                 Michael J. Canney, PRESIDENT

ATTEST:


--------------------------------
    David Smith, SECRETARY

                                            TOUCH TONE AMERICA, INC.
                                            A California Corporation


                                            -----------------------------------
                                                 Michael J. Canney, PRESIDENT

ATTEST:



--------------------------------
    David Smith, SECRETARY

                                                                      APPENDIX D

                              ARTICLES OF INCORPORATION

                                          OF

                            TOUCH TONE - WASHINGTON, INC.


The above-named Corporation existing under the Washington Business Corporation Act, adopts the following Restated Articles of Incorporation:

                                   ARTICLE 1.  NAME

The name of the Corporation is TOUCH TONE - WASHINGTON, INC.

                                 ARTICLE 2.  DURATION

The period of the Corporation's duration shall be perpetual.

                           ARTICLE 3.  PURPOSES AND POWERS

The purpose for which the Corporation is organized is to engage in any business, trade or activity which may be conducted lawfully by a corporation organized under the Washington Business Corporation Act.

The Corporation shall have the authority to engage in any and all such activities as are incidental or conducive to the attainment of the purposes of the Corporation, and to exercise any and all powers authorized or permitted under any laws that now or hereafter may be applicable or available to the Corporation.

                            ARTICLE 4.  AUTHORIZED CAPITAL

The total number of shares which the corporation is authorized to issue is one hundred and ten million (110,000,000), consisting of one hundred million (100,000,000) shares of common stock and ten million (10,000,000) shares of preferred stock.

The preferred stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of these


Page 1 - ARTICLES OF INCORPORATION

Articles of Incorporation of the corporation, as determined from time to time by the board of directors and stated in the resolution or resolutions providing for the issuance thereof, prior to the issuance of any shares thereof. The board of directors shall have the authority to fix and determine and to amend, subject to the provisions hereof, the rights and preferences of the shares of any series that is wholly unissued or to be established. Unless otherwise specifically provided in the resolution establishing any series, the board of directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolutions establishing such series to decrease the number of shares of that series, but not below the number of shares of such series then outstanding.

 The holders of shares of the common stock shall be entitled to receive dividends out of funds of the Corporation legally available by the Board of Directors. The holders of shares of Common Stock, on the basis of one vote per share, shall have the right to vote for the election of members of the Board of Directors of the Corporation and the right to vote on all other matters and shall not have cumulative voting rights. The holders of the shares of the Common Stock shall be entitled to receive distributions legally payable to shareholders on the liquidation of the Corporation and shall have no preemptive rights.

                                  ARTICLE 5.  BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation and to adopt new Bylaws, subject to the power of the shareholders to amend or repeal such Bylaws. The shareholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation and to adopt new Bylaws.

                       ARTICLE 6.  REGISTERED OFFICE AND AGENT

The name of the registered agent of the Corporation and the address of its registered office are as follows:


Page 2 - ARTICLES OF INCORPORATION

                               Cairncross & Hempelmann
                                   701 Fifth Avenue
                              70th Floor, Columbia Tower
                              Seattle, Washington 98104

                                ARTICLE 7.  DIRECTORS

7.1 NUMBER. The number of Directors of the Corporation shall be determined in the manner provided in the Bylaws, and may be increased or decreased from time to time in the manner provided therein.

7.2 VACANCIES. Any vacancy occurring on the Board of Directors may be filled by the affirmative vote of a majority of the remaining Directors, though less than a quorum of the Board of Directors, or by a sole remaining Director. Any directorship to be filled by reason of an increase in the number of Directors of the Corporation may be filled by the affirmative vote of a majority of the number of Directors fixed by the Bylaws prior to such increase. Any such directorship not so filled by the Directors shall be filled by election at the next annual meeting of shareholders or at a special meeting of shareholders called for that purpose.

                     ARTICLE 8.  LIMITATION OF DIRECTOR LIABILITY

To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or hereafter may be amended, permits the limitation or elimination of the liability of Directors, a Director of the Corporation shall not be liable to the Corporation or its shareholders for any monetary damages for conduct as a Director. Any amendment to or repeal of this Article 8 or to the Washington Business Corporation Act shall not adversely affect any right or protection of a Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.


Page 3 - ARTICLES OF INCORPORATION

                             ARTICLE 9.  INDEMNIFICATION

The Corporation shall provide any indemnification required by the Washington Business Corporation Act and may indemnify directors, officers, agents and employees as follows:

9.1 The Corporation shall indemnify its officers and directors to the full extent required and may indemnify its officers and directors to the full extent permitted by the Washington Business Corporation Act now or hereafter in force, whether they are serving the Corporation or, at its request, any other entity, as an officer, director, or in any other capacity; provided no such indemnity shall indemnify any director from or on account of any (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (b) conduct of the director finally adjudged to be in violation of RCW 23B.08.310, or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property or services to which the director was not legally entitled.

9.2 The Board of Directors may take such action as is necessary or appropriate to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing these provisions, including but not limited to implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made, or such further indemnification agreements as may be permitted by law.

9.3 The Corporation shall indemnify other employees and agents to the extent that shall be authorized by the Board of Directors or the Bylaws of the Corporation and that may be permitted by law, whether the employees and agents are serving the Corporation or, at its request, any other entity.

9.4 The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled under any statute, provision of the Articles of Incorporation, the Bylaws of the Corporation or other agreements and contracts.


Page 4 - ARTICLES OF INCORPORATION

9.5 No amendment or appeal of this Article shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

                 ARTICLE 10.  AMENDMENTS TO ARTICLES OF INCORPORATION

The Corporation reserves the right to amend or repeal any of the provisions contained in these Articles of Incorporation, in any manner now or hereafter permitted by law, and the rights of the shareholders of the Corporation are granted subject to this reservation.

                                 ARTICLE 11.  NOTICES

The address where the State of Washington Office of Secretary of State may mail notices to the Corporation is:

                             c/o Cairncross & Hempelmann
                                   701 Fifth Avenue
                             70th Floor, Columbia Center
                              Seattle, Washington  98104


                             ARTICLE 12.  EFFECTIVE DATE

These Articles are adopted as of _________, 1996.


Page 5 - ARTICLES OF INCORPORATION

                          ARTICLE 13.  SHAREHOLDER APPROVAL

These Amendments were duly approved by the shareholders in accordance with RCW 23B.10.030 and 23B.10.040

    Dated this ___ day of _________, 1996.

                                  TOUCH TONE - WASHINGTON, INC.



                                  By:
                                       -----------------------------
                                       Its



                                  By:
                                       -----------------------------
                                       Its



Page 6 - ARTICLES OF INCORPORATION

                      CONSENT TO APPOINTMENT AS REGISTERED AGENT


    Cairncross & Hempelmann, P.S. hereby consents to serve as Registered Agent, in the State of Washington, for Touch Tone - Washington, Inc. It understands that, as agent for the Corporation, it will be my responsibility to receive service of process in the name of the Corporation; to forward all mail to the Corporation; and to immediately notify the office of the Secretary of State in the event of its resignation, or of any changes in the registered office address of the Corporation for which it is agent.


DATED:  ________, 1996

                                  CAIRNCROSS & HEMPELMANN, P.S.


                                  By:
                                      --------------------------
                                  Print Name
                                             -------------------
                                  Its:
                                       -------------------------
                                  70th Floor, Columbia Center
                                  701 Fifth Avenue
                                  Seattle, Washington  98104






Page 7 - ARTICLES OF INCORPORATION

                                        BYLAWS

                                          OF

                            TOUCH TONE - WASHINGTON, INC.

                            TOUCH TONE - WASHINGTON, INC.

                                 SECTION 1.  OFFICES

The principal office of the Corporation shall be located at the principal place of business or such other place as the Board of Directors (the "Board") may designate. The Corporation may have such other offices, either within or without the State of Washington, as the Board may designate or as the business of the Corporation may require from time to time.

                               SECTION 2.  SHAREHOLDERS

2.1 ANNUAL MEETING. The annual meeting of the shareholders shall be held on the day chosen by the Board of Directors each year at the principal office of the Corporation or such other place as fixed by the Board, for the purpose of electing Directors and transacting such other business as may properly come before the meeting. If the day fixed for the annual meeting is a legal holiday, the meeting shall be held on the next succeeding business day. If the annual meeting is not held at the designated time, the President or the Board may call the annual meeting at a time fixed by them not more than sixty (60) days after such designated time by proper notice designating the meeting as the annual meeting. If the annual meeting is not held at the designated time or during the sixty (60) day period thereafter, the annual meeting may be called by the holders of not less than one-tenth (1/10th) of all the outstanding shares of the Corporation entitled to vote at the meeting. In such event, notice shall be given not more than fifteen (15) days after the expiration of such sixty
    (60) day period. Any such notice shall fix the time of the meeting at the earliest date permissible under the applicable notice requirements.

2.2 SPECIAL MEETINGS. The Chairman of the Board, the President, or the Board may call special meetings of the shareholders for any purpose, and the holders of not less than one-tenth (1/10th) of all the outstanding shares of the Corporation entitled to vote on any issue proposed to be considered at the proposed special meeting, may call a special meeting of the shareholders, if they sign, date and deliver to the Corporation's Secretary a demand for a special meeting describing the purpose(s) for which it is to be held.


Page 1 -BYLAWS

2.3 PLACE OF MEETING. All meetings shall be held at the principal office of the Corporation or at such other place within or without the State of Washington designated by the Board, by any persons entitled to call a meeting hereunder or by a waiver of notice signed by all of the shareholders entitled to vote at the meeting.

2.4 MEETING NOTICE REQUIREMENTS.

    2.4.1NOTICE OF MEETING.  The Chairman of the Board, the President, the
              Secretary, the Board, or shareholders calling an annual or special meeting of shareholders, as provided for herein, shall cause to be delivered to each shareholder entitled to notice of or to vote at the meeting, either personally or by mail, not less than ten (10) nor more than sixty (60) days before the meeting, written notice stating the place, day and hour of the meeting, and in the case of a special meeting, the purpose(s) for which the meeting is called. At any time, upon properly executed written demand of the holders of not less than one-tenth (1/10th) of all of the outstanding shares of the Corporation entitled to vote on any issue proposed to be considered at the proposed meeting, it shall be the duty of the Secretary to give notice of such special meeting of shareholders to be held on such date and at such place and hour as shall be fixed in accordance with these Bylaws, not less than ten (10) nor more than sixty (60) days after receipt of said request, and if the Secretary shall neglect or refuse to issue such notice, the person(s) making the request may do so and may so fix the date for such meeting. If such notice is mailed, it shall be deemed delivered when deposited in the U.S. mail properly addressed to the shareholder at his or her address as it appears on the stock transfer books of the Corporation, with postage prepaid. If the notice is telegraphed, it shall be deemed delivered when the content of the telegram is delivered to the telegraph company.

    2.4.2NOTICE OF ADJOURNMENT OF MEETING. A majority of the shares represented at the meeting, even if less


Page 2 -BYLAWS
              than a quorum, may adjourn the meeting from time to time. At a reconvened meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. If a meeting is adjourned to a different date, time or place, notice need not be given of the new date, time or place if a new date, time or place is announced at the meeting before adjournment; however, if a new record date for the adjourned meeting is or must be fixed in accordance with the corporate laws of the State of Washington, notice of the adjourned meeting must be given to persons who are shareholders as of the new record date.

2.5 WAIVER OF NOTICE.

    2.5.1Whenever any notice is required to be given to any shareholder under the provisions of these Bylaws, the Articles of Incorporation of the Corporation or the Washington Business Corporation Act, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, and delivered to the Corporation for inclusion in the minutes of the Corporation, shall be deemed equivalent to the giving of such notice.

    2.5.2The attendance of a shareholder at a meeting waives objection to lack of, or defective notice of such meeting or consideration of a particular matter at the meeting, unless a shareholder at the beginning of the meeting or the consideration of such matter objects to holding the meeting, transacting business at the meeting or considering the matter when presented at the meeting.

2.6 FIXING OF RECORD DATE FOR DETERMINING OF SHAREHOLDERS. For purposes of determining shareholders entitled to notice of, or to vote at any meeting of shareholders or at any adjournment thereof, or shareholders entitled to demand a special meeting, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders of the Corporation for any other purpose, the Board may fix in advance a date as the record date for any


Page 3 -BYLAWS
    such determination. Such record date shall be not more than seventy (70) days, and in case of a meeting of shareholders, not less than ten (10) days, prior to the date on which the particular action requiring such determination is to be taken. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting, or to demand a special meeting or to receive payment of a dividend, the date on which the notice of meeting is mailed or on which the resolution of the Board declaring such dividend is adopted, as applicable, shall be the record date for such determination. Such determination shall apply to any adjournment of the meeting.

2.7 SHAREHOLDERS' LIST.

    2.7.1THE LIST. Beginning two (2) business days after notice of a meeting of shareholders has been given, a complete alphabetical list of the shareholders entitled to vote at such meeting, or at any adjournment thereof, shall be compiled, arranged by voting group, and within each voting group by class or series, with the address of and number of shares held by each shareholder. This record shall be kept on file at the Corporation's principal office or at a place identified in the meeting notice in the city where the meeting will be held, and on written demand shall be subject to inspection by any shareholder at any time during normal business hours. Such record shall also be kept open at such meeting for inspection by any shareholder.

    2.7.2COPYING. A shareholder may, on written demand, copy the shareholders' list at such shareholder's expense during regular business hours, provided that:

              a. Such shareholder's demand is made in good faith and for a proper purpose;

              b. Such shareholder has described with reasonable particularity his/her/its purpose in the written demand; and


Page 4 -BYLAWS

              c. The shareholders' list is directly connected with such shareholder's purpose.

2.8 QUORUM. A majority of the votes entitled to be cast on a matter at a meeting by a voting group, represented in person or by proxy, shall constitute a quorum of that voting group for action on that matter at a meeting of the shareholders. If the presiding officer at a meeting of the shareholders determines that a quorum is not present, he shall not call the meeting to order. If a quorum is present or represented at a reconvened meeting following an adjournment, any business may be transacted that might have been transacted at the meeting as originally called. The shareholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

2.9 MANNER OF ACTING.

    2.9.1GENERALLY. If a quorum exists, action on a matter, other than the election of directors, by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the affirmative vote of a greater number is required by these Bylaws, the Articles of Incorporation or the Washington Business Corporation Act.

    2.9.2SINGLE VOTING GROUP. If a matter is to be voted upon by a single group, action on that matter is taken when voted upon by that voting group; if a matter is to be voted on by two (2) or more voting groups, action on that matter is taken only when voted upon by each of those voting groups counted separately. Action may be taken by one (1) voting group on a matter even though no action is taken by another voting group entitled to vote on such matter.

2.10 PROXIES. A shareholder may vote by proxy executed in writing by the shareholder or by his or her attorney-in-fact. Such proxy shall be filed with the Secretary of the Corporation before or at the time of the meeting. A proxy shall become invalid eleven (11) months after the date of its execution, unless otherwise expressly provided in the proxy. A proxy


Page 5 -BYLAWS
     with respect to a specified meeting shall entitle the holder thereof to vote at any adjournment of such meeting but shall not be valid after the final adjournment thereof.

2.11 VOTING OF SHARES. Each outstanding share entitled to vote shall be entitled to one vote upon each matter submitted to a vote at a meeting of shareholders.

2.12     VOTING FOR DIRECTORS.

    2.12.1 NON-CUMULATIVE VOTING. Unless the Articles of Incorporation permit cumulative voting, each shareholder entitled to vote at an election of Directors may vote, in person or by proxy, the number of shares owned by such shareholder for each position on the Board of Directors that is to be filled by election, and for which such shareholder has a right to vote. The candidate receiving the plurality of the votes cast for that position on the Board of Directors shall be deemed elected to that position; provided, however, that no candidate may be elected to serve in more than one position on the Board of Directors at the same time.

    2.12.2 CUMULATIVE VOTING. If cumulative voting is authorized by the Articles of Incorporation, each shareholder entitled to vote shall be entitled to cast cumulative votes in a total equal to the number of shares held by such shareholder multiplied by the number of Directors to be elected. Such cumulative votes may all be cast for one Director candidate, or distributed among any number of such candidates. In the case of cumulative voting, voting shall be for the Board of Directors as a whole, and the candidates receiving the highest number of votes shall be deemed elected to the positions to be filled by election.

2.13 ACTION BY SHAREHOLDERS WITHOUT A MEETING. Any action which could be taken at a meeting of the shareholders may be taken without a meeting if a written consent setting forth the action so taken is signed by all shareholders entitled to vote with respect to the subject matter thereof. The action


Page 6 -BYLAWS
    shall be effective on the date on which the last signature is placed on the consent, or at such earlier or later time as is set forth therein. Such written consent, which shall have the same force and effect as a unanimous vote of the shareholders, shall be inserted in the minute book as if it were the minutes of a meeting of the shareholders.

2.14     VOTING OF SHARES BY CERTAIN HOLDERS.

    2.14.1 SHARES HELD BY ANOTHER CORPORATION. Shares in the name of another corporation may be voted by such officer, agent or proxy as the bylaws of such other corporation may prescribe, or, in the absence of such provision, as the Board of Directors of such corporation may determine; provided, however, that such shares are not entitled to vote if the Corporation owns, directly or indirectly, a majority of the shares entitled to vote for Directors of such other corporation.

    2.14.2 SHARES HELD BY PERSONAL REPRESENTATIVE, GUARDIAN, CONSERVATOR OR TRUSTEE. Shares held by a personal representative, administrator, executor, guardian or conservator may be voted by the holder, either in person or by proxy, without a transfer of such shares into the holder's name. Shares standing in the name of a trustee may be voted by that trustee either in person or by proxy, but no trustee shall be entitled to vote shares without a transfer of such shares into the trustee's name.

    2.14.3 SHARES HELD BY RECEIVER OR TRUSTEE IN BANKRUPTCY. Shares in the name of a receiver or trustee in bankruptcy may be voted by such receiver or trustee in bankruptcy, and shares held by or under the control of a receiver or trustee in bankruptcy may be voted by such receiver or trustee in bankruptcy without the transfer thereof into the name of such receiver or trustee if authority to do so is contained in an appropriate order of the court by which such receiver or trustee in bankruptcy was appointed.

    2.14.4 PLEDGED SHARES. A shareholder whose shares are pledged shall be entitled to vote such shares


Page 7 -BYLAWS
              until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

    2.14.5 TREASURY SHARES; FIDUCIARY STOCK. Treasury shares shall not be voted or counted for determining whether a quorum exists at any meeting or counted in determining the total number of outstanding shares at any given time; shares of its own stock held by the Corporation in a fiduciary capacity may be voted by the Corporation.

2.15 CONFERENCE TELEPHONE. Meetings of the shareholders may be conducted by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another at the same time, and participation by such means shall constitute presence in person at such meeting.

                            SECTION 3.  BOARD OF DIRECTORS

3.1 GENERAL POWERS. The business affairs of the Corporation shall be managed by the Board, except as may be otherwise provided in these Bylaws, the Articles of Incorporation, or the Washington Business Corporation Act.

3.2 NUMBER AND TENURE. The Board shall consist of five (5) Directors. The number of Directors may be changed from time to time by amendment to these Bylaws, but no decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director. Unless a Director dies, resigns, or is removed from office, he or she shall hold office until the next annual meeting of shareholders or until his or her successor is elected and qualified, whichever is later. Directors need not be shareholders of the Corporation or residents of the State of Washington.


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3.3 ANNUAL AND REGULAR MEETINGS.  An annual Board meeting shall be held without notice immediately after and at the same place as the annual meeting of shareholders. By resolution, the Board, or any committee thereof, may specify the time and place, either within or without the State of Washington, for holding regular meetings thereof without other notice than such resolution.

3.4 SPECIAL MEETINGS. Special meetings of the Board or of any committee designated by the Board may be called by or at the request of the Chairman of the Board, the President, the Secretary or any two (2) Directors and, in the case of any special meeting of any committee designated by the Board, by the Chairman thereof. The person(s) authorized to call special meetings may fix any place either within or without the State of Washington as the place for holding any special Board or committee meeting called by such person(s).

3.5 MEETINGS BY TELEPHONE. Members of the Board or of any committee designated by the Board may participate in a meeting of such Board or committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.

3.6 NOTICE OF SPECIAL MEETINGS. Notice of a special Board or committee meeting, stating the place, day and hour of the meeting, shall be given to a Director in writing, in person or orally by telephone. Neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice of such meeting.

    3.6.1PERSONAL DELIVERY. If delivery is by personal service, the notice shall be effective if delivered at the Director's address at least two (2) days before the meeting.

    3.6.2DELIVERY BY MAIL. If notice is delivered by mail, the notice shall be deemed effective if deposited in the U.S. mail at least five (5) days before the meeting, properly addressed to a Director at his or her address shown on the records of the Corporation, with postage prepaid.


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

    3.6.3DELIVERY BY ELECTRONIC MEANS. If notice is delivered by any electronic means including, but not limited to, telegraph or facsimile, the notice shall be deemed effective if the content thereof is delivered to the telegraph company for delivery to a Director at his or her address shown on the records of the Corporation, or transmitted by facsimile machine to a facsimile number for the Director shown on the records of the Corporation, at least three (3) days before the meeting.

    3.6.4ORAL NOTICE. If notice is delivered orally, by telephone or in person, the notice shall be effective if personally given to a Director at least two (2) days before the meeting.

3.7 WAIVER OF NOTICE.

    3.7.1WRITTEN WAIVER. Whenever any notice is required to be given to any Director under the provisions of these Bylaws, the Articles of Incorporation or the Washington Business Corporation Act, a waiver thereof in writing, specifying the meeting for which notice is waived, signed by the person or persons entitled to such notice and whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board or any committee appointed by the Board need be specified in the waiver of notice of such meeting.

    3.7.2WAIVER BY ATTENDANCE. The attendance of a Director at a Board or committee meeting shall constitute a waiver of notice of such meeting, unless a Director, at the beginning of the meeting, or promptly upon such Director's arrival, objects to holding the meeting or transacting any business and does not thereafter vote for or assent to action taken at the meeting.

3.8 QUORUM. A majority of the number of Directors fixed by, or in the manner provided by, these Bylaws shall constitute a quorum for the transaction of business at any Board meeting.


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

     If the Chairman of the Board determines that less than a quorum is present he shall not call the meeting to order.

3.9 MANNER OF ACTING AND ADJOURNMENT. The act of the majority of the Directors present at a Board meeting at which there is a quorum shall be the act of the Board, unless the vote of a greater number is required by these Bylaws, the Articles of Incorporation or the Washington Business Corporation Act. Any meeting of the Board may be adjourned and continued at a later time, including a meeting at which a quorum is not present. Notwithstanding Section 3.6, notice of the adjourned meeting or of the business to be transacted there, other than by announcement at the meeting of which the adjournment is taken, shall not be necessary. At any adjourned meeting at which a quorum is present, any business may be transacted which could have been transacted at the meeting as originally called.

3.10 PRESUMPTION OF ASSENT. A Director of the Corporation present at a Board or committee meeting at which action on any corporate matter is taken shall be deemed to have assented to the action taken unless such Director objects at the beginning of the meeting, or promptly upon such Director's arrival, to holding the meeting or transacting business at the meeting, and his or her dissent is entered in the minutes of the meeting, or unless such Director delivers a written notice of dissent or abstention to such action with the presiding officer of the meeting before the adjournment thereof, or forwards such notice by registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting. A Director who voted in favor of such action may not thereafter dissent or abstain.

3.11 ACTION BY BOARD OR COMMITTEES WITHOUT A MEETING. Any action which could be taken at a meeting of the Board or of any committee appointed by the Board may be taken without a meeting if a written consent setting forth the action so taken is signed by each of the Directors or by each committee member. The action shall be effective on the date on which the last signature is placed on the consent, or at such other time as is set forth therein. Such written consent, which shall have the same effect as a unanimous vote of the Directors or of such committee, shall be inserted in the minute book as if it were the minutes of the Board or committee meeting.


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3.12 RESIGNATION.  Any Director may resign at any time by delivering written notice thereof to the Chairman of the Board, the Board, or to the registered office of the Corporation. Such resignation shall take effect at the time specified therein, or if the time is not specified therein, upon delivery thereof and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Once delivered, a notice of resignation is irrevocable unless revocation is permitted by the Board.

3.13 REMOVAL. At a meeting of shareholders called expressly for that purpose, one (1) or more members of the Board (including the entire Board) may be removed, with or without cause, unless the Articles of Incorporation permit removal for cause only, by a vote of the holders of a majority of the shares then entitled to vote on the election of Director(s). A Director may be removed only if the number of votes cast to remove the Director exceeds the number of votes cast to not remove the Director. If a Director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove such Director.





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3.14 VACANCIES.  Any vacancy occurring on the Board, including a vacancy resulting from an increase in the number of Directors, may be filled by the shareholders, by the Board or by the affirmative vote of a majority of the remaining Directors though less than a quorum of the Board, or by a sole remaining Director. A Director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office. Any directorship to be filled by reason of an increase in the number of Directors may be filled by the affirmative vote of a majority of the number of Directors fixed by the Bylaws prior to such increase for a term of office continuing only until the next election of Directors by the shareholders. Any directorship not so filled by the Directors shall be filled by election at the next annual meeting of shareholders or at a special meeting of shareholders called for that purpose. If the vacant directorship is filled by the shareholders and was held by a Director elected by a voting group of shareholders, then only the holders of shares of that voting group are entitled to vote to fill such vacancy. A vacancy that will occur at a specific later date by reason of a resignation effective at such later date, or otherwise, may be filled before the vacancy occurs, but the new Director may not take office until the vacancy occurs.

3.15     EXECUTIVE AND OTHER COMMITTEES.

    3.15.1 CREATION OF COMMITTEES. The Board, by resolution adopted in the manner provided by these Bylaws by a majority of the number of Directors in office when such action is taken, may appoint standing or temporary committees, including an Executive Committee, from its own number and consisting of no fewer than two (2) Directors, and invest such committee(s) with such powers as it may see fit, subject to such conditions as may be prescribed by the Board, these Bylaws, the Articles of Incorporation or the Washington Business Corporation Act.

    3.15.2 AUTHORITY OF COMMITTEES. Each committee shall have and may exercise all of the authority of the Board to the extent provided in the resolution of the Board designating the committee and any subsequent resolutions pertaining thereto and


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

              adopted in like manner, except that no such committee shall have the authority to: (a) authorize distributions; (b) approve or propose to shareholders actions required by the Washington Business Corporation Act to be approved by shareholders; (c) fill vacancies on the Board or on any committee thereof; (d) adopt, amend or repeal these Bylaws; (e) amend the Articles of Incorporation; (f) approve a plan of merger not requiring shareholder approval; (g) authorize or approve reacquisition of shares, except according to a formula or method prescribed by the Board; or (h) authorize or approve the issuance or sale or contract for the sale of shares, or determine the designation of relative rights, preferences and limitations of a class or series of shares of the Corporation, except that the Board may authorize a committee or a senior executive officer of the Corporation to do so within limits specifically prescribed by the Board.

    3.15.3 QUORUM AND MANNER OF ACTING. A majority of the number of Directors composing any committee of the Board, as established and fixed by resolution of the Board, shall constitute a quorum for the transaction of business at any meeting of such committee. If the presiding officer determines that less than a quorum is present, (s)he shall not call the meeting to order. Except as may be otherwise provided in the Washington Business Corporation Act, the Articles of Incorporation, or these Bylaws, the act of a majority of the members of a committee present shall be the act of the committee.

    3.15.4 MINUTES OF MEETINGS. All committees so appointed shall keep regular minutes of their meetings and shall cause them to be recorded in books kept for that purpose.

    3.15.5 RESIGNATION. Any member of any committee may resign at any time by delivering written notice thereof to the Board, the Chairman of the Board or the Corporation. Such resignation shall take effect at the time specified therein, or if the


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

              time is not specified, upon delivery thereof and the acceptance of such resignation shall not be necessary to make it effective. Once delivered, a notice of resignation is irrevocable unless revocation is permitted by the Board.

    3.15.6 REMOVAL. The Board may remove from office any member of any committee elected or appointed by it, but only by the affirmative vote of not less than a majority of the number of Directors fixed by or in the manner provided by these Bylaws.

3.16 COMPENSATION. By Board resolution, Directors and committee members may be paid their expenses, if any, of attendance at each Board or committee meeting, or a fixed sum for attendance at each Board or committee meeting, or a stated salary as Director or a committee member, or a combination of the foregoing. No such payment shall preclude any Director or committee member from serving the Corporation in any other capacity and receiving compensation therefor.

3.17     TRANSACTIONS WITH DIRECTORS.

    3.17.1 Any contract or other transaction or determination between the Corporation and one or more of its Directors, or between the Corporation and another party in which one or more of its Directors are interested, shall be valid notwithstanding the relationship or interest or the presence or participation of such Director(s) in a meeting of the Board or of a committee thereof which acts upon or in reference to such contract, transaction, or determination, if: (a) the material facts and the Directors' interest(s) were disclosed or known to the Board or the committee and the Board or committee authorized, approved, or ratified the transactions; (b) the material facts and the Directors or Directors' interest(s) were disclosed or known to the shareholders entitled to vote and they authorized, approved or ratified the transaction; or (c) the transaction was fair to the Corporation.

    3.17.2 Common or interested Directors may be counted in determining the presence of a quorum at a meeting


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

              of the Board or committee which authorizes or ratifies such contract, transaction or determination. A transaction with a Director may not be authorized, approved or ratified by a single Director unless such Director is the sole Director and the sole shareholder of the Corporation and otherwise complies with the requirements of Section 3.17 herein and applicable law. The interested Director(s) shall not be disqualified from voting as shareholders for ratification or approval of such contract, transaction or determination.

    3.17.3 None of the provisions of this Section shall invalidate any contract, transaction or determination which would otherwise be valid under applicable law.

                                 SECTION 4.  OFFICERS

4.1 NUMBER. The officers of the Corporation shall be a President and a Secretary, each of whom shall be appointed by the Board; and one or more Vice Presidents, a Treasurer and such other officers and assistant officers, including a Chairman of the Board, may be appointed by the Board; such officers and assistant officers to hold office for such period, have such authority and perform such duties as are provided in these Bylaws or as may be provided by resolution of the Board. Any officer may be assigned by the Board any additional title that the Board deems appropriate. The Board may delegate to any officer or agent the power to appoint any such subordinate officers or agents and to prescribe their respective terms of office, authority and duties and to remove any subordinate officers or agents so appointed. Any two (2) or more offices may be held by the same person.

4.2 APPOINTMENT AND TERM OF OFFICE. The officers of the Corporation shall be appointed annually by the Board at the meeting held following the annual meeting of the shareholders. If the appointment of officers is not made at such meeting, such appointment shall be made as soon thereafter as a Board meeting may conveniently be held. Unless an officer dies, resigns or is removed from office, he or she shall hold office until the next annual meeting of the Board or until his or her successor is appointed and


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    qualified.  The appointment of an officer does not itself create contract rights.

4.3 RESIGNATION. Any officer may resign at any time by delivering written notice to the Corporation. Such resignation shall take effect at the time specified therein, or if the time is not specified, upon delivery thereof and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Once delivered, a notice of resignation is irrevocable unless revocation is permitted by the Board.

4.4 REMOVAL. Any officer or agent appointed by the Board may be removed by the Board at any time, with or without cause, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Appointment of an officer or agent shall not of itself create contract rights.

4.5 VACANCIES. A vacancy in any office because of death, resignation, removal, disqualification, creation of a new office or any other cause may be filled by the Board for the unexpired portion of the term, or for a new term established by the Board.




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

4.6 CHAIRMAN OF THE BOARD. If elected, the Chairman of the Board shall perform such duties as shall be assigned to him by the Board from time to time and shall preside over meetings of the Board and of shareholders unless another officer is appointed or designated by the Board as Chairman of such meeting.

4.7 PRESIDENT. The President shall be the chief executive officer of the Corporation unless some other officer is so designated by the Board, shall preside over meetings of the Board and shareholders in the absence of a Chairman of the Board and, subject to the Board's control, shall supervise and control all of the assets, business and affairs of the Corporation.
    The President may sign certificates for shares of the Corporation, deeds, mortgages, bonds, contracts and other instruments, except when the signing and execution thereof have been expressly delegated by the Board or by these Bylaws to some other officer or agent of the Corporation, or are required by law to be otherwise signed or executed by some other officer or in some other manner. In general, the President shall perform all duties incident to the office of President and such other duties as are prescribed by the Board from time to time.

4.8 VICE PRESIDENT. In the event of the death of the President or his or her inability to act, the Vice President (or if there is more than one (1) Vice President, the Vice President who was designated by the Board as the successor to the President, or if no Vice President is so designated, the Vice President first elected to such office) shall perform the duties of the President, except as may be limited by resolution of the Board, with all the powers of and subject to all the restrictions upon the President. Any Vice President may sign, with the Secretary or Assistant Secretary, certificates for shares of the Corporation. Vice Presidents shall have, to the extent authorized by the President or the Board, the same powers as the President to sign deeds, mortgages, bonds, contracts and other instruments. Vice Presidents shall perform such other duties as from time to time may be assigned to them by the President or the Board.


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

4.9 SECRETARY. The Secretary shall: (a) keep the minutes of meetings of the shareholders and of the Board in one (1) or more books designated for that purpose; (b) ensure that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and seal of the Corporation; (d) keep registers of the post office address of each shareholder and Director; (e) sign, with the President or a Vice President, certificates for shares of the Corporation;
    (f) have general charge of the stock transfer books of the Corporation; (g) sign, with the President or other officer authorized by the President or the Board, deeds, mortgages, bonds, contracts and other instruments; and
    (h) perform all duties generally incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the President or by the Board. In the absence of the Secretary, an Assistant Secretary may perform the duties of the Secretary.

4.10 TREASURER. If required by the Board, the Treasurer shall give a bond for the faithful discharge of his or her duties in such amount and with such surety or sureties as the Board shall determine. The Treasurer shall have charge and custody of and be responsible for all funds and securities of the Corporation; receive and give receipts for moneys paid to the Corporation from any source whatsoever, and deposit all such moneys in the name of the Corporation in banks, trust companies or other depositories selected in accordance with these Bylaws; and in general perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the President or by the Board. In the absence of the Treasurer, an Assistant Treasurer may perform the duties of the Treasurer.

4.11 SALARIES. The salaries of the officers shall be fixed from time to time by the Board or by any person or persons to whom the Board shall have delegated such authority. No officer shall be prevented from receiving such salary by reason of the fact that he or she is also a Director of the Corporation.


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                  SECTION 5.  CONTRACTS, LOANS, CHECKS, AND DEPOSITS

5.1 CONTRACTS. The Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation. Such authority may be general or confined to specific instances.

5.2 LOANS TO THE CORPORATION. No loans shall be contracted on behalf of the Corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Board. Such authority may be general or confined to specific instances.

5.3 LOANS TO DIRECTORS. The Corporation shall not lend money to or guarantee the obligation of a Director unless: (a) the particular loan or guarantee is approved by a majority of the votes represented by the outstanding voting shares of all classes, voting as a single voting group, excluding the votes of the shares owned by or voted under the control of the benefitted Director; or (b) the Board determines that the loan or guarantee benefits the Corporation and either approves the specific loan or guarantee or a general plan authorizing loans to and guarantees for Directors.

5.4 CHECKS, DRAFTS, ETC. All checks, drafts, or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, or agent or agents, of the Corporation and in such manner as is from time to time determined by resolution of the Board.

5.5 DEPOSITS. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Board may select.

                SECTION 6.  CERTIFICATES FOR SHARES AND THEIR TRANSFER

6.1 ISSUANCE OF SHARES. No shares of the Corporation shall be issued unless authorized by the Board, and such authorization shall specify the maximum number of shares to be issued and the consideration to be received for each share.


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6.2 CERTIFICATES FOR SHARES.  Certificates representing shares of the
    Corporation shall be in such form as shall be determined by the Board.
    Such certificates shall be signed by the Chairman or Vice Chairman of the Board, or the President or a Vice President, and by the Secretary or an Assistant Secretary. Any or all of the signatures on a certificate may be a facsimile if the certificate is manually signed on behalf of a transfer agent or a registrar other than the Corporation itself or an employee of the Corporation. All certificates shall include on their face written notice of any restrictions which may be imposed on the transferability of such shares. All certificates shall be consecutively numbered or otherwise identified.

6.3 STOCK RECORDS. The stock transfer books shall be kept at the registered office or principal place of business of the Corporation or at the office of the Corporation's transfer agent or registrar. The name and address of each person to whom a certificate for shares is issued, together with the class and number of shares represented by each such certificate and the date of issue thereof, shall be entered on the stock transfer books of the Corporation. The person in whose name shares stand on the books of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes.

6.4 RESTRICTION ON TRANSFER. Except to the extent that the Corporation has obtained an opinion of counsel acceptable to the Corporation that transfer restrictions are not required under applicable securities laws, or has otherwise satisfied itself that such transfer restrictions are not required, all certificates representing shares of the Corporation shall bear the following legend on the face of the certificate or on the reverse of the certificate if a reference to the legend is contained on the face, which reads substantially as follows:

         The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, (the "Act") or any applicable state securities law, and no interest therein may be sold, distributed, assigned, offered, pledged, or otherwise transferred unless (a) there is an effective registration statement under the Act and applicable state securities laws covering any such


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         transaction involving said securities or (b) this Corporation receives an opinion of legal counsel for the holder of these securities (concurred in by legal counsel for this Corporation) stating that such transaction is exempt from registration or this Corporation otherwise satisfies itself that such transaction is exempt from registration.

6.5 TRANSFER OF SHARES. Transfer of shares of the Corporation shall be made only on the stock transfer books of the Corporation pursuant to authorization or document of transfer made by the holder of record thereof, or by his or her legal representative who shall furnish proper evidence of authority to transfer, or by his or her attorney-in-fact authorized by power of attorney duly executed and filed with the Secretary of the Corporation. All certificates surrendered to the Corporation for transfer shall be cancelled and no new certificate shall be issued until the former certificates for like number of shares shall have been surrendered and cancelled.

6.6 LOST OR DESTROYED CERTIFICATES. In the case of a lost, destroyed or mutilated certificate, a new certificate may be issued therefor upon such terms and indemnity to the Corporation as the Board shall prescribe.

6.7 TRANSFER AGENT AND REGISTRAR.  The Board may from time to time appoint one
    (1) or more Transfer Agents and one (1) or more Registrars for the shares of the Corporation, with such powers and duties as the Board shall determine by resolution.

6.8 OFFICER CEASING TO ACT. If any officer who has signed or whose facsimile signature has been placed upon a stock certificate shall have ceased to be such officer before such certificate is issued, the certificate may be issued by the Corporation with the same effect as if the signer were such officer at the date of its issuance.

6.9 FRACTIONAL SHARES. The Corporation shall not issue certificates for fractional shares.

6.10 VOTING RECORD. The officer or agent having charge of the stock transfer books for shares of the Corporation shall at least ten (10) days before each meeting of shareholders compile a complete record of the shareholders entitled to


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    vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each. Such record shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting for the purposes thereof.

                            SECTION 7.  BOOKS AND RECORDS

7.1 MAINTAINING CORPORATE RECORDS. The Corporation shall keep correct and complete books and records of account, stock transfer books, minutes of the proceedings of its shareholders and Board and such other records as may be necessary or advisable.

7.2 INSPECTION OF CORPORATE RECORDS. A shareholder is entitled to inspect and copy during regular business hours those corporate books and records described in RCW 23B. subject to the requirements therein.

7.3 FINANCIAL STATEMENTS. Not later than four (4) months following the close of its fiscal year, and in any event prior to the annual meeting of shareholders, the Corporation shall prepare a balance sheet and income statement as of the close of the fiscal year. Upon written request, the Corporation shall mail to any shareholder a copy of the most recent balance sheet and income statement. If the annual financial statements are reported upon by a public accountant, the accountant's report must accompany them. If not, the statements must be accompanied by the statement required in RCW 23B.16.200, which is to be signed by the President or a person responsible for the Corporation's accounting records.

                               SECTION 8.  FISCAL YEAR

The fiscal year of the Corporation shall be the calendar year, provided that if a different fiscal year is at any time selected for purposes of federal income taxes, the fiscal year shall be the year so selected.


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                                   SECTION 9.  SEAL

The Corporation may use a seal. If it does so, the seal of the Corporation shall consist of the name of the Corporation, the year of its incorporation and the state of its incorporation.

                             SECTION 10.  INDEMNIFICATION

10.1     DEFINITIONS.  As used in this Section 10:

    10.1.1 "Act" means the Washington Business Corporation Act, as now or hereafter amended.

    10.1.2 "Another Enterprise" means a corporation (other than the Corporation), partnership, joint venture, trust, association, committee, employee benefit plan, or other group or entity.

    10.1.3 "Corporation" means S.V.V. SALES, INC., and any domestic or foreign predecessor entity which, in merger or other transactions, ceased to exist.

    10.1.4 "Director" means each individual who is or was a director of the Corporation or an individual who, while a director of the Corporation, is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of Another Enterprise.

    10.1.5    "Expenses" include counsel fees.

    10.1.6 "Indemnitee" means each person who was, is, or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any proceeding because the person is or was a director, officer, employee or agent of the Corporation and who possesses indemnification rights pursuant to the Articles of Incorporation of the Corporation, these Bylaws, or other action by the Corporation. The term shall also include, for officers, employees or agents, service at the Corporation's request as a director, officer, partner, trustee, employee or agent of Another Enterprise.


Page 24 -BYLAWS

    10.1.7 "Loss" means the obligation to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable Expenses incurred with respect to a Proceeding.

    10.1.8 "Party" includes an individual who was, is, or is threatened to be named a defendant or respondent in a Proceeding.

    10.1.9 "Proceeding" means any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal Proceeding shall include derivative shareholders' actions.

10.2 RIGHT TO INDEMNIFICATION. The Corporation may indemnify and hold each director and officer harmless against any and all Loss except for Losses arising out of: (a) the Indemnitee's acts or omissions finally adjudged to be intentional misconduct or a knowing violation of law, (b) the Indemnitee's approval of certain distributions or loans by such Indemnitee which are finally adjudged to be in violation of RCW 23B.08.310, or (c) any transaction in which it is finally adjudged that the Indemnitee personally received a benefit in money, property, or services to which the Indemnitee was not legally entitled. Except as provided in Section 10.5, the Corporation shall not indemnify an Indemnitee in connection with a Proceeding (or part thereof) initiated by the Indemnitee unless such Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. If, after the effective date of this Article, the Act is amended to authorize further indemnification of directors and officers, then directors and officers of this Corporation may be indemnified to the fullest extent permitted by the Act, as so amended.

10.3 CONTRIBUTION. If the indemnification provided in Section 10.2 is not available to be paid to Indemnitee for any reason other than those set forth in subparagraphs (a), (b), and (c) of Section 10.2 (for example, because indemnification is held to be against public policy even though otherwise permitted under Section 10.2, then in respect of any Proceeding in which the Corporation is jointly liable with Indemnitee (or would be if joined in such


Page 25 -BYLAWS

    Proceeding), the Corporation may contribute to the amount of Loss paid or payable by Indemnitee in such proportion as is appropriate to reflect
    (a) the relative benefits received by the Corporation and the Indemnitee from the transaction from which such Proceeding arose, and (b) the relative fault of the Corporation and the Indemnitee in connection with the events which resulted in such Loss, as well as any other relevant equitable consideration. The relative fault of the Corporation and the Indemnitee shall be determined by a court of appropriate jurisdiction (which may be the same court in which the Proceeding took place) with reference to, among other things, the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent the circumstances resulting in such Loss. The Corporation agrees that it would not be just and equitable if contribution pursuant to this Section 10.3 was determined by pro rata allocation or any other method of allocation which does not take account of the foregoing equitable considerations.

10.4 NOTIFICATION AND DEFENSE OF CLAIM. Promptly after receipt by Indemnitee of notice of commencement of any Proceeding against Indemnitee, Indemnitee must, if a claim in respect thereof is to be made against the Corporation under this Article, notify the Corporation of the commencement thereof. With respect to any such Proceeding as to which Indemnitee has notified the
     Corporation:

    10.4.1 The Corporation will be entitled to participate therein at its own expense;

    10.4.2 Except as otherwise provided below, to the extent that it may wish to do so, the Corporation, jointly with any other indemnifying party similarly notified, will be entitled to assume the defense thereof, with counsel satisfactory to Indemnitee. After notice from the Corporation to Indemnitee of its election to assume the defense thereof, the Corporation will not be liable to Indemnitee under this Article for any legal or other Expenses subsequently incurred by Indemnitee in connection with the defense thereof, other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ its counsel in such Proceeding, but the fees and Expenses of such counsel incurred after


Page 26 -BYLAWS
              notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (1) the employment of counsel by Indemnitee has been authorized by the Corporation, (2) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Corporation and Indemnitee in the conduct of the defense of such Proceeding, or
              (3) the Corporation shall not in fact have employed counsel to assume the defense of such Proceeding, in any of which events, the fees and Expenses of counsel shall be at the expense of the Corporation. The Corporation shall not be entitled to assume the defense of any proceeding brought by or on behalf of the Corporation or as to which Indemnitee shall have made the conclusion provided in (2) of this subparagraph; and

    10.4.3 The Corporation shall not be liable to indemnify Indemnitee under this Article for any amounts paid in settlement of any Proceeding effected without its written consent. The Corporation shall not settle any Proceeding in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee's written consent. Neither the Corporation nor Indemnitee will unreasonably withhold its consent to a proposed settlement.

10.5 CERTAIN PROCEDURES RELATING TO INDEMNIFICATION. For the purpose of pursuing rights to indemnification under this Article, the Indemnitee shall
     (a) submit to the Board a sworn statement of request of indemnification ("Indemnification Statement") stating that he is entitled to indemnification hereunder; and (b) present to the Corporation reasonable evidence of all amounts for which indemnification is requested. Submission of an Indemnification Statement to the Board shall create a presumption that the Indemnitee is entitled to indemnification hereunder, and the Corporation shall, within sixty (60) calendar days after submission of the Indemnification Statement, make the payments requested in the Indemnification Statement to or for the benefit of the Indemnitee, unless
     (i) within such sixty (60) calendar day period it shall be resolved by a majority vote of the Directors who were not and are not parties to the threatened Proceeding (Disinterested Director) that the Indemnitee is


Page 27 -BYLAWS
    not entitled to the indemnification under this Article; PROVIDED, HOWEVER, that in no event shall the number of Directors voting be less than two (2);
    (ii) such vote shall be based upon clear and convincing evidence (sufficient to rebut the foregoing presumption); and (iii) the Indemnitee shall receive within such sixty (60) day period notice in writing of such vote, which notice shall disclose with particularity the evidence upon which the vote is based.

    If there are not at least two (2) Disinterested Directors, then the Board of Directors shall send notice to all shareholders indicating that the Indemnitee will be entitled to receive payment unless shareholders owning at least fifty percent (50%) of the outstanding shares object to the payment and such objection complies with Sections 10.5(a)(ii) and (iii). The notice shall also contain a copy of the Indemnification Statement. If the necessary number of shareholders do not object, then the payment shall be made.

    The provisions of this Section are intended to be procedural only and shall not affect the right of the Indemnitee to indemnification under this Article so long as the Indemnitee follows the prescribed procedure, and any determination that the Indemnitee is not entitled to indemnification and any failure to make the payments requested in the Indemnification Statement shall be subject to judicial review by any court of competent jurisdiction.

    The right to indemnification conferred in this Article shall include the right to be paid by the Corporation all Expenses incurred in defending a Proceeding in advance of its final disposition; PROVIDED, HOWEVER, that the payment of such Expenses in advance of the final disposition of any Proceeding shall be made upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced in the event and only to the extent it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under the Act, Articles of Incorporation, this Article, or otherwise, for such Expenses.

10.6 RIGHT OF INDEMNITEE TO BRING SUIT. If a claim under this Article is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for expenses


Page 28 -BYLAWS
    incurred in defending a Proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the Indemnitee shall be entitled to be also paid the expense of prosecuting such claim. Neither the failure of the Corporation (including its Board of Directors, its shareholders, or independent legal counsel) to have made a determination prior to the commencement of such Proceeding that indemnification of or reimbursement or advancement of Expenses to the Indemnitee is proper in the circumstances, nor an actual determination by the Corporation (including its Board of Directors, its shareholders, or independent legal counsel) that the Indemnitee is not entitled to indemnification or to the reimbursement or advancement of Expenses, shall be a defense to the Proceeding or create a presumption that the Indemnitee is not so entitled.

10.7 INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION. The Corporation may, by action of its Board of Directors from time to time, provide indemnification and pay Expenses in advance of the final disposition of a Proceeding against employees and agents of the Corporation, with the same scope and effect as the provisions of this Article with respect to the indemnification and of advancement of Expenses of its Directors and officers of the Corporation, or pursuant to rights granted pursuant to, or provided by, the Act or otherwise.

10.8 CONTRACT RIGHT. Rights of indemnification under this Article shall continue as to an Indemnitee who has ceased to be a director or officer, as long as Indemnitee shall be subject to any possible Proceeding, by reason of the fact that Indemnitee was a director or officer of the Corporation or serving in any other capacity referred to herein, and shall inure to the benefit of his or her heirs, executors, and administrators. The right to indemnification conferred in this Article shall be a contract right upon which each director or officer shall be presumed to have relied in determining to serve or to continue to serve as such. Any amendment to or repeal of this Article shall not adversely affect any right or protection of a director or officer of the Corporation for or with respect to any acts or omissions


Page 29 -BYLAWS
    of such director or officer occurring prior to such amendment or repeal.

10.9 SEVERABILITY. If any provision of this Article or any application thereof shall be invalid, unenforceable or contrary to applicable law, the remainder of this Article, or the application of such provisions to persons or circumstances other than those as to which it is held invalid, unenforceable or contrary to applicable law, shall not be affected thereby and shall continue in full force and effect.

                               SECTION 11.  AMENDMENTS

These Bylaws may be altered, amended, or repealed and new Bylaws may be adopted by the Board at any regular or special meeting of the Board. The shareholders may also make, alter, amend and repeal the Bylaws of the Corporation at any annual meeting or at a special meeting called for that purpose. All Bylaws made by the Board may be amended, repealed, altered or modified by the shareholders at any regular or special meeting called for that purpose.



Page 30 -BYLAWS

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

               ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     In accordance with California General Corporation Law, Registrant has included a provision in its Articles of Incorporation to limit the personal liability of its directors to the fullest extent possible under California law. The provision serves to eliminate such directors' liability to Registrant or its stockholders for monetary damages, except for (i) any breach of the director's duty of loyalty to Registrant or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which a director derived an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in The Securities Act of 1933, as amended, and is therefore unenforceable.

ITEM 21.  EXHIBITS

 1.2      Form of Representative's Warrant Agreement Option or Warrant
          Agreement.*

 3.1 Certificate of Incorporation of Registrant dated July 31, 1990 and Amendments thereto.*

 3.2      Bylaws.*

 4.0 Warrant Agreement between the Registrant and American Securities Stock Transfer, Inc.*

4.1       Form of Certificate of Determination of Series B Preferred Stock.


 5.0      Opinion of John B. Wills, Esq.

10.1 Agreement for Merger dated November 13, 1996 by and among the Registrant, S.V.V. Sales, Inc. d/b/a Arcada Communications ("Arcada") and Touch Tone/Arcada, Inc.*

10.2 First Amendment to Agreement for Merger dated November 19, 1996 by and among the Registrant, Arcada and Touch Tone/Arcada, Inc.*

10.3 Second Amendment to Agreement for Merger dated December 4, 1996 by and among the Registrant, Arcada and Touch Tone/ Arcada, Inc.*


10.4 Third Amendment for Merger dated January 17, 1996 by and among the Registrant, Arcada, Touch/Arcada, Touch Tone/Arcade, Inc., Robert Leppaluoto and Keith Leppaluoto (the "Third Amendment").

10.5 Form of Plan of Merger by and among the Registrant, Arcada and Touch Tone/Arcada, Inc., as amended by the Third Amendment

10.6 Acquisition Agreement and addendum thereto between the Registrant and National Telcom Management, Inc.*


10.6 Form of Financial Advisory Agreement between the Registrant and Barron Chase Securities, Inc.*

10.7 Form of Merger and Acquisition Agreement between the Registrant and Barron Chase Securities, Inc.*

10.8      Agreement between AT&T and the Registrant.*

10.9      Telecommunications Services Agreement between WilTel and the
          Registrant.*

10.10 Sales and Distribution Agreement between Paging Network of Arizona and the Registrant.*

10.11     Employment Agreement with David J. Smith and the Registrant.*

10.12     Agreement between TMO Communications and the Registrant.*

10.13 National Reseller Agreement between the Registrant and ICG Access Services, Inc.*

10.14     Release and Settlement Agreement between AT&T and Touch Tone America,
          Inc.*

10.15 Release and Settlement Agreement between ICG Access Services, Inc. and Registrant.*

10.16     Agreement with TMO and the Registrant dated April 18, 1996.*

10.17     Employment Agreement between Frank J. Bonadio and the Registrant

10.18     Consulting Agreement between Michael J. Canney and the Registrant.*

10.19     Form of Consulting Agreement between Robert Vaughan and the
          Registrant.

11.0      Statement Concerning Computation of Per Share Earnings.*

24.1      Consent of Hein + Associates LLP.

24.2      Consent of BDO Seidman, LLP.

24.3      Consent of John B. Wills, Esq.

_______________________________


*   Previously filed.


**
(b) Financial statement schedules have been omitted because they are not required or the information is included in the financial statements and notes thereto.

ITEM 22.  UNDERTAKINGS

(a)   The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1993;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (c) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be field as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class marl or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the even that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona on January 28, 1997.

Date: January 28, 1997                 TOUCH TONE AMERICA, INC.

                                        By /s/ Michael J. Canney
                                        ---------------------------
                                        Michael J. Canney, Chairman
                                           of the Board, President and
                                           Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael J. Canney and David J. Smith, or either of them, his or her attorneys-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.




   SIGNATURE                           TITLE                                  DATE

/s/ Michael J. Canney      Chairman of the Board, President            January 28, 1997
_____________________      and Chief Executive Officer
Michael J. Canney

/s/ David J. Smith         Secretary and Chief Financial Officer
__________________         (Principal Financial and Accounting
David J. Smith             Officer)                                    January 28, 1997



                                        II-5






                           Director                                    January ___, 1997
____________________
Matthew J. Barletta

          *                Director                                    January 28, 1997
____________________
Stephen P. Shearin

/s/ Norman B. Walko        Director                                    January 28, 1997
____________________
Norman B. Walko
                           Director                                    January ___, 1997
____________________
Benjamin W. Bronston


* By: /S/ MICHAEL J. CANNEY
      ---------------------
          Michael J. Canney
           Attorney-in-Fact


                                        PROXY

                               TOUCH TONE AMERICA, INC.

             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Michael J. Canney as proxy, with full power of substitution, with authority to represent and vote, as designated below, all shares of common stock of Touch Tone America, Inc. held of record by the undersigned on January __, 1997 at the Special Meeting of Shareholders to be held at the corporate offices of S.V.V. Sales, Inc. d/b/a Arcada Communications located at 2001 Sixth Avenue, Suite 3210, Seattle, Washington on January __, 1997, at 10:00 a.m., local time, or at any adjournment or postponement thereof, upon the matters set forth below, all in accordance with and as more fully described in the Notice of Special Meeting and Joint Proxy Statement and Prospectus dated January __, 1997.

    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

    The Board of Directors recommends a vote "FOR" the following proposals:

Please mark boxes / / or /x/ in blue or black ink.

         1. Proposal to approve and adopt the Agreement and Plan of Merger dated as of November 13, 1996, among S.V.V. Sales, Inc. d/b/a Arcada Communications ("Arcad"), Touch Tone/Arcada, Inc. ("Merger Sub") and Touch Tone America, Inc. ("Touch Tone"), as amended November 19, 1996 and as further amended on December 4, 1996 (the "Merger Agreement"), and to approve the merger (the "Merger") of Arcada with and into Merger Sub pursuant to the Merger Agreement. As a result of the Merger, Arcada shareholders will receive 250 shares of Touch Tone Common Stock, subject to certain resale restrictions and adjustment under certain circumstances, and a 15 month 8% unsecured promissory note in the principal amount of $30.00 for each share of their Arcada Common Stock, and Merger Sub, as survivor in the Merger, will remain a wholly owned subsidiary of Touch Tone.

    / /      FOR   / /      AGAINST    / /      ABSTAIN

         2. To approve a proposal to change Touch Tone's state of incorporation from California to Washington by a merger with and into a newly formed, wholly owned Washington subsidiary, which merger will be effected immediately prior to the Merger.

    / /      FOR   / /      AGAINST    / /      ABSTAIN


                        Date:                              , 1996
                                       --------------------
                        Signed:
                                       ------------------------------

                                       ------------------------------

                        (Please sign exactly as your name appears on the proxy. When shares are held jointly, each party should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
                        If a corporation, please sign in full corporate name, by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

    Please Mark, Sign, Date and Return the Proxy Promptly Using the Enclosed Envelope.

                                        PROXY

                                  S.V.V. SALES, INC.

                             D/B/A/ ARCADA COMMUNICATIONS

             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Frank Bonadio as proxy, with full power of substitution, with authority to represent and vote, as designated below, all shares of common stock of S.V.V. Sales, Inc. d/b/a Arcada Communications held of record by the undersigned on January __, 1997 at the Special Meeting of Shareholders to be held at the corporate offices of S.V.V. Sales, Inc. d/b/a Arcada Communications located at 2001 Sixth Avenue, Suite 3210, Seattle, Washington on January __, 1997, at 1 p.m., local time, or at any adjournment or postponement thereof, upon the matters set forth below, all in accordance with and as more fully described in the Notice of Special Meeting and Joint Proxy Statement and Prospectus dated January __, 1997.

    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

    The Board of Directors recommends a vote "FOR" the following proposal:

Please mark boxes / / or /x/ in blue or black ink.

         1. Proposal to approve and adopt the Agreement and Plan of Merger dated as of November 13, 1996, among S.V.V. Sales, Inc. d/b/a/ Arcada Communications ("Arcada"), Touch Tone/Arcada, Inc. ("Merger Sub") and Touch Tone America, Inc. ("Touch Tone"), as amended November 19, 1996 and as further amended December 4, 1996 (the "Merger Agreement"), and to approve the merger (the "Merger") of Arcada with and into Merger Sub pursuant to the Merger Agreement. As a result of the Merger, Arcada shareholders will receive 250 shares of Touch Tone Common Stock, subject to certain resale restrictions and adjustment under certain circumstances, and a 15 month
    8% unsecured promissory note in the principal amount of $30.00 for each share of their Arcada Common Stock, and Merger Sub, as survivor in the Merger, will remain a wholly owned subsidiary of Touch Tone.

    / /      FOR   / /      AGAINST    / /      ABSTAIN



                        Date:                              , 1996
                                       --------------------
                        Signed:
                                       ------------------------------

                                       ------------------------------

                        (Please sign exactly as your name appears on the proxy. When shares are held jointly, each party should sign. When signing as attorney, executor, administrator,
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